Exhibit 10.2

Execution Version

ABL CREDIT AGREEMENT

dated as of

October 25, 2016,

among

FORTERRA, INC.,

THE OTHER US BORROWERS PARTY HERETO,

THE CANADIAN BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Agent

CREDIT SUISSE SECURITIES (USA) LLC,

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIGROUP GLOBAL MARKETS, INC.

and

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

Reference is made to the Intercreditor Agreement dated as of October 25, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Bank of America, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Term Loan Agent (as defined therein), Forterra, Inc., and each other party from time to time party thereto. Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into the ABL Intercreditor Agreement as Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under this Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrowers and such lenders are intended third party beneficiaries of such provisions.

Notwithstanding anything herein to the contrary, the liens and security interests granted in the Security Documents to the Agent by the US Loan Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by the Agent with respect to any such Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

(continued)

(continued)

(continued)

		Page

9.18	Intercreditor Agreements	167
9.19	Posting of Margin and Collateral	167
9.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	167

SECTION 10.	ADDITIONAL LOAN PARTIES AND OBLIGATIONS	168

10.1	Additional Borrowers	168
10.2	Discretionary Guarantors	168

SCHEDULES:

1.1A	Existing Letters of Credit
2.4	Lenders
3.2	No Change
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Agreements Related to Capital Stock
4.1(i)	Legal Opinions
5.14	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.11	Existing Negative Pledges

EXHIBITS:

A-1	Form of US Guarantee and Collateral Agreement
A-2	Form of Canadian ABL Guarantee and Collateral Agreement
A-3	Form of Canadian NY Law ABL Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F-1	Form of ABL Intercreditor Agreement
F-2	Form of Senior/Junior Intercreditor Agreement
F-3	Form of Senior Pari Passu Intercreditor Agreement
G	Form of Revolving Credit Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K-1	Form of Notice of Additional Revolving Borrower and Assumption Agreement
K-2	Form of Notice of Additional Guarantor
L	Form of Borrowing Base Certificate
M	Form of Collateral Access Agreement

v

ABL CREDIT AGREEMENT, dated as of October 25, 2016, among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers (as defined herein) party to this Agreement, the Canadian Borrowers (as defined herein) party to this Agreement (together with Holdings and the other US Borrowers, the “Borrowers”, and, each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks, and BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Agent”).

PRELIMINARY STATEMENTS

Holdings intends to complete an underwritten initial public offering of a portion of its common stock (the “IPO”) pursuant to an effective registration statement on Form S-1 with registration number 333-212449 (the “Registration Statement”).

In connection with the IPO, Holdings has requested that, substantially simultaneously with the consummation of the IPO, (i) the Revolving Credit Lenders make available to Holdings and the other Borrowers from time to time on or after the Closing Date a revolving credit facility in an aggregate principal amount of up to $300.0 million pursuant to this Agreement (with the aggregate principal amount of Revolving Credit Loans permitted to be borrowed on the Closing Date not to exceed the amount permitted under Section 2.4(c)), and (ii) certain other lenders extend credit to Holdings in the form of term loans (the “Term Loans”) on the Closing Date in an initial aggregate principal amount of $1.050 billion pursuant to the Term Loan Credit Agreement.

On the Closing Date, the proceeds of any Loans extended on such date, together with (i) the proceeds of the Term Loans, (ii) a portion of the proceeds of the IPO and (iii) cash on hand, will be used for general corporate purposes (including working capital) and to repay Existing Credit Facilities Debt and to pay Transaction Costs.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“30-Day Excess Availability”: on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the thirty (30) consecutive day period immediately preceding such date by (b) thirty (30).

“ABL Intercreditor Agreement”: the ABL Intercreditor Agreement dated as of the Closing Date and substantially in the form of Exhibit F-1 hereto, among the Agent, the Term Loan Agent and any other Senior Representatives or other Persons from time to time party thereto, and acknowledged by Holdings, the other US Borrowers and the other US Guarantors party thereto from time to time.

“ABL Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to, (a) solely with respect to US Tranche Revolving Credit Loans, the Alternate Base Rate, or (b) (solely with respect to Canadian Tranche Revolving Credit Loans): (i) the Canadian Base Rate, in the case of ABR Loans denominated in US Dollars, or (ii) the Canadian Prime Rate, in the case of ABR Loans denominated in Canadian Dollars.

“Account”: an “account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable, and any and all supporting obligations in respect thereof.

“Account Debtor”: each Person who is obligated on an Account.

“Accounting Change”: as defined in Section 1.4.

“Acquired Asset Borrowing Base”: the US Acquired Asset Borrowing Base plus the Canadian Acquired Asset Borrowing Base.

“Acquisition”: the acquisition consummated pursuant to the Purchase Agreement.

“Acquisition Earn-Out Payment”: any earn-out payments made in connection with the Acquisition in amounts not in excess of the amounts that would be required pursuant to the Purchase Agreement as in effect on March 13, 2015.

“Additional Borrower”: each Subsidiary of Holdings that is added as an additional Borrower hereunder with respect to any Revolving Credit Facility in accordance with the provisions set forth in Section 10.1.

“Additional Lenders”: any Eligible Assignee that extends commitments under the Revolving Credit Facilities pursuant to Section 2.23.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”: as defined in the preamble hereto.

“Agent Advance”: as defined in Section 2.4(d).

“Agent Advance Period”: as defined in Section 2.4(d).

“Agent Deposit Account”: as defined in Section 2.24(c).

“Agent Fee Letter”: as defined in Section 2.13(c).

“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Borrowing Base”: at any time, the US Borrowing Base at such time plus the Canadian Borrowing Base at such time.

“Aggregate Exposure”: with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding plus (b) the LC Exposure of such Lender at such time.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure (including its share of unfunded Agent Advances) at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Facility Exposure”: with respect to the US Revolving Credit Facility or the Canadian Revolving Credit Facility, the US Tranche Revolving Credit Exposure or Canadian Tranche Revolving Credit Exposure of all Lenders, as the case may be.

“Agreement”: this ABL Credit Agreement.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan denominated in US Dollars with a one-month Interest Period plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or such Adjusted LIBO Rate, respectively.

“Anticipated Cure Deadline”: as defined in Section 7.2(a).

“Applicable Margin”: initially a rate per annum equal to in the case of Loans maintained as (A) ABR Loans, 0.50%, and (B) Eurodollar Loans, 1.50% until the date of the delivery of the first Quarterly Pricing Certificate in accordance with the first sentence of the following paragraph (each, a “Start Date”), commencing with the Quarterly Pricing Certificate delivered with respect to the calendar quarter ending December 31, 2016. From an after the first Start Date to and including the applicable End Date described below, the Applicable Margins for such Type of Loans shall be those set forth below opposite the Historical Excess Availability indicated to have been achieved in any certificate delivered in accordance with the first sentence of the following paragraph:

Level	Historical Excess Availability:	Applicable Margin for Eurodollar Loans:	Applicable Margin for ABR Loans:

I	Equal to or greater than 67.0%	1.25%	0.25%

II	Less than 67.0% and equal to or greater than 33.0%	1.50%	0.50%

III	Less than 33.0%	1.75%	0.75%

The Historical Excess Availability used in a determination of the Applicable Margins shall be determined based on the delivery of a certificate of an Responsible Officer of Holdings (each, a “Quarterly Pricing Certificate”) to the Agent (with a copy to be sent by the Agent to each Lender), within fifteen (15) Business Days after the last day of any calendar quarter, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Excess Availability as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date. The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from and including the relevant Start Date to but excluding the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Agent and (y) the date which is fifteen (15) Business Days following the last day of the calendar quarter in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Agent (and thus commencing a new Start Date), the Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III above (such Applicable Margins as so determined, the “Highest Applicable Margins”) and the Highest Applicable Margins shall apply until a Quarterly Pricing Certificate is delivered to the Agent (and thus commencing a new Start Date). Notwithstanding anything to the contrary contained above in this definition, (i) the Applicable Margins shall be the Highest Applicable Margins at all times during which there shall exist any Event of Default, (ii) at all times prior to the date of delivery of the first Quarterly Pricing Certificate following the completion of a field examination and inventory appraisal in accordance with Section 5.14, and delivery by Holdings of a Borrowing Base Certificate based on such field examination and inventory appraisal, the Applicable Margins shall be maintained at Level II above, (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to such Incremental Facility Closing Date, the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Applicable Margins specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Applicable Percentage”: the US Tranche Percentage or the Canadian Tranche Percentage, as applicable.

“Approved Currency”: each of US Dollars and Canadian Dollars.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger”: Bank of America, as sole lead arranger and bookrunner for the Revolving Credit Facilities.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent and the Borrower Representative.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Holdings’ then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto Renewal Letter of Credit”: as defined in Section 2.7(c).

“Availability Period”: (a) with respect to the US Revolving Credit Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the US Tranche Revolving Credit Commitments and (b) with respect to the Canadian Revolving Credit Facility, the period from and including, the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Canadian Tranche Revolving Credit Commitments.

“Average Revolving Credit Facility Balance” means, for any period for any Facility, the amount obtained by dividing the Aggregate Facility Exposure for such Facility at the end of each day for the period in question by the number of days in such period.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America”: Bank of America, N.A.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower” and “Borrowers”: as defined in the preamble.

“Borrower Materials”: as defined in Section 9.1.

“Borrower Representative”: as defined in Section 8.10.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: the US Borrowing Base, the Canadian Borrowing Base or the Aggregate Borrowing Base, as applicable. For the avoidance of doubt, in the case of any Permitted Acquisition, the Borrowing Base shall include amounts attributable to the target or assets acquired in such Permitted Acquisition to the extent set forth in the definitions of US Borrowing Base, Canadian Borrowing Base and Aggregate Borrowing Base and subject to the limits of the Acquired Asset Borrowing Base to the extent applicable.

“Borrowing Base Certificate”: as defined in Section 5.2(c).

“Borrowing Request”: a request by a Borrower for a Borrowing substantially in the form of Exhibit I.

“Business”: the legal entities that comprise the Forterra Building Products business covered by the carve-out combined financial statements of Forterra Building Products included in the Registration Statement.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Canadian Acquired Asset Borrowing Base”: as defined in the definition of Canadian Borrowing Base.

“Canadian Anti-Money Laundering Laws”: (as the context requires) (i) the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), including any guidelines or orders thereunder, the Special Economic Measures Act (Canada), the United Nations

Act (Canada), Resolutions Implementing the United Nations Resolution on the Suppression of Terrorism, United Nations Al-Qaida and Taliban Regulations, the Export and Import Permits Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Defence Production Act (Canada), the Anti-terrorism Act (Canada) or the Foreign Extraterritorial Measures Act (Canada), or (ii) any other applicable Canadian anti-money laundering, anti-terrorist financing, sanction and “know your client” policies, regulations, laws or rules.

“Canadian Base Rate”: the per annum rate of interest equal to the greater of (a) rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in U.S. dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) the Adjusted LIBO Rate for a 30-day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than 0.00%. Any change in such rate announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

“Canadian Borrowers”: each Canadian Subsidiary of Holdings set forth on the signature pages hereto as a Canadian Borrower and any other Additional Borrower that is a Canadian Subsidiary.

“Canadian Borrowing Base”: means as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a) 85.0% of the US Dollar Equivalent of the book value of Eligible Accounts of each Canadian Loan Party; plus

(b) the lesser of (i) 75.0% of the US Dollar Equivalent of the Value of Eligible Inventory of each Canadian Loan Party; and (ii) 85.0% of the US Dollar Equivalent of the NOLV of Eligible Inventory of each Canadian Loan Party; plus

(c) the lesser of (i) $5.0 million (or with the consent of the Agent, an amount up to $10.0 million) and (ii) the lesser of (A) 75.0% of the US Dollar Equivalent of the Value of the Eligible Work-in-Process Inventory of each Canadian Loan Party and (B) 85.0% of the US Dollar Equivalent of the NOLV of Eligible Work-in-Process Inventory of each Canadian Loan Party; plus

(d) 100% of the US Dollar Equivalent of Eligible Cash of each Canadian Loan Party; minus

(e) the US Dollar Equivalent of the Eligible Reserves.

In addition to the foregoing, the US Borrowers may, in any Borrowing Base Certificate, designate any unused portion of the US Borrowing Base as additional Canadian Borrowing Base, and the Canadian Borrowing Base hereunder shall be increased by such amount, so long as, in each case, (i) such additional Canadian Borrowing Base amount is deducted from the calculation of the US Borrowing Base, (ii) after giving effect to such designation and the borrowing of any additional Canadian Tranche Revolving Credit Loans in respect of such additional Canadian Borrowing Base, (x) the Total Revolving Credit Exposure does not exceed the Line Cap at such time, (y) the Total Canadian Tranche Revolving Credit Exposure does not exceed the Canadian Line Cap at such time and (z) the Total US Tranche Revolving Credit Exposure does not exceed the US Line Cap at such time, and (iii) Excess US Availability is not less than the greater of (x) 10.0% of the US Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $25.0 million.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts acquired by any Canadian Loan Party in a Permitted Acquisition may be immediately included in a Borrowing Base Certificate delivered by the Canadian Loan Parties in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities for the most recently ended fiscal quarter of the Canadian Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the Canadian Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; (the “Canadian Acquired Asset Borrowing Base”). To the extent that the Agent has not completed, at the Canadian Borrowers’ expense, a field examination and inventory appraisal reasonably satisfactory to the Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the Canadian Borrowing Base. The Agent shall have the right (but not the obligation) to review such computations and if the Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Agent shall have the right to correct any such errors.

“Canadian Defined Benefit Plan”: any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA other than any Canadian Pension Plan that qualifies as a member-funded pension plan as defined in Sections 65 and 66 of the Regulation respecting the exemption of certain categories of pension plans from the application of provisions of the Supplemental Pension Plans Act (Quebec).

“Canadian Dollars” or “CDN”: dollars in the lawful currency of Canada.

“Canadian Guarantee and Collateral Agreements”: each of (i) the Canadian ABL Guarantee and Collateral Agreement among each Canadian Loan Party and the Agent, substantially in the form of Exhibit A-2 and (ii) the Canadian NY-Law ABL Guarantee and Collateral Agreement among each Canadian Loan Party and the Agent, substantially in the form of Exhibit A-3.

“Canadian IP Security Agreement”: the Canadian IP Security Agreement to be executed by the Canadian Loan Parties party thereto from time to time with respect to Intellectual Property of the Canadian Loan Parties registered in Canada and the United States, in each case, in substantially the form of Exhibit A to the Canadian Guarantee and Collateral Agreements.

“Canadian Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Canadian Borrowing Base at such time and (ii) the Canadian Sublimit in effect at such time.

“Canadian Loan Party”: any Canadian Borrower or Canadian Subsidiary Guarantor.

“Canadian Pension Event”: (a) the termination or partial termination of a Canadian Defined Benefit Plan; or (b) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan.

“Canadian Pension Plan”: each pension, superannuation benefit or retirement savings plan, arrangement or scheme that is a “registered pension plan” (as defined in the ITA) or is subject to the funding requirements of the Pension Benefits Act (Ontario) or any similar pension benefits standards legislation in any Canadian jurisdiction that is maintained or contributed to by any Group Member for its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate”: for any day, a fluctuating rate of interest equal to the greater of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (b) the CDOR Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

“Canadian Revolving Credit Facility”: as defined in the definition of the term “Revolving Credit Facility”.

“Canadian Security Documents”: the collective reference to (a) the Canadian Guarantee and Collateral Agreements, (b) the Canadian IP Security Agreement, (c) the Deed of Hypothec, and (d) all other security documents governed by the laws of Canada or any province, territory or other political sub-division thereof hereafter delivered to the Agent or the applicable Secured Parties granting a Lien on any Property of any Loan Party to secure any Obligations including, without limitation, security granted by the Canadian Borrowers pursuant to Section 427 of the Bank Act (Canada).

“Canadian Sublimit” means $20.0 million as such amount may be increased from time to time in accordance with Section 2.23 or may be increased or decreased from time to time in accordance with Section 2.10(d).

“Canadian Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of Canada or one of the provinces or territories of Canada.

“Canadian Subsidiary Guarantors”: each Canadian Subsidiary that is a Subsidiary Guarantor.

“Canadian Tranche LC Sublimit”: $10.0 million, as such amount may be increased from time to time in accordance with Section 2.23 or Section 9.2(i).

“Canadian Tranche Letters of Credit”: any letter of credit issued pursuant to this Agreement under the Canadian Revolving Credit Facility.

“Canadian Tranche Percentage”: with respect to any Canadian Tranche Revolving Credit Lender, the percentage of the total Canadian Tranche Revolving Credit Commitments represented by such Lender’s Canadian Tranche Revolving Credit Commitment. If the Canadian Tranche Revolving Credit Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Canadian Tranche Percentage shall be adjusted appropriately, as determined by the Agent, in accordance with Section 2.22(c) to disregard the Canadian Tranche Revolving Credit Commitment of Defaulting Lenders.

“Canadian Tranche Revolving Credit Borrowing”: a Borrowing comprised of Canadian Tranche Revolving Credit Loans.

“Canadian Tranche Revolving Credit Commitments”: as to any Canadian Tranche Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Canadian Tranche Revolving Credit Loans pursuant to Section 2.4(b), and to participate in Canadian Tranche Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Canadian Tranche Revolving Credit Exposure hereunder, and in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Tranche Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.4, or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the total Canadian Tranche Revolving Credit Commitments is equal to the Canadian Sublimit, and the original aggregate amount of the total Canadian Tranche Revolving Credit Commitments on the Closing Date is $20.0 million.

“Canadian Tranche Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Canadian Tranche Revolving Credit Loans, participations in Agent Advances and its LC Exposure in respect of Canadian Tranche Letters of Credit at such time.

“Canadian Tranche Revolving Credit Lender”: a Qualified Lender with a Canadian Tranche Revolving Credit Commitment or that is a holder of Canadian Tranche Revolving Credit Loans.

“Canadian Tranche Revolving Credit Loan”: a Loan made by a Canadian Tranche Revolving Credit Lender pursuant to Section 2.4(b).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) US Dollars and Canadian Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided, that the full faith and credit of such country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US or Canada having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the respective deposit account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.24 and in the case of any deposit account holding Eligible Cash, the requirements set forth in the definition of such term.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and Holdings in writing to the Agent as a “Cash Management Obligation”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CDOR Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in Canadian Dollars, the per annum rate of interest equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding business day, if the applicable day is not a business day) for a term comparable to the Eurodollar Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Agent from time to time); provided, that in no event shall the CDOR Rate be less than zero.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive of general application of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35.0% of the ordinary voting power for the election of directors of Holdings, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power for the election of directors of Holdings held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of Holdings); or (b) a Specified Change of Control.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Canadian Tranche Revolving Credit Lenders, US Tranche Revolving Credit Lenders, Incremental Revolving Lenders (of the same tranche) or Extending Revolving Credit Lenders (of the same tranche), (b) when used with respect to Revolving Credit Commitments, refers to whether such Revolving Credit Commitments are Canadian Tranche Revolving Credit Commitments, US Tranche Revolving Credit Commitments, Incremental Revolving Commitments (of the same tranche) or Extended Revolving Credit Commitments (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Canadian Tranche Revolving Credit Loans, US Tranche Revolving Credit Loans or loans in respect of the same Class of Revolving Credit Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Collateral Access Agreement”: a collateral access agreement substantially in the form of Exhibit M (or such other form as may be reasonably satisfactory to the Agent) with such amendments or modifications as may be reasonably satisfactory to the Agent.

“Collateral Foreign Subsidiary”: (a) any Specified Foreign Subsidiary, (b) any direct or indirect subsidiary of Holdings, substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries, (c) any direct or indirect subsidiary of Holdings that is treated as a disregarded entity for US federal income tax purposes and that, directly or through one or more disregarded entities, owns 65.0% or more of the voting stock of a subsidiary of Holdings described in clause (a) or (b) above, or (d) any other direct or indirect subsidiary of Holdings, the pledge of whose voting equity interests could constitute an investment in “United States property” by a CFC, or otherwise result in a material adverse tax consequence to Holdings or any of its Subsidiaries, as reasonably determined by the Borrower Representative.

“Collection Banks”: as defined in Section 2.24(a).

“Commingled Inventory”: Inventory of any Qualified Loan Party that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Qualified Loan Party) at a location owned, leased or rented by a Qualified Loan Party, but only to the extent that such Inventory of such Qualified Loan Party is not readily identifiable as separate from such Inventory of such other Person.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any other Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any other Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Compliance Period”: any period (a) commencing on the date on which Excess Availability is less than the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $12.5 million and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $12.5 million for a period of twenty (20) consecutive days.

“Connection Income Taxes”: (a) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, and (b) Other Connection Taxes that are Canadian federal or provincial Taxes that are imposed on or measured by capital or taxable capital.

“Consolidated EBITDA”: for any period means, with respect to Holdings and the Restricted Subsidiaries, the Consolidated Net Income for such period:

(a) increased (without duplication and solely to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (viii) and (x))), by:

(i) (A) provision for Taxes based on income, profits or capital of Holdings and the Restricted Subsidiaries, including federal, state, provincial, franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits for such period, and (B) any accruals or charges on account of any amounts paid or payable under the Tax Receivable Agreement for such period;

(ii) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans and Letters of Credit);

(iii) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount);

(iv) amortization of intangibles (including goodwill) and organization costs;

(v) (A) costs and expenses in connection with the Transactions (including audit costs, legal fees, consulting costs and other costs associated with the IPO and the preparation therefor), (B) any transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification of the Agreement), equity issuances (including the IPO), Investments, Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs);

(vi) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses (including write-offs or write-downs but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (A) the Borrower Representative may determine not to add back such non-cash charge in the current period or (B) to the extent the Borrower Representative decides to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated Net Income in determining Consolidated EBITDA);

(vii) any management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to any of the Permitted Investors, to the extent permitted to be paid under Section 6.9 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (vii) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period);

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back;

(ix) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to Holdings as a capital contribution or net cash proceeds of issuances of Capital Stock of Holdings (other than Disqualified Capital Stock or any Cure Amount);

(x) (A) pro forma “run-rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable and projected by Holdings in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of Holdings) within 24 months after the Closing Date; (B) pro forma “run-rate” cost savings, operating expense reductions and synergies related to any Pro Forma Transactions that are reasonably quantifiable and projected by Holdings in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of Holdings) within 24 months after such Pro Forma Transaction; and (C) costs and expenses relating to achieving pro forma “run-rate” cost savings, operating expense reductions and synergies described in the preceding clauses (A) and (B) of this clause (x);

(xi) restructuring and similar charges (including severance, relocation costs, costs related to entry into new markets, costs related to closure/consolidation of facilities, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities));

(xii) any loss realized (x) upon any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings); and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower Representative, assets or properties pending the divestiture or termination thereof);

(xiii) earn-out obligation expense (including in connection with any Acquisition Earn-Out Payments) incurred in connection with any Permitted Acquisition or other Investment (including the Acquisition and any other acquisition or other Investment consummated prior to the Closing Date) and paid or accrued during the applicable period;

(xiv) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and the net costs of implementation of any non-speculative Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(xv) any non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries;

(xvi) losses, charges and expenses related to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equity-holders of such Person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equity-holders at the time of, and entitled to share in, such distribution;

(xvii) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing;

(xviii) [reserved];

(xix) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings and the Restricted Subsidiaries;

(xx) solely for quarterly periods during the fiscal years ending December 31, 2016 and December 31, 2017, and, in each case, solely to the extent not expected to recur during subsequent quarterly periods, losses, expenses or other charges relating to (i) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and (ii) compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public and the rules of any national securities exchange applicable to companies with listed equity or debt securities (including losses, expenses or other charges relating to directors’ or managers’ compensation and fee and expense reimbursement, investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees related to the foregoing); and

(xxi) losses or expenses attributable to legal settlements, fines, judgments or orders;

(b) decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(i) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense);

(ii) any other non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA);

(iii) any income or gain realized upon (A) any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower Representative, assets or properties pending the divestiture or termination thereof);

(iv) unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments;

(v) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries; and

(vi) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings and the Restricted Subsidiaries; and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding the foregoing, the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for (A) the fiscal quarter ending June 30, 2016, shall be deemed to be equal to $92,225,057, (B) the fiscal quarter ending March 31, 2016, shall be deemed to be equal to $57,134,113, (C) the fiscal quarter ending December 31, 2015, shall be deemed to be equal to $53,993,491 and (D) the fiscal quarter ending September 30, 2015, shall be deemed to be equal to $94,141,627.

“Consolidated First Lien Debt”: at any date, the sum of (x) the aggregate principal amount of all Consolidated Total Debt under this Agreement and under the Term Loan Credit Agreement, in each case to the extent such debt is secured on a first lien basis with respect to any Collateral and (y) other Consolidated Total Debt that is secured by a Lien on any of the Collateral on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA, minus (ii) the aggregate amount of all Capital Expenditures made by Holdings and its Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), any insurance proceeds or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Loans), minus (iii) the aggregate amount of all cash payments made by Holdings and its Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (but excluding such cash payments related to asset sales not in the ordinary course of business), minus (iv) without duplication of any amounts included in clause (iii) above, solely for the purposes of calculating compliance with Section 6.1 for any period, the aggregate amount of all Restricted Payments paid in cash by Holdings or any of its Restricted Subsidiaries to any Person other than Holdings or any of its Restricted Subsidiaries as permitted under Section 6.6(b), (i), (k), (l) (without duplication), (n) and (o) (but excluding (x) any cash payments under Section 6.6(m) and (y) Restricted Payments to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), insurance proceeds or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans)), in each case, for such period, minus (v) any payments by Holdings under the Tax Receivable Agreement in any Relevant Reference Period in excess of an amount equal to 15.0% of Consolidated EBITDA for such period; to (B) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to any Person for any period, the sum of (i) Consolidated Interest Expense plus (ii) scheduled payments of principal on indebtedness.

“Consolidated Interest Expense”: with respect to any Person for any period, total cash interest expense for such period (net of any cash interest income for such period) with respect to all outstanding Indebtedness, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income plus consolidated capitalized interest for such period, whether paid or accrued, plus net payments (positive or negative) under interest rate swap agreements (other than in connection with the early termination thereof).

“Consolidated Net Income”: with respect to Holdings and its Restricted Subsidiaries for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) [reserved];

(b) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset or operations of Holdings or one or more of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) outside the ordinary course of business (as determined in good faith by Holdings);

(c) [reserved];

(d) any extraordinary, unusual or nonrecurring gain, loss, charge or expense;

(e) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(f) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g) any unrealized gains or losses in respect of hedging obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of hedging obligations;

(h) any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of intercompany indebtedness or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue, in each case in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries) as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(j) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(k) any goodwill or other intangible asset impairment charge or write-off; and

(l) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or, so long as the Borrower Representative has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower Representative in good faith expects that a Group Member will be reimbursed within the four fiscal quarters immediately following such business interruption (with a deduction for any amount so added back to the extent not so reimbursed within such four fiscal quarters), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Assets”: the consolidated total assets of the Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of Holdings as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

“Consolidated Total Debt”: at any date an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Group Members at such date that would be classified as a liability on the consolidated balance sheet of Holdings, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (i) any amounts under any Permitted Receivables Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (iii) obligations under Hedge Agreements unless such obligations have not been paid when due.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Account”: each deposit account maintained by a Loan Party at a Collection Bank and subject to a Cash Management Control Agreement.

“CP&P Joint Venture”: Concrete Pipe & Precast, LLC, a Delaware limited liability company and a joint venture by and between Americast, Inc., a Virginia corporation, and Forterra Pipe & Precast LLC.

“Credit Party”: the Agent, any Issuing Bank or any other Lender.

“Cure Amount”: as defined in Section 7.2(a).

“Cure Right”: as defined in Section 7.2(a).

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Deed of Hypothec”: each Quebec law deed of movable hypothec, dated as of the Closing Date, in favor of the Agent, for the benefit of the applicable Secured Parties, from Forterra Pressure Pipe, ULC., an unlimited liability company organized under the laws of the Province of British Columbia, Canada, Forterra Pipe & Precast BC, ULC, an unlimited liability company organized under the laws of the Province of British Columbia, and any other Borrower or Guarantor from time to time party thereto.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Holdings, the Issuing Banks or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent, any Lender or any Issuing Bank acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s and Holdings’ receipt of such certification in form and substance reasonably satisfactory to the Agent), or (d) admits that it is insolvent or has (or has a direct or indirect parent that has) become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action. This definition is subject to the provisions of the last paragraph of Section 2.22.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower Representative) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discretionary Guarantor”: as defined in Section 10.2.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arranger as a Disqualified Lender prior to the date of this Agreement, (ii) any other Persons (other than (a) any Lender hereunder at the time that such identification is made or (b) any assignee party to an Assignment and Assumption with the consent of the Agent (and any other party whose consent is required by Section 9.4) that was executed prior to the time such identification is made) who are competitors of any Group Member that are separately identified in writing by the Borrower Representative or the Sponsor to the Arranger (or, after the Closing Date, to the Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by the Borrower Representative or the Sponsor to the Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name; provided, that the addition of any Person to the list of Disqualified Lenders shall become effective five Business Days after such revised list is provided to the Agent. The list of Disqualified Lenders shall be made available by the Agent to the Lenders promptly after receipt thereof.

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

“Dominion Period”: any period (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $12.5 million, for a period of five (5) consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and (ii) Excess Availability has been equal to or greater than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $12.5 million, for a period of twenty (20) consecutive days.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: all of the Accounts owned by any Qualified Loan Party, except any Accounts as to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any Account of a Qualified Loan Party that:

(a) does not arise from the sale of goods or the performance of services by a Qualified Loan Party in the ordinary course of its business;

(b) (i) upon which any Qualified Loan Party’s right to receive payment is not absolute (other than as a result of rights to return inventory in the ordinary course of business of such Qualified Loan Party) or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which any Qualified Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to any Qualified Loan Party’s completion of further performance under such contract;

(c) to the extent any Account Debtor has or has asserted a right of setoff, or has asserted a defense, counterclaim or dispute as to such Account;

(d) is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice has not been sent to the applicable Account Debtor;

(f) is not owned by any Qualified Loan Party;

(g) is the obligation of an Account Debtor that is a government or governmental agency but only with respect to such Accounts described in this clause (g) in an aggregate amount at any time in excess of $2.0 million (which amount shall not include any Accounts owing by the Government of Canada on which the granting of a Lien is prohibited by applicable law), unless, in each case, the applicable Qualified Loan Party has complied (and delivered to the Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) and any similar applicable foreign, state, province, territory, county or municipal law restricting the assignment thereof or the granting of a Lien thereon with respect to such obligation;

(h) is the obligation of an Account Debtor (including any government or governmental agency) located in a jurisdiction other than the United States or Canada or any state, province or territory thereof unless payment thereof is assured by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Agent and such irrevocable letter of credit is delivered to the Agent (including any delivery of an electronic letter of credit);

(i) to the extent any Qualified Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to the applicable Qualified Loan Party, but only to the extent of the potential offset;

(j) arises with respect to goods that are delivered on a bill-and-hold, cash-on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional, other than rights to return inventory in the ordinary course of business or consistent with past practice;

(k) is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date or which has been written off the books of such Qualified Loan Party or otherwise designated as uncollectible by such Qualified Loan Party;

(l) is an Account in respect of which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(m) a Bankruptcy Event occurs with respect to the Account Debtor obligated upon such account; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition accounts of such Account Debtor may be deemed Eligible Accounts by and to the extent approved by the Agent, in its Permitted Discretion, on a case-by-case basis;

(n) is an Account as to which the Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected lien subject only to First Priority Priming Liens;

(o) is an Account with respect to which the representations or warranties pertaining to such Accounts set forth in any Loan Document are untrue in any material respect;

(p) is payable in any currency other than Approved Currency;

(q) is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(r) is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria listed in clause (k) of this definition;

(s) is evidenced by a judgment, instrument or chattel paper;

(t) is an Account to the extent that such Account, together with all other Accounts owing by such Account Debtor as of any date of determination exceed 25% of all Eligible Accounts of the Qualified Loan Parties but only to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(u) is an Account as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(v) consists of finance charges as compared to obligations to such Qualified Loan Party for goods sold;

(w) is an Account with respect to which the Account Debtor is (i) subject to any US sanctions administered by OFAC, the Government of Canada or any similar applicable law or (ii) a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or which is a designated person under any similar applicable law;

(x) is an Account arising out of a sale made or services rendered by any Qualified Loan Party to an Affiliate of any Qualified Loan Party or to a Person controlled by an Affiliate of any Qualified Loan Party (including any employees, officers, directors or stockholders of such); provided that Accounts of other portfolio companies (other than a Loan Party) of the Permitted Investors shall not be excluded by this clause (x);

(y) is an Account that was not paid in full, and a Qualified Loan Party created a new receivable for the unpaid portion of the Account; and

(z) is an Account representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Qualified Loan Party to discounts on future purchase therefrom.

Subject to the limitations in the definition of “Eligible Reserves,” the Agent shall have the right, upon at least three (3) Business Days’ prior written notice to the Borrowers (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of the amount of Eligible Accounts pursuant to the other provisions of this definition. During such notice period, the Agent shall, if requested, discuss any such Reserve or change with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Agent.

“Eligible Assignee”: (i) any Lender, any Affiliate or branch of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course, and (iii) if such Person is to hold Canadian Tranche Revolving Credit Commitments or Canadian Tranche Revolving Credit Loans, except after the occurrence of a Specified Event of Default which is continuing, a Qualified Lender; provided, that “Eligible Assignee” shall not include (w) any Disqualified Lender, (x) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender, (y) any natural person or (z) the Sponsor (but only while it or any of its Affiliates holds any Capital Stock of Holdings), Holdings, any other Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

“Eligible Cash”: cash and Cash Equivalents of a Loan Party held in a blocked account maintained with the Agent or another financial institution acceptable to the Agent in its Permitted Discretion pursuant to a Cash Management Control Agreement (which provides for, inter alia, (i) the sole dominion and control of the Agent of such blocked account, and (ii) the Agent to be required to consent to and execute withdrawals and transfers from such blocked account as promptly as practicable after any request by the applicable Qualified Loan Party, so long as after giving effect to such withdrawal or transfer, (1) the Total US Tranche Revolving Credit Exposure would not exceed the US Line Cap (without giving effect to any increase thereof during an Agent Advance Period), (2) the Total Canadian

Tranche Revolving Credit Exposure would not exceed the Canadian Line Cap (without giving effect to any increase thereof during an Agent Advance Period), (3) the Total Revolving Credit Exposure would not exceed the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time; and (4) no Default or Event of Default is continuing or would result therefrom), and in which the Agent, for the benefit of the Secured Parties, has a first priority perfected security interest and Lien, subject only to First Priority Priming Liens.

“Eligible Inventory”: all of the Inventory owned by any Qualified Loan Party, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Qualified Loan Party that:

(a) consists of work-in-process;

(b) is obsolete, unsalable, shopworn, damaged or unfit for sale;

(c) is not of a type held for sale by the applicable Qualified Loan Party in the ordinary course of business or consistent with past practice as is being conducted by each such Qualified Loan Party;

(d) is not subject to a first priority Lien in favor of the Agent on behalf of the Secured Parties, subject only to First Priority Priming Liens;

(e) is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(f) is placed on consignment unless Eligible Reserves have been established with respect thereto;

(g) is covered by a negotiable document of title, unless, at the Agent’s request, such document has been delivered to the Agent or an agent thereof and the amount of any shipping fees, costs and expenses are reflected in Reserves;

(h) consists of goods that are slow moving (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Qualified Loan Party business;

(i) is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(j) is not covered by property or casualty insurance required by the terms of this Agreement (except to the extent of any deductible thereunder);

(k) consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(l) is Inventory with respect to which the representations or warranties pertaining to such Inventory set forth in any Loan Document are untrue in any material respect;

(m) does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(n) is Commingled Inventory;

(o) is located in a jurisdiction (i) other than in the United States or Canada unless such Inventory is owned by a Qualified Loan Party and supported by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Agent and such irrevocable letter of credit is delivered to the Agent (including any delivery of an electronic letter of credit), or (ii) containing Inventory with an aggregate value of less than $200,000;

(p) is subject to a license agreement or other arrangement with a third party which, in the Agent’s Permitted Discretion, restricts the ability of the Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Agent permitting the Agent to exercise its rights with respect to such Inventory or the Agent has otherwise agreed to allow such Inventory to be eligible in its Permitted Discretion;

(q) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(r) (i) is not located on premises owned, leased or rented by a Qualified Loan Party unless such Inventory is stored with a bailee or warehouseman and either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Agent or (y) Eligible Reserves reasonably satisfactory to the Agent have been established with respect thereto, (ii) is located on leased or rented premises unless either (x) a Collateral Access Agreement has been delivered to the Agent or (y) Rent Reserves have been established with respect thereto, provided that this clause (ii) shall not apply unless Rent Reserves are permitted to be imposed upon Inventory at the relevant location pursuant to the terms of the definition of such term, or (iii) is located at an owned location subject to a mortgage in favor of any creditor, other than the Agent or the Term Loan Agent, unless either (x) a Collateral Access Agreement has been delivered to the Agent or (y) Eligible Reserves reasonably satisfactory to the Agent have been established with respect thereto; provided that in the event any Inventory that would be ineligible under this clause (r) because subclause (x) of any of clauses (i), (ii) or (iii) is not satisfied, the Agent may not unreasonably refuse to impose the Reserves referred to in subclause (y) of such clause to cause such ineligibility;

(s) subject to the Acquired Asset Borrowing Base, is acquired in a Permitted Acquisition unless and until the Agent has completed or received an appraisal of such Inventory and established Reserves (if applicable) therefor in its Permitted Discretion; or

(t) is Inventory for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or a conditional sale; provided that such Inventory shall not be excluded from Eligible Inventory solely pursuant to this clause (t) to the extent that either (i) such retention of title or conditional sale is not effective under applicable Law to give such vendor or supplier ownership of such Inventory or a Lien, in each case prior in right to the Lien of the Agent therein, or (ii) (A) the Agent shall have received evidence reasonably satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to or upon the delivery of such Inventory to the relevant Qualified Loan Party, or (B)

Eligible Reserves reasonably satisfactory to the Agent have been established with respect thereto (which Reserves the Agent may not unreasonably refuse to establish if subclauses (i) and (ii)(A) do not apply).

Subject to the limitations in the definition of “Eligible Reserves,” the Agent shall have the right, upon at least three (3) Business Days’ prior written notice to the Borrowers (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of the amount of Eligible Inventory pursuant to the other provisions of this definition. During such notice period, the Agent shall, if requested, discuss any such Reserve or change with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Agent.

“Eligible Progress Billings”: all of the Accounts owned by any Qualified Loan Party of the type described in clause (iii) of paragraph (b) of the definition of “Eligible Accounts” for which revenue has been otherwise recognized, except any such Accounts as to which any of the exclusionary criteria set forth in the definition of “Eligible Accounts” applies (other than such clause (iii) of paragraph (b) of the definition of “Eligible Accounts”); provided, that any retainage related to such Accounts shall not qualify as Eligible Accounts; provided, further, that a field examination that includes such Accounts, in form reasonably satisfactory to the Agent, shall be required prior to the initial inclusion of Eligible Progress Billings in any Borrowing Base.

“Eligible Reserves”: Reserves against the Canadian Borrowing Base or the US Borrowing Base established or modified in the Permitted Discretion of the Agent subject to the following: (i) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (ii) except as otherwise expressly provided in the definition of Eligible Account or Eligible Inventory, no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (iii) any rent reserves will be subject to the limitations set forth in the definition of “Rent Reserves,” (iv) no Reserves will be imposed relating to surety bonds, except to the extent (x) Borrowing Base assets are subject to perfected Liens securing reimbursement obligations in respect of surety bonds which Liens are pari passu with or have priority over the Liens in favor of the Agent for the benefit of the Secured Parties, (y) sureties have made demands for cash collateral which have not been satisfied or (z) any surety takes any remedial action with respect to any Borrowing Base assets, whether pursuant to such surety’s Liens or otherwise, or delivers notice to any Loan Party that such surety intends to take such action, and (v) no Reserves will be imposed relating to obligations under any Specified Hedge Agreement without the written consent of the Borrowers.

“Eligible Work-in-Process Inventory”: all Inventory of the applicable Loan Parties of the type described in clause (a) of the definition of “Eligible Inventory”, except any such Inventory as to which any of the exclusionary criteria set forth in the definition of “Eligible Inventory” applies (other than such clause (a) of the definition of “Eligible Inventory”); provided, that an inventory appraisal that includes such work-in-process inventory, in form reasonably satisfactory to the Agent, shall be required prior to the initial inclusion of Eligible Work-in-Process Inventory in any Borrowing Base.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any federal, state, provincial, territorial, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or of human health, or insofar as it relates to exposure to hazardous or toxic materials, employee health and safety.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (i) for any Loan or Borrowing denominated in US Dollars, the Adjusted LIBO Rate or, (ii) for any Loan or Borrowing denominated in Canadian Dollars, the CDOR Rate.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time exceeds (b) the Total Revolving Credit Exposure at such time.

“Excess US Availability”: as of any date of determination, the amount by which (a) the US Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time exceeds (b) the US Tranche Revolving Credit Exposure at such time.

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, and subject to Section 1.8, the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency.

“Excluded Assets”: the collective reference to:

(1) any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition by the applicable Loan Party of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(2) any fee interest (including, for the avoidance of doubt, any freehold interest) in real property;

(3) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(4) Letter-of-Credit Rights (other than to the extent such rights constitute supporting obligations of other Collateral with respect to which a security interest can be perfected by filing a UCC-1 financing statement, PPSA financing statement or by a similar filing in any relevant US or Canadian jurisdiction);

(5) (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) Commercial Tort Claims below $2.0 million or as to which legal proceedings have not been instituted;

(6) any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC, PPSA or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC, PPSA or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(7) Capital Stock in any joint venture or Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents (including, for the avoidance of doubt, the CP&P Joint Venture);

(8) with respect to any US Borrower Obligations, assets to the extent a security interest in such assets could result in (x) an investment in “United States property” by a CFC, or (y) other materially adverse tax consequences to Holdings or any of its Subsidiaries, as reasonably determined by the Borrower Representative; it being understood that, no more than 65.0% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of any Collateral Foreign Subsidiary shall be included in the Collateral with respect to any US Borrower Obligations and that any voting equity interests that are not included in the Collateral shall constitute Excluded Assets with respect to the US Borrower Obligations;

(9) Exempt Accounts;

(10) (i) any lease or other agreement relating to a purchase money obligation, capital lease, or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) (except to the extent such restriction is ineffective under the UCC, PPSA and any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC, PPSA and any similar law in any relevant jurisdiction notwithstanding any such restriction);

(11) assets in circumstances where the Agent and Holdings reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(12) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13) any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary and which, if a Subsidiary, would constitute an Excluded Subsidiary (except to the extent of assets transferred from a Loan Party to such Excluded Subsidiary or Person in a transaction that is not permitted hereunder);

(14) any Intellectual Property specifically requiring filing in a jurisdiction outside of the United States or Canada;

(15) intercompany loans, Indebtedness, or receivables owed by any Collateral Foreign Subsidiary described in clause (a) or (b) of the definition of Collateral Foreign Subsidiary;

(16) Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing; and

(17) Capital Stock in captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities in connection with Permitted Receivables Financing and Unrestricted Subsidiaries; and

(18) any margin or collateral posted by any Group Member or any counterparty to a Hedge Agreement permitted hereunder with respect to such Hedge Agreement as a result of any regulatory requirement, swap clearing organizational rule, or other similar regulation, rule, or requirement;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Contributions”: the net cash proceeds received by Holdings from (a) capital contributions to its common Capital Stock (other than proceeds from capital contributions constituting a Cure Amount) or (b) the sale (other than to a Subsidiary) of Capital Stock of Holdings (other than proceeds from the IPO and the issuance of Disqualified Capital Stock or of any Cure Amount) which proceeds are used substantially concurrently to make an Investment.

“Excluded Subsidiary”: (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such

Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), (d) with respect to the guarantee of any US Borrower Obligations, any Specified Foreign Subsidiary, and any direct or indirect subsidiary of Holdings substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries, (e) with respect to the guarantee of any US Borrower Obligations, any direct or indirect subsidiary of Holdings whose provision of a guarantee under the Loan Documents would constitute an investment in “United States property” by a CFC or otherwise result in an adverse tax consequence to Holdings or any of its Subsidiaries, as reasonably determined by the Borrower Representative, (f) any Subsidiary in circumstances where Holdings and the Agent reasonably agree that any of the cost of providing a guarantee of any Revolving Credit Facility is excessive in relation to the value afforded thereby, (g) any Subsidiary that is not a Wholly Owned Subsidiary, (h) any not-for-profit Subsidiaries, (i) captive insurance Subsidiaries and (j) Permitted Receivables Financing Subsidiaries; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Guarantor pursuant to the terms of this Agreement).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, branch profits Taxes and Canadian federal or provincial Taxes imposed on (or measured by) capital or taxable capital, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the applicable Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Credit Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e), (d) any US federal withholding Taxes imposed under FATCA, (e) Canadian withholding Taxes imposed (i) by reason of such recipient not dealing at arm’s length with the relevant Loan Parties at the time of such payment or (ii) on such recipient by reason of such recipient (A) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the relevant Loan Parties, or (B) not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the relevant Loan Parties (other than where the non-arm’s length relationship arises, or where the recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder” in connection with or as a result of the recipient having become party to, received or perfected a security interest under or received or enforced any rights under a Loan Document) and (f) any Canadian federal withholding taxes (including, without limitation, under Part XIII of the ITA) that would be imposed on amounts payable to a Lender by a Borrower that is resident or carrying on business in Canada for purposes of the ITA, based upon the applicable withholding rate in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include any amount that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 2.19 of this Agreement, if any, with respect to such withholding tax at the time such Lender became a party to this Agreement (or designates a new lending office).

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by Persons other than the Loan Parties, (ii) that constitute or are linked to zero-balance accounts, (iii) that are accounts in jurisdictions other than (A) the United States or any state or territory thereof or (B) Canada or any province or territory thereof, (iv) that are accounts held by any Non-Loan Party Subsidiary, and (v) that are accounts other than those described in clauses (i) through (iv) and are accounts held by Loan Parties with respect to which the average daily balance of the funds maintained on deposit therein for the three month period ending on the date of determination does not exceed, individually, $2.00 million; provided that if on the last day of any fiscal quarter of Holdings the average daily balance of funds for the calendar month then ended on deposit in all deposit accounts or securities accounts that are Exempt Accounts pursuant to this clause (v) at that time exceeds $5.00 million, Holdings shall select which of such accounts shall cease to be Exempt Accounts and take all steps necessary to comply with Sections 5.9 and 2.24 in respect thereof, in each case within 30 days after the end of such calendar month (subject, for the avoidance of doubt, to Section 5.9(d)).

“Existing ABL Credit Agreement”: the ABL Credit Agreement dated as of March 13, 2015, among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent thereto.

“Existing Credit Facilities”: the Existing Senior Lien Credit Agreement, Existing Junior Lien Credit Agreement and the Existing ABL Credit Agreement.

“Existing Credit Facilities Debt”: all Indebtedness outstanding under the Existing Credit Facilities as of the Closing Date.

“Existing Junior Lien Credit Agreement”: the Junior Lien Term Loan Credit Agreement dated as of March 13, 2015, among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the lenders party thereto and Credit Suisse, as administrative agent thereto.

“Existing Letters of Credit”: the collective reference to letters of credit issued and outstanding immediately prior to the Closing Date, as set forth on Schedule 1.1A.

“Existing Senior Lien Credit Agreement”: the Senior Lien Term Loan Credit Agreement dated as of March 13, 2015, among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the lenders party thereto and Credit Suisse, as administrative agent thereto.

“Extended Revolving Credit Commitment”: as defined in Section 2.25(a)(i).

“Extending Revolving Credit Lender”: as defined in Section 2.25(a)(i).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: as defined in the definition of Revolving Credit Facility.

“Facility Fee”: fees payable on the undrawn portion of the Revolving Credit Commitments pursuant to Section 2.13(a).

“Facility Fee Rate”: the rate per annum on the undrawn portion of the Revolving Credit Commitments (excluding any Revolving Credit Commitments of Defaulting Lenders, except to the extent such Revolving Credit Commitments are reallocated to Lenders that are not Defaulting Lenders) determined pursuant to the table below:

Level	Historical Average Utilization:	Facility Fee Rate:

I	Less than or equal to 50.0%	0.325%

II	Greater than 50.0%	0.200%

The Facility Fee Rate shall be determined from the grid above based on the Historical Average Utilization as of the last day of the fiscal quarter most recently ended for which a Quarterly Pricing Certificate has been delivered. Notwithstanding anything to the contrary contained above in this definition, (i) the Facility Fee Rate shall be maintained at Level I above at all times during which there shall exist any Event of Default, (ii) at all times prior to the date of delivery of the first Quarterly Pricing Certificate , the Facility Fee Rate shall be maintained at Level I above, (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Facility Fee Rate has been increased above the Facility Fee Rate in effect immediately prior to such Incremental Facility Closing Date, the Facility Fee Rate shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Facility Fee Rate specified for such Extended Revolving Credit Commitments shall be those specified in the applicable Extension Amendment.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate”: for any day, the weighted average (rounded upwards to the next 1/8th of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards to the next 1/8th of 1.00%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, that in no event shall such rate be less than 0.00%.

“Financial Covenant”: the covenant set forth in Section 6.1.

“First Lien Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate amount of Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Relevant Reference Period.

“First Priority Priming Liens”: (i) any Permitted Liens applicable to such Collateral (other than any Liens securing Term Loan Obligations) which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Agent for the benefit of the Secured Parties pursuant to the relevant Security Document and (ii) without limitation of clause (i), any Lien on Collateral located on premises subject to a lease or held in a warehouse and in which the landlord or warehouseman thereunder has a first priority perfected security interest in such Collateral.

“Fixed Charge Condition” shall mean 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated after giving effect on a Pro Forma Basis to any increase in any Borrowing Base or Acquired Asset Borrowing Base and the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such increase in Borrowing Base or Acquired Asset Borrowing Base had occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) exceeds the greater of (A) 17.5% of the Line Cap and (B) $21.0 million.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender or Issuing Bank that is not a US Person.

“Foreign Subsidiary”: any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if Holdings notifies the Agent that Holdings requests an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of IFRS) or if the Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose, GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: any of Holdings, any other Borrower or any of the Restricted Subsidiaries of Holdings.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to Holdings, the other Borrowers (other than with respect to such Borrower’s own Obligations) and the Subsidiary Guarantors.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Historical Average Utilization”: for the purposes of the definition of Facility Fee Rate, in the case of each Start Date, an amount equal to (x) the sum of each day’s utilization of the Total Revolving Credit Commitments, as determined by the amount of the Total Revolving Credit Exposure at such time, during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter, expressed as a percentage of the Total Revolving Credit Commitments.

“Historical Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter.

“Holdings”: as defined in the preamble hereto.

“IFRS”: as defined in the definition of GAAP.

“Immaterial Subsidiary”: a Subsidiary (other than any Borrower) (a) the Consolidated Total Assets of which equal 2.50% or less of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries as of the end of Holdings’ most recently ended fiscal quarter for which financial statements have been delivered and (b) the gross revenues of which for the most recently ended four full fiscal quarters for which financial statements have been delivered constitute 2.50% or less of the total gross revenues of Holdings and its Subsidiaries, on a consolidated basis, for such period; provided, that if at any time the aggregate amount of Consolidated Total Assets as of the end of Holdings’ most recently ended fiscal quarter for which financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Consolidated Total Assets of Holdings and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of the total gross revenues of Holdings and its Subsidiaries, on a consolidated basis, in each case as of the end of Holdings’ most recently ended fiscal quarter, then Holdings shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if Holdings shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of Holdings and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”: as defined in the Term Loan Credit Agreement.

“Incremental Facility”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c).

“Incremental Revolving Commitments”: as defined in Section 2.23(a).

“Incremental Revolving Lender”: as defined in Section 2.23(c).

“Incurrence-Based Amounts”: as defined in Section 1.6(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation (including any obligation to pay the Acquisition Earn-Out Payment) unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by the Borrower Representative) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements. For the avoidance of doubt, obligations of Holdings under the Tax Receivable Agreement shall not be considered “Indebtedness”.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Initial Canadian Defined Benefit Plan”: the Canadian Defined Benefit Plan for the employees of Forterra Pipe & Precast, Ltd., Ontario registration no. 0961086.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational, Canadian federal, provincial or territorial, or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Relevant Reference Period to (b) Consolidated Interest Expense of Holdings and its Restricted Subsidiaries for such Relevant Reference Period.

“Interest Election Request”: a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the first day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, twelve months) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory”: “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Investments”: as defined in Section 6.7.

“IP Office”: each of the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office.

“IP Security Agreements”: the collective reference to each US Intellectual Property Security Agreement and each Canadian IP Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents.

“IPO”: as defined in the preliminary statements hereto.

“IRS”: United States Internal Revenue Service.

“Issuing Bank”: as the context may require, (a) with respect to Letters of Credit issued on or after the Closing Date, (i) in the case of US Tranche Letters of Credit, Bank of America, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch, Barclays Bank PLC, and Citibank, N.A., and (ii) in the case of Canadian Tranche Letters of Credit, Bank of America, N.A. (acting through its Canada branch), Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch, and Citibank, N.A., in each case, in its respective capacity as issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.7(i) and any other Lender reasonably acceptable to the Agent and Holdings, which has agreed to act as Issuing Bank hereunder and (b) with respect to Existing Letters of Credit, Bank of America. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch and for all purposes of the Loan Documents. References herein and in the other Loan Documents to Issuing Banks shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“ITA”: the Income Tax Act (Canada), as amended.

“Junior Debt”: any Indebtedness of a Group Member (other than Indebtedness under revolving credit facilities or other revolving lines of credit) that constitutes (i) Indebtedness subordinated in right of payment to the Obligations (other than Indebtedness among Holdings and its Restricted Subsidiaries), (ii) unsecured Indebtedness incurred pursuant to Section 6.2(f), or (iii) Indebtedness secured by Collateral on a junior basis to the Liens securing the Obligations.

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Credit Commitment hereunder at such time.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, (a) with respect to US Tranche Letters of Credit, the sum of (i) the aggregate undrawn amount of all outstanding US Tranche Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of US Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the applicable US Borrower at such time and (b) with respect to Canadian Tranche Letters of Credit, the sum of (i) the aggregate undrawn amount of all outstanding Canadian Tranche Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Canadian Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Canadian Borrower at such time. The LC Exposure of any Lender at any time shall be an amount equal to its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the applicable Revolving Credit Facility.

“LC Issuer Sublimit”: with respect to any Issuing Bank, the aggregate stated amount of all Letters of Credit that such Issuing Bank agrees to issue at any time. With respect to (i) each Lender that is an Issuing Bank on the date hereof, such Issuing Bank’s LC Issuer Sublimit is set forth under the heading “LC Issuer Sublimit” opposite such Lender’s name on Schedule 2.4, and (ii) any Lender that becomes an Issuing Bank after the date hereof, such Lender’s LC Issuer Sublimit will be the amount agreed between Holdings, the Agent and such Lender at the time that such Lender becomes an Issuing Bank. Each Issuing Bank’s LC Issuer Sublimit may be modified from time to time pursuant to an agreement signed by such Issuing Bank, the Agent and Holdings.

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.4 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit or foreign guaranty issued pursuant to this Agreement, including any Existing Letters of Credit.

“LIBO Rate”: with respect to any Interest Period pertaining to a Eurodollar Loan or Borrowing denominated in US Dollars, the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Agent from time to time); provided, that any comparable or successor rate shall be applied by the Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall the LIBO Rate be less than zero.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Conditionality Transaction”: as defined in Section 2.23(d).

“Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Aggregate Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement, any Permitted Amendment, the Agent Fee Letter and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Majority Facility Lenders”: with respect to the US Revolving Credit Facility or the Canadian Revolving Credit Facility, the holders of more than 50.0% of the sum of (a) Total US Tranche Revolving Credit Exposure or Total Canadian Tranche Revolving Credit Exposure, as the case may be, outstanding under such Facility and (b) aggregate unused US Tranche Revolving Credit Commitments or Canadian Tranche Revolving Credit Commitments, as the case may be; provided, that the Aggregate Exposure and Revolving Credit Commitments of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Mandatory Borrowing”: as defined in Section 2.4(e).

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of any Group Member in an aggregate principal amount exceeding $50.0 million. For purposes of determining Material Debt, the “obligations” of any Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”: Holdings, any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Maturity Date”: with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Commitments) that have not been extended pursuant to Section 2.25, October     , 2021, and (b) with respect to Extended Revolving Credit Commitments, the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders.

“Maximum Rate”: as defined in Section 9.17.

“MNPI”: any material Nonpublic Information regarding Holdings and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Holdings and its Subsidiaries that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Revolving Credit Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NOLV” or “Net Orderly Liquidation Value”: the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to the Agent pursuant to Section 5.2(c) by an appraiser reasonably acceptable to the Agent, and in each case expressed as a recovery percentage with respect to each such category of assets. The Net Orderly Liquidation Value for each such category of assets will be increased or reduced promptly upon receipt by the Agent of each updated appraisal.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of Holdings that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Notice of Additional Borrower”: a Notice of Additional Borrower and Assumption Agreement, in substantially the form of Exhibit K-1 hereto.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K-2 hereto.

“Notice of Intent to Cure”: as defined in Section 7.2(c).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the

Loan Parties to the Agent or to any Lender, any Issuing Bank or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arranger, to the Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of Holdings or any other Loan Party under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed (except as otherwise contemplated by Section 6.4 of the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements) and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.19(b).

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Connection Taxes”: with respect to the Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Conditions”: that each of the following conditions are satisfied: (i) there is no Default or Event of Default existing immediately before or immediately after the action or proposed action, (ii) 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the action or proposed action, any increase in any Borrowing Base or Acquired Asset Borrowing Base in connection therewith and the Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or Acquired Asset Borrowing Base had occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) exceeds the greater of (A) 12.5% of the Line Cap and (B) $18.0 million, (iii) unless the Fixed Charge Condition is satisfied at such time, Holdings shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Relevant Reference Period on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Relevant Reference Period, and (iv) in the case of Restricted Payments under Section 6.6(n), Investments under Sections 6.7(f)(iii) (other than Permitted Acquisitions and other Investments otherwise permitted without regard to Payment Conditions) and 6.7(s), prepayments of Junior Debt under Section 6.8(ii) and any designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13, in each case, to the extent only permitted if Payment Conditions are satisfied, the amount of which would exceed $50.0 million, Holdings shall have delivered to the Agent a certificate of a Responsible Officer of Holdings certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment or Incremental Facility Amendment.

“Permitted Discretion”: the reasonable exercise of the Agent’s good faith credit judgment (from the perspective of a reasonable secured asset based lender), exercised in accordance with the Agent’s customary and generally applicable credit practices, in consideration of any factor which is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Agent, the Issuing Banks and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Agent, the Issuing Banks or the Lenders by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect, or (iii) increase in any material respect the likelihood that the Agent, the Issuing Banks and the Lenders would not receive payment in full in cash for all of the Obligations. In exercising such judgment, the Agent may consider (but not make duplicate adjustment for) such factors as are already included in or tested by the definition of Eligible Accounts, Eligible Inventory, Eligible Work-in-Process Inventory or Eligible Progress Billings, as well as any of the following (but only to the extent not otherwise adjusted for in the relevant calculations): (i) the changes in collection history and dilution or collectability with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; and (iii) any other objective factors that change the credit risk of lending to any Qualified Loan Party on the security of any Qualified Loan Party’s Accounts or Inventory.

“Permitted Investors”: the collective reference to (i) the Sponsor and its Control Investment Affiliates and (ii) any members of management of any Group Member that own Capital Stock in Holdings, directly or indirectly, on the Closing Date; provided, that to the extent the amount of Capital Stock owned by such members of management constitutes in the aggregate a greater percentage of the aggregate ordinary voting power of Holdings than the Capital Stock of Holdings owned by the Sponsor and its Control Investment Affiliates, then such members of management shall not be Permitted Investors.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 and Liens permitted by Sections 6.3(h), 6.3(j), 6.3(l), 6.3(s)(ii), 6.3(t), 6.3(v), 6.3(w) and 6.3(ff).

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Group Members (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales, transfers and/or participations of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value (as determined in good faith by the Borrower Representative), (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings, in each case as determined by the Borrower Representative in good faith, and (d) the execution and delivery of an intercreditor agreement reasonably satisfactory to the Agent and such Permitted Receivables Financing Subsidiary.

“Permitted Receivables Financing Assets”: the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees”: reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary”: a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which Holdings or any of its Restricted Subsidiaries makes an Investment and to which Holdings or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Group Member, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms no less favorable to any Group Member than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings shall be evidenced to the Agent by delivery to the Agent of a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined by the Borrower Representative in good faith) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined by the Borrower Representative in good faith), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined in good faith by Holdings) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided, that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms not materially less favorable to the Lenders (as determined in good faith by Holdings) than those set forth in the Intercreditor Agreements) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are, when taken as a whole, not materially less favorable to the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts and other pricing terms, liquidation preferences, prepayment or other premiums, call protection periods, subordination terms and optional prepayment and redemption provisions and (y) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) (in each case, as determined in good faith by Holdings).

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to ERISA and in respect of which Holdings or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement, as applicable.

“PPSA”: the Personal Property Security Act (Ontario) or similar personal property security legislation as in effect from time to time (except as otherwise specified) in any applicable province or territory of Canada, or in the case of the Province of Quebec, the Civil Code of Quebec.

“Prime Rate”: the rate of interest announced by Bank of America, N.A. from time to time as its prime rate in effect at its principal office in New York City and notified to the Borrower Representative. Bank of America, N.A. bases such rate on various factors, including its costs and desired return, general economic conditions and other factors, and uses the rate as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the announcement.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Compliance”: with respect to the Financial Covenant, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.5.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(n) or (o), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Process Agent”: as defined in Section 9.9(e).

“Projections”: as defined in Section 5.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchase Agreement”: the Purchase Agreement, dated as of December 23, 2014, together with schedules and exhibits thereto, by and among certain subsidiaries of HeidelbergCement AG, the Business (as defined in the Purchase Agreement) and LSF9 Concrete Ltd, as amended by Amendment No. 1 to the Purchase Agreement, dated as of January 21, 2015, by and among LSF9 Stardust Holdings LLC and certain subsidiaries of HeidelbergCement AG, and the Assignment and Amendment, dated as of March 13, 2015, by and among the LSF9 Stardust Holdings LLC, LSF9 Concrete Ltd, certain subsidiaries of HeidelbergCement AG, LSF9 Concrete UK Ltd, and certain other Persons party thereto.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was the Agent, the Arranger, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Agent, the Arranger, a Lender or an Affiliate of any of the foregoing.

“Qualified Lender”: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada) or is not prohibited by applicable law, including the Bank Act (Canada), from having a Canadian Tranche Revolving Credit Commitment or making any Canadian Tranche Revolving Credit Loans or having any LC Exposure with respect to Canadian Tranche Letters of Credit under this Agreement, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, that financial institution deals at arm’s length with the Canadian Loan Parties for purposes of the ITA.

“Qualified Jurisdiction”: (a) with respect to Holdings, the United States, and (b) with respect to any other Loan Party, the United States or Canada, in each case, together with any state, province, territory or other political sub-division therein, or such other jurisdiction as shall be consented to by the Required Lenders, subject to Section 9.2(b)(B).

“Qualified Loan Party”: each Loan Party that is a Wholly Owned Subsidiary of Holdings and organized or incorporated under the laws of a Qualified Jurisdiction.

“Quarterly Pricing Certificate”: as defined in the definition of Applicable Margin.

“Receivables Financing”: any transaction or series of transactions that may be entered into by Holdings or any Restricted Subsidiary pursuant to which any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of any Group Member.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing denominated in US Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, (b) with respect to any Eurodollar Loan denominated in Canadian Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the CDOR Rate for the Interest Period in effect for such Borrowing, (c) with respect to any ABR Loan that is a US Tranche Revolving Credit Loan and that is denominated in US Dollars, the Alternate Base Rate, (d) with respect to any ABR Loan that is a Canadian Tranche Revolving Credit Loan and that is a denominated in US Dollars, the Canadian Base Rate and (e) with respect to any ABR Loan denominated in Canadian Dollars, the Canadian Prime Rate.

“Refinancing”: the repayment and termination of all Existing Credit Facilities Debt and the release and discharge of all security interests and guarantees in respect thereof.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registration Statement”: as defined in the preamble hereto.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”: with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended June 30, 2016).

“Rent Reserve”: a reserve established by the Agent (upon at least three (3) Business Days’ notice to the Borrowers) equal to three (3) months’ rent (or a lesser amount reasonably agreed to by the Agent) in respect of rent payments made by a Qualified Loan Party for each distribution center, warehouse or other location (a) that is in a jurisdiction providing lessors with statutory or common law Lien rights on personal property located at such location securing payment of rent and other charges that prime a previously perfected security interest, (b) that is subject to a lease that grants to the landlord a Lien on property that would otherwise constitute Eligible Inventory or Eligible Work-in-Process Inventory which has priority over the respective Liens on such Collateral created in favor of the Agent or (c) where Inventory of Qualified Loan Parties with a book value in excess of $5,000,000 (as reported to the Agent by the Borrower Representative from time to time as requested by the Agent) is located at such distribution center, warehouse or other location, unless, in each case, such location is subject to a Collateral Access Agreement, as adjusted from time to time by the Agent in its Permitted Discretion.

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Required Lenders”: at any time, the holders of more than 50.0% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided, that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves”: reserves, if any, established by the Agent from time to time hereunder in its Permitted Discretion against the US Borrowing Base or the Canadian Borrowing Base, including (but without duplication), (i) Rent Reserves, (ii) potential dilution related to Accounts, (iii) sums that the Qualified Loan Parties are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iv) amounts owing by any Qualified Loan Party to any Person to the extent secured by a Lien on, or trust over, any Collateral, (v) the full amount of any liabilities or amounts which rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, (a) amounts due to employees in respect of unpaid wages, payment in lieu of notice and holiday pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), (b) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer), (c) all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes, and (d) amounts subject to First Priority Priming Liens of the type described in clause (i) of the definition thereof, (vi) all contributions and other amounts payable by a Qualified Loan Party under or with respect to any Canadian Pension Plan (including the amount of any wind-up or solvency deficiency (without duplication) with respect to a Canadian Defined Benefit Plan that is due and payable), (vii) the uncrystallized amount of any wind-up or solvency deficiency (without duplication) with respect to a Canadian Defined Benefit Plan that is not yet due or payable, and (viii) such other events, conditions or contingencies as to which the Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (vii)) from time to time hereunder; provided, however, that the Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or criteria deducted in computing the amount of Eligible Accounts, Eligible Progress Billings, the Value of Eligible Inventory or Eligible Work-in-Process Inventory or the Net Orderly Liquidation Value of Eligible Inventory or Eligible Work-in-Process Inventory; provided, further, however, that the Agent may not implement reserves with respect to an amount described in clause (vii) above in relation to the Initial Canadian Defined Benefit Plan unless and until the Purchaser under the Purchase Agreement has recourse rights against the Seller under the Purchase Agreement with respect to the Initial Canadian Defined Benefit Plan pursuant to Section 6.07(d) or (e) of the Purchase Agreement. For the purposes of determining the amount of any wind-up or solvency deficiency of a Canadian Defined Benefit Plan, reference shall be had to the most recent actuarial valuation filed with the Governmental Authority as required by applicable law, subject to any update prepared to reflect current asset values and discount rates.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Holdings.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Restructuring”: the transactions contemplated by the Lone Star Funds Project Maverick Step Plan, dated as of October 24, 2016, prepared by PricewaterhouseCoopers LLP.

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: the US Tranche Revolving Credit Commitments and the Canadian Tranche Revolving Credit Commitments.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of such Lender’s US Tranche Revolving Credit Exposure and Canadian Tranche Revolving Credit Exposure at such time.

“Revolving Credit Facility” or “Facility”: each of the US Tranche Revolving Credit Commitments and the extensions of credit made thereunder (the “US Revolving Credit Facility”) and the Canadian Tranche Revolving Credit Commitments and the extensions of credit made thereunder (the “Canadian Revolving Credit Facility”), as the same may be increased pursuant to Section 2.23 and/or extended pursuant to Section 2.25.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”: a US Tranche Revolving Credit Loan or a Canadian Tranche Revolving Credit Loan.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction”: as defined in Section 6.10.

“Seasonal Advance Period”: means a period of up to four consecutive months in any calendar year, as designated by the Borrower Representative up to one (1) time per calendar year, during which the US Borrowing Base will be calculated at the Seasonal Advance Rate.

“Seasonal Advance Rate”: means an additional 2.5% being added to the advance rates (as set out in the definition of “US Borrowing Base”) with respect to Eligible Accounts and Eligible Inventory.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the US Security Documents, the Canadian Security Documents and all other security documents hereafter delivered to the Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Senior/Junior Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit F-3 hereto.

“Senior Pari Passu Intercreditor Agreement”: a pari passu intercreditor agreement between or among the Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Term Loan Obligations substantially in the form of Exhibit F-3 hereto.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (each as defined in the Term Loan Credit Agreement), Incremental Equivalent Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Default”: any Event of Default under Section 7.1(a), 7.1(b) (solely as a result of a breach of representations or warranties with respect to any Borrowing Base), 7.1(c)(i) (solely as a result of a failure to timely deliver a Borrowing Base certificate), 7.1(c)(ii) (solely as a result of a failure to comply with the cash management procedures pursuant to Section 6.17), 7.1(d) (solely as a result of a failure to comply with the cash management procedures pursuant to Section 2.24) or 7.1(f).

“Specified Change of Control”: a “Change of Control” or like event as defined in the agreement or agreements governing any Material Debt.

“Specified Event of Default”: any Event of Default under Section 7.1(a) or 7.1(f).

“Specified Foreign Subsidiary”: any direct or indirect subsidiary of Holdings that is a CFC, and any subsidiary thereof.

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and Holdings in writing to the Agent as a “Specified Hedge Agreement”.

“Specified Prepayment”: as defined in Section 6.8.

“Specified Representations”: the representations and warranties with respect to Holdings and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17 (subject to (x) Permitted Liens and (y) in the case of priority, the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangements required to be entered into pursuant to this Agreement); (vii) Section 3.18; and (viii) Section 3.19.

“Sponsor”: Lone Star North America Acquisitions, LLC (“Lone Star”) and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Lone Star, but not including, however, any portfolio companies of any of the foregoing.

“Standard Securitization Undertakings”: reasonable and customary representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Notes”: each of (i) the US Subordinated Intercompany Note attached as Exhibit B to the US Guarantee and Collateral Agreement and (ii) the Canadian Subordinated Intercompany Note attached as Exhibit B to the Canadian Guarantee and Collateral Agreements.

“Subsequent Required Guarantor”: as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: each Subsidiary of Holdings, other than an Excluded Subsidiary (but including any Discretionary Guarantor).

“Surety Bonds”: surety bonds and performance bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Receivable Agreement”: the Tax Receivable Agreement, dated as of October 25, 2016, by and between LSF9 Stardust Holdings, L.P. and Holdings.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent”: Credit Suisse AG, as administrative agent under the Term Loan Credit Facility Documents.

“Term Loan Credit Agreement”: that certain Senior Lien Term Loan Credit Agreement, dated as of October 25, 2016, by and among Forterra Finance, LLC, as borrower, Holdings, the lenders party thereto from time to time and the Term Loan Agent.

“Term Loan Credit Facility Documents”: the Loan Documents, as defined in the Term Loan Credit Agreement.

“Term Loan Obligations”: the Obligations, as defined in the Term Loan Credit Agreement.

“Term Loans”: as defined in the preliminary statements hereto.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended, taken as one accounting period.

“Total Canadian Tranche Revolving Credit Exposure”: at any time, the US Dollar Equivalent of the aggregate amount of the Canadian Tranche Revolving Credit Exposure of all Canadian Tranche Revolving Credit Lenders outstanding at such time.

“Total LC Sublimit”: $60.0 million, as such amount may be increased from time to time in accordance with Section 2.23 or Section 9.2(i).

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Total Debt on such day less (ii) the aggregate amount of Unrestricted Cash of the Group Members on such date, to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Relevant Reference Period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total US Tranche Revolving Credit Exposure”: at any time, the aggregate amount of the US Tranche Revolving Credit Exposure of all US Tranche Revolving Credit Lenders outstanding at such time.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the IPO and the preparation thereof, (b) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans and the use of the proceeds thereof, (c) the execution, delivery and performance by the US Loan Parties of the Term Loan Credit Facility Documents required to be delivered thereunder, the borrowing of the Term Loans and the use of the proceeds thereof, (d) the Refinancing and (e) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the Alternate Base Rate, the Canadian Prime Rate or the Canadian Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: (i) unrestricted cash and Cash Equivalents, and (ii) cash and Cash Equivalents that are restricted in favor of the Facilities or the Term Loan Credit Facility Documents (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Facilities or the Term Loan Obligations) (it being agreed that cash and

Cash Equivalents (A) subject to Liens permitted under Section 6.3(h), (l), (o), (t) or, if such Liens secure any Consolidated Total Debt, (v) or (w) shall not be deemed to be restricted by virtue of such Liens and (B) shall not be deemed restricted by virtue of the provisions of any intercreditor agreement) (in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP).

“Unrestricted Subsidiary”: any Subsidiary of Holdings designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of Holdings in accordance with Section 5.13.

“US Acquired Asset Borrowing Base”: as defined in the definition of US Borrowing Base.

“US Borrower Obligations”: the Obligations of the US Borrowers.

“US Borrowers”: Holdings, each Domestic Subsidiary of Holdings set forth on the signature pages hereto as a US Borrower and any other Additional Borrower that is a Domestic Subsidiary.

“US Borrowing Base”: means as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a) 85.0% (or, during a Seasonal Advance Period, 87.5%) of the US Dollar Equivalent of the book value of Eligible Accounts of each US Loan Party; plus

(b) the lesser of (i) $5.0 million (or with the consent of the Agent, an amount up to $10.0 million) and (ii) 85.0% of the US Dollar Equivalent of the book value of Eligible Progress Billings of each US Loan Party; plus

(c) the lesser of (i) 75.0% (or, during a Seasonal Advance Period, 77.5%) of the US Dollar Equivalent of the Value of Eligible Inventory of each US Loan Party; and (ii) 85.0% (or, during a Seasonal Advance Period, 87.5%) of the US Dollar Equivalent of the NOLV of Eligible Inventory of each US Loan Party; plus

(d) the lesser of (i) $5.0 million (or with the consent of the Agent, an amount up to $10.0 million) and (ii) the lesser of (A) 75.0% of the US Dollar Equivalent of the Value of the Eligible Work-in-Process Inventory of each US Loan Party and (B) 85.0% of the US Dollar Equivalent of the NOLV of Eligible Work-in-Process Inventory of each US Loan Party; plus

(e) 100% of the US Dollar Equivalent of Eligible Cash of each US Loan Party; minus

(f) the Eligible Reserves.

The US Borrowers may, in any Borrowing Base Certificate, designate any unused portion of the US Borrowing Base as additional Canadian Borrowing Base, and the Canadian Borrowing Base shall be increased by such amount, so long as, in each case, (i) such additional Canadian Borrowing Base amount is deducted from the calculation of the US Borrowing Base, (ii) after giving effect to such designation and the borrowing of any additional Canadian Tranche Revolving Credit Loans in respect of such additional Canadian Borrowing Base, (x) the Total Revolving Credit Exposure does not exceed the Line Cap at such time, (y) the Total Canadian Tranche Revolving Credit Exposure does not exceed the Canadian Line Cap at such time and (z) the Total US Tranche Revolving Credit Exposure does not exceed the US Line Cap at such time, and (iii) Excess US Availability is not less than the greater of (x) 10.0% of the US Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $25.0 million.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts acquired by any US Loan Party in a Permitted Acquisition may be immediately included in a Borrowing Base Certificate delivered by the US Borrowers in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities for the most recently ended fiscal quarter of the US Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the US Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; (the “US Acquired Asset Borrowing Base”). To the extent that the Agent has not completed, at the US Borrowers’ expense, a field examination and inventory appraisal reasonably satisfactory to the Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the US Borrowing Base. The Agent shall have the right (but not the obligation) to review such computations and if the Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Agent shall have the right to correct any such errors.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US Guarantee and Collateral Agreement”: the ABL US Guarantee and Collateral Agreement among Holdings, each US Borrower, each US Subsidiary Guarantor and the Agent, substantially in the form of Exhibit A-1.

“US Guarantors”: Holdings, each US Borrower (except with respect to its own Obligations) and each US Subsidiary Guarantor.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents with respect to Intellectual Property of the US Loan Parties registered in the United States and Canada, in each case, in substantially the form of Exhibit A to the US Guarantee and Collateral Agreement.

“US Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the US Borrowing Base at such time and (ii) the US Sublimit in effect at such time.

“US Loan Parties”: the US Borrowers and US Guarantors.

“US Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Revolving Credit Facility”: as defined in the definition of the term “Revolving Credit Facility”.

“US Security Documents”: the collective reference to (a) the US Guarantee and Collateral Agreement, (b) any US IP Security Agreements and (c) all other security documents governed by the laws of the United States or any State or other political sub-division thereof hereafter delivered to the Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“US Sublimit” means $280.0 million as such amount may be increased from time to time in accordance with Section 2.23 or as may be increased or decreased from time to time in connection with Section 2.10(d).

“US Subsidiary Guarantor”: each Domestic Subsidiary of Holdings that is a Subsidiary Guarantor.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(ii)(B)(3).

“US Tranche LC Sublimit”: $50 million, as such amount may be increased from time to time in accordance with Section 2.23 or Section 9.2(i).

“US Tranche Letter of Credit”: any letter of credit issued pursuant to this Agreement under the US Revolving Credit Facility.

“US Tranche Percentage”: with respect to any US Tranche Revolving Credit Lender, the percentage of the total US Tranche Revolving Credit Commitments represented by such Lender’s US Tranche Revolving Credit Commitment. If the US Tranche Revolving Credit Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments. The US Tranche Percentage shall be adjusted appropriately, as determined by the Agent, in accordance with Section 2.22(c) to disregard the US Tranche Revolving Credit Commitment of Defaulting Lenders.

“US Tranche Revolving Credit Borrowing”: a Borrowing comprised of US Tranche Revolving Credit Loans.

“US Tranche Revolving Credit Commitments”: as to any US Tranche Revolving Credit Lender, the obligation of such US Tranche Revolving Credit Lender, if any, to make US Tranche Revolving Credit Loans pursuant to Section 2.4(a), and to participate in US Tranche Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US Tranche Revolving Credit Commitment” opposite such US Tranche Revolving Credit Lender’s name on Schedule 2.4, or, as the case may be, in the Assignment and Assumption pursuant to which such US Tranche Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the total US Tranche Revolving Credit Commitments is equal to the US Sublimit, and the original aggregate amount of the total US Tranche Revolving Credit Commitments on the Closing Date is $280.0 million.

“US Tranche Revolving Credit Exposure”: at any time, with respect to any Lender, shall be the sum of such Lender’s US Tranche Revolving Credit Loans and its LC Exposure in respect of US Tranche Letters of Credit at such time.

“US Tranche Revolving Credit Lender”: a Lender with a US Tranche Revolving Credit Commitment or that is a holder of US Tranche Revolving Credit Loans.

“US Tranche Revolving Credit Loan”: a Loan made by a US Tranche Revolving Credit Lender pursuant to Section 2.4(a). Each US Tranche Revolving Credit Loan shall be a Eurodollar Loan or an ABR Loan.

“Value”: with respect to Eligible Inventory or Eligible Work-in-Process Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC or PPSA, as applicable, shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit (or cash collateralization (in a manner consistent with Section 2.7(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

(f) The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar US Tranche Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar US Tranche Revolving Credit Borrowing”).

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings or the Agent, Holdings, the Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by Holdings of IFRS or (iii) any change in the application of accounting principles adopted by Holdings from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided, that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.5, when calculating the Consolidated Fixed Charge Coverage Ratio for the purposes of determining actual compliance (not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant, the events described in this Section 1.5 that occurred subsequent to the end of the Relevant Reference Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the Relevant Reference Period or (ii) subsequent to such period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the Relevant Reference Period (it being understood and agreed that Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing floating interest rates, for which pro forma effect is being given, shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods). If since the beginning of any Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Relevant Reference Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Holdings and shall include, without duplication, adjustment for the Consolidated EBITDA (as determined in good faith by Holdings) represented by any Person or line of business acquired or disposed of and for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (a)(x) of the definition of Consolidated EBITDA.

1.6 Classification of Permitted Items.

(a) For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by Holdings in its sole discretion at such time of determination. For purposes of determining compliance at any time with Sections 6.2 or 6.7, (i) any Indebtedness incurred under Section 6.2(o) may be reclassified, as the Borrower elects from time to time, as incurred under Section 6.2(f) or 6.2(p) and (ii) Investments made under Section 6.7(j)(i) or 6.7(r) may be reclassified, as Holdings elects from time to time, as incurred under Section 6.7(s), in each case, so long as the Payment Conditions are satisfied as of the date of determination.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts or transactions, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total Leverage Ratio or First Lien Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Currency Equivalents Generally.

(a) Unless otherwise specifically set forth in this Agreement, monetary amounts are in US Dollars. Any amounts denominated or reported under a Loan Document in a currency other than US Dollars, including the Loans and Letters of Credit hereunder denominated in Canadian Dollars, shall, except as otherwise provided, be calculated based upon the US Dollar Equivalent thereof, and be determined by the Agent on a daily basis, based on the current Exchange Rate. For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the US Dollar Equivalent thereof. For purposes of determining compliance with

Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than US Dollars, Borrowers shall repay such Obligation in such other currency.

(b) For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Leverage Ratio, the Total Leverage Ratio, Excess Availability (to the extent used to calculate 30-Day Excess Availability, Historical Excess Availability and other calculations for prior periods), 30-Day Excess Availability, Historical Excess Availability and Historical Average Utilization, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Relevant Reference Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

(c) Quebec Interpretation. For all purposes of the interpretation or construction of this Agreement under the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 [Reserved].

2.2 [Reserved].

2.3 [Reserved].

2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, including Section 2.4(c) and (d) below, each US Tranche Revolving Credit Lender severally agrees to make revolving credit loans (each, a “US Tranche Revolving Credit Loan”) to any US Borrower from time to time during the Availability Period in US Dollars or Canadian Dollars in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements in respect of US Tranche Letters of

Credit) result in (i) such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Exposure exceeding such US Tranche Revolving Credit Lender’s US Tranche Revolving Credit Commitment or (ii) the Total US Tranche Revolving Credit Exposure exceeding the sum of the total US Tranche Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrowers may borrow, repay, prepay and reborrow US Tranche Revolving Credit Loans during the Availability Period.

(b) Subject to the terms and conditions set forth herein, including Section 2.4(c) and (d) below, each Canadian Tranche Revolving Credit Lender severally agrees to make revolving credit loans (each, a “Canadian Tranche Revolving Credit Loan”) to any Canadian Borrower from time to time during the Availability Period in US Dollars or Canadian Dollars in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements in respect of Canadian Tranche Letters of Credit) result in (i) such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Revolving Credit Exposure exceeding such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Revolving Credit Commitment or (ii) the Total Canadian Tranche Revolving Credit Exposure exceeding the sum of the total Canadian Tranche Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, repay, prepay and reborrow Canadian Tranche Revolving Credit Loans during the Availability Period.

(c) Notwithstanding anything herein to the contrary, (A) Revolving Credit Loans may only be borrowed on the Closing Date in an aggregate amount not to exceed the US Dollar Equivalent of $200.0 million and for general working capital purposes, to pay Transaction Costs and, in the case of US Borrowers only, to repay Existing Credit Facilities Debt, and (B) subject to Section 2.4(d), Revolving Credit Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Tranche Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Tranche Revolving Credit Exposure to exceed the US Line Cap at such time.

(d) In the event that (i) any Borrower is unable to comply with the limitation set forth in Section 2.4(c)(B) or (ii) such Borrower is unable to satisfy the conditions precedent to the making of Revolving Credit Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Agent (including acting through its Canada branch), for the account of the applicable Lenders, to make Revolving Credit Loans to such Borrower, in either case solely in the event that the Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including, expenses and fees, which Revolving Credit Loans may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earlier of (x) the date such Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is 60 days after the funding of the initial Agent Advances and (z) the date the Required Lenders instruct the Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Aggregate Borrowing Base at such time, or (II) when added to the Total Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Credit Commitments at such time. Agent Advances may be made by the Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made.

(e) On any Business Day (but in any event no less frequently than once per week), the Agent may, in its sole discretion give notice to the Lenders that the Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.1), in which case one or more Borrowings of Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Agent to repay the Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of any Borrowing Base at such time, and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Agent such participations in the outstanding Agent Advances as shall be necessary to cause the applicable Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1); provided that (x) all interest payable on the Agent Advances shall be for the account of the Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Agent interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate (or, in the case of an amount denominated in Canadian Dollars, the rate reasonably determined by the Agent to be the cost to it of funding such amount) for the first three (3) days and at the interest rate otherwise applicable to Revolving Credit Loans maintained as ABR Loans hereunder for each day thereafter.

2.5 Loans and Borrowings. (a) Each US Tranche Revolving Credit Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Credit Loans made by the US Tranche Revolving Credit Lenders ratably in accordance with their respective US Tranche Revolving Credit Commitments. Each Canadian Tranche Revolving Credit Loan shall be made as part of a Borrowing consisting of Canadian Tranche Revolving Credit Loans made by the Canadian Tranche Revolving Credit Lenders ratably in accordance with their respective Canadian Tranche Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, (i) each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith, (ii) each US Tranche Revolving Credit Borrowing consisting of ABR Loans shall be comprised entirely of Base Rate Loans (in the case of a US Tranche Revolving Credit Borrowing denominated in US Dollars), (iii) each US Tranche Revolving Credit Borrowing consisting of Eurodollar Loans shall be comprised entirely of LIBO Rate Loans (in the case of a US Tranche Revolving Credit Borrowing denominated in US Dollars), or CDOR Rate Loans (in the case of a US Tranche Revolving Credit Borrowing denominated in Canadian Dollars) as the applicable US Borrower may request in accordance herewith, (iv) each Canadian Tranche Revolving Credit Borrowing consisting of ABR Loans shall be comprised entirely of Canadian Base Rate Loans (in the case of a Canadian Tranche Revolving Credit Borrowing denominated in US Dollars), or Canadian Prime Rate Loans (in the case of a Canadian Tranche Revolving Credit Borrowing denominated in Canadian Dollars) as the applicable Canadian Borrower may request in accordance herewith, and (v) each Canadian Tranche Revolving Credit Borrowing consisting of Eurodollar Loans shall be comprised entirely of LIBO Rate Loans (in the case of a Canadian Tranche Revolving Credit Borrowing denominated in US Dollars), or CDOR Rate Loans (in the case of a Canadian Tranche Revolving Credit Borrowing denominated in Canadian Dollars) as the applicable Canadian Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan or ABR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an increment of $500,000 or a whole multiple of $500,000 in excess thereof (or with respect to Eurodollar Loans denominated in Canadian Dollars, CDN $500,000 or a whole multiple of CDN $500,000 in excess thereof); provided, that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of twelve Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 Requests for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the applicable Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date) or (b) in the case of an ABR Borrowing (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or (subject to Section 9.1) email to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i) the Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower and whether the requested Borrowing is to be a US Tranche Revolving Credit Borrowing or a Canadian Tranche Revolving Credit Borrowing;

(ii) the currency and aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8;

(vii) the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base at such time; and

(viii) in the case of an ABR Borrowing, whether the Revolving Credit Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Eurodollar Borrowing, then any applicable US Borrower shall be deemed to have requested a Borrowing in US Dollars and any applicable Canadian Borrower shall be deemed to have requested a Borrowing in Canadian Dollars. If no election is made as to whether a Revolving Credit Borrowing is to be a US Tranche Revolving Credit Borrowing or a Canadian Tranche Revolving Credit Borrowing, then (A) in the case of a Borrowing Request signed by a US Borrower, such Borrower shall be deemed to have requested a US Tranche Revolving Credit Borrowing and (B) in the case of a Borrowing Request signed by a Canadian Borrower, such Borrower shall be deemed to have requested a Canadian Tranche Revolving Credit Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.6, the Agent shall advise each applicable Revolving Credit Lender under the relevant Facility of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Borrowing. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Agent in good faith to be from a Responsible Officer of the applicable Borrower, prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.7 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.7(d), agrees to issue trade, commercial and standby (x) US Tranche Letters of Credit for the account of any US Borrower, or the account of such US Borrower for the benefit of any Restricted Subsidiary that is a Domestic Subsidiary, and (y) Canadian Tranche Letters of Credit for the account of any Canadian Borrower, or the account of such Canadian Borrower for the benefit of any Restricted Subsidiary that is a Canadian Subsidiary, in each case on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any US Tranche Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to US Tranche Letters of Credit would exceed the US Tranche LC Sublimit, (ii) the LC Exposure with respect to all Letters of Credit would exceed the Total LC Sublimit, (iii) the Total US Tranche Revolving Credit Exposure would exceed the US Line Cap at such time, (iv) the Total Revolving Credit Exposure would exceed the Line Cap at such time or (v) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the US Tranche Letters of Credit issued by such Issuing Banks would exceed their US Tranche Percentage on the Closing Date; provided, further, that no Issuing Bank shall have any obligation to issue any Canadian Tranche Letter of Credit if, after giving effect to such issuance, (I) the LC Exposure with respect to Canadian Tranche Letters of Credit would exceed the Canadian Tranche LC Sublimit, (II) the LC Exposure with respect to all Letters of Credit would exceed the Total LC Sublimit, (III) the Total Canadian Tranche Revolving Credit Exposure would exceed the Canadian Line Cap at such time, (IV) the Total Revolving Credit Exposure would exceed the Line Cap at such time or (V) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the Canadian Tranche Letters of Credit issued by such Issuing Banks would exceed their Canadian Tranche Percentage on the Closing Date. Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than US Dollars, Canadian Dollars or any tradable currency acceptable to the Agent and the applicable Issuing Bank. Subject to the terms and conditions set forth herein, the applicable Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any applicable Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is five business days prior to the Maturity Date); provided, further, that, notwithstanding anything to the contrary herein, (W) no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, such Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.7(d)) would exceed such Issuing Bank’s LC Issuer Sublimit, (X) Barclays Bank PLC shall not be required to issue any Letters of Credit other than standby US Tranche Letters of Credit for the account of US Borrowers, (Y) Wells Fargo Bank, N.A. shall not be required to issue any Letters of Credit other than US Tranche Letters of Credit for the account of US Borrowers and (Z) no Issuing Bank shall have any obligation to issue any US Tranche Letter of Credit or Canadian Tranche Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, shall be deemed to be US Tranche Letters of Credit and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (at least three Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire

(which shall comply with paragraph (c) of this Section 2.7), the amount of such Letter of Credit, the applicable Borrower with respect to such Letter of Credit and whether such Borrower is a US Borrower or a Canadian Borrower, whether the Letter of Credit is to be a US Tranche Letter of Credit or a Canadian Tranche Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of US Tranche Letters of Credit, (A) the LC Exposure with respect to US Tranche Letters of Credit shall not exceed the US Tranche LC Sublimit, (B) the Total US Tranche Revolving Credit Exposure shall not exceed the sum of the total US Tranche Revolving Credit Commitments at such time and (C) the Total US Tranche Revolving Credit Exposure shall not exceed the US Line Cap at such time, (ii) in the case of Canadian Tranche Letters of Credit, (A) the LC Exposure with respect to Canadian Tranche Letters of Credit shall not exceed the Canadian Tranche LC Sublimit, (B) the Total Canadian Tranche Revolving Credit Exposure shall not exceed the sum of the total Canadian Tranche Revolving Credit Commitments at such time and (C) the Total Canadian Tranche Revolving Credit Exposure shall not exceed the Canadian Line Cap at such time and (iii) in the case of all Letters of Credit, (A) the LC Exposure with respect to all Letters of Credit shall not exceed the Total LC Sublimit, (B) the Total Revolving Credit Exposure shall not exceed the Line Cap at such time and (C) the applicable Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.7(d)) would not exceed such Issuing Bank’s LC Issuer Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one year after the date of such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and the Agent shall have been made with respect to such Letter of Credit). If the applicable Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided, that the applicable Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to such Issuing Bank) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit); provided, that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each US Tranche Revolving Credit Lender (with respect to each US Tranche Letter of Credit) or each Canadian Tranche Revolving Credit Lender (with respect to each Canadian Tranche Letter of Credit), and (i) each US Tranche Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such US Tranche

Letter of Credit equal to such Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such US Tranche Letter of Credit and (ii) each Canadian Tranche Revolving Credit Lender hereby acquires from the applicable Issuing Bank a participation in such Canadian Tranche Letter of Credit equal to such Lender’s Canadian Tranche Percentage of the aggregate amount available to be drawn under such Canadian Tranche Letter of Credit. In consideration and in furtherance of the foregoing, (A) each US Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such US Tranche Revolving Credit Lender’s US Tranche Percentage of each LC Disbursement with respect to a US Tranche Letter of Credit made by such Issuing Bank, in the same Approved Currency in which such US Tranche Letter of Credit is denominated and not reimbursed by the applicable US Borrower on the date due as provided in paragraph (e) of this Section 2.7, or of any reimbursement payment required to be refunded to the applicable US Borrower for any reason in respect thereof and (B) each Canadian Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Canadian Tranche Revolving Credit Lender’s Canadian Tranche Percentage of each LC Disbursement with respect to a Canadian Tranche Letter of Credit made by such Issuing Bank, in the same Approved Currency in which such Canadian Tranche Letter of Credit is denominated and, in each case, not reimbursed by the applicable Canadian Borrower on the date due as provided in paragraph (e) of this Section 2.7, or of any reimbursement payment required to be refunded to the applicable Canadian Borrower for any reason in respect thereof. Each US Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Tranche Letters of Credit, and each Canadian Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Canadian Tranche Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.7(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or any reduction in or termination of the US Tranche Revolving Credit Commitments or the Canadian Tranche Revolving Credit Commitments, as the case may be, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement in the same currency as the LC Disbursement not later than 2:00 p.m., New York City time, on the first Business Day immediately following the day that such Borrower receives notice that such LC Disbursement is made (or, if such Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Borrower receives such notice); provided, that (if the conditions of Sections 4.2(a), (b) and (d) are satisfied) the applicable Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the applicable Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Agent of the applicable LC Disbursement and the Agent shall promptly notify each US Tranche Revolving Credit Lender (in the case of a US Tranche Letter of Credit) and each Canadian Tranche Revolving Credit Lender (in the case of a Canadian Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each US Tranche Revolving Credit Lender (in the case of a US Tranche Letter of Credit) and each Canadian Tranche Revolving Credit Lender (in the case of a Canadian Tranche Letter of Credit) shall pay to the Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from the applicable Borrower by wire transfer of immediately available funds to the account of the Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the applicable Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Agent as provided above, such Revolving Credit Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e) to but excluding the date such amount is paid, to the Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender, (A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Rate, and for each day thereafter, the Alternate Base Rate, and (B) in the case of Letters of Credit denominated in Canadian Dollars, the Canadian Prime Rate.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) and each Revolving Credit Lender’s obligations under paragraphs (d) and (e) of this Section 2.7 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate or in the availability of an Approved Currency (other than US Dollars) to any Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. None of the Agent, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Agent and the applicable Borrower by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum equal to the Alternate Base Rate (in the case of US Tranche Letters of Credit denominated in US Dollars), the CDOR Rate (in the case of US Tranche Letters of Credit denominated in Canadian Dollars), the Canadian Prime Rate (in the case of Canadian Tranche Letters of Credit denominated in Canadian Dollars) or the Canadian Base Rate (in the case of Canadian Tranche Letters of Credit denominated in US Dollars); provided, that, if the applicable Borrower fails to reimburse such LC Disbursement, including by requiring that such payment be financed with an ABR Revolving Credit Borrowing, pursuant to paragraph (e) of this Section 2.7, then Section 2.15(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.7 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Replacement of Issuing Bank. An Issuing Bank may resign upon 30 days’ prior written notice to the Borrowers and the Agent. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the US Borrowers shall pay all unpaid fees in respect of the US Revolving Credit Facility and the Canadian Borrowers shall pay all unpaid fees in respect of the Canadian Revolving Credit Facility, in each case, accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7.1 with respect to Holdings or any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the Borrower Representative receives notice from an Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower, shall deliver cash collateral to the Agent, for the benefit of the applicable Lenders, an amount in cash equal to 103% of the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Agent as collateral for the payment and performance of the Letter of Credit obligations (including related fees and expenses) of the applicable Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be released by the Agent to be applied by the Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and to pay all fees and expenses relating to Letters of Credit that were not otherwise paid when due and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two Business Days after such Event of Default has been cured or waived (unless the Revolving Credit Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7.1).

(k) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

2.8 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 10:00 a.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided, that same-day ABR Revolving Credit Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., New York City time; provided, further, that Revolving Credit Loans to be made on the Closing Date shall be made not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1). The Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Agent in New York City or such other account reasonably approved by the Agent, in each case, as is designated by the applicable Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Agent to the applicable Issuing Bank.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, (x) in the case of Loans denominated in US Dollars, the greater of the Federal Funds Rate and a rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans in Canadian Dollars, the greater of the Canadian Prime Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the applicable Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans and if the applicable Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.9, the applicable Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if the applicable Borrower were requesting a Revolving Credit Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Agent of a written Interest Election Request signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower;

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein at the end of such Interest Period, (i) if such Borrowing is denominated in US Dollars or was made by a Canadian Borrower in Canadian Dollars, such Borrowing shall be converted to an ABR Borrowing., or (ii) if such Borrowing was made by a US Borrower in Canadian Dollars, such Borrowing shall continue as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, (A) each Eurodollar Borrowing, denominated in US Dollars or that was made by a Canadian Borrower in Canadian Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.; and (B) each Eurodollar Borrowing made by a US Borrower in Canadian Dollars shall be converted to a Eurodollar Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

2.10 Termination, Reduction or Reallocation of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Maturity Date. The commitments of the Issuing Banks to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is five Business Days prior to the applicable Maturity Date.

(b) The applicable Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under the Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided, that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or the remainder of such Revolving Credit Commitments) and (ii) in any event, the applicable Borrower shall not terminate or reduce (A) the US Tranche Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (x) the Total US Tranche Revolving Credit Exposure would exceed the US Line Cap at such time or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time or (B) the Canadian Tranche Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (x) the Total Canadian Tranche Revolving Credit Exposure would exceed the Canadian Line Cap at such time or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time.

(c) The applicable Borrower shall notify the Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.10 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the applicable Borrower pursuant to this Section 2.10 shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.23). Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

(d) Upon ten (10) days’ prior written notice to the Agent and delivery to the Agent of an updated Borrowing Base Certificate reflecting such reallocation of US Tranche Revolving Credit Commitments and Canadian Tranche Revolving Credit Commitments, the Borrower Representative may request up to one (1) time in any calendar quarter (or more frequently if agreed by the Agent) that the Revolving Credit Lenders change the then current allocation of the Revolving Credit Commitments between the US Tranche Revolving Credit Commitments and Canadian Tranche Revolving Credit Commitments in order to effect an increase or decrease of the US Sublimit or the Canadian Sublimit, with any such increase or decrease in the US Sublimit and US Tranche Revolving Credit Commitments to be accompanied by a concurrent and equal decrease or increase, as applicable, to the Canadian Sublimit and the Canadian Tranche Revolving Credit Commitments, and vice versa; provided, that (i) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the effective date of the reallocation (both immediately before and after giving effect to such reallocation), (ii) each such reallocation shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million, (iii) in any event, the Borrower Representative shall not be permitted to (I) reduce (A) the US Sublimit if, after giving effect thereto, (x) the Total US Tranche Revolving Credit Exposure would exceed the US Line Cap at such time, or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time, or (B) the Canadian Sublimit if, after giving effect thereto, (x) the Total Canadian Tranche Revolving Credit Exposure would exceed the Canadian Line Cap at such time or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time and (iv) each reallocation described above in this Section 2.10(d) shall be made on a pro rata basis among the Lenders, or (II) increase the Canadian Tranche Revolving Credit Commitments to an amount at any time in excess of the greater of $100.0 million and 40.0% of the Total Revolving Credit Commitments at such time. Promptly upon receipt of the notice and Borrowing Base Certificate described in this Section 2.10(d), the Agent shall update Schedule 2.4 hereto to reflect such reallocation of US Tranche Revolving Credit Commitments and Canadian Tranche Revolving Credit Commitments and shall notify the Lenders and Borrower Representative thereof.

2.11 Repayment of Revolving Credit Loans; Evidence of Debt. (a) (i) Each applicable US Borrower hereby unconditionally promises to pay to the Agent for the account of each US Tranche Revolving Credit Lender the then unpaid principal amount of each US Tranche Revolving Credit Loan of such Lender on the applicable Maturity Date, and (ii) each applicable Canadian Borrower hereby unconditionally promises to pay to the Agent for the account of each Canadian Tranche Revolving Credit Lender the then unpaid principal amount of each Canadian Tranche Revolving Credit Loan of such Lender on the applicable Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request through the Agent that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12 Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12.

(c) The applicable Borrower shall notify the Agent by telephone (confirmed by facsimile or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such later time and/or date as may be agreed by the Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective US Tranche Revolving Credit Exposures or Canadian Tranche Revolving Credit Exposures, as the case may be, of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment). Voluntary prepayments made by any Subsidiary described in clause (d) or (e) of the definition of Excluded Subsidiary will only be applied to Canadian Tranche Revolving Credit Borrowings.

2.13 Facility Fees. (a) The US Borrowers shall pay to the Agent for the account of each US Tranche Revolving Credit Lender (other than any Defaulting Lenders) in accordance with its US Tranche Percentage, a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the US Tranche Revolving Credit Commitments shall have expired or terminated) equal to the Facility Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the US Revolving Credit Facility for such fiscal quarter (or portion thereof that the US Tranche Revolving Credit Commitments are in effect) is less than the aggregate amount of the US Tranche Revolving Credit Commitments; provided that if the US Tranche Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The Canadian Borrowers shall pay to the Agent for the account of each Canadian Tranche Revolving Credit Lender (other than any Defaulting Lenders) in accordance with its Canadian Tranche Percentage, a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the Canadian Tranche Revolving Credit Commitments shall have expired or terminated) equal to the Facility Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Canadian Revolving Credit Facility for such fiscal quarter (or portion thereof that the Canadian Tranche Revolving Credit Commitments are in effect) is less than the aggregate amount of the Canadian Tranche Revolving Credit Commitments; provided that if the Canadian Tranche Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The foregoing notwithstanding, in accordance with Section 2.23(b), the applicable lenders may consent to a different Facility Fee Rate to be paid pursuant to the terms of any applicable Incremental Facility Amendment or Extension Offer. Accrued Facility Fees shall be payable in arrears on the first day of each January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, commencing on January 1, 2017. All Facility Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) (i) Each applicable US Borrower agrees to pay to the Agent for the account of each US Tranche Revolving Credit Lender a participation fee with respect to its participations in US Tranche Letters of Credit, which shall accrue at (x) in the case of standby Letters of Credit, the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans and (y) in the case of trade or commercial Letters of Credit, 50.0% of the Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, in each case, on the average daily amount of such Lender’s LC Exposure in respect of US Tranche Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s US Tranche Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any US Tranche Letters of Credit. Each applicable Canadian Borrower agrees to pay to the Agent for the account of each Canadian Tranche Revolving Credit Lender a participation fee with respect to its participations in Canadian Tranche Letters of Credit, which shall accrue at (x) in the case of standby Letters of Credit, the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, and (y) in the case of trade or commercial Letters of Credit, 50.0% of the Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, in each case, on the average daily amount of such Lender’s LC Exposure in respect of Canadian Tranche Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Canadian Tranche Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Canadian Tranche Letters of Credit. Each Borrower, severally but not jointly, agrees to pay to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Borrower during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees under this paragraph (b) shall be payable in US Dollars on the first day of each January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, commencing on January 1, 2017; provided, that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Holdings agrees to pay to the Agent for its own account, the administrative agent fees with respect to the Revolving Credit Facility described in the agent fee letter dated on or about the date hereof (the “Agent Fee Letter”).

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank) for distribution, in the case of Facility Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14 Mandatory Prepayments. (a) (i) If for any reason, at any time the Total US Tranche Revolving Credit Exposure exceeds the US Line Cap, the applicable US Borrowers shall within one Business Day prepay US Tranche Revolving Credit Loans and/or cash collateralize US Tranche Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess or (ii) if for any reason, at any time the Total Canadian Tranche Revolving Credit Exposure exceeds the Canadian Line Cap, the applicable Canadian Borrowers shall within one Business Day prepay Canadian Tranche Revolving Credit Loans and/or cash collateralize Canadian Tranche Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

(b) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class. No permanent reduction of Revolving Credit Commitments will be required in connection with any prepayment pursuant to this Section 2.14. Mandatory prepayments made by any Subsidiary described in clause (d) or (e) of the definition of Excluded Subsidiary will only be applied to Canadian Tranche Revolving Credit Borrowings.

2.15 Interest. (a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans in the applicable currency as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate, or a 365-day year in the case of ABR Loans based on the Canadian Prime Rate or the Canadian Base Rate or Eurodollar Loans based on the CDOR Rate).

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any period of time different from the actual number of days in the year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or the actual number of days in such period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) [reserved].

(h) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter and, until the Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

2.17 Increased Costs. (a) If any Change in Law shall:

(i) subject the Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or CDOR Rate, as applicable) or any Issuing Bank; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition, cost or expense relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), the applicable Borrower will pay to the Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that the Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate or the CDOR Rate, then, on notice thereof by such Lender to the applicable Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.21(b) or (c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) or the CDOR Rate, in each case, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market or for Canadian Dollar bankers’ acceptances in the Canadian interbank market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b) In addition, the applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) The US Borrowers shall jointly and severally indemnify the Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Agent, such Lender or such Issuing Bank or required to be withheld or deducted from a payment to the Agent or Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the US Borrowers hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall jointly and severally indemnify the Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Agent, such Lender or such Issuing Bank or required to be withheld or deducted from a payment to the Agent or Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Canadian Borrowers hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower Representative by a Lender or an Issuing Bank (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be conclusive absent manifest error. Notwithstanding the foregoing, no Borrower described in clause (d) or (e) of the definition of Excluded Subsidiary shall indemnify the Agent, a Lender or an Issuing Bank for Taxes imposed with respect a US Borrower Obligation, and no assets that constitute Excluded Assets described in clause (8), (13) or (15) of such defined term shall be applied to satisfy any such indemnification claim with respect to a US Borrower Obligation.

(d) As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Agent, at the time or times reasonably requested by the applicable Borrower or the Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the applicable Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Agent as will enable the applicable Borrower or the Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the

Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Lender or Issuing Bank that is a US Person shall deliver to the applicable Borrower and the Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Agent, such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Agent as may be necessary for the applicable Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Borrower and the Agent revised and/or updated documentation sufficient for the applicable Borrower and the Agent to confirm as to whether such Lender or Issuing Bank has complied with its respective obligations under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.

(f) Each Lender and Issuing Bank shall indemnify the Agent for the full amount of (i) any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank (but only to the extent that an applicable Loan Party has not already indemnified the Agent for such Taxes and without limiting the obligation of the applicable Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c)(i) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Agent shall be conclusive absent manifest error. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.19(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to US federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Agent to such Lender or such Issuing Bank from any other source against any amount due to the Agent under this Section 2.19(f).

(g) If the Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.19 or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender or Issuing Bank in the event the Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Agent or such Lender or Issuing Bank be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Agent or such Lender or Issuing Bank in a less favorable net after-Tax position than the Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Agent or any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at Eleven Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. Notwithstanding the foregoing, (i) no payments by a Borrower described in clause (d) or (e) of the definition of Excluded Subsidiary and (ii) no assets that constitute Excluded Assets described in clause (8), (13) or (15) of such defined term shall be applied to satisfy amounts due with respect to a US Borrower Obligation.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23 and 2.25 or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at (i) the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Agent to be the cost to it of funding such amount (in the case of an amount denominated in Canadian Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender or Issuing Bank. The applicable Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the applicable Borrower shall have received the prior written consent of the Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Revolving Credit Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation, or to terminate such Revolving Credit Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or

Classes shall have granted their consent, then the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Revolving Credit Commitments hereunder to one or more assignees reasonably acceptable to the Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrowers, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Agent and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(D), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Non-Consenting Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Facility Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Revolving Credit Commitments and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (A)(1), (A)(2), (A)(3) or (C)(2) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the US Revolving Credit Facility or Canadian Revolving Credit Facility, as applicable, but only to the extent (A) (x) the sum of all non-Defaulting Lenders’ US Tranche Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to US Tranche Letters of Credit does not exceed the total of all non-Defaulting Lenders’ US Tranche Revolving Credit Commitments and (y) the sum of all non-Defaulting Lenders’ Canadian Tranche Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to Canadian Tranche Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Canadian Tranche Revolving Credit Commitments and (B) (1) the US Tranche Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the US Tranche Revolving Credit Commitment of such non-Defaulting Lender and (2) the Canadian Tranche Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Canadian Tranche Revolving Credit Commitment of such non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall, within three Business Days following notice by the Agent, cash collateralize for the benefit of each applicable Issuing Bank in accordance with Section 2.7(j) only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by such Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ US Tranche Percentages and Canadian Tranche Percentages, as applicable;

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) if a Defaulting Lender has Canadian Tranche Revolving Credit Commitments or US Tranche Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Canadian Tranche Letters of Credit or US Tranche Letters of Credit, as applicable, the Canadian Tranche Percentage or the US Tranche Percentage, as applicable, of each non-Defaulting Lender with a Canadian Tranche Revolving Credit Commitment or US Tranche Revolving Credit Commitment, as applicable, shall be computed without giving effect to the Canadian Tranche Revolving Credit Commitment or US Tranche Revolving Credit Commitment, as applicable, of the Defaulting Lender.

In the event that the Agent, Holdings and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.23 Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, Holdings may, by notice to the Agent (whereupon the Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur one or more increases in the Revolving Credit Commitments (“Incremental Revolving Commitments” or the “Incremental Facilities”); provided, that except as otherwise provided below in Section 2.23(d), upon the effectiveness of each Incremental Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time the greater of (i) $100.0 million and (ii) such amount as would not cause the Total Revolving Credit Commitments to exceed the Aggregate Borrowing Base by more than $50.0 million, in each case, as of the date of effectiveness of such Incremental Facility (after giving effect to any change in any Borrowing Base resulting from any acquisition or other transaction occurring substantially contemporaneously with such Incremental Facility, subject to the Acquired Asset Borrowing Base). All Incremental Revolving Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $10.0 million (or in such lesser minimum amount agreed by the Agent); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b) Any Incremental Revolving Commitment shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby, including with respect to having the same Guarantors and being secured by the same Collateral on a pari passu basis with all other Obligations, and, for the avoidance of doubt, such Incremental Revolving Commitment shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility or both Revolving Credit Facilities, as the case may be, pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Commitments will not create a separate Revolving Credit Facility and such Incremental Revolving Commitments be deemed a part of the applicable Revolving Credit Facility); provided, that the Applicable Margin and the Facility Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Commitment such that the Applicable Margin and the Facility Fee Rate of such Revolving Credit Commitments are identical to those of the Incremental Revolving Commitments. Any Incremental Revolving Commitments shall be allocated in any Incremental Facility Amendment between the US Revolving Credit Facility and the Canadian Revolving Credit Facility as designated by the Borrower Representative, in consultation with the Agent. With the consent of each applicable Issuing Bank, a portion of any Incremental Revolving Commitment allocated between the US Tranche LC Sublimit and the Canadian Tranche LC Sublimit, with such allocations to be determined by the Borrower Representative in consultation with the Agent.

(c) Each notice from any Borrower pursuant to this Section 2.23 shall set forth the requested amount of the relevant Incremental Revolving Commitments. Any Additional Lenders that elect to extend Incremental Revolving Commitments shall be reasonably satisfactory to Holdings, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Agent and each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, any applicable Borrowers, such Additional Lender or Additional Lenders and the Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than Holdings, the Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Revolving Credit Commitments and such technical amendments as may be necessary or appropriate in the opinion of the Agent, Holdings and the applicable Borrower to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Incremental Facility Amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Incremental Revolving Commitments, be deemed to be participation interests in respect of such Incremental Revolving Commitments and the terms of such participation interests (including the participation fees applicable thereto) shall be adjusted accordingly. No Lender shall be obligated to provide any Incremental Revolving Commitments, unless it so agrees. Revolving Credit Commitments in respect of any Incremental Revolving Commitments shall become Revolving Credit Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date of the effectiveness of the Incremental Revolving Commitments thereunder (each, an “Incremental

Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, in connection with any Limited Conditionality Transaction, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (a) the Specified Representations and (b) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any Subsidiary of Holdings) has the right to terminate the obligations of Holdings or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (y) no Default or Event of Default (or, in the case of any Limited Conditionality Transaction, and to the extent agreed to by the lenders and other investors providing such Incremental Facilities, no Specified Event of Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrowers and the Restricted Subsidiaries. Upon each increase in the Revolving Credit Commitments of a Revolving Credit Facility pursuant to this Section 2.23, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Agent may, in consultation with Holdings, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitment, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Agent, following consultation with Holdings, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Agent and Holdings, and any such prepayment or assignment shall be subject to Section 2.18 but shall otherwise be without premium or penalty. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to any Incremental Facility the proceeds of which are to be used by Holdings or any other Group Member to finance, in whole or in part, a Permitted Acquisition, other Investment permitted under Section 6.7 or a Specified Prepayment permitted under Section 6.8 (a “Limited Conditionality Transaction”), for purposes of determining (x) compliance with the Financial Covenant or any financial ratio, (y) accuracy of representations and warranties (other than Specified Representations which shall be accurate in all material respects as of the Incremental Facility Closing Date) or occurrence of a Default or Event of Default (other than a Specified Event of Default), or (z) Excess Availability or availability under baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or based on the Payment Conditions), in each case, in connection with such Limited Conditionality Transaction, and any related incurrence of Indebtedness or Liens under Section 6.2, 6.3 or 6.10, Holdings shall have the option of making the applicable determinations under this Agreement with respect to such Limited Conditionality Transaction as of the date the definitive agreement for such Permitted Acquisition or permitted Investment is executed, or the redemption or prepayment notice is given for such Specified Prepayment (and the applicable financial ratios, Excess Availability or basket shall be calculated as if the Limited Conditionality Transaction and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that (i) Excess Availability will be determined based upon but subject to the limits of the Acquired Asset Borrowing Base, if applicable, (ii) this Section 2.23(d) shall not be applicable for purposes of Section 4.2(d), (iii) no Specified Event of Default shall exist on the date of funding of the extension of credit in connection with such Limited Conditionality Transaction, and (iv) if Holdings elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is closed.

2.24 Cash Management.

(a) Holdings, the other Borrowers and each Loan Party shall, along with the Agent and certain financial institutions selected by the Loan Parties, reasonably satisfactory to the Agent and located in the United States or Canada (the “Collection Banks”), enter into within 60 days after the Closing Date (or such longer period as the Agent may reasonably agree), and thereafter maintain, separate Cash Management Control Agreements with respect to all deposit accounts (other than Exempt Accounts). Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor which remittances shall be collected by the applicable Collection Bank and deposited in the applicable deposit account of the applicable Loan Party. All amounts received by any Loan Party and any Collection Bank, in respect of any Account, in addition to all other cash received from any other source (other than cash and Cash Equivalents maintained in Exempt Accounts or otherwise by Loan Parties not to exceed $5.0 million in the aggregate at any time), shall promptly upon receipt be deposited or swept into a Controlled Account.

(b) So long as no Dominion Period then exists, the Loan Parties shall be permitted to withdraw cash and Cash Equivalents from Controlled Accounts to be used for working capital and general corporate purposes. If a Dominion Period exists, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.24(c).

(c) Each Cash Management Control Agreement relating to a Controlled Account shall (unless otherwise reasonably agreed by the Agent) include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Agent (each, an “Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Agent Deposit Account shall be applied (and allocated) by the Agent on a daily basis in the following order: (i) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Agent under any of the Loan Documents and to repay or prepay outstanding Loans advanced by the Agent on behalf of the Lenders pursuant to Section 2.4(d); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Bank under any of the Loan Documents and to repay all outstanding unpaid LC Disbursements and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid fees actually due and payable to the Agent, the Issuing Banks and the Lenders under any of the Loan Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans of each Revolving Credit Facility (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to the cash collateralization (on a ratable basis) of all LC Exposure in accordance with Section 2.7(j); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Agent and the Lenders under any of the Loan Documents; and (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full and so long as no Specified Event of Default then exists, to be returned to the applicable Borrowers for such Borrowers’ own account. Notwithstanding the foregoing, in no event shall the cash collections from any Subsidiary described in clause (d) or (e) of the definition of Excluded Subsidiary, or any assets that constitute Excluded Assets described in clause (8), (13) or (15) of such defined term, be applied to any US Borrower Obligations.

(d) All costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Loan Parties. Notwithstanding the foregoing, (i) no payments by a Loan Party described in clause (d) or (e) of the definition of Excluded Subsidiary and (ii) no assets that constitute Excluded Assets described in clause (8), (13) or (15) of such defined term shall be applied to satisfy amounts due with respect to a US Borrower Obligation.

2.25 Extensions of Revolving Credit Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Holdings to all Lenders of any Revolving Credit Facility with Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments under such Revolving Credit Facility with a like maturity date) and on the same terms to each such Lender, Holdings is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments of such Revolving Credit Facility and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Credit Commitments, as so extended, as well as the original Revolving Credit Commitments of such Revolving Credit Facility (not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of

Revolving Credit Commitments of such Revolving Credit Facility from which they were extended), so long as the following terms are satisfied with respect to each applicable Revolving Credit Facility: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings) (provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments of such Revolving Credit Facility, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments of such Revolving Credit Facility, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than four different maturity dates), (ii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by Holdings pursuant to such Extension Offer, then the Revolving Credit Loans of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by Holdings pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Revolving Credit Commitments of each Revolving Credit Facility to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of Holdings (and such other Borrower, as applicable) and each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and the Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the applicable Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments of each Revolving Credit Facility so extended and such technical amendments as may be necessary or appropriate in the opinion of the Agent and the applicable Borrower to effect the provisions of this Section 2.25 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Extension Amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, Holdings shall provide the Agent at least five Business Days (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Revolving Credit Commitments, Holdings may offer any Lender of a Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Revolving Credit Commitments into such Class of Extended Revolving Credit Commitments of such Revolving Credit Facility; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Agent; (ii) such additional Extended Revolving Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Revolving Credit Commitments, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Agent and executed by such Lender, the Agent, Holdings, and any other applicable Borrowers and (iv) any such additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of Holdings and the Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of new Extended Revolving Credit Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and/or issue or participate in the Letters of Credit, each Borrower hereby jointly and severally represents and warrants, to the Agent and each Lender that:

3.1 Financial Condition. (a) (1) The audited balance sheet of Holdings as of June 21, 2016, accompanied by an unqualified report from Ernst & Young LLP thereon, which is included in the Registration Statement, presents fairly in all material respects the financial condition of Holdings as at such date, and (2) the audited consolidated balance sheets of the Business as of December 31, 2014 and December 31, 2015, and the related consolidated statements of operations and cash flows of the Business for the fiscal years ended December 31, 2013 and December 31, 2014 and the periods from January 1, 2015 to March 13, 2015 and March 14, 2015 to December 31, 2015, accompanied by an unqualified report from Ernst & Young LLP thereon, copies of which are included in the Registration Statement, present fairly in all material respects the consolidated financial condition of the Business as at such date, and the consolidated results of its operations and cash flows for the fiscal years or other periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein or in the notes thereto) applied consistently throughout the periods involved (except as disclosed therein or in the notes thereto).

(b) The unaudited, consolidated balance sheet of the Business as of June 30, 2016, and the related consolidated statements of operations and cash flows of the Business for the six-month period then ended, copies of which are included in the Registration Statement, present fairly in all material respects the consolidated financial condition of the Business as at such date, and the consolidated results of its operations and cash flows for the six-month period then ended. All such financial statements have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise noted therein or in the notes thereto.

(c) The Pro Forma Financial Statements have been prepared in good faith by Holdings and the Borrower and based on assumptions believed by Holdings to be reasonable when made and at the time so furnished, and the adjustments used therein are believed by the Company to be appropriate to give effect to the transactions and circumstances referred to therein.

3.2 No Change. Except as set forth on Schedule 3.2, since December 31, 2015, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than the Borrowers), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including the corresponding filings under the Term Loan Credit Facility Documents) and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7 Ownership of Property; Liens. Each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except Permitted Liens.

3.8 Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor do any of the Borrowers know of any valid basis for any such claim; and (iii) to the knowledge of each Borrower, the use of Company Intellectual Property by Holdings and the Group Members does not infringe on the rights of any Person.

3.9 Taxes. Each Group Member has timely filed or caused to be filed all US federal and non-US income and all state, provincial, territorial, and other tax returns that are required to be filed and has timely paid or caused to be paid all US federal and non-US income and all state, provincial, territorial and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the applicable Group Member, as the case may be), except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, no material written claim has been asserted with respect to any Taxes of any Group Member (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the applicable Group Member, as the case may be).

3.10 Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by Holdings, the other Borrowers or any of their respective Subsidiaries for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by the Agent on behalf of any Lender, the applicable Borrower will furnish to the Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U. On the Closing Date, “margin stock” (within the meaning of Regulation U) does not constitute more than 25.0% of the value of the consolidated assets of the Group Members.

3.11 ERISA; Foreign Pension Plans.

(a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) neither Holdings nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of Holdings or the Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Canadian Pension Plan (to the extent any may exist) is fully funded on a going-concern and solvency basis using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles; (ii) no promises of benefit improvements under any Canadian Pension Plan have been made; (iii) all obligations of each Group Member (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and, without limiting the generality of the foregoing, all contributions or premiums required to be made or paid by each Group Member to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such Canadian Pension Plan and all Requirements of Law; (iv) all employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner; (v) there have been no improper withdrawals or applications of the assets of any Canadian Pension Plan; (vi) no Lien exists in favor of an administrator of a Canadian Pension Plan for any overdue contributions or premiums; (vii) no event has occurred and no condition exists that has resulted or could reasonably be expected to result in a Canadian Pension Plan having its registration revoked; (viii) no event has occurred that has resulted in, and no condition exists that could reasonably be expected to result in, a Person ordering (or issuing a notice of intent to order) the termination or wind-up of any Canadian Pension Plan in whole or in part; and (ix) no Person has ordered or given notice of the termination or wind-up of a Canadian Pension Plan in whole or in part. Each Group Member’s sole obligation to or in respect of any Canadian Pension Plan is a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or any similar plan registered under pension standards legislation of another jurisdiction in Canada, including a “specified multi-employer” or “multi-unit” pension plan is to make monetary contributions to such plan in the amounts and in the manner set forth in the applicable collective agreement(s) and plan text. No Loan Party maintains, sponsors or contributes to any Canadian Defined Benefit Plan or has any liabilities or obligations in respect of a Canadian Defined Benefit Plan that has been terminated or wound up, other than with respect to the Initial Canadian Defined Benefit Plan. As at the Closing Date, no full or partial wind-up has been declared with respect to a Canadian Defined Benefit Plan for which the assets and liabilities have not been distributed or which a Loan Party would have an obligation.

3.12 Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13 Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Holdings as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Holdings and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b) As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Restricted Subsidiary.

(c) As of the Closing Date, Holdings has no Unrestricted Subsidiaries.

3.14 Use of Proceeds. Except as otherwise provided in, and subject to the limitations set forth in, Section 2.4(c), the proceeds of the Revolving Credit Loans shall be used on the Closing Date and from time to time thereafter for general corporate and working capital purposes of the Group Members. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. Letters of Credit shall be used solely to support payment and other obligations incurred in the ordinary course of business by Holdings and its Subsidiaries, including to backstop or replace Existing Letters of Credit outstanding on the Closing Date.

3.15 Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a) each Group Member: (i) is, and for the period of three years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by it; and (iii) is in compliance with all of its Environmental Permits;

(b) Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by any Group Member for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on any Group Member, or (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property currently owned or leased by any Group Member;

(c) there is no judicial, administrative, or arbitral proceeding pursuant to any Environmental Law to which any Group Member is named as a party that is pending or, to the knowledge of any Group Member, threatened in writing (including any notice of violation or alleged violation);

(d) no Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent US state or similar Canadian federal, provincial or territorial Environmental Law;

(e) no Group Member has entered into any consent decree, order, settlement or other agreement, or is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with any Environmental Liability; and

(f) no Group Member has assumed or retained by contract or operation of law, or is otherwise subject to, any Environmental Liability.

3.16 Accuracy of Information, Etc. None of the written information, reports, financial statements, exhibits or schedules furnished by or on behalf of any Group Member to the Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each Borrower represents only that it acted in good faith based upon assumptions believed by management of the Borrowers, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17 Security Documents.

(a) The US Guarantee and Collateral Agreement and each other US Security Document executed and delivered by a Loan Party is effective to create in favor of the Agent, for the benefit of the applicable Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and the delivery requirements of the ABL Intercreditor Agreement and any other applicable intercreditor arrangements and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the US Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the US Guarantee and Collateral Agreement have been completed, the Lien on the Collateral created by the US Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b) Each of the Canadian Security Documents executed and delivered by a Loan Party is effective to create in favor of the Agent, for the benefit of the applicable Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the PPSA), when financing statements or equivalent materials in appropriate form are filed in the appropriate filing offices, the Lien on the Collateral created by each of the Canadian Security Documents shall constitute a fully perfected or opposable Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations of such Loan Parties, in each case prior to the Liens of any other Person (except Permitted Liens).

3.18 Solvency. As of the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

3.19 Sanctions; Anti-Bribery Laws; Anti-Money Laundering Laws. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, the FCPA and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, and (iii) the Canadian Anti-Money Laundering Laws. No part of the proceeds of the Loans will be used by Holdings, the other Borrowers or any of their respective Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the Corruption of Foreign Public Officials Act (Canada).

(b) No Group Member nor, to the knowledge of Holdings, any director, officer, agent, employee or Affiliate of any Group Member, (i) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”), the U.S. Department of State or any international economic sanction administered or enforced by the Government of Canada;

and no Group Member will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, (x) for the purpose of financing the activities of any Person currently subject to any US sanctions administered by OFAC or any international economic sanction administered or enforced by the Government of Canada or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any sanctions imposed by the federal government of the United States or Canada.

3.20 Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21 Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrowers, threatened, (b) the hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (c) all payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

3.22 Accounts. Without limiting the statements contained in any Borrowing Base Certificate, each Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all material respects. The Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrowers with respect thereto. Each Borrower represents and warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of service and substantially in accordance with any purchase order, contract or other document relating thereto; or

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition.

3.23 Borrowing Base Calculation. The calculation by any Borrower of each Borrowing Base in any Borrowing Base Certificate delivered to the Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. Subject to Section 5.14, the agreement of each Lender and Issuing Bank to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Agent shall have received this Agreement, the US Guarantee and Collateral Agreement, the Canadian Security Documents required on the Closing Date, the ABL Intercreditor Agreement and the IP Security Agreements, in each case, executed and delivered by each party thereto.

(b) IPO Transactions. The following transactions shall be consummated prior to or substantially concurrently with the Closing Date:

(i) the IPO in accordance with applicable law;

(ii) the entry into the Term Loan Credit Agreement; and

(iii) the Refinancing.

(c) Pro Forma Financial Statements. The Agent shall have received a pro forma consolidated balance sheet and related pro forma statement of income of the Business as of and for the four fiscal quarter period ending on June 30, 2016 (together, the “Pro Forma Financial Statements”), prepared on the same basis as, and reflecting the transactions reflected in, the pro forma financial statements contained in the Registration Statement, and giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of such pro forma statement of income).

(d) Financial Statements. The Agent shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Business and Holdings for each fiscal quarter ended after June 30, 2016 and at least 45 days prior to the Closing Date.

(e) Fees. All fees and expenses in connection with the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by the Borrowers to the Lenders, the Arranger and the Agent on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one Business Day prior to the Closing Date.

(f) Solvency Certificate. The Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of Holdings with respect to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(g) Closing Certificate. The Agent shall have received a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(h) Other Certifications. The Agent shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated (or, in the case of any Loan Party incorporated under the laws of Canada or a province or territory thereof, by the Secretary, Assistant Secretary or other appropriate Responsible Officer of such Loan Party);

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing under the laws of such jurisdiction; and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, partnership agreement or other constitutive documents of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(i) Legal Opinions. The Agent shall have received (i) the legal opinions of Gibson, Dunn & Crutcher LLP, New York counsel to the Loan Parties and of Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties, and (ii) each other legal opinion as set forth on Schedule 4.1(i), in each case in form and substance reasonably satisfactory to the Agent.

(j) Pledged Capital Stock; Stock Powers; Pledged Notes. To the extent delivery thereof is required under the applicable Security Document and the ABL Intercreditor Agreement, the Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated securities for purposes of Article 8 of the UCC or the PPSA, as applicable), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Loan Parties pursuant to any Security Document endorsed in blank or accompanied by an executed transfer form in blank (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law) by the pledgor thereof.

(k) Security Interests. The Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of Holdings, together with all attachments contemplated thereby, the results of a search of the UCC, PPSA and security under Section 427 of the Bank Act (Canada) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and the results of the tax lien searches and copies of the financing statements or similar Lien registrations and any tax lien statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Agent that the Liens indicated by such financing statements and tax lien statements (or similar documents) are permitted by Section 6.3. Each document, notice or acknowledgment (including any UCC or PPSA financing statement, registration of a notice of intention to give security under Section 427 of the Bank Act (Canada) or any IP Security Agreement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Agent in proper form for filing, registration or recordation.

(l) Know Your Customer and Other Required Information. The Agent and the Arranger shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Agent and the Arranger with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Canadian Anti-Money Laundering Laws.

(m) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(n) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

(o) [Reserved].

(p) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.6.

4.2 Conditions to Each Post-Closing Extension of Credit. The agreement of each Lender and any Issuing Bank to make any extension of credit requested to be made by it hereunder on any date (other than (w) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (d) below), (x) Agent Advances, (y) a conversion of Loans to the other Type, or a continuation of Eurodollar Loans and (z) any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise set forth in Section 2.23(c) and (d)):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.6.

(d) Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof):

(i) the Total Revolving Credit Exposure would not exceed the Line Cap at such time;

(ii) the Total Canadian Tranche Revolving Credit Exposure at such time would not exceed the Canadian Line Cap at such time; and

(iii) the Total US Tranche Revolving Credit Exposure at such time would not exceed the US Line Cap at such time.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by and issuance of a Letter of Credit on behalf of one or more Borrower hereunder shall constitute a representation and warranty by Holdings and such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Holdings and each other Borrower hereby jointly and severally agrees that until the Obligations have been paid in full and all Revolving Credit Commitments have been terminated, Holdings and each other Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Agent for further delivery to each Lender:

(a) within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) within 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries (or, in respect of the fiscal quarter ended September 30, 2016, the unaudited consolidated balance sheets of the Business) as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its consolidated Subsidiaries (or, in respect of the fiscal quarter ended September 30, 2016, the financial condition, results of operations and cash flows of the Business) in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c) together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided are accompanied by a report by an independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period)).

5.2 Certificates; Other Information. Furnish to the Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the Form 10-K or 10-Q, as applicable, referred to in the last paragraph of Section 5.1), (i) a Compliance Certificate of a Responsible Officer that shall include, or have appended thereto, a statement that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto (which shall include calculations with respect to the Financial Covenant irrespective of whether a Compliance Period exists at such time) and (ii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the Form 10-K referred to in the last paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer of the Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date) or (B) a statement certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date);

(b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a consolidated budget in reasonable detail for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget) (collectively, the “Projections”), which Projections shall set forth such information on a quarterly basis and in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made and at the time delivered (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made and at the time delivered, it being recognized that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of management, and that no assurance can be given that any particular Projections will be realized and that variances from the Projections and the actual results during the period or periods covered by such Projections may be material);

(c) from and after the Closing Date, (i) unless clause (ii) below applies, not later than 5:00 P.M. (New York time) on or before the fifteenth (15th) Business Day of each fiscal month, (ii) during any period in which a Dominion Period is in effect, not later than 5:00 P.M. (New York time) on or before Friday of each week, (iii) at Holdings’ discretion, at the time of the consummation of a Permitted Acquisition (including, if applicable, a calculation of the Acquired Asset Borrowing Base) and (iv) at the time of the consummation of a sale or other Disposition (including a sale of Accounts to a Permitted Receivables Financing Subsidiary) of Borrowing Base assets with a value in excess of $20.0 million (other than any Disposition of cash or Inventory in the ordinary course of business or consistent with past practice), a borrowing base certificate setting forth the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit L (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Agent;

(d) (i) In the case of succeeding sub-clause (x), one (1) time during each fiscal year of Holdings (or, at any time that a Dominion Period under clause (a)(ii) of the definition thereof is in effect, two (2) times in each fiscal year), (ii) in the case of succeeding sub-clause (y), one (1) time in each fiscal year (or, at any time that a Dominion Period under clause (a)(ii) of the definition thereof is in effect, two (2) times in each fiscal year), and (iii) in the case of either sub-clause (x) or (y), at any time that any Specified ABL Default exists, as often as the Agent reasonably requests (x) an appraisal of the Inventory of the Loan Parties and (y) a collateral examination of the Inventory, Accounts and related accounts of the Loan Parties, in each case, in scope and form, and conducted by the Agent or from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Agent and at the sole cost and expense of the Borrowers. The Agent shall deliver to each Lender, within five (5) days of receipt thereof, each final report delivered to the Agent pursuant to this clause (d);

(e) within ten days after the same are sent or made available, copies of all reports that any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that Holdings shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Canadian Anti-Money Laundering Laws;

(g) promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance by any Loan Party with the terms of the Loan Documents to which it is a party, as the Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender); provided that no Loan Party shall be required to prepare or procure any environmental surveys or reports with respect to the real property of any Group Member; and

(h) before the end of the next following Business Day after receipt thereof by a Loan Party, (i) copies of any notices of any Governmental Authority’s intention to terminate a Canadian Defined Benefit Plan or to have a third party appointed to administer such Canadian Defined Benefit Plan or determination that a whole or partial termination has occurred in respect of any Canadian Defined Benefit Plan; and (ii) copies of any material notices of non-compliance in respect of a Canadian Defined Benefit Plan received from any Governmental Authority; and

(i) as soon as reasonably practicable following receipt thereof by a Loan Party, copies of the actuarial and accounting reports filed with a Governmental Authority in order to comply with applicable law and accounting standards in respect of each Canadian Defined Benefit Plan.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Holdings) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; provided, that no Borrower shall reorganize in a jurisdiction other than any Qualified Jurisdiction; and (b) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA, applicable law relating to Canadian Pension Plans, the PATRIOT Act and Canadian Anti-Money Laundering Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies Holdings believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b) Within 90 days following the date hereof (subject to Section 5.14) and within 30 days following any date on which a new Grantor (as defined in the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement) is added to the US Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreements (or is to execute and deliver any other applicable Canadian Security Document) or the date the relevant policy is obtained, cause the Agent to be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor, and the Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral (subject to the ABL Intercreditor Agreement as regards US Loan Parties). The Grantors shall use commercially reasonable efforts to cause all such insurance (i) to provide that the relevant insurer shall endeavor to provide the Agent with at least 30 days’ prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Agent, include a breach of warranty clause.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at Holdings’ expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings and the Group Members with officers and employees of Holdings and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Agent and shall be limited to one per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Loan Parties’ expense). The Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, no Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. For the avoidance of doubt, this Section 5.6 does not govern field examinations or inventory appraisals, which are governed by Section 5.2(d).

5.7 Notices. Promptly after (or, (i) in the case of clause (c) or (e), within 30 days and (ii) in the case of clause (f), within three Business Days after) a Responsible Officer acquires knowledge thereof, give notice to the Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c) the following events if any such event would have or reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to result in a Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, any partial or complete withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan;

(d) notice of the commencement of a Dominion Period or a Compliance Period;

(e) any other development or event that has or would reasonably be expected to have a Material Adverse Effect; and

(f) (i) the taking of any remedial action by any surety or (ii) the receipt by any Loan Party of any notice of such surety’s intent to take any remedial action, in each case, with respect to any assets included as eligible in the Borrowing Base Certificate most recently delivered pursuant to Section 5.2(c).

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) Holdings or the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, Etc. (a) Subject to Section 5.9(d), with respect to any personal Property (other than an Excluded Asset) acquired or created (including by the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Agent), (x) execute and deliver to the Agent such amendments to the Security Documents (including schedules thereto) or such other documents as the Agent may reasonably request to grant to the Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Borrower Representative in good faith) to grant to the Agent, for the benefit of the Secured Parties, a security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents (including schedules thereto), including the filing of UCC financing statements or PPSA financing statements in such jurisdictions as may be required by the Security Documents.

(b) [reserved]

(c) With respect to (x) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor (within the meaning of that term) that is created or acquired after the Closing Date (other than an Excluded Subsidiary) or (y) any previously Excluded Subsidiary that ceases to constitute an Excluded Subsidiary (pursuant to the definition of such term) (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Borrower Representative to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date on which such Person becomes a Subsequent Required Guarantor (i) execute and deliver to the Agent such amendments to the Security Documents (including schedules thereto) as the Agent reasonably deems necessary to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (ii) deliver to the Agent (x) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC or PPSA, as applicable, together with undated stock powers, in blank, to the extent necessary to perfect the Agent’s security interests therein, and (y) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the Security Documents (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law), (iii) cause such Subsequent Required Guarantor (A) to become a party to the applicable Security Documents and (B) to take such actions necessary to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the applicable IP Office, if required, and the filing of UCC financing statements or PPSA financing statements in such jurisdictions as may be required by the Security Documents, and (iv) if reasonably requested by the Agent, deliver to the Agent customary legal opinions relating to the matters described above.

(d) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) except as set forth in clause (iii) below, no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code (or PPSA) in the office of the Secretary of State (or similar central filing office) of the relevant state, province or territory or filings in respect of the giving of security under Section 427 of the Bank Act (Canada) (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in the applicable IP Offices with respect to intellectual property as expressly required in the Security Documents and (B) subject to the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Agent of all certificates evidencing Capital Stock of Restricted Subsidiaries required to be delivered in order to perfect the Agent’s security interest therein, intercompany notes and other instruments (including the Subordinated Intercompany Notes) to be held in its possession, in each case, as expressly required in the Security Documents, (iii) subject to Section 2.24, no Loan Party shall be required to enter into any control agreement with respect to any deposit account, securities account, futures account or commodity account, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States or Canada, (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States or Canada (or any political subdivision thereof), (vi) no Subsidiary described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to guarantee, or make any payments in respect of any US Borrower Obligations, notwithstanding that such Subsidiary may be or may be required to become a Loan Party hereunder with respect to Obligations other than the US Borrower Obligations, (vii) no Loan Party shall be required to grant a security interest in any Excluded Assets described in clause (8), (13) or (15) of such defined term in respect of any US Borrower Obligations, notwithstanding that a Loan Party may grant or may be required to grant a security interest in such assets with respect to Obligations other than the US Borrower Obligations, and (viii) no Loan Party shall be required to prepare or deliver any environmental surveys or reports with respect to the real property of any Group Member.

5.10 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14 and shall not use such proceeds in any manner that would cause the representations and warranties in Section 3.19 to be untrue.

5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12 Inventory. With respect to the Inventory of each Qualified Loan Party, each Qualified Loan Party will at all times maintain correct and accurate (in all material respects) records of the kind, type and quantity of Inventory, the cost therefor and withdrawals therefrom and additions thereto.

5.13 Designation of Subsidiaries. (a) The Board of Directors of Holdings may at any time designate any Restricted Subsidiary (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Agent; provided, that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Material Debt, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary, and (iv) immediately before and after such designation, the Payment Conditions shall be satisfied.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings’ Investment therein as determined in good faith by the Borrower Representative and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by Holdings in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation Holdings shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) Holdings’ Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to Holdings’ ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower Representative.

5.14 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Agent may agree), after the Closing Date, (a) provide, or cause the applicable Loan Party to provide, such Collateral that would have been required to be delivered on the Closing Date pursuant to Section 4.1(j), 4.1(k) or 4.1(o) and (b) complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

Holdings and each other Borrower hereby jointly and severally agrees that until the Obligations have been paid in full and all Revolving Credit Commitments have been terminated, Holdings and each other Borrower shall not, and Holdings shall not permit any of its Restricted Subsidiaries to:

6.1 Financial Covenant. During each Compliance Period, Holdings shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements have been delivered or were required to be delivered to the Lenders pursuant to Section 5.1(a) or (b) to be less than 1.00:1.00, or (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending thereafter until termination of such Compliance Period to be less than 1.00:1.00.

6.2 Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility and Extended Revolving Credit Commitments);

(b) intercompany Indebtedness permitted pursuant to Section 6.7;

(c) Indebtedness consisting of (A) (i) Capital Lease Obligations or (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $60.0 million and 3.00% of Consolidated Total Assets;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note (or, to the extent customary under applicable Requirements of Law, such other customary note or debt instrument) and subordinated to the Obligations on the terms set forth therein;

(e) Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (v) Holdings, (w) any Borrower, (x) any Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Group Members or (z) any joint venture of any Group Member, (ii) of any Group Member in respect of Indebtedness otherwise permitted to be incurred by any such Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, and (y) no Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor, (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7, and (C) in the case of clause (i)(z) above, the aggregate principal or face amount of all obligations at any one time outstanding shall not exceed the greater of $60.0 million and 3.00% of Consolidated Total Assets at the time such guarantee is made;

(f) any Indebtedness so long as either (A) the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 5.75:1.00 at the time of incurrence thereof (provided, that the incurrence of any such Indebtedness pursuant to this clause (f)(A) must be unsecured to the extent the Total Leverage Ratio exceeds 5.50:1.00) or (B) in the case of unsecured Indebtedness only, the Interest Coverage Ratio, determined on a Pro Forma Basis is at least 2.00:1.00 at the time of incurrence thereof; provided, that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (f) in respect of which any obligor is a Non-Loan Party Subsidiary shall not exceed the greater of $80.0 million and 30% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(g) Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 so long as either (A) the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 5.50:1.00 at the time of incurrence thereof or (B) the Interest Coverage Ratio at the time of incurrence thereof, determined on a Pro Forma Basis is either (1) no less than 2.00:1.00 or (2) no less than the Interest Coverage Ratio in effect immediately prior to such acquisition; provided, that such Indebtedness exists at the time the acquired Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired;

(h) Indebtedness under the Term Loan Credit Facility Documents (including Guarantee Obligations in respect thereof) in an aggregate principal amount not to exceed, on any date of determination, (i) $1.050 billion plus (ii) an amount equal to the aggregate principal amount of Incremental Term Loans (as defined in the Term Loan Credit Agreement) permitted to be incurred under the Term Loan Credit Agreement as in effect on the date hereof;

(i) Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) to the extent permitted by Section 6.6(b)(i);

(j) to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business or consistent with past practice and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k) to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations (including any obligation to make any Acquisition Earn-Out Payment), in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l) Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) in an aggregate principal amount (for all Foreign Subsidiaries other than Canadian Subsidiaries) not to exceed at any time the greater of (A) $80.0 million and (B) 4.00% of Consolidated Total Assets at the time of incurrence thereof;

(m) (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n) Indebtedness in respect of Hedge Agreements or Specified Hedge Agreements entered into not for speculative purposes;

(o) additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $100.0 million and (B) 5.00% of Consolidated Total Assets at the time of incurrence thereof;

(p) (i) Permitted Term Loan Refinancing Indebtedness (as defined in the Term Loan Credit Agreement, as in effect on the date hereof), (ii) Incremental Equivalent Debt permitted to be incurred under the Term Loan Credit Agreement as in effect on the date hereof, (iii) any Refinancing Indebtedness in respect of any of the foregoing and (iv) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q) Indebtedness representing deferred compensation or similar obligations to employees of Holdings and its Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(r) Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.7 constituting acquisitions of Persons or businesses or divisions;

(s) Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Restricted Subsidiaries, as the case may be;

(t) Indebtedness in respect of self-insurance obligations, statutory obligations, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business or consistent with past practice, and Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u) Indebtedness in an aggregate principal amount at any time not to exceed $25.0 million incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to any Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings;

(v) Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g), (h), (l), (o) and (y) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o) or (y) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w) [reserved];

(x) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(y) additional Indebtedness in an amount not to exceed the amount of capital contributions made to Holdings, or the amount of proceeds from the issuance of Qualified Capital Stock issued by Holdings, in each case after the Closing Date;

(z) unsecured Indebtedness owed to a Permitted Investor or Affiliate thereof that is expressly subordinate and junior in right of payment to the Obligations pursuant to subordination arrangements in form and substance reasonably acceptable to the Agent; provided, that such Indebtedness shall (i) have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (ii) not require any payments of interest in cash or other amounts in respect of principal in cash prior to the date that is 91 days after the Latest Maturity Date at the time of issuance, (iii) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions) and (iv) not be subject to any financial maintenance covenant;

(aa) Indebtedness constituting Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is permitted under Section 6.10; and

(bb) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (aa) above.

provided, that to the extent any Indebtedness incurred in reliance on clause (c), (e) (f), (g), (l), (o), (p) or (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Conditionality Transaction, then for purposes of determining compliance under such clause, the Borrower Representative shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Transaction is executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Transaction were consummated on such date until consummated or terminated; provided, further, that if the Borrower Representative elects to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is consummated or terminated.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of Holdings or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b) (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business or consistent with past practice which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business or consistent with past practice;

(c) (i) pledges or deposits in the ordinary course of business or consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business or consistent with past practice securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d) Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business or consistent with past practice;

(e) easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business or consistent with past practice that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f) Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed in such policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, (y) disclosed on any title insurance policies obtained on mortgaged properties in connection with mortgages executed and delivered pursuant to the terms of the Term Loan Credit Agreement or (z) that would be disclosed by an updated title report for any real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g) Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h) Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility or Extended Revolving Credit Commitments);

(i) any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j) Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of Holdings after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto);

(l) Liens securing Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof; provided, that the relative Lien priority thereof is set forth in the ABL Intercreditor Agreement or any other intercreditor arrangements entered pursuant to this Agreement;

(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business or consistent with past practice;

(o) (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business or consistent with past practice in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or consistent with past practice;

(q) UCC financing statements, PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business or consistent with past practice;

(r) Liens on property rented to, or leased by, any Group Member pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of Holdings or its Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s) Liens on (i) the assets of Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of Non-Loan Party Subsidiaries permitted under this Agreement or (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations);

(t) (i) Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt, and any Permitted Refinancing thereof, and any Guarantee Obligations by the Guarantors in respect thereof, and (ii) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Incremental Equivalent Debt (in each case, as defined in the Term Loan Credit Agreement as in effect as of the date hereof) and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of, any of the foregoing; provided, that a Senior Representative acting on behalf of the holders of any such Indebtedness shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Agent, as applicable;

(u) good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q)) or letter of intent or purchase agreement permitted hereunder;

(v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $80.0 million and 4.00% of Consolidated Total Assets at the time of incurrence thereof, provided that this clause (v) may not be used to permit Liens on Collateral of the type included in the Borrowing Base that are pari passu or senior to the Liens on such Collateral granted in favor of the Agent;

(w) Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x) Liens in favor of Holdings, any other Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y) Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Group Members;

(cc) ground leases in respect of real property on which facilities owned or leased by any Group Member are located;

(dd) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business or consistent with past practice of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff) so long as no Event of Default shall have occurred and be continuing, other Liens securing Indebtedness subject to (A) in the case of any such Liens ranking pari passu with the Liens securing the Term Loan Obligations (and junior to the Liens securing the Revolving Credit Facilities as to ABL Priority Collateral and senior to the Liens securing the Revolving Credit Facility as to Term Priority Collateral (as defined in the ABL Intercreditor Agreement)), the First Lien Leverage Ratio does not exceed 4.10:1.00 and (B) in the case of any such Liens ranking junior to the Liens securing the Term Loan Obligations and the Revolving Credit Facilities, the Total Leverage Ratio does not exceed 5.50:1.00, in each case, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that when calculating the First Lien Leverage Ratio or the Total Leverage Ratio for purposes hereof, the First Lien Leverage Ratio and the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of the Indebtedness secured by such Liens (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Leverage Ratio and the Total Leverage Ratio); provided, further, that a Senior Representative acting on behalf of the holders of the Indebtedness secured by such Liens shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Agent, as applicable, provided, further, that this clause (ff) may not be used to permit Liens on Collateral of the type included in the Borrowing Base that are pari passu or senior to the Liens on such Collateral granted in favor of the Agent.

(gg) Liens securing (i) obligations under Specified Hedge Agreements or Hedge Agreements of the type described in Section 6.2(n) and (ii) obligations of the type described in Section 6.2(j); provided that, in each case, the applicable Liens are subject to the ABL Intercreditor Agreement;

provided, that to the extent any Liens incurred in reliance on clause (t), (v) or (ff) of this Section 6.3 are used, in whole or in part, as part of any Limited Conditionality Transaction, then for purposes of determining compliance under such clause, Holdings shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Transaction is executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Transaction were consummated on such date until consummated or terminated; provided, further, that if Holdings elects to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is consummated or terminated.

6.4 Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a) so long as no Event of Default has occurred and is continuing, (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize Holdings in any State of the United States or reincorporate or reorganize any other Group Member in a Qualified Jurisdiction or (ii) change the form of entity shall be permitted and (y) any Group Member may be merged, consolidated or amalgamated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving Holdings, Holdings shall be the continuing, surviving or resulting entity and (B) in the case of any merger, consolidation or amalgamation involving one or more other Loan Parties (and not Holdings), a Loan Party shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party and shall comply with Section 5.9 in connection therewith;

(b) any Restricted Subsidiary of Holdings may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to Holdings or any other Loan Party or (ii) pursuant to a Disposition permitted by Section 6.5;

(c) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d) any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e) any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and shall comply with Section 5.9 in connection therewith;

(f) (i) any Restricted Subsidiary of Holdings (other than any Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if the Borrower Representative determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined in good faith by Holdings) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor or an Additional Revolving Borrower, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to Holdings, any Borrower or any Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of Holdings may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined in good faith by Holdings);

(g) so long as no Default exists or would result therefrom, Holdings may merge, amalgamate or consolidate with any other Person; provided, that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of a Qualified Jurisdiction, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto including the reaffirmation of any Guarantees and (C) Holdings shall have delivered to the Agent an officer’s certificate and, if requested by the Agent, an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement; and

(h) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5.

Any transaction otherwise permitted by this Section 6.4 that results in any Loan Party (other than Holdings) becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Holdings) of such Loan Party prior to giving effect to such transaction.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business or consistent with past practice;

(b) the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d) (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e) Dispositions of receivables pursuant to factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for any such Disposition is in the form of cash or retained Capital Stock or subordinated interests of such Permitted Receivables Financing Subsidiary or subordinated interests in the Permitted Receivables Financing Assets being sold;

(f) the Disposition of cash or Cash Equivalents or investment grade securities;

(g) (i) the license or sub-license of Intellectual Property in the ordinary course of business or consistent with past practice and (ii) the lapse or abandonment in the ordinary course of business or consistent with past practice of any registrations or applications for registration of any Intellectual Property;

(h) the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i) the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business or consistent with past practice;

(j) the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as (i) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $8.0 million, (A) at least 75.0% of the consideration therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole and (B) such Disposition is made at fair value (as determined in good faith by Holdings) and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Disposition; provided, that (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined in good faith by Holdings) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $10.0 million and 0.50% of Consolidated Total Assets at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k) the Disposition of assets subject to or in connection with any Recovery Event;

(l) Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m) Dispositions consisting of Investments permitted by Section 6.7;

(n) Dispositions consisting of Liens permitted by Section 6.3;

(o) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p) Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q) Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(s) the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t) in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(u) [reserved];

(v) any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral or (iii) such property is exchanged for like property (without regard to any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code;

(x) Dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value (as determined by Holdings in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $20.0 million and 1.00% of Consolidated Total Assets at the time of any such transaction;

(y) foreclosure or any similar action with respect to any property;

(z) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa) any lending or other disposition of samples, including time-limited evaluation software, provided to customers or prospective customers; and

(bb) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind.

Any Disposition of Capital Stock of any Loan Party from one Group Member to another Group Member otherwise permitted by this Section 6.5 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such Disposition) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Holdings) of such Subsidiary Guarantor prior to giving effect to such Disposition.

6.6 Limitation on Restricted Payments. Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property or make any Acquisition Earn-Out Payment (collectively, “Restricted Payments”, it being understood that payments made pursuant to the Tax Receivable Agreement shall not constitute Restricted Payments), except that:

(a) any Restricted Subsidiary may make Restricted Payments to Holdings, any other Borrower and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b) Holdings may, so long as no Event of Default has occurred and is continuing, purchase the Capital Stock of Holdings owned by future, present or former officers, directors, employees or consultants of any Group Member or make payments to employees of any Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed $12.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year) (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date); provided, that the cancellation of Indebtedness owed to Holdings or any Restricted Subsidiary by any future, present or former member of management, director, employee or consultant of Holdings or Restricted Subsidiaries, and borrowed to finance such person’s non-cash purchase of the Capital Stock of Holdings, which cancellation serves as consideration for the repurchase from any such person of such Capital Stock, will not be deemed to constitute a Restricted Payment for purposes of this Section 6.6 or any other provision of this Agreement;

(c) [reserved];

(d) [reserved];

(e) any non-Wholly Owned Subsidiary of Holdings may declare and pay cash dividends or distributions to its equity-holders generally so long as Holdings or its respective Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

(f) any non-Guarantor Wholly Owned Subsidiary of Holdings may declare and pay cash dividends and make other Restricted Payments to Holdings or any Restricted Subsidiary of Holdings that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g) [reserved];

(h) to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (h);

(i) repurchases of Capital Stock in any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof;

(k) Holdings may pay dividends and make distributions to, or repurchase or redeem its Capital Stock from, equity holders, in an amount not to exceed 6.00% per annum of the net proceeds from the issuance of Capital Stock received by or contributed to Holdings from the IPO; provided, that both before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(l) any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;

(m) Restricted Payments may be made in connection with the Acquisition as contemplated by the Purchase Agreement as in effect on the date hereof; provided that any Acquisition Earn-Out Payments may be made under this clause (m) only if immediately after giving effect to the payment thereof, the Total Leverage Ratio, determined on a Pro Forma Basis, would not exceed 4.75:1.00;

(n) so long as the Payment Conditions are satisfied, Holdings and its Subsidiaries may make unlimited Restricted Payments;

(o) other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 3.00% of Consolidated Total Assets at the time of the making of such Restricted Payments, plus the amount of any unused portion of the basket provided for in Section 6.8(vii); provided that the aggregate amount of Restricted Payments permitted under this Section 6.6(o) plus the amount of Investments permitted under Section 6.7(r) at any time shall not exceed the greater of $120.0 million and 6.00% of Consolidated Total Assets at such time; and

(p) to the extent constituting Restricted Payments, payments made pursuant to the Restructuring in order to effectuate the Transactions on or around the Closing Date.

6.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit or the holding of receivables in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(b) Investments in cash and Cash Equivalents or investment grade securities;

(c) Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d) loans and advances to employees, officers, directors, managers and consultants of any Group Member in the ordinary course of business or consistent with past practice (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of Holdings; provided, that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Holdings in cash and (iii) for any other purpose in an aggregate amount outstanding under clauses (i) through (iii) not to exceed $5.0 million at any time;

(e) [reserved];

(f) Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of Holdings (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i) immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(ii) all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary);

(iii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) directly owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed the greater of $60.0 million and 3.00% of Consolidated Total Assets at the time such Investment is made unless the Payment Conditions are satisfied at the time such Investment is made; and

(iv) any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related or ancillary line of business as the Group Members.

(g) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h) advances of payroll payments to employees, officers, directors and managers of Holdings and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(i) [reserved];

(j) intercompany Investments by any Group Member that is (i) a Loan Party in any other Loan Party (provided that intercompany Investments by US Loan Parties in Canadian Loan Parties under this clause (i) shall be limited to the greater of (x) $50.0 million and (y) 3.00% of Consolidated Total Assets at the time such Investment is made), (ii) a Non-Loan Party Subsidiary in any Group Member, (iii) a Loan Party in any Non-Loan Party Subsidiary (provided, that the aggregate amount of such Investments under this clause (j)(iii) do not exceed the greater of (x) $30.0 million and (y) 1.50% of Consolidated Total Assets at the time such Investment is made), and (iv) an Excluded Subsidiary in another Excluded Subsidiary;

(k) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(l) [reserved];

(m) Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or consistent with past practice or make lease, utility and other similar deposits in the ordinary course of business or consistent with past practice;

(n) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(o) Investments consisting of Restricted Payments permitted by Section 6.6;

(p) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Holdings on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Holdings; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(q) Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r) other Investments in an aggregate amount not to exceed the greater of (x) $80.0 million and (y) 4.00% of Consolidated Total Assets at the time such Investment is made; provided that the aggregate amount of Investments permitted under this Section 6.7(r) plus the amount of Restricted Payments permitted under Section 6.6(o) at any time shall not exceed the greater of $120.0 million and 6.00% of Consolidated Total Assets at such time;

(s) other Investments so long as the Payment Conditions are satisfied;

(t) deposits made in the ordinary course of business or consistent with past practice to secure the performance of leases or in connection with bidding on government contracts;

(u) advances in connection with purchases of goods or services in the ordinary course of business or consistent with past practice;

(v) Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business or consistent with past practice;

(w) Investments consisting of Liens permitted under Section 6.3;

(x) Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Holdings;

(z) (i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(aa) Investments made in connection with the Transactions;

(bb) [reserved];

(cc) Investments funded with Excluded Contributions;

(dd) Holdings and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Holdings or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim; and

(ee) Investments in joint ventures or in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures in each case, consisting of the transfer to such joint venture of a going concern business or businesses (including, in each case, all related assets, including equipment, inventory and working capital); provided, that all such businesses so transferred pursuant to this clause (ee), in the aggregate, have consolidated earnings before interest, taxes, depreciation and amortization (determined in a manner equivalent to the determination of Consolidated EBITDA) for the Relevant Reference Period not to exceed the greater of (x) $40.0 million and (y) 15% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff) Investments in connection with reorganizations and other activities related to tax planning and reorganization, so long as after giving effect thereto, the interest of the Secured Parties in the Collateral and the guarantees under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements, taken as a whole, is not materially impaired;

(gg) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(hh) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; and

(ii) Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13 provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment and (y) in the case of any Investment in connection with any Limited Conditionality Transaction, the Borrower Representative shall have the option of making any determination required by this Section 6.7 and any related determination required by Section 6.2, 6.3, 6.8 or 6.10, as applicable, as of the date the definitive documentation for such Investment is executed, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Transaction were consummated on such date until consummated or terminated; provided, further, that if the Borrower Representative elects to have such determinations occur as of the date of such definitive agreement, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be a Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Security Documents, and (B) a Non-Loan Party Subsidiary by a Loan Party (other than Holdings) shall be subordinated and subject to and in accordance with the terms of a Subordinated Intercompany Note or such other note in form and substance reasonably satisfactory to the Agent.

6.8 Limitation on Optional Payments of Junior Debt Instruments. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (a “Specified Prepayment”), any Junior Debt other than (i) a Specified Prepayment with the net cash proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment so long as the Payment Conditions are satisfied, (iii) the conversion of such Junior Debt to Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings, (iv) any Specified Prepayment made within nine months of the final maturity date of such Junior Debt, (v) payments necessary so that such Junior Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Internal Revenue Code, (vi) regularly scheduled interest payments and payments of fees, expenses and indemnification obligations (vii) other Specified Prepayments in an aggregate amount not to exceed the greater of $15.0 million and 1.00% of Consolidated Total Assets at the time of such Specified Prepayment, plus the amount of any unused portion of the basket provided for in Section 6.6(o) or (viii) any Specified Prepayments made in connection with the Restructuring; provided, that in the case of any Specified Prepayment under clause (i), (ii) or (iii) in connection with any Limited Conditionality Transaction, the Borrower Representative shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date the redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the Borrower Representative elects to have such determinations occur as of the date of such redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

(b) Make any mandatory prepayment pursuant to Section 2.14(c) of the Term Loan Credit Agreement unless the Payment Conditions are satisfied at the time such prepayment is made.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to Holdings and its Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may:

(a) enter into and consummate the transactions listed on Schedule 6.9(b);

(b) make Restricted Payments permitted pursuant to Section 6.6;

(c) make Investments (i) in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) in any Person to the extent permitted by Section 6.7(a), (c), (d), (h), (v) or (cc) (provided, that any Investment in a Person permitted under Section 6.7 shall be permitted under this Section 6.9(d) to the extent such Investment constitutes a transaction with an Affiliate solely because a Group Member owns any Capital Stock in, or controls such Person);

(d) enter into employment and severance arrangements with officers, directors and employees of Holdings and its Restricted Subsidiaries and, to the extent relating to services performed for Holdings and its Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of Holdings in connection with the foregoing shall be subject to Section 6.6;

(e) make customary payments to the Sponsor or another Permitted Investor or any of their respective Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of Holdings in good faith;

(f) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice to the extent otherwise permitted hereunder;

(g) pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of Holdings pursuant to any stockholders’ agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to Holdings;

(h) enter into transactions between Holdings or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of Holdings or any direct or indirect Subsidiary of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(i) engage in the non-exclusive licensing of Intellectual Property in the ordinary course of business or consistent with past practice to permit the commercial exploitation of Intellectual Property between or among Affiliates of Holdings;

(j) any transaction between or among Holdings or any Restricted Subsidiary and any Person that is an Affiliate of Holdings or any Restricted Subsidiary solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(k) payment to any Permitted Investor of all out of pocket expenses incurred by such Permitted Investor in connection with its direct or indirect investment in Holdings and its Subsidiaries;

(l) (i) investments by Affiliates in securities of Holdings or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Holdings or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of Holdings or any of its Restricted Subsidiaries contemplated by the foregoing subclause (i) or that were acquired from Persons other than Holdings and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(m) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(n) enter into transactions with respect to which Holdings or any of its Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9; and

(o) enter into, perform or assume obligations under the Tax Receivable Agreement.

6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by any Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (a “Sale and Leaseback Transaction”) to the extent the net cash proceeds of all such Sale and Leaseback Transactions during the term of this Agreement are in excess $20.0 million in the aggregate; unless (a) the sale of such property is made for cash consideration in an amount not less than the fair market value (as reasonably determined by the Borrower Representative in good faith) of such property, (b) such Sale and Leaseback Transaction is consummated within 180 days after the date on which such property is sold or transferred, (c) any Liens arising in connection with such Group Member’s use of the property are permitted by Section 6.3(r) and (d) either (i) the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such Sale and Leaseback Transaction (but without netting the cash proceeds from such Sale and Leaseback Transaction), is equal to or less than 5.50:1.00 or (ii) the net cash proceeds of such Sale and Leaseback Transaction shall be applied to mandatorily prepay the Term Loans in accordance with the Term Loan Credit Agreement.

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Permitted Amendment), the other Loan Documents, the Term Loan Credit Facility Documents (as in effect as of the date hereof, except for any Permitted Amendment (as defined in the Term Loan Credit Agreement)), or any Guarantee Obligations in respect of any of the foregoing, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Replacement Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof), any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures (including the CP&P Joint Venture as in effect on the date hereof), (g) licenses or sublicenses by any Group Member of Intellectual Property in the ordinary course of business or consistent with past practice (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (i) prohibitions and limitations arising by operation of law,

(j) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (k) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (l) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business or consistent with past practice, (m) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice, (n) agreements existing and as in effect on the Closing Date and described in Schedule 6.11 or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Holdings, no more restrictive with respect to Holdings or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as Holdings shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings and its Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12 Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment), the other Loan Documents or the Term Loan Credit Facility Documents (as in effect as of the date hereof, except for any Permitted Amendment (as defined in the Term Loan Credit Agreement)), (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness (as defined in the Term Loan Credit Agreement as in effect on the date hereof), any Incremental Equivalent Debt, any Replacement Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof), or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by the Borrower Representative), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) through (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Holdings, no more restrictive in any material respect with respect to the Borrowers or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, Holdings shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings and its Restricted Subsidiaries to make any payments required under the Loan Documents.

6.13 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which any Group Member is engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14 [Reserved].

6.15 Modification of Certain Agreements. Amend, modify or change (a) any Organizational Document of any Loan Party, (b) the terms of the Purchase Agreement to the extent relating to, or in connection with, the Acquisition Earn-Out Payment, (c) the terms of the definitive documentation of any Junior Debt constituting Material Debt (other than any such amendment, modification or other change (w) that would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Holdings or any of its Restricted Subsidiaries, (x) that is pursuant to a refinancing permitted by Section 6.8(i), (y) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (z) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt was incurred at such time and had not previously been incurred)), (d) the terms of any Term Loan Credit Facility Document (if such amendment, modification or change would be prohibited by the terms of the ABL Intercreditor Agreement), or (e) the Tax Receivable Agreement, in each case, in any manner that is materially adverse to the interests of the Lenders taken as a whole, as reasonably determined in good faith by Holdings (unless approved by the Agent), it being agreed that an assignment of the Tax Receivable Agreement shall not be considered materially adverse to the interest of the Lenders taken as a whole; provided, that in the case of clause (a) above, any amendment, modification or change to the Organizational Documents of any Loan Party to effectuate a change in form of entity or organization or any other transaction permitted by Section 6.5 shall be permitted, subject to the requirements under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements.

6.16 Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31, without the prior written consent of the Agent (such consent not be unreasonably withheld, delayed or conditioned), in each case other than if such change is required by GAAP.

6.17 Additional Deposit Accounts. Subject to the time periods set forth in Sections 5.9 and 5.14, each Borrower will not, and will not permit any other Loan Party to, directly or indirectly, open, maintain or otherwise have any deposit accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than the Controlled Accounts and the Exempt Accounts.

6.18 Canadian Defined Benefit Plan. Maintain, sponsor, contribute to or otherwise incur liability or obligations in respect of a Canadian Defined Benefit Plan other than the Initial Canadian Defined Benefit Plan or permit the wind-up and/or termination of any Canadian Defined Benefit Plan during the term of this Agreement without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the applicable Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the applicable Borrower shall fail to pay any interest on any Loan or any Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c) any Loan Party shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.2(c) and such failure shall continue unremedied for a period of five (5) days, or (ii) default in the observance or performance of any agreement contained in (A) Section 2.24(a), (B) clause (i) of Section 5.4(a) (with respect to Holdings only), (C) Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising solely from the failure to timely deliver such notice of default), (D) Section 5.7(f) (provided, that upon the delivery of a Borrowing Base Certificate in accordance with Section 5.2(c) showing the assets subject to the claims of the applicable surety as ineligible, the Event of Default resulting from the failure to deliver the notice required with respect to such assets under Section 5.7(f) shall be deemed cured for all purposes hereunder), (E) Section 5.10 or (F) Section 6 (in the case of the Financial Covenant in Section 6.1, subject to Section 7.2); or

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to Holdings by the Agent; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such

Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to any amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f) (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any of the other Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of Holdings or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) Holdings or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees for the payment of money shall be entered against Holdings or any of its Restricted Subsidiaries involving for Holdings or any of its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $60.0 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Agent (or the Term Loan Agent) to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC or PPSA continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j) the guarantee contained in Section 2 of the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k) any Change of Control shall occur; or

(l) a Canadian Pension Event shall occur, or if a Loan Party is in default with respect to payments to a Canadian Pension Plan resulting from its complete or partial withdrawal from such Pension Plan or the winding up of such Canadian Pension Plan or any Lien (other than a Permitted Lien) arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, and in each such case, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to one or more of the Borrowers, the Revolving Credit Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to each Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to each Borrower, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (y) subject to the terms and conditions of the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount in immediately available funds equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the applicable Borrower hereby grants to the Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Agent and the applicable Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Borrower shall, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).

7.2 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event Holdings fails to comply with the requirements of the Financial Covenant on the last day of any fiscal quarter (a “Test Date”), during the period beginning on the first day following the Test Date until the expiration of the tenth Business Day (the “Anticipated Cure Deadline”) subsequent to the date the Compliance Certificate to be delivered pursuant to Section 5.2(a) is required to be delivered with respect to such fiscal quarter, Holdings shall have the right to issue Capital Stock or obtain a contribution to its common equity, in each case, for cash (the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased for such fiscal quarter (and any four fiscal quarter-period that includes such fiscal quarter), solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the Financial Covenant, Holdings shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Test Date and shall be deemed to have never existed.

(b) Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing Holdings to comply with the Financial Covenant as of the relevant Test Date, (iv) no Indebtedness repaid with the Cure Amount shall be deemed repaid for purposes of recalculating the Financial Covenant during the period in which the Cure Amount is included in the calculation of Consolidated EBITDA (it being understood that Indebtedness repaid with the Cure Amount shall be deemed repaid for all other purposes under this Agreement, including for purposes of determining if the Financial Covenant is in effect for subsequent periods), and (v) except to the extent of any reduction in Indebtedness from such proceeds contemplated by the parenthetical in clause (iv), the Cure Amount shall be disregarded for other purposes of this Agreement (including determining financial ratio-based conditions (subject to the terms of clause (iv) above) or basket amounts).

(c) Upon the Agent’s receipt of a notice from Holdings that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Anticipated Cure Deadline to which such Notice of Intent to Cure relates, (x) neither the Agent nor any other Secured Party shall exercise the right to accelerate payment of the Loans or terminate or suspend the Revolving Credit Commitments and neither the Agent nor any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by Holdings to comply with the requirements of the Financial Covenant for the applicable period and (y) the Borrowers shall not be entitled to request any Borrowing, and no Lender or Issuing Bank shall have any obligation to make any Loan or issue or extend any Letter of Credit, during such period.

SECTION 8. THE AGENT

8.1 Appointment. Each Lender and Issuing Bank hereby irrevocably designates and appoints the Agent as the agent and collateral agent respectively of such Lender and such Issuing Bank under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender and each Issuing Bank hereby authorizes the Agent to enter into each Security Document, the ABL Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. None of the Agent, any Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or Issuing Banks under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither the Agent nor any Issuing Bank shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received written notice from a Lender or Holdings referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Agent, each Issuing Bank and each of their officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting any obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent hereunder, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9 Successor Agent. (a) The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower Representative (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the Borrower Representative’s sole discretion, which approval shall not be required during the continuance of an Event of Default under Section 7.1(a) or 7.1(f)), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term

“Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower Representative (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

(b) If the Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the Borrower Representative or the Required Lenders. The Borrower Representative shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Agent by the date that is 10 days following the Agent’s removal, the Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any Agent’s replacement as Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Holdings as Borrower Representative. Each Borrower hereby designates Holdings as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Issuing Banks or any Lender. Holdings hereby accepts such appointment as Borrower Representative. The Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of any Borrower. The Agent, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower. Each of the Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Representative) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Borrower Representative.

8.11 Quebec Security

(a) For greater certainty, and without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any

Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and the Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 8 also constitutes the substitution of the Attorney.

(b) The Agent acting as the Attorney shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Agent in this Agreement, which shall apply mutatis mutandis to the Agent acting as the Attorney.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any of Holdings or the other Group Members, to it at:

c/o Forterra, Inc.

300 East John Carpenter Freeway

Suite 1500

Irving, TX 75062

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn / Darius Mehraban

Facsimile: (212) 351-5276 / (212) 351-5276

E-mail: JEsdorn@gibsondunn.com / DMehraban@gibsondunn.com

(ii) if to the Agent, to it at:

Bank of America, N.A.

901 Main Street, 11th Floor

TX1-492-11-23

Dallas, Texas 75202

Attention: Bank of America Business Capital

Telecopy: 214-209-4766

(iii) if to any other Lender or any Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Holdings hereby agrees, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to Holdings, that it will, and will cause its Subsidiaries to, provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent. In addition, Holdings agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Agent.

Holdings hereby acknowledges that (a) the Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) publicly available or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the

Borrowers shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Revolving Credit Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Agent agrees that the receipt of the Communications by the Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative (and, if applicable, any other Borrowers) and the Required Lenders or by the Borrower Representative (and, if applicable, any other Borrowers) and the Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A) solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Revolving Credit Commitments if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1) increase the Revolving Credit Commitment of any Lender (other than with respect to any Incremental Revolving Commitments pursuant to Section 2.23 in which such Lender has agreed to be an Additional Lender), it being understood that (x) a waiver of any condition precedent set forth in Section 4.2, (y) the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments or (z) a reallocation of Revolving Credit Commitments between the US Tranche Revolving Credit Commitments and the Canadian Tranche Revolving Credit Commitments pursuant to Section 2.10(d) shall not constitute an increase of any Revolving Credit Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except (x) in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any change in Historical Excess Availability, Historical Average Utilization or any other definition used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee for purposes of this clause (2));

(3) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment; it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Revolving Credit Commitment of any Lender; or

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

(B) solely with the written consent of the Lenders (other than a Defaulting Lender) holding 66.7% of the outstanding Revolving Credit Commitments and/or Revolving Credit Exposure, any such agreement may increase advance rates or make other modifications to any Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria);

(C) solely with the written consent of each Lender (other than a Defaulting Lender), any such agreement may:

(1) change Section 2.20(b) or (c) or Section 2.24(c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in Section 6.4 of the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement or Sections 4.2 and 4.3 of the ABL Intercreditor Agreement (or the corresponding provision in any other intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement));

(2) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(3) except as otherwise expressly provided in Section 9.15 or in the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or any Issuing Bank hereunder in a manner adverse to the Agent or such Issuing Bank, as the case may be, without the prior written consent of the Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Revolving Credit Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Revolving Credit Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Revolving Credit Commitments of such Class (as if such Class were the only Class of Loans and Revolving Credit Commitments then outstanding under this Agreement), Holdings (and, if applicable, any other Borrower).

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the Agent and Holdings, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of Holdings to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement or any Senior Pari Passu Intercreditor Agreement or any Senior/Junior Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreements or such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings and the applicable Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.23 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents or such intercreditor agreements as may be necessary or appropriate, in the opinion of the Agent and Holdings, to give effect to the existence and the terms of the Incremental Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be, together with this Agreement, amended and waived with the consent of the Agent at the request of Holdings without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Agent and Holdings shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Agent and Holdings shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

(g) Notwithstanding the foregoing, this Agreement may be amended to increase the US Tranche LC Sublimit, the Canadian Tranche LC Sublimit or the Total LC Sublimit with the written consent of the applicable Issuing Banks and the Agent.

9.3 Expenses; Indemnity; Damage Waiver. (a) Holdings shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, the reasonable fees and expenses of consultants and appraisal firms in connection with inventory appraisals and field examinations required hereunder and the Agent’s standard charges for examination activities and appraisal reviews, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of legal counsel for the Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that Holdings’ obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in each of the United States and Canada for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) Holdings shall indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel in each of the United States and Canada for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries (including any predecessor entities), or any Environmental Liability relating to Holdings or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Holdings, the other Borrowers or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Holdings or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Agent or the Arranger (in each case, in its capacity as such) by other Indemnitees, the Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without Holdings’ prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent Holdings would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Holdings, the other Borrowers or any Indemnitee shall assert, and each of Holdings, the other Borrowers and each Indemnitee hereby waives, any claim against Holdings, the other Borrowers or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, each Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by any Loan Party to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of the Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) Holdings; provided, that no consent of Holdings shall be required for an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that (x) Holdings shall be deemed to have consented to any such assignment unless Holdings shall have objected thereto by written notice to the Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Borrower Representative to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Agent shall not have any responsibility or obligation to determine or notify Holdings with respect to whether any Lender or potential Lender is a Disqualified Lender, and the Agent shall have no liability with respect to any assignment made to a Disqualified Lender);

(B) the Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans of any Class or assignments to a Lender or an Affiliate or branch of a Lender, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5.0 million unless (x) such assignee shall be an existing Lender or (y) each of Holdings and the Agent otherwise consent; provided, that no such consent of Holdings shall be required if a Specified Event of Default has occurred and is continuing;

(B) each assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and no Lender shall be permitted to assign a single Class of Loans or Revolving Credit Commitments without assigning a proportionate part of such Lender’s other Classes of Loans or Commitments;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with (unless waived by the Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the other Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Agent, or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A)(1) through (A)(4) of the first proviso to Section 9.2(b) that adversely affects the Participant. The Borrowers agree that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections including the requirements under Section 2.19(e) (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from any Borrower under the Loan Documents shall be made available to such Borrower upon reasonable request. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant.

(iii) A Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.18(b) with respect to any Participant.

(v) No participation may be sold to the Sponsor, Holdings, any Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrower against any of and all the obligations of the applicable Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Agent and Holdings promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than the Agent acting in their capacity as such.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Subject to clause (e) below, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Without limiting the foregoing, each of the Canadian Loan Parties irrevocably designates, appoints and empowers as of the Closing Date, CT Corporation System (the “Process

Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Canadian Loan Party in care of the Process Agent at the Process Agent’s above address, and each of the Canadian Loan Parties hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Canadian Loan Parties further agree to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Canadian Loan Party agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Agent hereunder.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the Agent, such Issuing Bank or such Lender, as applicable, shall notify Holdings as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the Agent, such Issuing Bank or such Lender, as applicable, shall notify Holdings promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower Representative, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any of their Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agent, any Issuing Bank or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Sponsor, the Permitted Investors, the Business or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the other Borrowers or their Subsidiaries or the Revolving Credit Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facilities or (2) market data collectors, similar services, providers to the lending industry and service providers to the Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the other Borrowers or any of their Affiliates relating to the Borrowers or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided, that, in the case of information received from a Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWERS AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act; Canadian Anti-Money Laundering Laws.

(a) Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the PATRIOT Act.

(b) If the Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of applicable Canadian Anti-Money Laundering Laws, then the Agent: (i) shall be deemed to have done so as an agent for each Canadian Tranche Revolving Credit Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Tranche Revolving Credit Lender and the Agent within the meaning of the applicable Canadian Anti-Money Laundering Laws; and (ii) shall provide to each Canadian Tranche Revolving Credit Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Tranche Revolving Credit Lenders agrees that the Agent has no obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Canadian Tranche Revolving Credit Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.

9.14 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrower Representative’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset Collateral has become, or is becoming, an Excluded Asset, then, at the request of the Borrower Representative or any Borrower, the Agent agree to promptly (and the Lenders hereby authorize the Agent to) take such action and execute such documents as may be reasonably requested by the Borrower Representative or any Borrower, and at the Borrowers’ expense, to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrower Representative’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the US Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreements). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Revolving Credit Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrower Representative’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrower Representative’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements).

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Agent to serve as administrative agent and collateral agent, as applicable, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15 Judgment Currency.

(a) Each of the Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in any applicable currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under this Agreement or any other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any of the Loan Parties in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Exchange Rate determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Group Member party hereto covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any other rate of exchange for this Section 9.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

9.16 No Fiduciary Duty. The Agent, each Issuing Bank each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, but subject to Section 2.15(h) hereof, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Agent, a Lender or an Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.18 Intercreditor Agreements. The Agent is authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the ABL Intercreditor Agreement, (iii) any Senior Pari Passu Intercreditor Agreement, (iv) any Senior/Junior Intercreditor Agreement or (v) any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender and Issuing Bank (if applicable)) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Agent to enter into the ABL Intercreditor Agreement, any Senior Pari Passu Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

9.19 Posting of Margin and Collateral. Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Group Member or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement, (i) a Group Member shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement; and (ii) if any such counterparty posts any such margin or collateral with any Group Member, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such hedging agreement, with the express intention that the relevant Group Member shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Group Member shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement.

9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10. ADDITIONAL LOAN PARTIES AND OBLIGATIONS

10.1 Additional Borrowers. At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Group Member that is a direct or indirect Wholly Owned Subsidiary organized under the laws of the United States or Canada may elect to be added as an Additional Borrower hereunder upon delivery to the Agent of a Notice of Additional Borrower as follows:

(a) such Group Member shall be deemed a “Borrower” and (x) in the case of any Domestic Subsidiary, a “US Borrower” and (y) in the case of any Canadian Subsidiary, a “Canadian Borrower”, in each case, hereunder and under the Loan Documents with respect to the Revolving Credit Facility subject to the receipt by the Agent, in form and substance satisfactory to the Agent, of joinder and any other documentation reasonably requested by the Agent with respect to such Additional Borrower, including any promissory notes requested by a Lender through the Agent and written opinions of the Loan Parties’ counsel;

(b) such Additional Borrower shall deliver the documents required by Section 5.9 with respect thereto; and

(c) as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing by each Lender within ten Business Days following receipt of such Notice of Additional Borrower to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and, in the case of any Canadian Borrower, Canadian Anti-Money Laundering Laws.

10.2 Discretionary Guarantors. At any time after the Closing Date, Holdings may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) Holdings shall provide a Notice of Additional Guarantor to the Agent of their intention to add any Discretionary Guarantor at least 15 Business Days (or such shorter period as the Agent may reasonably agree) prior to the date of the proposed addition;

(b) consent of the Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political or legal risk to the Lenders or the Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of a Qualified Jurisdiction;

(c) Holdings and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by the Agent or any Lender within ten Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including, the PATRIOT Act and the Canadian Anti-Money Laundering Laws.

It is understood and agreed that, as a condition to the effectiveness of any joinder of any Group Member or other Person as a “Discretionary Guarantor” under the Term Loan Credit Agreement, such Group Member or other Person shall have become a Discretionary Guarantor hereunder, pursuant to and in accordance with the provisions of this Section 10.2.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

FORTERRA, INC.

By:	/s/ Jeffrey K. Bradley

Name:	Jeffrey K. Bradley
Title:	Chairman of the Board and President

[Project Maverick – ABL Credit Agreement]

US BORROWERS:

STARDUST HOLDINGS (USA), LLC
FORTERRA FINANCE, LLC

By:	/s/ Jeffrey K. Bradley

Name:	Jeffrey K. Bradley
Title:	Chairman of the Board and President

FORTERRA PIPE & PRECAST, LLC
USP HOLDINGS, INC.
FORTERRA PRESSURE PIPE, INC.
FORTERRA CONCRETE INDUSTRIES, INC.
FORTERRA CONCRETE PRODUCTS, INC.
FORTERRA STRUCTURAL PRECAST, LLC
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
US PIPE FABRICATION, LLC
MILL HANDLING LLC
DIP ACQUISITION LLC
FAB PIPE LLC
CUSTOM FAB, INC.
GRIFFIN PIPE PRODUCTS CO., LLC

By:	/s/ Jeffrey K. Bradley

Name:	Jeffrey K. Bradley
Title:	Chairman of the Board and Chief Executive Officer

BIO CLEAN ENVIRONMENTAL SERVICES, INC.
MODULAR WETLAND SYSTEMS, INC.
J&G CONCRETE OPERATIONS, LLC
FORTERRA PRECAST CONCEPTS, LLC

By:	/s/ Jeffrey K. Bradley

Name:	Jeffrey K. Bradley
Title:	Chief Executive Officer

[Project Maverick – ABL Credit Agreement]

CANADIAN BORROWERS:

FORTERRA PIPE & PRECAST, LTD.
FORTERRA PRESSURE PIPE, ULC
FORTERRA PIPE & PRECAST BC, ULC

By:	/s/ Jeffrey K. Bradley

Name:	Jeffrey K. Bradley
Title:	Chief Executive Officer

[Project Maverick – ABL Credit Agreement]

AGENT:

BANK OF AMERICA, N.A., as Agent, as a US Tranche Revolving Credit Lender, and an Issuing Bank

By:	/s/ Laura Parrish
	Name:	Laura Parrish
	Title:	Vice President

[Project Maverick – ABL Credit Agreement]

BANK OF AMERICA, N.A. (acting through its Canada branch),
as a Canadian Tranche Revolving Credit Lender, and an Issuing Bank

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

[Project Maverick – ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a US Tranche Revolving Credit Lender and an Issuing Bank

By:	/s/ Greg Feldmus
	Name:	Greg Feldmus
	Title:	Duly Authorized Signer

[Project Maverick – ABL Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as a Canadian Tranche Revolving Credit Lender and an Issuing Bank

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President Credit Officer, Canada Wells Fargo Capital Finance Corporation Canada

[Project Maverick – ABL Credit Agreement]

GOLDMAN SACHS BANK USA,
as a US Tranche Revolving Credit Lender, a Canadian Tranche Revolving Credit Lender and an Issuing Bank

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

[Project Maverick – ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a US Tranche Revolving Credit Lender, a Canadian Tranche Revolving Credit Lender and as an Issuing Bank

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
	Name:	Warren Van Heyst
	Title:	Authorized Signatory

[Project Maverick – ABL Credit Agreement]

BARCLAYS BANK PLC,
as a US Tranche Revolving Credit Lender, a Canadian Tranche Revolving Credit Lender and an Issuing Bank

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

[Project Maverick – ABL Credit Agreement]

CITIBANK, N.A.,
as a US Tranche Revolving Credit Lender, a Canadian Tranche Revolving Credit Lender and an Issuing Bank

By:	/s/ Thomas Halsch
	Name:	Thomas Halsch
	Title:	Vice President

[Project Maverick – ABL Credit Agreement]

ROYAL BANK OF CANADA,
as a US Tranche Revolving Credit Lender and a Canadian Tranche Revolving Credit Lender

By:	/s/ Raja Khanna
	Name:	Raja Khanna
	Title:	Authorized Signatory

[Project Maverick – ABL Credit Agreement]

SUNTRUST BANK,
as a US Tranche Revolving Credit Lender and a Canadian Tranche Revolving Credit Lender

By:	/s/ Christopher N. Jensen
	Name:	Christopher N. Jensen
	Title:	Vice President

[Project Maverick – ABL Credit Agreement]

Schedule 1.1A

Existing Letters of Credit

Bank (Bank that issued the L/C)	L/C #	Applicant	Currency	Beneficiary	Amount	Issue Date	Expiration Date	Country
Bank of America	68111568	Stardust Finance Holdings, Inc.	USD	The Northwestern Mutual Life Insurance Company	$1,586,004.00	05/27/15	09/30/17	US

Bank of America	68110942	Stardust Finance Holdings, Inc.	USD	ACE American Insurance Company	$6,380,407.00	04/23/15	04/23/17	US

Wells Fargo	IS0029409U	USP Holding Inc.	USD	Sentry Insurance a Mutual Company	$3,000,000.00	04/27/15	04/25/17	US

Wells Fargo	IS0011014	United States Pipe and Foundry Co. LLC	USD	Zurich American Insurance Company	$250,000.00	05/26/15	04/02/17	US

Wells Fargo	IS0021353U	United States Pipe and Foundry Co. LLC	USD	GELCO Corp D/B/A GE Fleet Services	$100,000.00	01/25/13	01/30/17	US

Schedule 1.1A – Existing Letters of Credit

Schedule 2.4

Lenders

Lender	US Tranche Revolving Credit Commitment	Canadian Tranche Revolving Credit Commitment	LC Issuer Sublimit
Bank of America, N.A.	$84,666,666.67	$0.00	$12,492,877.49
Bank of America, N.A. (acting through its Canada branch)	$0.00	$6,333,333.33	$0.00
Wells Fargo Bank, National Association	$60,000,000.00	$0.00	$12,492,877.49
Wells Fargo Capital Finance Corporation Canada	$0.00	$4,000,000.00	$0.00
Goldman Sachs Bank USA	$42,000,000.00	$3,000,000.00	$11,243,589.75
Credit Suisse AG, Cayman Islands Branch	$28,000,000.00	$2,000,000.00	$12,492,877.49
Barclays Bank PLC	$23,333,333.33	$1,666,666.67	$7,777,777.78
Citibank, N.A.	$14,000,000.00	$1,000,000.00	$3,500,000.00
Royal Bank of Canada	$14,000,000.00	$1,000,000.00	$0.00
Suntrust Bank	$14,000,000.00	$1,000,000.00	$0.00

Total	$280,000,000.00	$20,000,000.00	$60,000,000.00

Schedule 2.4 – Lenders

Schedule 3.2

No Change

1.	On June 13, 2016, the owners of Holdings received notice that HeidelbergCement, the former owner of the business now owned by Holdings, intends to dispute the calculation of a specified adjusted EBITDA target for 2015, the calculation of which determines whether Holdings would owe a further payment to HeidelbergCement of up to $100 million under the terms of the original purchase agreement. HeidelbergCement asserts that $100 million (the maximum amount permitted by the Purchase Agreement) is owed as an earnout payment, and the parties are currently engaged in a dispute regarding what amount (if any) is owed in respect of the earnout. On October 5, 2016, affiliates of HeidelbergCement filed a lawsuit in the Delaware Court of Chancery seeking specific performance and claiming access to the books, records and personnel of the parent companies of Holdings and its subsidiaries, and seeking a declaratory judgment concerning the scope of the neutral accounting expert’s authority; and in the alternative, claiming a breach of contract and seeking the $100 million and other damages.

Schedule 3.2 – No Change

Schedule 3.4

Consents, Authorizations, Filings and Notices

None.

Schedule 3.4 – Consents, Authorizations, Filings and Notices

Schedule 3.13(a)

Restricted Subsidiaries

Name of Company Subsidiary	Jurisdiction of formation	Number and type of issued equity interests	Holders of the equity interests
Forterra, Inc.	Delaware	41,619,472 common shares	Forterra US Holdings, LLC

Forterra Finance, LLC	Delaware	100% Interest	Forterra, Inc.

Stardust Holdings (USA), LLC	Delaware	101 Units	Forterra, Inc.

Forterra Pipe & Precast, LLC	Delaware	100% Interest	Stardust Holdings (USA), LLC

Forterra Pressure Pipe, Inc.	Ohio	2,971,352 common	Forterra Pipe & Precast, LLC

Forterra Concrete Industries, Inc.	Tennessee	2,705.11 shares	Forterra Pipe & Precast, LLC

USP Holdings Inc.	Delaware	84,782.377 shares	Forterra Pipe & Precast, LLC

United States Pipe and Foundry Company, LLC	Alabama	100% Interest	USP Holdings Inc.

US Pipe Fabrication, LLC	Delaware	100% Interest	USP Holdings Inc.

Mill Handling LLC	Delaware	100% Interest	USP Holdings Inc.

DIP Acquisition LLC	Delaware	100% Interest	USP Holdings Inc.

Fab Pipe LLC	Delaware	100% Interest	US Pipe Fabrication, LLC

Custom Fab, Inc.	Florida	1000 shares of voting common stock	US Pipe Fabrication, LLC

Griffin Pipe Products Co., LLC	Delaware	100% Interest	DIP Acquisition LLC

Forterra Concrete Products, Inc.	Iowa	1829 shares of common stock	Forterra Pipe & Precast, LLC

Bio Clean Environmental Services, Inc.	California	100 shares of common stock	Forterra Pipe & Precast, LLC

Modular Wetland Systems, Inc.	California	91,352 shares of common stock	Forterra Pipe & Precast, LLC

Schedule 3.13(a) – Restricted Subsidiaries

Name of Company Subsidiary	Jurisdiction of formation	Number and type of issued equity interests	Holders of the equity interests

Forterra Structural Precast, LLC	Delaware	100% Interest	Forterra Pipe & Precast, LLC

J&G Concrete Operations, LLC	Texas	100% Interest	Forterra Pipe & Precast, LLC

Forterra Precast Concepts, LLC	Delaware	100 units	Forterra Pipe & Precast, LLC

Forterra Pipe & Precast, Ltd.	British Columbia	120 common shares 75,000 preferred shares	Forterra, Inc.

Forterra Pipe & Precast BC, ULC	British Columbia	100 Class F shares	Forterra Pipe & Precast, Ltd.

Forterra Pressure Pipe, ULC	British Columbia	1,000 common shares	Forterra Pipe & Precast, Ltd.

Schedule 3.13(a) – Restricted Subsidiaries

Schedule 3.13(b)

Agreements Related to Capital Stock

None.

Schedule 3.13(b) – Agreements Related to Capital Stock

Schedule 4.1(i)

Legal Opinions

Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties.

Maynard Cooper & Gale, P.C., the Loan Parties’ local counsel in Alabama.

Rogers Towers, P.A., the Loan Parties’ local counsel in Florida

Butler Snow LLP, the Loan Parties’ local counsel in Tennessee

Belin McCormick, P.C., the Loan Parties’ local counsel in Iowa

Dinsmore & Shohl LLP, the Loan Parties’ local counsel in Ohio

Blakes, Cassels & Graydon LLP, the Loan Parties’ local counsel in Ontario, British Columbia and Quebec

Schedule 4.1(h) – Legal Opinions

Schedule 5.14

Post-Closing Matters

1.	On or prior to the date that is 60 days after the Closing Date (or such later date as the Agent may agree), the Borrowers shall deliver Cash Management Control Agreements with respect to all deposit accounts of each Loan Party (other than Exempt Accounts).

2.	Within one Business Day after the Closing Date, execute and deliver to the Agent the Deed of Hypothec by each grantor under the Deed of Hypothec.

3.	As promptly as practicable after the Closing Date, file an application for registration of a movable hypothec (Form RH) with respect to the Deed of Hypothec at the Register of Personal and Movable Real Rights (Quebec) and, upon confirmation of registration, deliver to the Agent a Quebec and British Columbia law opinion of Blake, Cassels & Graydon LLP confirming same in form and substance reasonably accept to the Agent.

4.	Within five (5) Business Days after the Closing Date (or such later date as the Agent may agree), the Agent shall have received current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 of the Credit Agreement and shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and shall name the Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Agent.

Schedule 5.14 – Post-Closing Matters

Schedule 5.14 – Post-Closing Matters

Schedule 6.2(d)

Existing Indebtedness

1.	Surety Bonds:

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

0115502	Forterra Pipe & Precast, LLC & Forterra Brick East, LLC	12,533,746.70	USD	Performance and/or Payment	DFW Connector Project, Project No. 486-13006	Idaho	NorthGate Constructors, J.V.	10-Nov-09	30-Jun-14	W.R. Berkley Corp

106026097	Forterra Pressure Pipe, Inc.	12,000,000.00	USD	Performance and/or Payment	Tarrant regiona; Water District, Pipeline 12-13 Midlothian Balancing Reservoir IPL-CSP-14-010	North Carolina	Thalle Midlothian Partners LLC	31-Dec-15	31-Dec-16	Travelers

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

SU29380	Forterra Pressure Pipe, Inc.	9,275,018.00	USD	Performance and/or Payment	Line Replacement at Stennis Space Center, Miss., High Pressure Industrial Water (HPIW)	Louisiana	Healtheon	03-Sep-13	15-Oct-15	Aspen Insurance Holdings

022045612	Forterra Pipe & Precast, LLC	7,793,140.32	USD	Performance and/or Payment	IH35 Managed Lane Design/Build Project	Texas	AGL Constructors	01-Oct-13	01-Feb-17	Liberty Mutual Group

0150141	Forterra Pipe & Precast, LLC	7,534,000.00	USD	Performance and/or Payment	Supply of pipe and precast pieces in connection with the DFW Connector Project (IH635)	Texas	Trinity Infrastructure, LLC	02-Mar-11	02-Mar-16	W.R. Berkley Corp

BDTO-300002-014	Forterra Pressure Pipe, Inc.	3,213,531.00	USD	Performance and/or Payment	Napanee Generating System	Canada	Kiewit Energy Canada Corp.	23-Jan-14	25-Feb-15	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

0170389	Forterra Pressure Pipe, Inc.	3,111,937.00	USD	Performance and/or Payment	SJRA Surface Water Facility Project - McCarthy Project No. 0020489	Texas	McCarthy	31-Jan-13	01-Sep-15	W.R. Berkley Corp

106026129	Forterra Pressure Pipe, Inc.	2,826,484.00	USD	Performance and/or Payment	Allen Combined Cycle Project - Kiewit PO #2010	Tennessee	Allworld Project Management, LLC	12-Jan-16	20-Jun-20	Travelers

02/23/2015 #1	Forterra Structural Precast, LLC	2,700,000.00	USD	Prequalification	Alta Gateway Apartments Parking Structure	Utah	R&O Construction, Inc.	23-Feb-15	23-Feb-16	Zurich

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

022055380	Forterra Pressure Pipe, Inc.	1,770,496.00	USD	Performance and/or Payment	Purchase Order PPC-PR-PO-XH-9951 for 102” Embedded Cylinder Pipe to the Port of Houston for Punta Catalina Power Plant and subsequently revised to furnish CS131 pipe designated as shipments 8a, 8b and 8c to the Port of Houston. The bond expires on March 1, 2017.	Texas	Consorcio Odebrecht - Tecnimont-Estrella	22-Aug-16	01-Mar-17	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

08800271	Forterra Pressure Pipe, Inc.	1,381,882.00	USD	Performance and/or Payment	Supply of Prestressed Concrete Cylinder Pipe (PCCP) for the VC Summer Project, Jenkinsville, SC	Texas	EvapTech, Inc.	10-Dec-14	10-Dec-15	Zurich

09033015	Forterra Pipe & Precast, LLC	1,295,020.08	USD	Performance and/or Payment	New Road Construction on SR-23 South	Florida	Dragados USA	04-Mar-15	04-Mar-16	Zurich

0170416	Forterra Pressure Pipe, Inc.	1,247,482.00	USD	Performance and/or Payment	Prestressed Concrete Cylinder Pipe - Grand River Energy Center Unit 3	Texas	TIC - The Industrial Company	13-Feb-15	07-Aug-15	W.R. Berkley Corp

09033022	Forterra Structural Precast, LLC	1,186,764.91	USD	Performance and/or Payment	UT07013VT - Mid-Jordan/Draper Design-Build Project, Salt Lake City, UT	Arizona	Kiewit/Herzog/Parsons, A Joint Venture	23-Feb-16	23-Feb-17	Zurich

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

09033026	Forterra Pressure Pipe, Inc.	1,000,474.40	USD	Performance and/or Payment	Project Franklin, Purchase Order #25873-100-POA-CY02-00001 Rev. 000, Prestressed Concrete Cylinder Pipe & Precast Concrete Manholes	Texas	Shell Chemical Appalachia LLC, c/o Bechtel Oil Gas & Chemical, Inc.	01-Jan-15	15-Dec-15	Zurich

022049124	Forterra Pressure Pipe, Inc.	950,000.00	USD	Performance and/or Payment	Supply Pipe for Isometric Circulating Water System to Cooling Tower	Arizona	Abeinsa Abener Teyma	13-Aug-14	13-Aug-15	Liberty Mutual Group

929600920	Forterra Pipe & Precast, LLC & Lehigh Cement Company, LLC	748,433.63	USD	Performance and/or Payment	Pipe	Florida	Dragados USA	15-Aug-14	15-Aug-16	CNA Surety

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

0167049	Forterra Pressure Pipe, Inc.	705,825.00	USD	Performance and/or Payment	TRWD SH 360 Crossing Cedar Creek Pipeline - Tarrant Regional Water District		Tarrant Regional Water District	23-Oct-15	15-Sep-16	W.R. Berkley Corp

022047951	Forterra Pressure Pipe, Inc.	517,813.00	USD	Performance and/or Payment	Marshalltown Generating Solution	Pennsylvania	Burns & McDonnell Engineering Co, Inc.	18-Mar-14	01-Jun-16	Liberty Mutual Group

64S105722677BCM	Forterra Structural Precast, LLC	502,952.00	USD	Performance and/or Payment	Furnish & Erect Girders; Construction of all items associated with S-0182(10)0 MVC; Redwood Road	Utah	Cooper Hill Constructors, A Joint Venture	24-Feb-14	24-Feb-16	Travelers

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

9191789	Stardust Holdings (USA) LLC	500,000.00	USD	Financial Guarantee	Obligee’s on bond are ACE American Insurance Company, Indemnity Insurance Company of North America, Agri General Insurance Company and ACE Fire Underwriters Insurance Company	Texas	TX - ACE American Insurance Company	06-Oct-15	06-Oct-16	Zurich

022055377	Forterra Pipe & Precast, LLC	457,500.98	USD	Performance and/or Payment	Purchase Agreement 241-001 Contract Number 11139	Alabama	Barnard Construction Co., Inc.	17-Aug-16	17-Aug-17	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

BB1234	Forterra Structural Precast, LLC	300,000.00	USD	Bid	Supply & Install GRFRC Concrete for a New Hospital Facility; Utah Valley Regional Medical Center Replacement Hospital Provo, Utah	Utah	Jacobsen Construction	07-Jul-15	06-Jul-16	Liberty Mutual Group

0170434	Forterra Pipe & Precast, LLC	130,000.00	USD	Performance and/or Payment	Supply Bond for Reinforced Concrete Storm Sewer Pipe	Ohio	OH - Highland County Board of Commissioners	08-Apr-16	08-Apr-17	W.R. Berkley Corp

022049149	Forterra Structural Precast, LLC	100,000.00	USD	License & Permit	Contractors License Bond	California	CA Contractors State License Board	10-Nov-15	10-Nov-16	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

09033027	Forterra Pressure Pipe, Inc.	86,852.16	USD	Maintenance	Circulating Water Pipe for the 600 MW Combined Cycle Power Plant located at 1825 Pioneer Lane, Vineyard, UT 84058, Project #417333	Colorado	CH2M Hill Engineers, Inc.	04-Mar-15	30-Jun-16	Zurich

929537522	Forterra Pressure Pipe, Inc.	86,852.15	USD	Maintenance	Circulating Water Pipe for the 600 MW Combined Cycle Power Plant located at 1825 Pioneer Lane, Vineyard, UT 84058, Project #417333	Colorado	CH2M Hill Engineers, Inc.	10-Oct-11	30-Jun-16	CNA Surety

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

BB1758	Forterra Pipe & Precast, LLC	75,000.00	USD	Bid	Pre Purchase of Steel Pipe for SH 360 Crossing, RFP 15-090; Marshalltown Generating Station	Texas	Tarrant Regional Water District	30-Jul-15	29-Jul-16	W.R. Berkley Corp

0170414	Forterra Pipe & Precast, LLC	59,417.44	USD	Performance and/or Payment	Arkendale to Powells Creek Third Track Project No. 102316	Georgia	KC Constructors, a Joint Venture	16-Mar-15	16-Mar-16	W.R. Berkley Corp

106026098	Forterra Structural Precast, LLC	50,000.00	USD	License & Permit	Commercial Contractors Surety Bond	Oregon	State of Oregon	12-Dec-15	12-Dec-16	Travelers

106026124	Forterra Structural Precast, LLC	50,000.00	USD	License & Permit	Contractor License	Nevada	State of Nevada, State Contractors Board	04-Dec-15	04-Dec-16	Travelers

SU29889	Forterra Structural Precast, LLC	50,000.00	USD	License & Permit	Contractors License Bond	Utah	State of Utah	10-Nov-15	10-Nov-16	Aspen Insurance Holdings

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

131017003/0148532	Forterra Pipe & Precast, LLC	50,000.00	USD	Customs & Excise Tax	Importer/Broker Customs Bond Principal Name Change	United States	U.S. Customs Service	30-Oct-15	30-Oct-16	W.R. Berkley Corp

64S104717880BCM	Forterra Pipe & Precast, LLC	37,850.00	USD	Financial Guarantee	Utility Payment Bond	Connecticut	Yankee Gas Services Company	05-Apr-16	05-Apr-17	Travelers

0170401	Forterra Structural Precast, LLC	37,500.00	USD	License & Permit	CR-9 Registrar of Contractor Bond	Arizona	State of Arizona	11-May-16	11-May-17	W.R. Berkley Corp

104318706	Forterra Structural Precast, LLC	30,000.00	USD	License & Permit	Contractors License Bond	Nevada	State of Nevada	03-Nov-15	03-Nov-16	Travelers

105900427	Forterra Pipe & Precast, LLC	25,000.00	USD	License & Permit	General Contractors Indemnification Bond	Ohio	Medina County Sanitary Engineering Department	20-Jan-16	20-Jan-17	Travelers

400KF0891	Forterra Structural Precast, LLC	20,000.00	USD	License & Permit	General Contractors License Bond	Nevada	State of Nevada	07-Mar-15	07-Mar-18	Travelers

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

09054081	Forterra Pipe & Precast, LLC	20,000.00	USD	Maintenance	(2) 144” Wet Wells at the Newcastle Waste Water Treatment Plant	California	Newcastle Sanitation District	20-Dec-11	14-Dec-16	Zurich

0170418	Forterra Pipe & Precast, LLC	16,590.00	USD	Financial Guarantee	Utility Payment Bond - HBP Account #6270447505	California	Pacific Gas and Electric - Stockton CA	26-Jun-16	26-Jun-17	W.R. Berkley Corp

106026099	Forterra Structural Precast, LLC	15,000.00	USD	License & Permit	Residential Contractor Surety Bond	Oregon	State of Oregon	12-Dec-15	12-Dec-16	Travelers

022049148	Forterra Structural Precast, LLC	12,500.00	USD	License & Permit	Contractors License Bond	California	CA Contractors State License Board	10-Nov-15	10-Nov-16	Liberty Mutual Group

022049150	Forterra Structural Precast, LLC	12,500.00	USD	License & Permit	Contractors License Bond	California	CA Contractors State License Board	10-Nov-15	10-Nov-16	Liberty Mutual Group

106026100	Forterra Structural Precast, LLC	12,000.00	USD	License & Permit	Continuous Contractor’s Surety Bond	Washington	State of Washington	11-Dec-15	11-Dec-16	Travelers

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

022052653	Forterra Structural Precast, LLC	11,000.00	USD	Financial Guarantee	Non-Resident Employers’ Surety Bond	Wyoming	Wyoming Department of Workforce Services, The Division of Workers’ Comp	01-Jan-16	01-Jan-17	Liberty Mutual Group

1099534	Forterra Pipe & Precast, LLC	10,000.00	USD	Notary	Notary Bond - EllaMay Kraemer	Texas	State of Texas	12-Aug-13	12-Aug-17	Lexon Insurance Company

022051391	Forterra Pipe & Precast, LLC	10,000.00	USD	Notary	Notary Bond for Margaret Hobbs	Texas	State of Texas	06-May-15	06-May-19	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

022055374	United States Pipe and Foundry Company, LLC	10,000.00	USD	Miscellaneous	One Ten Thousand Gallon Tank, Located at 1295 Whipple Road, Union City, CA 94587. Taking corrective action and compensating third parties for bodily injury and property damage caused by either sudden accidental releases or non sudden accidental releases or accidental releases arising from operating the underground storage tank.	California	State Water Resource3s Control Board	30-Aug-16	30-Aug-17	Liberty Mutual Group

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

022055375	Forterra Pressure Pipe, Inc.	10,000.00	USD	Miscellaneous	Construction Contractor Surety Bond	Alaska	State of Alaska, Dept. of Commerce, Community and Economic Development	05-Aug-16	05-Aug-17	Liberty Mutual Group

400SC6642	Hanson Pipe & Products Southeast, Inc.	10,000.00	USD	License & Permit	Motor Vehicle Tax Bond	Florida	Florida Department of Transportation	11-Jan-16	11-Jan-19	Travelers

64S104930075BCM	Eagle Precast Company, Inc.	10,000.00	USD	Financial Guarantee	Iron Workers Union Wage & Welfare Bond	California	District Council of Iron Workers of the State of California and Vicinity	02-May-16	02-May-17	Travelers

71791016N	Forterra Building Products	10,000.00	USD	Notary	Texas Notary Bond for Chiarina Suratt	Texas	State of Texas	17-May-16	17-May-20	CNA Surety

71339748N	Darlene Daisy Rodriguez	10,000.00	USD	Notary	Notary Bond - Darlene Daisy Rodriguez	Texas	State of Texas	22-Oct-12	22-Oct-16	CNA Surety

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

022045599	Hanson Pipe & Precast LLC	9,400.00	USD	Financial Guarantee	Utility Bond	Florida	Florida Public Utilities	12-Sep-16	12-Sep-17	Liberty Mutual Group

022020598	Charlotte W. Wyckoff	7,500.00	USD	Notary	Notary Bond - Charlotte W. Wyckoff	Arkansas	State of Arkansas, Secretary of State	14-Dec-10	14-Dec-20	Liberty Mutual Group

022055387	Forterra Pressure Pipe, Inc.	6,000.00	USD	License & Permit	Continuous Contractor’s Surety Bond	Washington	Washington Department of Labor and Industries	30-Sep-16	30-Sep-17	Liberty Mutual Group

104318705	Eagle Precast Company	6,000.00	USD	License & Permit	Continuous Contractor’s Surety Bond	Washington	State of Washington	30-Nov-15	30-Nov-16	Travelers

0199854	Griffin Pipe Products Co., LLC	5,604.00	USD	License & Permit	Land Disturbing Activity Bond for Land Disturbance Permit for Sediment Basin Closure at the Thomas Road site for Erosion and Sediment Control.	Virginia	County of Amherst	06-Jun-16	06-Jun-17	W.R. Berkley Corp

Schedule 6.2(d) – Existing Indebtedness

Bond Number(s)	Principal(s)	Individual Surety Liability Amount	Bond Currency	Bond Type	Bond Description	State of Obligation	Obligee(s)	Bond Effective Date	Bond Expiration Date	Surety

0170432	Forterra Concrete Products, Inc.	5,000.00	USD	Performance and/or Payment	Concrete Culverts for Burleigh County Commissioners North Dakota	North Dakota	ND - Burleigh County Commissioners	30-Mar-16	30-Mar-17	W.R. Berkley Corp

022047966	Hanson Pressure Pipe Inc.	5,000.00	USD	License & Permit	Hot Tap for McDonalds	Ohio	City of Bowling Green	30-May-16	30-May-17	Liberty Mutual Group

104318699	Eagle Precast Company	1,000.00	USD	Financial Guarantee	Highway Use Tax Bond - File #272125	Oregon	State of Oregon	01-Aug-16	01-Aug-17	Travelers

64S105127001BCM	Hanson Eagle Precast	1,000.00	USD	Financial Guarantee	Bond for Permit Fee Account	Idaho	Idaho Department of Transportation	25-Jun-16	25-Jun-17	Travelers

BB1281	Hanson Pipe & Precast LLC	250.00	USD	Bid	E15-03 Reinforced Concrete Pipe	Alabama	City of Phenix City	19-Mar-15	18-Mar-16	Zurich

SUR0015507	Hanson Structural Precast, Inc.	(2,000.00)	USD	Financial Guarantee	Highway Use Tax Bond - File #147702	Oregon	State of Oregon	02-Aug-15	02-Aug-16	Argo Group

Schedule 6.2(d) – Existing Indebtedness

Schedule 6.2(d) – Existing Indebtedness

Schedule 6.3(f)

Existing Liens

United States

None.

Canada

1.	Ontario PPSA Financing Statement 20151217 1709 1462 4994 (Reference file no. 712737279) filed against HBP Pipe & Precast, Ltd. in favour of Element Fleet Management Inc.

2.	Ontario PPSA Financing Statement 20150618 1040 1529 4863 (Reference file no. 707221746), as amended, filed against HBP Pipe & Precast, Ltd., HBP Pressure Pipe Inc. and HBP Pipe & Precast Quebec Ltd. in favour of Element Fleet Management Inc.

3.	Ontario PPSA Financing Statement 20151007 1431 9218 0301 (Reference file no. 710673714), as amended, filed against Hanson Pressure Pipe in favour of RED-D-ARC Limited

Schedule 6.3(f) – Existing Liens

Schedule 6.7(c)

Existing Investments

1.	The membership interests in Concrete Pipe & Precast, LLC, a Delaware limited liability company, are owned 50% by HP&P, and 50% by Americast Inc., a Virginia corporation (“Americast”), with each of HP&P and Americast owning 500 Common Units.

Schedule 6.7(c) – Existing Investments

Schedule 6.9(b)

Existing Affiliate Transactions

None.

Schedule 6.9(b) – Existing Affiliate Transactions

Schedule 6.11

Existing Negative Pledges

None.

Schedule 6.11 – Existing Negative Pledges

EXECUTION VERSION

EXHIBIT A-1

to the ABL

Credit Agreement

FORM OF US GUARANTEE AND COLLATERAL AGREEMENT

See attached

EXECUTION VERSION

ABL US GUARANTEE AND COLLATERAL AGREEMENT

dated as of

October 25, 2016

among

FORTERRA INC.,

THE OTHER US BORROWERS AND US LOAN PARTIES PARTY HERETO,

and THE OTHER GRANTORS referred to herein

in favor of

BANK OF AMERICA, N.A.,

as Agent

Reference is made to the ABL Intercreditor Agreement dated as of October 25, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Bank of America, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Term Loan Agent (as defined therein), Forterra Inc., and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Agent and the other Secured Parties are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement, the provisions of the ABL Intercreditor Agreement shall control.

SECTION 7.	THE AGENT	22

7.1.	Agent’s Appointment as Attorney-in-Fact, etc.	22
7.2.	Duty of Agent	24
7.3.	Execution of Financing Statements; Intellectual Property Filings	24
7.4.	Authority of Agent	25
7.5.	Qualified Counterparties	25

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	25

8.1.	Indemnity and Subrogation	25
8.2.	Contribution and Subrogation	25
8.3.	Subordination	26

SECTION 9.	MISCELLANEOUS	26

9.1.	Amendments in Writing	26
9.2.	Notices	26
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	26
9.4.	Enforcement Expenses; Indemnification	26
9.5.	Successors and Assigns	27
9.6.	Set-off	27
9.7.	Counterparts	28
9.8.	Severability	28
9.9.	Section Headings	28
9.10.	Integration	28
9.11.	GOVERNING LAW	28
9.12.	Submission to Jurisdiction; Waivers	28
9.13.	Acknowledgments	29
9.14.	Additional Grantors	29
9.15.	Releases	29
9.16.	No Fiduciary Duty	31
9.17.	WAIVER OF JURY TRIAL	31
9.18.	ABL Intercreditor Agreement Governs	31
9.19.	Keepwell	31

ii

SCHEDULES

Schedule 1	Closing Date Grantors
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 6	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 7	Commercial Tort Claims
Schedule 8	Accounts

EXHIBITS

Exhibit A	Intellectual Property Security Agreement
Exhibit B	Intercompany Subordinated Demand Promissory Note

ANNEXES

Annex 1	Assumption Agreement

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ABL US GUARANTEE AND COLLATERAL AGREEMENT dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by FORTERRA INC., a Delaware corporation (“Holdings”), the other US Borrowers (as defined in the Credit Agreement) (together with Holdings, the “US Borrowers”) and the other US Loan Parties (as defined in the Credit Agreement) party hereto, each of the foregoing as listed on Schedule 1, (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for the benefit of (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the other US Borrowers, the Canadian Borrowers (as defined in the Credit Agreement) (together with the US Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks, and the Agent and (b) the other Secured Parties (as hereinafter defined).

W I T N E S E T H:

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each Grantor;

WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to Holdings and the other Grantors in accordance with the terms of the Credit Agreement;

WHEREAS, the Borrowers and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC or the PPSA and not defined in this Agreement shall have the meaning specified in the New York UCC or the PPSA, as applicable.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agent”: as defined in the preamble hereto.

“Agreement”: this ABL US Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Borrower Obligations”: for each Borrower, the Obligations (as defined in the Credit Agreement) of each such Borrower, but specifically excluding the obligations of such Borrower under this Agreement or any other Loan Document (other than the Credit Agreement).

“Borrowers”: means Holdings, the other US Borrowers and the Canadian Borrowers.

“Canadian Borrower Obligations”: the Borrower Obligations of each Canadian Borrower.

“Canadian Borrowers”: each Canadian Subsidiary of Holdings set forth on the signature pages of the Credit Agreement as a Canadian Borrower and any other Additional Borrower that is a Canadian Subsidiary.

“Canadian Guarantors”: each Canadian Subsidiary of Holdings that is a Subsidiary Guarantor.

“Canadian Guarantor Obligations”: with respect to any Canadian Guarantor, all obligations and liabilities of such Canadian Guarantor arising under the Canadian Guarantee and Collateral Agreement.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Agent to hold cash pending application to the Obligations.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 6 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Discharge of Obligations”: the payment in full of the Borrower Obligations of each Borrower and termination or expiration of the Commitments.

“Grantors”: as defined in the preamble hereto.

“Guaranteed Obligations: as defined in Section 2.1 hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any Security Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan

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Document). For the avoidance of doubt, with respect to any Guarantor that is also a Borrower, such Guarantor shall not have any Guarantor Obligations with respect to its own Borrower Obligations.

“Guarantors”: the collective reference to each Grantor, provided that no Grantor shall be a Guarantor with respect to its own Borrower Obligations, if any.

“Holdings”: as defined in the preamble hereto.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto or, as applicable, a notice of interest addressed to the Canadian Intellectual Property Office.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC or as such term is defined in the PPSA, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 6 (as such schedule may be amended from time to time).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: the collective reference to the Borrower Obligations and the Guarantor Obligations, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Obligations of such Grantor. For the avoidance of doubt, the Obligations shall include all “Obligations” as defined in the Credit Agreement.

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“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 6 (as such schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 3 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 3 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 3 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC or as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity

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Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 6 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“UCC” or “Uniform Commercial Code”: the New York UCC or, where the context requires, the Uniform Commercial Code or any equivalent statute of any other relevant jurisdiction.

“US Borrower Obligations”: the Borrower Obligations of each US Borrower.

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“US Borrowers”: Holdings, each Domestic Subsidiary of Holdings set forth on the signature pages of the Credit Agreement as a US Borrower and any other Additional Borrower that is a Domestic Subsidiary.

“US Guarantors”: each Domestic Subsidiary of Holdings that is a Subsidiary Guarantor.

“US Guarantor Obligations”: with respect to any US Guarantor, all obligations and liabilities of such US Guarantor arising under this Agreement.

1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the US Borrower Obligations, the Canadian Borrower Obligations, the US Guarantor Obligations of all other US Guarantors and the Canadian Guarantor Obligations (collectively, the “Guaranteed Obligations”); provided, however, that no Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Borrowers or any other Loan Party of any Guaranteed Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any Deposit Account or credit on the books of the Agent or any other Secured Party in favor of each of the Borrowers or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission,

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waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any US Borrower or US Guarantor (other than the Guarantor itself), any Canadian Borrower or any Canadian Guarantor, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Agent or any other Secured Party for the Guaranteed Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Discharge of Obligations). Each Guarantor expressly authorizes the Agent to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Borrower or any other Loan Party, other than (i) the Discharge of Obligations or (ii) the release of such Guarantor’s guarantee in accordance with Section 9.15. The Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with a Borrower or any other Loan Party or exercise any other right or remedy available to them against a Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Borrower or any other Loan Party, as the case may be, or any security for the Guaranteed Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation; provided, however, that no Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to make any payments in respect of any US Borrower Obligations. Upon payment by any Guarantor of any sums to the Agent as provided above, all rights of such Guarantor against a Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a) and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

(xiv) all Goods not otherwise described above;

(xv) all Collateral Accounts;

(xvi) all Commercial Tort Claims listed on Schedule 7 (as such schedule may be amended from time to time, including pursuant to Section 5.6);

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xviii) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

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Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC in the office of the Secretary of State (or similar central filing office) of the relevant State or elsewhere as required by the UCC, (2) solely to the extent required by clause (v) below, filing pursuant to the PPSA in the relevant central filing office of the relevant Province or Territory or elsewhere as required by the PPSA (or such multiple combinations thereof as may be required to achieve perfection) and (3) filings in United States and Canadian government offices with respect to Intellectual Property as expressly required by the Loan Documents and (B) subject to the ABL Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities and certificated Capital Stock to the extent required by Section 5.1;

(ii) to deliver control agreements or otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to Deposit Accounts, Securities Accounts or Commodity Accounts) other than as described in clause (i)(B) above, or to the extent required under Section 5.1 below or Section 2.24 of the Credit Agreement;

(iii) to take any actions (other than the actions in Canada or any political subdivision thereof listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States;

(iv) to take any actions (other than the actions in Canada or any political subdivision thereof listed in clause (i)(A) or (B) above) in any jurisdiction other than the United States or enter into any collateral documents governed by the laws of any country other than the United States or, subject to clause (v) below, Canada (or any political subdivision thereof); or

(v) to take any actions in Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of Canada (or any political subdivision thereof), except with respect to (i) Collateral of the type included in the US

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Borrowing Base for which perfection under the laws of Canada (or any political subdivision thereof) is necessary for such inclusion in the US Borrowing Base and (ii) Intellectual Property Collateral owned by a Grantor that is registered in Canada (or any political subdivision thereof).

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral; provided, however, that no Grantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to make an indemnity payment in respect of any US Borrower Obligations, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall not secure any US Borrower Obligations.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, to the extent authorized by any Grantor, is on file or of record in any public office, except those (i) as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are not prohibited by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to Agent or the agent under the Term Loan Credit Agreement (or, in each case, its designee) for filing.

4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to the ABL Intercreditor Agreement and any Permitted Liens, first lien security interests in all of the Collateral in favor of the Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate

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assignments or notices are filed in each applicable IP Office and such other actions as specified on Schedule 4 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and, subject to the ABL Intercreditor Agreement, are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 5 (as such schedule may be amended from time to time). Except as specified on Schedule 5 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business (as the case may be) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor that are required to be delivered to the Agent pursuant to Section 5.1(a). Schedule 8 hereto (as such schedule may be amended from time to time) sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected pursuant to Section 2.24 of the Credit Agreement as of the most recent Applicable Date.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Borrowers or any Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable.

(d) All the Pledged Debt Securities and Pledged Notes issued by Holdings or any Subsidiary of Holdings have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 3 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents, the Term Loan Credit Facility Documents and the security documents related to any of the foregoing, or securities

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laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 6 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, all registered Copyrights and pending Copyright applications of any Grantor with the United States Copyright Office or the Canadian Intellectual Property Office, and all registered Trademarks and pending Trademark applications of any Grantor with the United States Patent and Trademark Office or the Canadian Intellectual Property Office (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

4.6. Commercial Tort Claims. Schedule 7 (as such schedule may be amended from time to time) lists, as of the most recent Applicable Date, each Commercial Tort Claim with respect to any Grantor that, in the reasonable determination of Holdings, is estimated to be in excess of $2,000,000.

4.7. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the date of such Perfection Certificate.

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SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Obligations, in each case, subject to the requirements of the ABL Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, note or debt security with a principal amount of $2,000,000 or more, such Instrument, note or debt security shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) after such Collateral is acquired (in the case of any other such Collateral) and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent (in each case to the extent delivery of such instruments of assignment are customary under applicable Requirements of Law), to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of Article 8 of the New York UCC and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, after such Collateral is acquired or becomes so evidenced or represented and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(c) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC or, subject to Section 3(b)(v), within the meaning of the Securities Transfer Act (Ontario) and is governed by Article 8 of the New York UCC or, subject to Section 3(b)(v), the Securities Transfer Act (Ontario), such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC or, subject to Section 3(b)(v), within the meaning of the Securities Transfer Act (Ontario), such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or, subject to Section 3(b)(v), within the meaning of the Securities Transfer Act (Ontario), nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Collateral Agent (x) on the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date, but subject to Section 5.14 of the Credit Agreement) or (y) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the next date of delivery of financials statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement following the date of acquisition or creation of such Collateral (or such later date as the Collateral Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.

(d) If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall promptly (and, in any event, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement thereafter) notify the Collateral Agent thereof and, at the Collateral Agent’s request and option upon the occurrence and during the continuation of an Event of Default, cause the Issuer thereof (which Issuer may be another Grantor) either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security,

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upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral.

(e) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 3 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Agent, upon reasonable written request by the Agent, information in reasonable scope and detail as to the insurance carried.

5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.15 or by operation of law or by agreement of the requisite Lenders or all Lenders and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Agent may reasonably request, promptly to prepare and deliver to the Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, (ii) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any applicable jurisdiction within the United States or, subject to Section 3(b)(v), the PPSA (or other similar laws) in effect in any applicable jurisdiction within Canada with respect to the security interests created hereby and (iii) the entry into control agreements or delivery of other evidence of “control” in accordance with Section 2.24 of the Credit Agreement. Each Grantor will provide to the Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

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5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Agent and prompt delivery to the Agent of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive office or the sole place of business from that referred to on Schedule 5 (as such schedule may be amended from time to time), (ii) change its name or (iii) change its type of organization.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property included in the Collateral with the United States Patent and Trademark Office, the United States Copyright Office or, subject to Section 3(b)(v), the Canadian Intellectual Property Office, such Grantor shall report such filing to the Agent no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering the period that includes the date of the acquisition or creation of such Intellectual Property. Upon request of the Agent, subject to Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in the United States Patent and Trademark Office, the United States Copyright Office or, subject to Section 3(b)(v), the Canadian Intellectual Property Office.

(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or, subject to Section 3(b)(v), the Canadian Intellectual Property Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office or, subject to Section 3(b)(v), the Canadian Intellectual Property Office, as applicable, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall

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automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. At such time as any Borrower provides the Agent with notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor (which will be given no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Intellectual Property), such Grantor shall execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office or, subject to Section 3(b)(v), the Canadian Intellectual Property Office, as applicable.

5.6. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $2,000,000, such Grantor shall (a) on the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by a Grantor on the Closing Date) (subject to Section 5.14 of the Credit Agreement) or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof. In the event an updated Perfection Certificate or an Assumption Agreement shall set forth any Commercial Tort Claim, Schedule 7 shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such updated Perfection Certificate or Assumption Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Agent.

6.2. Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Agent shall have given written notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (i) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be forthwith delivered to the Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (ii) exercise all

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voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Agent shall have given written notice to Holdings and the relevant Grantor(s) of the Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement: (i) the Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Agent, and each Grantor will, upon request, promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request, and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Agent).

(c) Any notice given by the Agent to Holdings or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

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6.3. Proceeds to be Turned Over to Agent. Subject to the ABL Intercreditor Agreement, if an Event of Default shall occur and be continuing, at the written request of the Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if reasonably required). All such Proceeds of Collateral received by the Agent under this Section 6.3 shall be held by the Agent in a Collateral Account maintained under its control (as defined in and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Obligations and the Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Cash Management Obligations, obligations under Specified Hedge Agreements and Reimbursement Obligations, but including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting (or constituting guarantees of) fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements, Reimbursement Obligations and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (or constituting guarantees of) accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (or constituting guarantees of) unpaid principal of the Loans and Reimbursement Obligations, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of the LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

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Fifth, to the payment of amounts (or constituting guarantees of amounts) then due and payable under Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Obligations of the Loan Parties that are then due and payable to the Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the relevant Grantor or as otherwise required by applicable law;

provided, however, that in no event shall (i) the net Proceeds of Collateral that constitutes assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets or (ii) the proceeds of the guarantee set forth in Section 2 hereof of a Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary be applied to the payment of any amounts with respect to US Borrower Obligations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(b) The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and subject to the limitations set forth above.

(d) Notwithstanding the foregoing, Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Qualified Counterparty; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

6.5. Code and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor agrees to deliver each item of Collateral to the Agent promptly after demand therefor, and it is agreed that the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or the PPSA (to

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the extent applicable pursuant to Section 3(b)(v) above) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC or the PPSA (to the extent applicable pursuant to Section 3(b)(v) above), as applicable, with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Borrower Obligations as a credit on account of the purchase price for any Collateral payable by the Agent

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on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b) The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.4 and only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC and the PPSA, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

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6.6. Remedies for Intellectual Property. (a) Subject to the ABL Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Obligations. The use of such license by the Agent may be exercised, at the option of the Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Obligations.

6.7. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency; provided, however, that no Grantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall have any liability in respect of any US Borrower Obligations.

SECTION 7. THE AGENT

7.1. Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have

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occurred and be continuing and the Agent shall have given Holdings notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Agent to provide any such notice pursuant to this paragraph shall not alter the Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in US Dollars (regardless of whether ABR Loans denominated in US Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d) Each Secured Party, by its authorization of the Agent’s entering into this Agreement, consents to the exercise by the Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Agent. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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(b) The Agent is authorized to file with the United States Patent and Trademark Office (“USPTO”), the United States Copyright Office (“USCO”) or, subject to Section 3(b)(v), the Canadian Intellectual Property Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the USPTO, the USCO or, subject to Section 3(b)(v), the Canadian Intellectual Property Office, and naming any Grantor or the Grantors as debtors and the Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. Qualified Counterparties (a) . No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Borrower, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Guaranteed Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to

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indemnification hereunder arises from a payment or sale of assets made to satisfy secured Guaranteed Obligations (i) of a US Borrower or a US Guarantor, no Loan Party described in clause (d) or (e) of the definition of Excluded Subsidiary shall indemnify such claiming Party and no assets that constitute Excluded Assets described in clauses (8), (13) or (15) of such defined term shall be applied to satisfy such indemnification claim, and (ii) constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations, to the extent required by the last proviso in Section 6.7 of the Credit Agreement.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Agent.

9.2. Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than Holdings) shall be addressed to such Guarantor at its notice address set forth on Schedule 2 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such legal counsel to

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the Agent and the Secured Parties as any Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(a) in respect of any US Borrower Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Borrower would be required to do so pursuant to Section 2.19(b) of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(b) in respect of any US Borrower Obligations.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(c) in respect of any US Borrower Obligations.

(d) The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e) Each Grantor agrees that the provisions of Section 9.3(c) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to Holdings were a reference to such Grantor.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) at any time and from time to time with the prior written consent of the Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. Each such Secured Party shall notify the Agent, Holdings and such Grantor promptly of any such set-off and the application made by such

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Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor described in clause (d) or (e) of the definition of Excluded Subsidiary be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the case of any Collateral “located” outside the United States (including any Pledged Stock of an Issuer organized under a jurisdiction other than the United States or any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable Canadian Security Document which cannot be resolved by both provisions being complied with, the provisions contained in such Canadian Security Document shall govern to the extent of such conflict with respect to such Collateral.

9.11. GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

9.12. Submission to Jurisdiction; Waivers. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

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(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14. Additional Grantors. Each Domestic Subsidiary of Holdings that (i) is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement or (ii) Holdings elects to add as a party to this Agreement pursuant to Section 10.2 of the Credit Agreement, in each case, shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement; provided, however, that no Subsidiary described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets shall be used to secure any US Borrower Obligations. Upon execution and delivery by the Agent and such Subsidiary of a supplement in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein, subject to the provisos in the preceding sentence. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

9.15. Releases. (a) Upon the Discharge of Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this Agreement, hereby authorizes the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Guaranteed Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this

29

Agreement, hereby authorizes the Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Guaranteed Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Agent agrees to promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such action and execute such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guaranteed Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Guaranteed Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) All releases or other documents delivered by the Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Agent.

(d) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 of the Credit Agreement or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Guaranteed Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Guaranteed Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

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9.16. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18. ABL Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any ABL Obligations are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any ABL Obligations, including with respect to (i) any obligation to deliver Pledged Securities or provide control with respect to any Collateral and (ii) any representation, warranty or covenant herein relating to the priority of any security interest in the Collateral, the provisions of the ABL Intercreditor Agreement shall prevail. As used in this Section 9.18, “ABL Obligations” shall have the meaning given to such term in the ABL Intercreditor Agreement.

9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that (i) each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (ii) no Qualified ECP Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to provide funds or other support in respect of any Swap Obligations of a US Borrower). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

HOLDINGS:

FORTERRA INC.

By:
Name:
Title:

[ABL US GUARANTEE AND COLLATERAL AGREEMENT]

OTHER GRANTORS:

STARDUST HOLDINGS (USA), LLC
FORTERRA FINANCE, LLC
FORTERRA PIPE & PRECAST, LLC
USP HOLDINGS INC.
FORTERRA PRESSURE PIPE, INC.
BIO CLEAN ENVIRONMENTAL SERVICES, INC.
FORTERRA CONCRETE INDUSTRIES, INC.
FORTERRA CONCRETE PRODUCTS, INC.
FORTERRA STRUCTURAL PRECAST, LLC
MODULAR WETLAND SYSTEMS, INC.
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
US PIPE FABRICATION, LLC
MILL HANDLING LLC
DIP ACQUISITION LLC
FAB PIPE LLC
CUSTOM FAB, INC.
GRIFFIN PIPE PRODUCTS CO., LLC
J & G CONCRETE OPERATIONS, LLC
FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

[ABL US GUARANTEE AND COLLATERAL AGREEMENT]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A. as Agent

By:
Name:
Title:

[ABL US GUARANTEE AND COLLATERAL AGREEMENT]

Schedules to

ABL US Guarantee and Collateral Agreement

Schedule 1	Closing Date Grantors
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 6	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 7	Commercial Tort Claims
Schedule 8	Accounts

Exhibit A to

ABL US

Guarantee and

Collateral Agreement

FORM OF ABL INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “IP Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Forterra Inc., a Delaware corporation (including its permitted successors, “Holdings”) and certain subsidiaries of Holdings party thereto (together with Holdings, the “Borrowers”) have entered into an ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain ABL US Guarantee and Collateral Agreement, dated as of October 25, 2016, in favor of the Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Guarantee and Collateral Agreement and subject to the limitations contained therein, the Grantors have granted to the Agent, for the benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Copyrights, Trademarks and Patents and have agreed as a condition thereof to execute this IP Security Agreement with respect to certain of their Copyrights, Trademarks and Patents in order to record the security interests granted therein with the United States Copyright Office or United States Patent and Trademark Office, as applicable (or any successor office or other applicable government registry).

NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1 Grant of Security. Each Grantor hereby grants to the Agent, to the extent provided in Section 2.1 of the Guarantee and Collateral Agreement, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “IP Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Guarantor Obligations (as defined in the Guarantee and Collateral Agreement):

(a) (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1, and (ii) the rights to print, publish and distribute any of the foregoing (“Copyrights”);

(b) all Copyright Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1;

(c) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above (the items described in (a), (b) and (c), collectively, the “Copyright Collateral”);

(d) (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 2 (but excluding in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Trademarks) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(e) all Trademark Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2;

(f) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (d) and (e) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (d) and (e) above (items described in clauses (d), (e) and (f), collectively, the “Trademark Collateral”);

(g) (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 3, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(h) all Patent Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 3; and

(i) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (g) and (h) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (g) and (h) above (items described in (f), (g) and (h), collectively, the “Patent Collateral”).

SECTION 2 Excluded Assets. Notwithstanding anything to the contrary in this IP Security Agreement, none of the Excluded Assets shall constitute IP Collateral.

SECTION 3 Recordation. Each Grantor authorizes and requests that the Register of Copyrights and Commissioner of Patents and Trademarks, as applicable, and any other applicable United States or foreign government officer record this IP Security Agreement.

SECTION 4 Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5 GOVERNING LAW. THIS IP SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6 Conflict Provision. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this IP Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

SECTION 7 ABL Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any ABL Obligations are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any ABL Obligations, the provisions of the ABL Intercreditor Agreement shall prevail. As used in this Section 7, “ABL Obligations,” shall have the meaning given to such term in the ABL Intercreditor Agreement.

SECTION 8 Notice. Each party to this IP Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Guarantee and Collateral Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

Schedule 1

COPYRIGHTS

Schedule 2

TRADEMARKS

Schedule 3

PATENTS

Exhibit B to

ABL US Guarantee and Collateral Agreement

FORM OF US SUBORDINATED INTERCOMPANY NOTE

[See attached.]

US INTERCOMPANY SUBORDINATED PROMISSORY NOTE

Note Number: 1	Dated: October 25, 2016

FOR VALUE RECEIVED, FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), and each of the Restricted Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated promissory note (this “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), in immediately available funds, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness for borrowed money now or hereafter owing by such Payor to such Payee in the books and records of such Payee, including as shown on Schedule A (and any continuation thereof). The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in (i) the Senior Lien Term Loan Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Term Loan Credit Agreement”), among Holdings, Forterra Finance, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (together with its successors in such capacity, the “Term Loan Agent”), or (ii) the ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “ABL Credit Agreement”, and collectively with the Term Loan Credit Agreement, the “Credit Agreements”), among Holdings, the other US Borrowers (as defined in the ABL Credit Agreement) party thereto, the Canadian Borrowers (as defined in the ABL Credit Agreement) party thereto, the several banks and other financial institutions or entities from time to time party thereto as lenders and as Issuing Banks (as defined in the ABL Credit Agreement) and Bank of America, N.A., as administrative agent and collateral agent (in such capacities and including its successors and assigns, the “ABL Agent”, and collectively with the Term Loan Agent, the “Agents” and each, an “Agent”), as applicable.

The unpaid principal amount from time to time outstanding of all such loans, advances and other Indebtedness owed by each Payor to the relevant Payee shall be payable at the times, in the locations and in the currency specified in the documents and records relating thereto; provided that, if any of the time, location or currency of payment shall not be so specified elsewhere, such amounts shall be payable on demand, in immediately available funds at the chief executive office of the relevant Payee and in the lawful currency of the United States; provided further that, at any time that an Event of Default (as defined in either of the Credit Agreements) has occurred and is continuing and following a written instruction to such effect to the applicable Group Member from the applicable Agent pursuant to the terms of the Guarantee and Collateral Agreement described in the Term Loan Credit Agreement (the “Term Loan Collateral Agreement”) or the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements described in the ABL Credit Agreement (collectively, the “ABL Collateral Agreements” and together with the Term Loan Collateral Agreement, the “Collateral Agreements”) (and subject to the terms of the ABL Intercreditor Agreement or any other relevant intercreditor agreement) any such Indebtedness shall thereafter be payable on demand. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date of the incurrence thereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee (provided that such rate shall not exceed the maximum lawful interest rate then in effect).

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is (x) a US Loan Party under the ABL Credit Agreement or (y) a Loan Party under the Term Loan Credit Agreement (each such Payee, a “Pledgor Payee”) to (i) the Term Loan Agent for the benefit of the Term Loan Secured Parties (as defined below) as security for such Pledgor Payee’s Obligations (as defined in the Term Loan Collateral Agreement) (such Obligations for purposes of this Promissory Note are referred to as “Term Loan Obligations”), if any, under the Term Loan Credit Agreement, the Term Loan Collateral Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement), and (ii) the ABL Agent for the benefit of the ABL Secured Parties (as defined below) as security for such Pledgor Payee’s Obligations (as defined in the ABL Credit Agreement) (such Obligations for purposes of this Promissory Note are referred to as “ABL Obligations” and collectively with the Term Loan Obligations, the “Secured Obligations”), if any, under the ABL Credit Agreement, the ABL Collateral Agreements and the other Loan Documents (as defined in the ABL Credit Agreement). During the continuation of an Event of Default, the Term Loan Agent or, if the Term Loan Obligations have been Paid in Full (as defined below), the ABL Agent, may, subject to the terms set forth in the applicable Collateral Agreements and the other Loan Documents (as defined in the applicable Credit Agreement), exercise all rights of the respective Pledgor Payees hereunder. For purposes of this Promissory Note, “applicable Secured Parties” shall mean (x) with respect to the Term Loan Agent, the Term Loan Secured Parties, and (y) with respect to the ABL Agent, the ABL Secured Parties. Each Payor acknowledges and agrees that each of the Agents and the other Secured Parties may exercise all the rights of each Pledgor Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor. Notwithstanding the foregoing or anything else contained herein, in no event shall the pledge of this Promissory Note by a US Loan Party described in clause (d) or (e) of the definition of Excluded Subsidiary (as defined in the ABL Credit Agreement) serve as security for the Term Loan Obligations or the portion of the ABL Obligations that constitute US Borrower Obligations (as defined in the ABL Credit Agreement).

As used herein, “Term Loan Secured Parties” shall have the meaning given to the term “Secured Parties” in the Term Loan Credit Agreement, “ABL Secured Parties” shall have the meaning given to the term “Secured Parties” in the ABL Credit Agreement, and “Secured Parties” shall mean the Term Loan Secured Parties and ABL Secured Parties, collectively.

Each Payee that is not a Pledgor Payee (each, a “Subordinated Payee”) agrees that any and all obligations evidenced by this Promissory Note that are owed by any Payor that is a (x) a Loan Party under the ABL Credit Agreement or (y) a Loan Party under the Term Loan Credit Agreement (each subsidiary a “Subordinated Payor”) to such Subordinated Payee shall be subordinate and junior in right of payment to the Term Loan Obligations and the ABL Obligations until (i) with respect to Term Loan Obligations, the Term Loan Obligations been paid in full in immediately available funds (excluding Term Loan Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the Commitments under the Term Loan Credit Agreement have expired or been terminated and (ii) with respect to the ABL Obligations, the ABL Obligations have been paid in full in immediately available funds (excluding ABL Obligations in respect of any Specified Hedge Agreements (as defined in the ABL Credit Agreement), Cash Management Obligations (as defined in the ABL Credit Agreement) and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and all Letters of Credit have expired or terminated or been cash collateralized (in a manner consistent with Section 2.7(j) of the ABL Credit Agreement) or backed (in a manner reasonably satisfactory to the relevant Issuing Bank) with other letters of credit and the Commitments under the ABL Credit Agreement have expired or been terminated (in each case (and as

2

applicable), “Paid in Full”); provided, that each Subordinated Payor may make payments to the applicable Subordinated Payee so long as no Event of Default shall have occurred and be continuing and none of the Agents shall have given written notice to Holdings of such Agent’s intent to execute its rights pursuant to Section 6.2(b) of any of the Collateral Agreements; which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of any of the Credit Agreements, other than to the extent such right is waived or revoked in writing by the Required Lenders (as defined therein); provided, further, that all loans and advances made by a Subordinated Payee pursuant to this Promissory Note shall be received by the applicable Subordinated Payor subject to the provisions of the Term Loan Credit Agreement, the ABL Credit Agreement and the other Loan Documents (as defined under each of the Credit Agreements). Notwithstanding any right of any Subordinated Payee to ask, demand, sue for, take or receive any payment from any Subordinated Payor, all rights, Liens and security interests of such Subordinated Payee, whether now or hereafter arising and howsoever existing, in any assets of any Subordinated Payor (whether constituting part of the security or collateral given to any of the Agents or any other Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of each of the Agents and any other Secured Party in such assets (to the extent arising under the Loan Documents as defined under each of the Credit Agreements). Except as expressly permitted by the Loan Documents (as defined under each of the Credit Agreements), the Subordinated Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, until the Secured Obligations have been Paid in Full.

If all or any part of the assets of any Subordinated Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Subordinated Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Subordinated Payor is dissolved or if all or substantially all of the assets of any Subordinated Payor are sold (except, in each case, in a transaction permitted by the Loan Documents (as defined in the Term Loan Credit Agreement, until the Term Loan Obligations are Paid in Full) and the Loan Documents (as defined in the ABL Credit Agreement, until the ABL Obligations are Paid in Full)) then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property or otherwise, which shall be payable or deliverable upon or with respect to any obligation of such Subordinated Payor evidenced by this Promissory Note to any Subordinated Payee (“Payor Indebtedness”) at any time when an Event of Default has occurred and is continuing shall be paid or delivered directly to the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) for application in accordance with the Loan Documents (as defined in the applicable Credit Agreement), as applicable, until the date on which the Term Loan Obligations (or, if the Term Loan Obligations have been Paid in Full, the ABL Obligations) shall have been Paid in Full. Each Subordinated Payee irrevocably authorizes, empowers and appoints the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) as such Subordinated Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to, at any time when an Event of Default has occurred and is continuing, demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Subordinated Payee such proofs of claim and take such other action, in the Term Loan Agent’s (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent’s) own name or in the name of such Subordinated Payee or otherwise, as the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) may reasonably deem necessary or advisable for the enforcement of this Promissory Note. Each Subordinated Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent). After the occurrence and during the continuance of an Event of Default, the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) may vote such proofs of claim in any such proceeding (and the

3

applicable Subordinated Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Term Loan Obligations (or, if the Term Loan Obligations have been Paid in Full, the ABL Obligations). Except as otherwise expressly permitted under the Loan Documents (as defined under each of the Credit Agreements), should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Subordinated Payee upon or with respect to Payor Indebtedness owing to such Subordinated Payee at any time when an Event of Default has occurred and is continuing prior to such time as the Term Loan Obligations or the ABL Obligations have been Paid in Full, such Subordinated Payee shall receive and hold the same for the benefit of the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) and the applicable Secured Parties, and shall forthwith upon written demand by the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) deliver the same to the Term Loan Agent or the ABL Agent, as applicable, for the benefit of the applicable Secured Parties, in the form received (except for the endorsement or assignment of such Subordinated Payee where necessary or advisable in the Term Loan Agent’s judgment, or if the Term Loan Obligations have been Paid in Full, the ABL Agent’s judgment), for application to the Term Loan Obligations (or, if the Term Loan Obligations have been Paid in Full, the ABL Obligations) and, until so delivered, the same shall be segregated from the other assets of such Subordinated Payee as the property of the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent) for the benefit of the applicable Secured Parties. If such Subordinated Payee fails to make any such endorsement or assignment to the Term Loan Agent (or, if the Term Loan Obligations have been Paid in Full, the ABL Agent), the Term Loan Agent or the ABL Agent, as applicable, or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee and Payor agrees that, until (i) the Term Loan Obligations have been Paid in Full, it will not amend, modify or supplement this Promissory Note in a manner adverse to the Term Loan Secured Parties without the consent of the Term Loan Agent, and/or (ii) the ABL Obligations have been Paid in Full, it will not amend, modify or supplement this Promissory Note in a manner adverse to the ABL Secured Parties without the consent of the ABL Agent. The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other parties hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document (as defined under each of the Credit Agreements) or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor, other than each intercompany note that expressly recites that it is a “Specified Note” for purposes of this Promissory Note (collectively, the “Specified Notes”) and (ii) shall not be deemed replaced, superseded or in any way modified by any agreement, promissory note, document or other instrument entered into on or after the date hereof (other than any Specified Note) which purports to create or evidence any loan or advance by any Group Member to any other Group Member until the Secured Obligations are Paid in Full. To the extent that the terms of any such other agreements, promissory notes, documents or instruments (other than any Specified Note) are inconsistent with this Promissory Note, this Promissory Note shall govern.

Notwithstanding anything herein to the contrary, reference is made to the ABL Intercreditor Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) among Bank of America, N.A., as ABL Agent, Credit Suisse AG, Cayman Islands Branch, as Initial Term Loan Agent, and each other party from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

4

THIS PROMISSORY NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each such additional Group Member, an “Additional Party”). Upon delivery of such counterpart signature page to the other signatories hereto, notice of which is hereby waived by the other signatories hereto, each Additional Party shall be a Payor and/or a Payee, as applicable, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

5

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

PAYORS:

FORTERRA, INC.

STARDUST HOLDINGS (USA), LLC

FORTERRA FINANCE, LLC

FORTERRA PIPE & PRECAST, LLC

FORTERRA PRESSURE PIPE, INC.

FORTERRA CONCRETE INDUSTRIES, INC.

FORTERRA CONCRETE PRODUCTS, INC.

FORTERRA STRUCTURAL PRECAST, LLC

J & G CONCRETE OPERATIONS, LLC

FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

USP HOLDINGS INC.

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

US PIPE FABRICATION, LLC

MILL HANDLING LLC

DIP ACQUISITION LLC

FAB PIPE LLC

CUSTOM FAB, INC.

GRIFFIN PIPE PRODUCTS CO., LLC

BIO CLEAN ENVIRONMENTAL SERVICES, INC.

MODULAR WETLAND SYSTEMS, INC.

By:
Name:
Title:

[US INTERCOMPANY SUBORDINATED PROMISSORY NOTE (PAYORS)]

FORTERRA PIPE & PRECAST, LTD. FORTERRA PRESSURE PIPE, ULC FORTERRA PIPE & PRECAST BC, ULC

By:
Name:
Title:

[US INTERCOMPANY SUBORDINATED PROMISSORY NOTE (PAYORS)]

PAYEES:

FORTERRA, INC.

STARDUST HOLDINGS (USA), LLC

FORTERRA FINANCE, LLC

FORTERRA PIPE & PRECAST, LLC

FORTERRA PRESSURE PIPE, INC.

FORTERRA CONCRETE INDUSTRIES, INC.

FORTERRA CONCRETE PRODUCTS, INC.

FORTERRA STRUCTURAL PRECAST, LLC

J & G CONCRETE OPERATIONS, LLC

FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

USP HOLDINGS INC.

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

US PIPE FABRICATION, LLC

MILL HANDLING LLC

DIP ACQUISITION LLC

FAB PIPE LLC

CUSTOM FAB, INC.

GRIFFIN PIPE PRODUCTS CO., LLC

BIO CLEAN ENVIRONMENTAL SERVICES, INC.

MODULAR WETLAND SYSTEMS, INC.

By:
Name:
Title:

[US INTERCOMPANY SUBORDINATED PROMISSORY NOTE (PAYEES)]

SCHEDULE A

TRANSACTIONS

ON

US INTERCOMPANY SUBORDINATED PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned Pledgor Payees (as defined in the Promissory Note) does hereby sell, assign and transfer to                                          all of its right, title and interest in and to the US Intercompany Subordinated Promissory Note, dated October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Promissory Note”), made by FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), and each of the Restricted Subsidiaries party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Pledgor Payees party to the Loan Documents (as defined under each of the Credit Agreements) on the date of the Promissory Note. From time to time after the date thereof, additional Restricted Subsidiaries that are (x) a Loan Party under the ABL Credit Agreement or (y) a Loan Party under the Term Loan Credit Agreement shall become parties to the Promissory Note (each, an “Additional Pledgor Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Pledgor Payees, each Additional Pledgor Payee shall be a Pledgor Payee and shall be as fully a Pledgor Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Pledgor Payee under the Promissory Note and an original signatory hereof. Each Pledgor Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Pledgor Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Pledgor Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor Payee to the Promissory Note or hereunder.

Dated:

[Signature page follows]

FORTERRA, INC.

STARDUST HOLDINGS (USA), LLC

FORTERRA FINANCE, LLC

FORTERRA PIPE & PRECAST, LLC

FORTERRA PRESSURE PIPE, INC.

FORTERRA CONCRETE INDUSTRIES, INC.

FORTERRA CONCRETE PRODUCTS, INC.

FORTERRA STRUCTURAL PRECAST, LLC

J & G CONCRETE OPERATIONS, LLC

FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

USP HOLDINGS INC.

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

US PIPE FABRICATION, LLC

MILL HANDLING LLC

DIP ACQUISITION LLC

FAB PIPE LLC

CUSTOM FAB, INC.

GRIFFIN PIPE PRODUCTS CO., LLC

BIO CLEAN ENVIRONMENTAL SERVICES, INC.

MODULAR WETLAND SYSTEMS, INC.

By:
Name:
Title:

Annex 1 to

ABL US Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                                         , a                                          (the “Additional Grantor”), in favor of Bank of America, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, Forterra Inc., a Delaware corporation (including its permitted successors, “Holdings”) and certain subsidiaries of Holdings party thereto (together with Holdings, the “Borrowers”) have entered into an ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Agent.

WHEREAS, in connection with the Credit Agreement, Holdings and certain of its Affiliates (other than the Additional Grantor) have entered into the ABL US Guarantee and Collateral Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 9.14 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of Holdings may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued; provided, however, that no Additional Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets shall be used to secure any US Borrower Obligations.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder, subject to the limitations contained therein. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 8 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no Additional Guarantor described in clause (d) or (e) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets shall be used to secure any US Borrower Obligations. Each reference to a “Grantor” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of Holdings as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Agent.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT A-2

to the ABL

Credit Agreement

FORM OF CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT

See Attached

Exhibit A-2 to

ABL Credit Agreement

FORM OF CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT

dated as of

October [●], 2016

among

FORTERRA PIPE & PRECAST, LTD.

FORTERRA PRESSURE PIPE, ULC

FORTERRA PIPE & PRECAST BC, ULC

and THE OTHER GRANTORS referred to herein

in favour of

BANK OF AMERICA, N.A.,

as Agent

7.2.	Duty of Agent	24
7.3.	Execution of Financing Statements; Intellectual Property Filings	24
7.4.	Authority of Agent	25
7.5.	No Individual Enforcement, Etc.	25
7.6.	Qualified Counterparties	25

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	25

8.1.	Indemnity and Subrogation	25
8.2.	Contribution and Subrogation	25
8.3.	Subordination	26
8.4.	Indemnity	26

SECTION 9.	MISCELLANEOUS	26

9.1.	Amendments in Writing	26
9.2.	Notices	26
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	26
9.4.	Enforcement Expenses; Indemnification	27
9.5.	Successors and Assigns	27
9.6.	Set-off	27
9.7.	Counterparts	28
9.8.	Severability	28
9.9.	Section Headings	28
9.10.	Integration	28
9.11.	Acknowledge Receipt	29
9.12.	Disclosure	29
9.13.	Electronic Transmission	29
9.14.	GOVERNING LAW	29
9.15.	Submission to Jurisdiction; Waivers; Process Agent	29
9.16.	Acknowledgments	29
9.17.	Additional Grantors	30
9.18.	Releases	30
9.19.	Amalgamations, etc.	31
9.20.	No Fiduciary Duty	31
9.21.	WAIVER OF JURY TRIAL	31
9.22.	[Reserved]	32
9.23.	Keepwell	32
9.25.	Limitations Act, 2002 (Ontario)	32

ii

SCHEDULES

Schedule 1	Closing Date Guarantors
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization, Locations of Tangible Personal Property, Chief Executive Office and Registered Office
Schedule 6	Copyrights, Designs, Patents, Trademarks and Other Intellectual Property
Schedule 7	Accounts

EXHIBITS

Exhibit A	Intellectual Property Security Agreement
Exhibit B	Canadian Intercompany Subordinated Promissory Note

ANNEXES

Annex 1	Assumption Agreement

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CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT dated as of October [●], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by the Canadian Borrowers (as defined in the Credit Agreement) (the “Canadian Borrowers”) and the other Canadian Loan Parties (as defined in the Credit Agreement) party hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favour of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORTERRA, INC. (“Holdings”), the US Borrowers (as defined in the Credit Agreement), the Canadian Borrowers (together with Holdings and the US Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks and the Agent, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Obligations, and (b) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, certain Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Grantors and the other Canadian Borrowers in accordance with the terms of the Credit Agreement;

WHEREAS, the Grantors and the other Canadian Borrowers will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Loan Parties under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1.	DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario); provided that each capitalized term defined in the PPSA and/or the STA and not defined in this Agreement shall have the meaning specified in the PPSA and/or the STA, as applicable.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agent”: as defined in the preamble hereto.

“Agreement”: this Canadian ABL Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Borrowers”: as defined in the preamble hereto.

“Canadian Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Canadian Borrowers and including the obligations of each Canadian Borrower arising under this Agreement, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Borrower Obligations of such Grantor. For the avoidance of doubt, in no event shall the Canadian Borrower Obligations guaranteed or secured hereunder include any US Borrower Obligations (as defined in the Credit Agreement).

“Canadian Borrowers”: as defined in the preamble hereto.

“Canadian Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Security Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Security Document to which such Guarantor is a party); provided, however, that in no event shall Canadian Guarantor Obligations include obligations and liabilities in respect of any US Borrower Obligations (as defined in the Credit Agreement). For the avoidance of doubt, with respect to any Guarantor that is also a Canadian Borrower, such Guarantor shall not have any Canadian Guarantor Obligations with respect to its own Canadian Borrower Obligations.

“Canadian Obligations”: the collective reference to the Canadian Borrower Obligations of each Canadian Borrower and the Canadian Guarantor Obligations of each Guarantor; provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Obligations of such Grantor.

“CIPO”: the Canadian Intellectual Property Office or any similar governmental office in the United States and any respective successor office or agency.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Agent to hold cash pending application to the Canadian Obligations.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all Canadian and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works

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registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Accounts”: all deposit accounts (whether demand, term, cash, chequing, savings or other similar account, and whether or not evidenced by a certificate of deposit, account agreement, passbook or other document) maintained for the benefit of a Grantor by a bank, credit union, trust company or other financial institution, and all other monetary obligations due or accruing to such Grantor associated therewith.

“Design License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Design.

“Designs” means any and all and any part of the following: (i) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in CIPO, and (ii) all reissues, extensions or renewals thereof.

“Discharge of Canadian Borrower Obligations”: the payment in full of the Canadian Borrower Obligations of each Canadian Borrower and termination and expiration of the Commitments in respect of the Canadian ABL Sublimit.

“Grantors”: as defined in the preamble hereto.

“Guarantors”: the collective reference to each Grantor, provided that no Grantor shall be a Guarantor with respect to its own Canadian Obligations.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights relating to intellectual property, including the Copyrights, the Copyright Licenses, the Designs, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, whether registered or not or the subject of a pending application for registration.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in the PPSA and (ii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License, Design License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 6 (as such schedule may be amended from time to time).

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“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all Canadian patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 6 (as such schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 3 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 3 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Issuer”: with respect to any Grantor at any time, any Person which is an issuer of, or with respect to, any Pledged Captial Stock of such Grantor at such time.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 3 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“PPSA”: the Personal Property Security Act in effect from time to time in the Province of Ontario; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s security interest in any item or portion of the Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, including the Civil Code of Québec, the term “PPSA” shall mean the Personal Property Security Act or the Civil

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Code of Québec (as applicable) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Proceeds”: all “proceeds” as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.

“Receiver”: any receiver, interim receiver or receiver and manager or similar office (including the officers, agents and employees thereof) for the Collateral (including any interest, income or profits therefrom) or any of the business, undertakings, property and assets of any Grantor, or of any Guarantor, appointed by the Agent pursuant to this Agreement or by a court on application by the Agent.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty (provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement), in each case, solely to the extent that such Secured Party holds or is owed Canadian Obligations.

“Security”: as the context may require, the Liens granted by the Canadian Loan Parties as security for the Canadian Obligations or the Collateral subject to such Liens.

“STA”: the Securities Transfer Act in effect from time to time in the Province of Ontario; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s security interest in any item or portion of the Collateral is governed by the Securities Transfer Act as in effect in a Canadian jurisdiction other than the Province of Ontario, the term “STA” shall mean the Securities Transfer Act (or equivalent or analogous legislation) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

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“Subordinated Intercompany Note”: the subordinated Intercompany Note in the form attached hereto as Exhibit B.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all Canadian trade-marks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trade-mark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 6 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“ULC”: a Person that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

“ULC Shares”: shares or other equity interests in the capital stock of a ULC.

1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the PPSA or STA shall include all regulations made pursuant thereto and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes the PPSA or STA or any such regulation or, in each case, any provision thereof.

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SECTION 2.	GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally, guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment and performance of the Canadian Obligations. Each Guarantor further agrees that the Canadian Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Canadian Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Canadian Borrowers or any other Canadian Loan Party of any Canadian Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any other Secured Party to any Security held for the payment of the Canadian Obligations or to any balance of any Deposit Account or credit on the books of the Agent or any other Secured Party in favour of the Grantors or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.18, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any Security held by the Agent or any other Secured Party for the Canadian Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Canadian Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Canadian Obligations). Each Guarantor expressly authorizes the Agent to take and hold Security for the payment and performance of the Canadian Obligations, to exchange, waive or release any or all such Security (with or without consideration), to enforce or apply such Security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Canadian Borrower or any other Canadian Loan Party or the unenforceability of the Canadian Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Canadian Borrower or any other Canadian Loan Party, other than the payment in full in cash of all the Canadian Obligations or the release of such Guarantor’s guarantee in accordance with Section 9.15. The Agent and the other Secured Parties may, at their election, enforce any Security held by one or more of them for the Canadian Obligations by one or more judicial or nonjudicial sales, accept an assignment of any such Security in lieu of foreclosure, compromise or adjust any part of the Canadian Obligations, make any other accommodation with a Canadian Borrower or any

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other Canadian Loan Party or exercise any other right or remedy available to them against a Canadian Borrower or any other Canadian Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Canadian Borrower or any other Canadian Loan Party, as the case may be, or any Security for the Canadian Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Borrower Obligation is rescinded or must otherwise be restored by the Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower or any other Canadian Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Canadian Borrower or any other Canadian Loan Party to pay any Canadian Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Canadian Obligation. Upon payment by any Guarantor of any sums to the Agent as provided above, all rights of such Guarantor against a Canadian Borrower or any other Canadian Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Canadian Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3.	GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a), and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations of such Grantor:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities, Securities Accounts and Futures Accounts;

(iv) all Documents of Title;

(v) all Equipment;

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(vi) all Fixtures;

(vii) all Instruments;

(viii) all Intangibles;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Money;

(xiii) all Goods not otherwise described above;

(xiv) any Collateral Account;

(xv) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xvi) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC or the PPSA in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory or elsewhere as required by the UCC or the PPSA (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in CIPO with respect to Intellectual Property as expressly required by the Loan Documents, and (B) subject to any intercreditor arrangements entered into pursuant to this Agreement, delivery to the Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities and certificated Capital Stock to the extent required by Section 5.1;

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(ii) to enter into any control agreement with respect to any Deposit Accounts, Securities Accounts or Futures Accounts other than to the extent required under Section 5.1(d) below or Section 2.24 of the Credit Agreement;

(iii) to take any actions (other than the actions listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States or Canada; or

(iv) to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than Canada or the United States (or any political subdivision thereof).

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor shall only secure the Canadian Obligations and shall not secure any US Borrower Obligations.

(e) Each Grantor acknowledges that certain of the Collateral of such Grantor may now or in the future consist of ULC Shares, and that it is the intention of the Agent and each Grantor that neither the Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares which are Collateral of such Grantor, such Grantor shall remain the sole registered owner of such ULC Shares until such time, if any, as such ULC Shares are effectively transferred into the name of the Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of Pledged Security Certificates of such Grantor, which shall be delivered to the Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Agent, any other Secured Party, or any other Person other than the applicable Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Agent, any other Secured Party, or such other Person, as

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specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Grantor without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Grantor which is not ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise of rights of the Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Grantor shall not cause or permit, or enable a Pledged Issuer that is a ULC to cause or permit, the Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Pledged Issuer; (b) have any notation entered in their favour in the share register of such Pledged Issuer; (c) be held out as shareholders or members of such Pledged Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Pledged Issuer by reason of the Agent holding the Security Interests over the ULC Shares; or (e) act as a shareholder of such Pledged Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Pledged Issuer or to vote its ULC Shares.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement with respect to the Canadian Obligations and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, to the extent authorized by any Grantor, is on file or of record in any public office, except those (i) as have been filed in favour of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are not prohibited by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to the Agent (or its designee) for filing.

4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to any Permitted Liens, first lien security interests in all of the Collateral in favour of the Agent, for the benefit of the Secured Parties, as collateral security for the Canadian Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in CIPO and such other actions as specified on Schedule 4 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization and the Organizational Documents of such Grantor), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office, registered office or sole place of business, as the case may be, and the location of such

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Grantor’s tangible personal property, are specified on Schedule 5 (as such schedule may be amended from time to time). Except as specified on Schedule 5 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office, registered office or sole place of business (as the case may be) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Agent pursuant to Section 5.1(a). Schedule 7 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected or subject to a control agreement pursuant to Section 2.24 of the Credit Agreement.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Grantors or any other Canadian Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and non-assessable.

(d) All the Pledged Debt Securities and Pledged Notes issued by the Grantors and their Subsidiaries have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 3 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 6 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications

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of any Grantor with CIPO, all registered Copyrights and pending Copyright applications of any Grantor with CIPO, all registered Designs and pending Design applications of any Grantor with CIPO, and all registered Trademarks and pending Trademark applications of any Grantor with CIPO (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

4.6. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor, (y) the jurisdiction of organization of each Grantor, and (z) the location of its registered office and chief executive office) is correct and complete as of the date of such Perfection Certificate.

SECTION 5.	COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Canadian Borrower Obligations, in each case subject to the requirements of any intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, note or debt security with a principal amount of $2,000,000 or more, such Instrument, note or debt security shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) after such Collateral is acquired (in the case of any other such Collateral) and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent (in each case to the extent delivery of such instruments of assignment are customary under applicable Requirements of Law), to be held as Collateral pursuant to this Agreement.

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(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of the STA and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, after such Collateral is acquired or becomes so evidenced or represented and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(c) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 3 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Agent, upon reasonable written request by the Agent, information in reasonable scope and detail as to the insurance carried.

5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.18 or by operation of law or by agreement of the requisite Lenders or all Lenders with respect to the Canadian Obligations and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Agent may reasonably request, promptly to prepare and deliver to the Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, (ii) the filing of any financing statements or financing change statements under the PPSA, the UCC or other similar laws in effect in any applicable jurisdiction within Canada or the United States with respect to the security interests created hereby and (iii) the entry into

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control agreements or delivery of other evidence of “control” in accordance with Section 2.24 of the Credit Agreement. Each Grantor will provide to the Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Agent and prompt delivery to the Agent of all additional financing statements, financing change statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or the location of its chief executive office, registered office or the sole place of business from that referred to on Schedule 5 (as such schedule may be amended from time to time), (ii) change its name, or (iii) change its type of organization.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property included in the Collateral with CIPO, such Grantor shall report such filing to the Agent no later than the date of delivery of financial statements pursuant to Section 5.1(a) or Section 5.1(b) of the Credit Agreement covering the period that includes the date of acquisition or creation of such Intellectual Property. Upon request of the Agent, subject to Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in CIPO.

(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before CIPO, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with CIPO, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. Upon the reasonable request of the Agent after notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor is given no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Intellectual Property, such Grantor shall execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with CIPO.

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SECTION 6.	REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Agent.

6.2. Pledged Securities. (a) Unless (i) an Event of Default shall have occurred and be continuing and (ii) the Agent shall have given written notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (x) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be forthwith delivered to the Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (y) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If (i) an Event of Default shall occur and be continuing and (ii) the Agent shall have given written notice to Holdings and the relevant Grantor(s) of the Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement: (i) the Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Canadian Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favour of the Agent, and each Grantor will, upon request, promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In

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addition, if an Event of Default has occurred and is continuing, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request, and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Agent).

(c) Any notice given by the Agent to Holdings or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

6.3. Proceeds to be Turned Over to Agent. If an Event of Default shall occur and be continuing, at the written request of the Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and cheques shall be held in trust by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if reasonably required). All such Proceeds of Collateral received by the Agent under this Section 6.3 shall be held by the Agent in a Collateral Account maintained by the Agent or subject to a control agreement in form and substance satisfactory to the Agent. All such Proceeds while held by the Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Canadian Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

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6.4. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Canadian Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Canadian Obligations in a less favourable order, then the terms of such Permitted Amendment shall govern with respect to such Canadian Obligations and the Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Cash Management obligations under Specified Hedge Agreements and Reimbursement Obligations, but including legal fees and disbursements payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements, Reimbursement Obligations and, to the extent payable under clause First, legal fees and disbursements) payable to the Secured Parties (including legal fees and disbursements payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) unpaid principal of the Loans and Reimbursement Obligations, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of such LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of amounts (or constituting guarantees of amounts) then due and payable under Canadian Obligations constituting Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Canadian Obligations of the Canadian Loan Parties that are then due and payable to the Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to the Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Canadian Obligations have been paid in full, to the relevant Canadian Loan Party or as otherwise required by applicable law.

Notwithstanding the foregoing, amounts received from any Grantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Grantor. For the avoidance of doubt, no assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets shall be used to support any US Borrower Obligations.

(b) The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

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(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above and subject to the limitations set forth above.

(d) Notwithstanding the foregoing, Canadian Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Qualified Counterparty or applicable Grantor; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

6.5. PPSA and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor agrees to deliver each item of Collateral to the Agent promptly after demand therefor, and it is agreed that the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Canadian Obligations, all rights and remedies of a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Canadian Borrower Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the PPSA with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so

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adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a sale of any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Canadian Obligations as a credit on account of the purchase price for any Collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b) The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket legal fees and disbursements, to the payment in whole or in part of the Canadian Obligations in accordance with Section 6.4 and only after such application and after the payment by the Agent of any other amount required by any provision of law, including the PPSA, with respect to the Canadian Obligations, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the Securities Act (Ontario), as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the

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Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a prospectus or registration statement in respect of such Collateral or part thereof shall have been filed under applicable Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favourable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after such a filing as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

6.6. Appoint a Receiver. (a) If an Event of Default shall occur and be continuing, in addition to its other enforcement rights expressed herein or otherwise at law, the Agent may appoint by instrument in writing one or more Receivers of any and all Grantors or any and all Collateral of any or all Grantors. Any Receiver appointed by the Agent pursuant hereto shall have such rights, powers, authorities and remedies of the Agent as the Agent is entitled to hereunder or by virtue of applicable law as the Agent shall grant to such Receiver in the instrument appointing such Receiver; provided that; only the Agent, and not the Receiver, shall have the right to exercise any rights or remedies with respect to ULC Shares. In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of such Grantor and no Secured Party shall be responsible for any act, omission, default, negligence or wilful misconduct of any Receiver. The Agent may remove any Receiver and appoint another from time to time. No Receiver appointed by the Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court. If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally. The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting any Secured Party a mortgagee in possession in respect of the Collateral. The identity of the Receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Agent. Except as may be otherwise directed by the Agent, all Money received from time to time by a Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Agent.

(b) If an Event of Default shall occur and be continuing, the Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Agent pursuant to Section 6.6(a).

(c) The Agent, in appointing or refraining from appointing any Receiver or applying to a court of competent jurisdiction for the appointment of a court appointed Receiver, does not incur liability to the Receiver, the Grantors, or otherwise.

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6.7. Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Canadian Borrower Obligations. The use of such license by the Agent may be exercised, at the option of the Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Canadian Borrower Obligations.

6.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Canadian Obligations and the fees and disbursements of any legal counsel employed by any Secured Party to collect such deficiency.

SECTION 7.	THE ADMINISTRATIVE AGENT

7.1. Agent’s Appointment as Attorney-in-Fact, etc. (a)Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the

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Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance with respect to such Collateral called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Agent shall have given Holdings and the Grantors notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Agent to provide any such notice pursuant to this paragraph shall not alter the Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

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(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in Canadian Dollars (regardless of whether ABR Loans denominated in Canadian Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d) Each Secured Party, by its authorization of the Agent’s entering into this Agreement, consents to the exercise by the Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Agent. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Agent has been appointed as administrative agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Agent hereunder are subject to the provisions of the Credit Agreement. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and non-appealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Agent to file or record financing statements, financing change statements and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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(b) The Agent is authorized to file with CIPO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in CIPO, and naming any Grantor or the Grantors as debtors and the Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. No Individual Enforcement, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Canadian Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Canadian Obligations held by it.

7.6. Qualified Counterparties. No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Canadian Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party with respect to any Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Canadian Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Canadian Obligation owed to any Secured Party, and such other

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Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Canadian Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Canadian Borrower Obligations constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations. No failure on the part of any Canadian Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Canadian Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Canadian Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations, to the extent required by the last proviso in Section 6.7 of the Credit Agreement.

8.4. Indemnity. As a separate and distinct obligation to its guarantee hereunder, each Guarantor agrees to indemnify and hold harmless each Secured Party from and against all losses and damages suffered or incurred by such Secured Party as a result of any Person failing to make punctual payment of all Canadian Obligations when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; provided that the amount payable pursuant to this Section 8.4 at any time shall not exceed the Canadian Obligations at such time.

SECTION 9.	MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Agent.

9.2. Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 2 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party,

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any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and any Receiver for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Canadian Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such legal counsel to the Agent and the Secured Parties as any Canadian Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement, in each case, solely with respect to the Canadian Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Canadian Borrower would be required to do so pursuant to Section 2.19(b) of the Credit Agreement.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Canadian Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e) Each Grantor agrees that the provisions of Section 9.3(c) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to Holdings were a reference to such Grantor.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) to the extent that such Secured Party holds or is owed Canadian Obligations, at any time and from time to time with the prior written consent of the Agent (which consent shall not be required in connection with customary set-offs in connection with Canadian Obligations constituting Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) in any currency, and any other credits,

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indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify the Agent and such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor hereunder be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any other Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the case of any Collateral “located” outside Canada (including any Pledged Stock of an Issuer organized under a jurisdiction other than Canada or any province or territory thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable US Security Document to which a Grantor is a party which cannot be resolved by both provisions being complied with, the provisions contained in this Agreement shall govern to the extent of such conflict with respect to such Collateral.

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9.11. Acknowledge Receipt. Each Grantor acknowledges receipt of a copy of this Agreement and copies of the verification statements pertaining to the financing statements filed under each PPSA by the Agent in respect of this Agreement. To the extent permitted by applicable law, each Grantor irrevocably waives the right to receive a copy of each financing statement or financing change statement (or any verification statement pertaining thereto) filed under any PPSA by the Agent in respect of this Agreement or any other security agreement, and releases any and all claims or causes of action it may have against the Agent or any Secured Party for failure to provide any such copy.

9.12. Disclosure. At any time the Agent may disclose information in relation to this Agreement and the Canadian Obligations to any Person it reasonably believes is entitled to such disclosures pursuant to applicable law, including the PPSA.

9.13. Electronic Transmission. Transmission of a copy of an executed signature page of this Agreement (including any amendment to this Agreement) by any Grantor to the Agent by facsimile transmission or e-mail in pdf format, shall be as effective as delivery to the Agent of an original executed counterpart hereof.

9.14. GOVERNING LAW. This Agreement (including terms incorporated by reference to any other agreement) and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

9.15. Submission to Jurisdiction; Waivers; Process Agent. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in such Ontario or appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.16. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.17. Additional Grantors. Each Canadian Subsidiary that (i) is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement or (ii) Holdings elects to add as a party to this Agreement pursuant to Section 10.2 of the Credit Agreement, in each case, shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Canadian Subsidiary of an Assumption Agreement. Upon execution and delivery by the Agent and such Canadian Subsidiary of a supplement in the form of Annex 1 hereto, such Canadian Subsidiary shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.18. Releases. (a) Upon the Discharge of Canadian Borrower Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this Agreement, hereby authorizes the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination, discharge and release, and the Canadian Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this Agreement, hereby authorizes the Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Canadian Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Agent agrees to promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such action and execute such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that

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would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Canadian Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Canadian Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) All releases or other documents delivered by the Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Agent.

(d) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 of the Credit Agreement or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Guarantor Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a sale by the Agent of any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Canadian Guarantor Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition.

9.19. Amalgamations, etc. Each Grantor acknowledges that if it amalgamates or merges with any other corporation or corporations, then (i) the Collateral and the security interests created hereby shall extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Grantor” as it applies to such Grantor, where used in this Agreement, shall extend to and include the amalgamated corporation, and (iii) the term “Grantor Obligations”, where used in this Agreement with respect to such Grantor, shall extend to and include the Grantor Obligations of the amalgamated corporation.

9.20. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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9.22. [Reserved].

9.23. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor hereunder to honor all of its obligations under this Agreement in respect of Swap Obligations of a Canadian Loan Party (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Canadian Borrower Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.25. Limitations Act, 2002 (Ontario). Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, or any other applicable law limiting the time for which an action may be commenced shall be excluded from application to the obligations of each Guarantor hereunder and any undertaking, covenant, indemnity or other agreement of each Guarantor hereunder, in each case to fullest extent permitted by such Act or applicable law.

(signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FORTERRA PIPE & PRECAST, LTD.
FORTERRA PRESSURE PIPE, ULC
FORTERRA PIPE & PRECAST BC, ULC

By:
Name:
Title:

[CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT]

AGENT:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT]

Schedules to

Canadian ABL Guarantee and Collateral Agreement

Schedule 1	Closing Date Grantors Schedule
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization, Locations of Tangible Personal Property, Chief Executive Office and Registered Office
Schedule 6	Copyrights, Designs, Patents, Trademarks and Other Intellectual Property
Schedule 7	Accounts

Exhibit A to

Canadian ABL Guarantee and Collateral Agreement

FORM OF CANADIAN ABL INTELLECTUAL PROPERTY SECURITY AGREEMENT

This CANADIAN INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of [●], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “IP Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favour of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement referred to below).

WHEREAS, Forterra, Inc., a Delaware corporation (including its permitted successors, “Holdings”), and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario).

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain Canadian ABL Guarantee and Collateral Agreement, dated as of October 25, 2016, in favour of the Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Canadian Guarantee and Collateral Agreement, the Grantors have granted to the Agent, for the benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Copyrights, Trademarks and Patents and have agreed as a condition thereof to execute this IP Security Agreement with respect to certain of their Copyrights, Trademarks and Patents in order to record the security interests granted therein with the Canadian Intellectual Property Office (or any successor office or other applicable government registry).

NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1 Grant of Security. Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “IP Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations (as defined in the Canadian Guarantee and Collateral Agreement) of such Grantor:

(a) (i) all Canadian copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1, and (ii) the rights to print, publish and distribute any of the foregoing (“Copyrights”);

(b) all Copyright Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1;

(c) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above (the items described in (a), (b) and (c), collectively, the “Copyright Collateral”);

(d) (i) all Canadian trade-marks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 2 and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(e) all Trademark Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2;

(f) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (d) and (e) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (d) and (e) above (items described in clauses (d), (e) and (f), collectively, the “Trademark Collateral”);

(g) (i) all Canadian patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 3, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(h) all Patent Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 3; and

(i) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (g) and (h) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (g) and (h) above (items described in (f), (g) and (h), collectively, the “Patent Collateral”).

(j) (i) all Canadian industrial designs, including each industrial design identified in Schedule 4, and all registrations, recordings and pending applications thereof, and (ii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Designs”);

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(k) all Design Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 4; and

(l) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (j) and (k) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (j) and (k) above (items described in (j), (k) and (l), collectively, the “Design Collateral”).

SECTION 2 Excluded Assets. Notwithstanding anything to the contrary in this IP Security Agreement, none of the Excluded Assets shall constitute IP Collateral.

SECTION 3 Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4 GOVERNING LAW. THIS IP SECURITY AGREEMENT (INCLUDING TERMS INCORPORATED BY REFERENCE TO ANY OTHER AGREEMENT) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

SECTION 5 Conflict Provision. This IP Security Agreement has been entered into in conjunction with the provisions of the Canadian Guarantee and Collateral Agreement, Canadian NY Law ABL Guarantee and Collateral Agreement from the Canadian Borrowers in favour of the Agent dated as of the date hereof, and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Canadian Guarantee and Collateral Agreement, the Canadian NY Law ABL Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this IP Security Agreement are in conflict with the Canadian Guarantee and Collateral Agreement, the Canadian NY Law ABL Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Canadian Guarantee and Collateral Agreement, the Canadian NY Law ABL Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

SECTION 6 [Reserved].

SECTION 7 Notice. Each party to this IP Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Canadian Guarantee and Collateral Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

FORTERRA PIPE & PRECAST, LTD.
FORTERRA PRESSURE PIPE, ULC
FORTERRA PIPE & PRECAST BC, ULC

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

Schedule 1

COPYRIGHTS

Schedule 2

TRADEMARKS

Schedule 3

PATENTS

Schedule 4

DESIGNS

Exhibit B to

Canadian ABL Guarantee and Collateral Agreement

FORM OF CANADIAN INTERCOMPANY SUBORDINATED PROMISSORY NOTE

[To be provided under separate cover]

Schedule 1

Closing Date Grantors Schedule

SCHEDULE 1

Schedule 2

Notice Addresses of Grantors

SCHEDULE 2

Schedule 3

Description of Pledged Investment Property

SCHEDULE 3

Schedule 4

Filings and other Actions Required to Perfect Security Interests

SCHEDULE 4

Schedule 5

Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

SCHEDULE 5

Schedule 6

Copyrights, Designs, Patents, Trademarks and Other Intellectual Property

SCHEDULE 6

Schedule 7

Accounts

SCHEDULE 7

Annex 1 to

Canadian ABL Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                     , a                      (the “Additional Grantor”), in favour of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations (as defined in the Canadian Guarantee and Collateral Agreement), and (ii) the other Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Canadian Guarantee and Collateral Agreement, as applicable.

W I T N E S E T H:

WHEREAS, Forterra, Inc., a Delaware corporation (including its permitted successors, “Holdings”) and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Agent.

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers (other than the Additional Grantor) have entered into the Canadian ABL Guarantee and Collateral Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian Guarantee and Collateral Agreement”) in favour of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Canadian Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Canadian Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, in each case, to the Canadian Borrowers. Section 9.14 of the Canadian Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries may become Guarantors and Grantors under the Canadian Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Canadian Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor and a Grantor under the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued, in each case, to the Canadian Borrowers.

NOW, THEREFORE, IT IS AGREED:

1. Canadian Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Canadian Guarantee and Collateral Agreement, hereby becomes a party to the Canadian Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Canadian Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Canadian Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Canadian Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations of such Additional Grantor. Each reference to a “Grantor” or a “Guarantor” in the Canadian Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Canadian Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Canadian Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

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4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT (INCLUDING TERMS INCORPORATED BY REFERENCE TO ANY OTHER AGREEMENT) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Canadian Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of Holdings as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Agent.

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXHIBIT A-3

to the ABL

Credit Agreement

FORM OF CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT

See Attached

Exhibit A-3 to

ABL Credit Agreement

CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT

dated as of

October [●], 2016

among

FORTERRA PIPE & PRECAST, LTD.

FORTERRA PRESSURE PIPE, ULC

FORTERRA PIPE & PRECAST BC, ULC

and THE OTHER GRANTORS referred to herein

in favour of

BANK OF AMERICA, N.A.,

as Agent

SECTION 7.	THE ADMINISTRATIVE AGENT	23

7.1.	Agent’s Appointment as Attorney-in-Fact, etc	23
7.2.	Duty of Agent	25
7.3.	Execution of Financing Statements; Intellectual Property Filings	25
7.4.	Authority of Agent	26
7.5.	No Individual Foreclosure, Etc	26
7.6.	Qualified Counterparties	26

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	26

8.1.	Indemnity and Subrogation	26
8.2.	Contribution and Subrogation	27
8.3.	Subordination	27
8.4.	Indemnity	27

SECTION 9.	MISCELLANEOUS	27

9.1.	Amendments in Writing	27
9.2.	Notices	27
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	28
9.4.	Enforcement Expenses; Indemnification	28
9.5.	Successors and Assigns	28
9.6.	Set-off	28
9.7.	Counterparts	29
9.8.	Severability	29
9.9.	Section Headings	29
9.10.	Integration	29
9.11.	Acknowledge Receipt	30
9.12.	Disclosure	30
9.13.	Electronic Transmission	30
9.14.	GOVERNING LAW	30
9.15.	Submission to Jurisdiction; Waivers; Process Agent	30
9.16.	Acknowledgments	30
9.17.	Additional Grantors	31
9.18.	Releases	31
9.19.	Amalgamations, etc	32
9.20.	No Fiduciary Duty	32
9.21.	WAIVER OF JURY TRIAL	32
9.22.	[Reserved]	33
9.23.	Keepwell	33

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SCHEDULES

Schedule 1	Closing Date Guarantors
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization, Locations of Tangible Personal Property, Chief Executive Office and Registered Office
Schedule 6	Copyrights, Designs, Patents, Trademarks and Other Intellectual Property
Schedule 7	Accounts
Schedule 8	Commercial Tort Claims

ANNEXES

Annex 1	Assumption Agreement

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CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT dated as of October [●], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by the Canadian Borrowers (as defined in the Credit Agreement) (the “Canadian Borrowers”) and the other Canadian Loan Parties (as defined in the Credit Agreement) party hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favour of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORTERRA, INC. (“Holdings”), the US Borrowers (as defined in the Credit Agreement), the Canadian Borrowers (together with Holdings and the US Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks and the Agent, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Obligations, and (b) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, certain Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Grantors and the other Canadian Borrowers in accordance with the terms of the Credit Agreement;

WHEREAS, the Grantors and the other Canadian Borrowers will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Loan Parties under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC or the PPSA and not defined in this Agreement shall have the meaning specified in the New York UCC or the PPSA, as applicable.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agent”: as defined in the preamble hereto.

“Agreement”: this Canadian NY Law ABL Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Borrowers”: as defined in the preamble hereto.

“Canadian Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Canadian Borrowers and including the obligations of each Canadian Borrower arising under this Agreement, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Borrower Obligations of such Grantor. For the avoidance of doubt, in no event shall the Canadian Borrower Obligations guaranteed or secured hereunder include any US Borrower Obligations (as defined in the Credit Agreement).

“Canadian Borrowers”: as defined in the preamble hereto.

“Canadian Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Security Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Security Document to which such Guarantor is a party); provided, however, that in no event shall Canadian Guarantor Obligations include obligations and liabilities in respect of any US Borrower Obligations (as defined in the Credit Agreement). For the avoidance of doubt, with respect to any Guarantor that is also a Canadian Borrower, such Guarantor shall not have any Canadian Guarantor Obligations with respect to its own Canadian Borrower Obligations.

“Canadian Obligations”: the collective reference to the Canadian Borrower Obligations of each Canadian Borrower and the Canadian Guarantor Obligations of each Guarantor; provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Obligations of such Grantor.

“CIPO”: the Canadian Intellectual Property Office and any respective successor office or agency.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Agent to hold cash pending application to the Canadian Obligations.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such

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copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Accounts”: as defined in the UCC, and includes all deposit accounts (whether demand, term, cash, chequing, savings or other similar account, and whether or not evidenced by a certificate of deposit, account agreement, passbook or other document) maintained for the benefit of a Grantor by a bank, credit union, trust company or other financial institution, and all other monetary obligations due or accruing to such Grantor associated therewith.

“Design License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Design.

“Designs” means any and all and any part of the following: (i) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in CIPO, and (ii) all reissues, extensions or renewals thereof.

“Discharge of Canadian Borrower Obligations”: the payment in full of the Canadian Borrower Obligations of each Canadian Borrower and termination and expiration of the Commitments in respect of the Canadian ABL Sublimit.

“Grantors”: as defined in the preamble hereto.

“Guarantors”: the collective reference to each Grantor, provided that no Grantor shall be a Guarantor with respect to its own Canadian Obligations.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Designs, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, whether registered or not or the subject of a pending application for registration.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A to the Canadian ABL Guarantee and Collateral Agreement.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B to the Canadian ABL Guarantee and Collateral Agreement.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC or as such term is defined in the PPSA, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States

3

federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License, Design License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 6 (as such schedule may be amended from time to time).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 6 (as such schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 3 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 3 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Issuer”: with respect to any Grantor at any time, any Person which is an issuer of, or with respect to, any Pledged Captial Stock of such Grantor at such time.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those

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listed on Schedule 3 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“PPSA”: the Personal Property Security Act in effect from time to time in the Province of Ontario; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s security interest in any item or portion of the Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, including the Civil Code of Québec, the term “PPSA” shall mean the Personal Property Security Act or the Civil Code of Québec (as applicable) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC or as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.

“Receiver”: any receiver, interim receiver or receiver and manager or similar office (including the officers, agents and employees thereof) for the Collateral (including any interest, income or profits therefrom) or any of the business, undertakings, property and assets of any Grantor, or of any Guarantor, appointed by the Agent pursuant to this Agreement or by a court on application by the Agent.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty (provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement), in each case, solely to the extent that such Secured Party holds or is owed Canadian Obligations.

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“Security”: as the context may require, the Liens granted by the Canadian Loan Parties as security for the Canadian Obligations or the Collateral subject to such Liens.

“Subordinated Intercompany Note”: the subordinated Intercompany Note in the form attached as Exhibit B to the Canadian ABL Guarantee and Collateral Agreement.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trade-mark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 6 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“UCC” or “Uniform Commercial Code”: the New York UCC or, where the context requires, the Uniform Commercial Code or any equivalent statute of any other relevant jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“ULC”: a Person that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

“ULC Shares”: shares or other equity interests in the capital stock of a ULC.

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1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the PPSA shall include all regulations made pursuant thereto and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes the PPSA or any such regulation or, in each case, any provision thereof.

(d) All references herein to provisions of the UCC shall include successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally, guarantees, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Canadian Obligations. Each Guarantor further agrees that the Canadian Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Canadian Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Canadian Borrowers or any other Canadian Loan Party of any Canadian Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any other Secured Party to any Security held for the payment of the Canadian Obligations or to any balance of any Deposit Account or credit on the books of the Agent or any other Secured Party in favour of the Grantors or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.18, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any Security held by the Agent or any other Secured Party for the Canadian Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Canadian Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Canadian Obligations). Each Guarantor expressly authorizes the Agent to take and hold Security for the payment and performance of the Canadian Obligations, to

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exchange, waive or release any or all such Security (with or without consideration), to enforce or apply such Security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Canadian Borrower or any other Canadian Loan Party or the unenforceability of the Canadian Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Canadian Borrower or any other Canadian Loan Party, other than the payment in full in cash of all the Canadian Obligations or the release of such Guarantor’s guarantee in accordance with Section 9.15. The Agent and the other Secured Parties may, at their election, foreclose on any Security held by one or more of them for the Canadian Obligations by one or more judicial or nonjudicial sales, accept an assignment of any such Security in lieu of foreclosure, compromise or adjust any part of the Canadian Obligations, make any other accommodation with a Canadian Borrower or any other Canadian Loan Party or exercise any other right or remedy available to them against a Canadian Borrower or any other Canadian Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Canadian Borrower or any other Canadian Loan Party, as the case may be, or any Security for the Canadian Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Borrower Obligation is rescinded or must otherwise be restored by the Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower or any other Canadian Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Canadian Borrower or any other Canadian Loan Party to pay any Canadian Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Canadian Obligation. Upon payment by any Guarantor of any sums to the Agent as provided above, all rights of such Guarantor against a Canadian Borrower or any other Canadian Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Canadian Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but

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subject to the last sentence of this Section 3(a), and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations of such Grantor:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities, Securities Accounts and Commodity Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

(xiv) all Goods not otherwise described above;

(xv) any Collateral Account;

(xvi) all Commercial Tort Claims listed on Schedule 8 (as such schedule may be amended from time to time, including pursuant to Section 5.6);

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xviii) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

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Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC or the PPSA in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory or elsewhere as required by the UCC or the PPSA (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in United States and Canadian government offices with respect to Intellectual Property as expressly required by the Loan Documents, (B) subject to any intercreditor arrangements entered into pursuant to this Agreement, delivery to the Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities and certificated Capital Stock to the extent required by Section 5.1, and (C) control agreements with respect to any Deposit Accounts, Securities Accounts or Commodity Accounts to the extent required under Section 2.24 of the Credit Agreement;

(ii) [reserved];

(iii) to take any actions (other than the actions listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States or Canada; or

(iv) to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than Canada or the United States (or any political subdivision thereof).

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

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(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor shall only secure the Canadian Obligations and shall not secure any US Borrower Obligations.

(e) Each Grantor acknowledges that certain of the Collateral of such Grantor may now or in the future consist of ULC Shares, and that it is the intention of the Agent and each Grantor that neither the Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares which are Collateral of such Grantor, such Grantor shall remain the sole registered owner of such ULC Shares until such time, if any, as such ULC Shares are effectively transferred into the name of the Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of Pledged Security Certificates of such Grantor, which shall be delivered to the Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Agent, any other Secured Party, or any other Person other than the applicable Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Grantor without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Grantor which is not ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise of rights of the Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Grantor shall not cause or permit, or enable a Pledged Issuer that is a ULC to cause or permit, the Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Pledged Issuer; (b) have any notation entered in their favour in the share register of such Pledged Issuer; (c) be held out as shareholders or members of such Pledged Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Pledged Issuer by reason of the Agent holding the Security Interests over the ULC Shares; or (e) act as a shareholder of such Pledged Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Pledged Issuer or to vote its ULC Shares.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement with respect to the Canadian Obligations and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, to the extent authorized by any Grantor, is on file or of record in any public office, except those (i) as have been filed in favour of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are not prohibited by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to the Agent (or its designee) for filing.

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4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to any Permitted Liens, first lien security interests in all of the Collateral in favour of the Agent, for the benefit of the Secured Parties, as collateral security for the Canadian Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other actions as specified on Schedule 4 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office, registered office or sole place of business, as the case may be, and the location of such Grantor’s tangible personal property, are specified on Schedule 5 (as such schedule may be amended from time to time). Except as specified on Schedule 5 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office, registered office or sole place of business (as the case may be) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 3 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Agent pursuant to Section 5.1(a). Schedule 7 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected pursuant to Section 2.24 of the Credit Agreement.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Grantors or any Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable.

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(d) All the Pledged Debt Securities and Pledged Notes issued by the Grantors or any Subsidiary of Holdings have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 3 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 6 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with each applicable IP Office, all registered Copyrights and pending Copyright applications of any Grantor with each applicable IP Office, all registered Designs and pending Design applications of any Grantor with each applicable IP Office, and all registered Trademarks and pending Trademark applications of any Grantor with each applicable IP Office (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

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4.6. Commercial Tort Claims. Schedule 8 (as such schedule may be amended from time to time) lists, as of the most recent Applicable Date, each Commercial Tort Claim with respect to any Grantor that, in the reasonable determination of Holdings, is estimated to be in excess of $2,000,000.

4.7. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor, (y) the jurisdiction of organization of each Grantor, and (z) the location of its registered office and chief executive office) is correct and complete as of the date of such Perfection Certificate.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Canadian Borrower Obligations, in each case subject to the requirements of any intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, Negotiable Instrument, note or debt security with a principal amount of $2,000,000 or more, such Instrument, note or debt security shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) after such Collateral is acquired (in the case of any other such Collateral) and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent (in each case to the extent delivery of such instruments of assignment are customary under applicable Requirements of Law), to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of Article 8 the New York UCC and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Agent (i) on the Closing Date (subject to Section 5.14 of the Credit Agreement) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, after such Collateral is acquired or becomes so evidenced or represented and no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(c) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 3 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Agent, upon reasonable written request by the Agent, information in reasonable scope and detail as to the insurance carried.

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5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.18 or by operation of law or by agreement of the requisite Lenders or all Lenders with respect to the Canadian Obligations and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Agent may reasonably request, promptly to prepare and deliver to the Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, (ii) the filing of any financing or continuation statements under the UCC or PPSA (or other similar laws) in effect in any applicable jurisdiction within Canada or the United States with respect to the security interests created hereby and (iii) the entry into control agreements or delivery of other evidence of “control” in accordance with Section 2.24 of the Credit Agreement. Each Grantor will provide to the Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Agent and prompt delivery to the Agent of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive office, registered office or the sole place of business from that referred to on Schedule 5 (as such schedule may be amended from time to time), (ii) change its name, or (iii) change its type of organization.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

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(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property (or file a Statement of Use or an amendment to Alleged Use with respect to any “intent to use” Trademark application) included in the Collateral with each applicable IP Office, such Grantor shall report such filing to the Agent no later than the date of delivery of financial statements pursuant to Section 5.1(a) or Section 5.1(b) of the Credit Agreement covering the period that includes the date of acquisition or creation of such Intellectual Property. Upon request of the Agent, subject to Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in each applicable IP Office.

(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before each applicable IP Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with each applicable IP Office, as applicable, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. Upon the reasonable request of the Agent after notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor is given no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Intellectual Property, such Grantor shall execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with each applicable IP Office.

5.6. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $2,000,000, such Grantor shall (a) on the Closing Date or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof. In the event an updated Perfection Certificate or an Assumption Agreement shall set forth any Commercial Tort Claim, Schedule 8 shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such updated Perfection Certificate or Assumption Agreement.

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SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Agent.

6.2. Pledged Securities. (a) Unless (i) an Event of Default shall have occurred and be continuing and (ii) the Agent shall have given written notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (x) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be forthwith delivered to the Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (y) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If (i) an Event of Default shall occur and be continuing and (ii) the Agent shall have given written notice to Holdings and the relevant Grantor(s) of the Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement: (i) the Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Canadian Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favour of the Agent, and each Grantor will, upon request, promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment

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Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request, and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Agent).

(c) Any notice given by the Agent to Holdings or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

6.3. Proceeds to be Turned Over to Agent. If an Event of Default shall occur and be continuing, at the written request of the Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held in trust by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if reasonably required). All such Proceeds of Collateral received by the Agent under this Section 6.3 shall be held by the Agent in a Collateral Account maintained under its sole control (as defined and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Canadian Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Canadian Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Canadian Obligations in a less favourable order, then the terms of such Permitted Amendment shall govern with respect to such Canadian Obligations and the Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Cash Management obligations under Specified Hedge Agreements and Reimbursement Obligations, but including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Agent in its capacity as such;

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Second, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements, Reimbursement Obligations and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Obligations constituting (or constituting guarantees of) unpaid principal of the Loans and Reimbursement Obligations, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of the LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of amounts (or constituting guarantees of amounts) then due and payable under Canadian Obligations constituting Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Canadian Obligations of the Canadian Loan Parties that are then due and payable to the Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to the Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Canadian Obligations have been paid in full, to the relevant Canadian Loan Party or as otherwise required by applicable law.

Notwithstanding the foregoing, amounts received from any Grantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Grantor. For the avoidance of doubt, no assets that are described in clauses (8), (13) or (15) of the definition of Excluded Assets shall be used to support any US Borrower Obligations.

(b) The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

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(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above and subject to the limitations set forth above.

(d) Notwithstanding the foregoing, Canadian Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Qualified Counterparty or applicable Grantor; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

6.5. Code and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor agrees to deliver each item of Collateral to the Agent promptly after demand therefor, and it is agreed that the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Canadian Obligations, all rights and remedies of a secured party under the New York UCC or the PPSA (whether or not the New York UCC or the PPSA applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Canadian Borrower Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC or PPSA, as applicable, with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place

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fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Canadian Obligations as a credit on account of the purchase price for any Collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b) The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Canadian Obligations in accordance with Section 6.4 and only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC and the PPSA, with respect to the Canadian Obligations, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and

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any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favourable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

6.6. Appoint a Receiver. (a) If an Event of Default shall occur and be continuing, in addition to its other enforcement rights expressed herein or otherwise at law, the Agent may appoint by instrument in writing one or more Receivers of any and all Grantors or any and all Collateral of any or all Grantors. Any Receiver appointed by the Agent pursuant hereto shall have such rights, powers, authorities and remedies of the Agent as the Agent is entitled to hereunder or by virtue of applicable law as the Agent shall grant to such Receiver in the instrument appointing such Receiver; provided that; only the Agent, and not the Receiver, shall have the right to exercise any rights or remedies with respect to ULC Shares. In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of such Grantor and no Secured Party shall be responsible for any act, omission, default, negligence or wilful misconduct of any Receiver. The Agent may remove any Receiver and appoint another from time to time. No Receiver appointed by the Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court. If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally. The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting any Secured Party a mortgagee in possession in respect of the Collateral. The identity of the Receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Agent. Except as may be otherwise directed by the Agent, all Money received from time to time by a Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Agent.

(b) If an Event of Default shall occur and be continuing, the Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Agent pursuant to Section 6.6(a).

(c) The Agent, in appointing or refraining from appointing any Receiver or applying to a court of competent jurisdiction for the appointment of a court appointed Receiver, does not incur liability to the Receiver, the Grantors, or otherwise.

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6.7. Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Canadian Borrower Obligations. The use of such license by the Agent may be exercised, at the option of the Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Canadian Borrower Obligations.

6.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Canadian Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Agent’s Appointment as Attorney-in-Fact, etc. (a)Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance with respect to such Collateral called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Agent shall have given Holdings and the Grantors notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Agent to provide any such notice pursuant to this paragraph shall not alter the Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in Canadian Dollars (regardless of whether ABR Loans denominated in Canadian Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d) Each Secured Party, by its authorization of the Agent’s entering into this Agreement, consents to the exercise by the Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Agent. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Agent has been appointed as administrative agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Agent hereunder are subject to the provisions of the Credit Agreement. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Agent to file or record financing or continuation statements and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or

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hereafter existing or acquired by the undersigned or such other description as the Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b) The Agent is authorized to file with each applicable IP Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in each applicable IP Office, and naming any Grantor or the Grantors as debtors and the Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Canadian Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Canadian Obligations held by it.

7.6. Qualified Counterparties. No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Canadian Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party with respect to any Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

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8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Canadian Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Canadian Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Canadian Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Canadian Borrower Obligations constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations. No failure on the part of any Canadian Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Canadian Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Canadian Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations, to the extent required by the last proviso in Section 6.7 of the Credit Agreement.

8.4. Indemnity. As a separate and distinct obligation to its guarantee hereunder, each Guarantor agrees to indemnify and hold harmless each Secured Party from and against all losses and damages suffered or incurred by such Secured Party as a result of any Person failing to make punctual payment of all Canadian Obligations when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; provided that the amount payable pursuant to this Section 8.4 at any time shall not exceed the Canadian Obligations at such time.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Agent.

9.2. Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 2 (as such schedule may be amended from time to time).

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9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and any Receiver for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Canadian Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such attorney to the Agent and the Secured Parties as any Canadian Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement, in each case, solely with respect to the Canadian Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Canadian Borrower would be required to do so pursuant to Section 2.19(b) of the Credit Agreement.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Canadian Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e) Each Grantor agrees that the provisions of Section 9.3(c) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to Holdings were a reference to such Grantor.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) to the extent that such Secured Party holds or is owed Canadian Obligations, at any time and from time to time with the prior written consent of the Agent (which consent shall not be required in connection with customary set-offs in connection with Canadian Obligations constituting Cash Management Obligations and Specified Hedge Agreements), while an Event of Default

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shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify the Agent, Holdings and such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor hereunder be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any other Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the case of any Collateral “located” outside Canada (including any Pledged Stock of an Issuer organized under a jurisdiction other than Canada or any province or territory thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable

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US Security Document to which a Grantor is a party which cannot be resolved by both provisions being complied with, the provisions contained in this Agreement shall govern to the extent of such conflict with respect to such Collateral.

9.11. Acknowledge Receipt. Each Grantor acknowledges receipt of a copy of this Agreement and copies of the verification statements pertaining to the financing statements filed under each PPSA by the Agent in respect of this Agreement. To the extent permitted by applicable law, each Grantor irrevocably waives the right to receive a copy of each financing statement or financing change statement (or any verification statement pertaining thereto) filed under any PPSA by the Agent in respect of this Agreement or any other security agreement, and releases any and all claims or causes of action it may have against the Agent or any Secured Party for failure to provide any such copy.

9.12. Disclosure. At any time the Agent may disclose information in relation to this Agreement and the Canadian Obligations to any Person it reasonably believes is entitled to such disclosures pursuant to applicable law, including the PPSA.

9.13. Electronic Transmission. Transmission of a copy of an executed signature page of this Agreement (including any amendment to this Agreement) by any Grantor to the Agent by facsimile transmission or e-mail in pdf format, shall be as effective as delivery to the Agent of an original executed counterpart hereof.

9.14. GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the state of New York.

9.15. Submission to Jurisdiction; Waivers; Process Agent. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York Country and of the United States District Court of the Southern District of New York, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in such Ontario or appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.16. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.17. Additional Grantors. Each Canadian Subsidiary that (i) is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement or (ii) Holdings elects to add as a party to this Agreement pursuant to Section 10.2 of the Credit Agreement, in each case, shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Canadian Subsidiary of an Assumption Agreement. Upon execution and delivery by the Agent and such Canadian Subsidiary of a supplement in the form of Annex 1 hereto, such Canadian Subsidiary shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.18. Releases. (a) Upon the Discharge of Canadian Borrower Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this Agreement, hereby authorizes the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination, discharge and release, and the Canadian Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and each Secured Party, by its authorization of the Agent’s entering into this Agreement, hereby authorizes the Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Canadian Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Agent agrees to promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such action and execute such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a

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Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Canadian Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Agent shall promptly (and the Secured Parties, by their authorization of the Agent’s entering into this Agreement, hereby authorize the Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Canadian Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) All releases or other documents delivered by the Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Agent.

(d) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 of the Credit Agreement or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Guarantor Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a sale by the Agent of any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Canadian Guarantor Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition.

9.19. Amalgamations, etc. Each Grantor acknowledges that if it amalgamates or merges with any other corporation or corporations, then (i) the Collateral and the security interests created hereby shall extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Grantor” as it applies to such Grantor, where used in this Agreement, shall extend to and include the amalgamated corporation, and (iii) the term “Grantor Obligations”, where used in this Agreement with respect to such Grantor, shall extend to and include the Grantor Obligations of the amalgamated corporation.

9.20. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND

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THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.22. [Reserved].

9.23. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor hereunder to honor all of its obligations under this Agreement in respect of Swap Obligations of a Canadian Loan Party (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Canadian Borrower Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FORTERRA PIPE & PRECAST, LTD.
FORTERRA PRESSURE PIPE, ULC
FORTERRA PIPE & PRECAST BC, ULC

By:
Name:
Title:

[CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT]

AGENT:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT]

Schedules to

Canadian NY Law ABL Guarantee and Collateral Agreement

Schedule 1	Closing Date Grantors Schedule
Schedule 2	Notice Addresses of Guarantors
Schedule 3	Description of Pledged Investment Property
Schedule 4	Filings and Other Actions Required to Perfect Security Interests
Schedule 5	Exact Legal Name, Location of Jurisdiction of Organization, Locations of Tangible Personal Property, Chief Executive Office and Registered Office
Schedule 6	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 7	Accounts
Schedule 8	Commercial Tort Claims

Schedule 1

Closing Date Grantors Schedule

SCHEDULE 1

Schedule 2

Notice Addresses of Grantors

SCHEDULE 2

Schedule 3

Description of Pledged Investment Property

SCHEDULE 3

Schedule 4

Filings and other Actions Required to Perfect Security Interests

SCHEDULE 4

Schedule 5

Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

SCHEDULE 5

Schedule 6

Copyrights, Designs, Patents, Trademarks and Other Intellectual Property

SCHEDULE 6

Schedule 7

Accounts

SCHEDULE 7

Schedule 8

Commercial Tort Claims

SCHEDULE 8

Annex 1 to

Canadian NY Law ABL Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                     , a                      (the “Additional Grantor”), in favour of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors in such capacities, the “Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations (as defined in the Canadian NY Law Guarantee and Collateral Agreement), and (ii) the other Secured Parties (as defined in the Canadian NY Law Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Canadian NY Law Guarantee and Collateral Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, Forterra, Inc., a Delaware corporation (including its permitted successors, “Holdings”) and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks and the Agent.

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers (other than the Additional Grantor) have entered into the Canadian NY Law ABL Guarantee and Collateral Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian NY Law Guarantee and Collateral Agreement”) in favour of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Canadian NY Law Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Canadian NY Law Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Canadian Ny Law Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, in each case, to the Canadian Borrowers. Section 9.14 of the Canadian NY Law Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries may become Guarantors and Grantors under the Canadian NY Law Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Canadian Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor and a Grantor under the Canadian NY Law Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued, in each case, to the Canadian Borrowers.

NOW, THEREFORE, IT IS AGREED:

1. Canadian NY Law Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Canadian NY Law Guarantee and Collateral Agreement, hereby becomes a party to the Canadian NY Law Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Canadian NY Law Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder, subject to the limitations contained therein. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Canadian NY Law Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Canadian NY Law Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations of such Additional Grantor. Each reference to a “Grantor” or a “Guarantor” in the Canadian NY Law Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Canadian NY Law Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Canadian NY Law Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the

2

Additional Grantor and the Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian NY Law Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Canadian NY Law Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of Holdings as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Agent.

[signature pages follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT B

to the ABL

Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent. Capitalized terms used and not defined herein have the meanings given to such terms in the Credit Agreement.

1. I am the duly elected, qualified and acting [                    ]1 of Holdings.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4. Attached hereto as Attachment 3 are the computations showing compliance with the covenant set forth in Section 6.1.

5. Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer of Holdings, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]3

[Signature page follows]

[1]	Insert title of Responsible Officer.
[2]	Attachment 2 should be included if there is any Default or Event of Default.
[3]	To be included solely with respect to the concurrent delivery of financial statements pursuant to Section 5.1(a) (or the Form 10-K referred to in the last paragraph of Section 5.1) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this     day of             , 201     in the name of and on behalf of the Borrowers.

FORTERRA, INC.

By:
Name:
Title:

Attachment 1

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended                  , 20    .

[Attach Financial Statements.]

B

Attachment 2

Attachment 2

of Exhibit B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

B

Attachment 2

Attachment 3

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended                  , 20    .

[Set forth Covenant Calculations.]

B

Attachment 3

Attachment 4

of Exhibit B

[Attach updated Perfection Certificate]

B

Attachment 4

EXHIBIT C

to the ABL

Credit Agreement

FORM OF CLOSING CERTIFICATE

FOR

THE BORROWERS

dated October [25], 2016

Pursuant to subsection 4.1(g) of the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent, the undersigned [            ], the [title] of each of the Borrowers, hereby certifies as follows:

1. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any such representation or warranty that is qualified by materiality, in all respects) as of such earlier date.

2. As of the date hereof, all of the conditions precedent set forth in Section 4.1 (b), (m) and (n) of the Credit Agreement were satisfied or waived as of the Closing Date; provided, however, that the undersigned is not making any certification with respect to conditions that must be satisfied to the Agent’s satisfaction or other subjective standards of similar effect.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

FORTERRA, INC.

By:
Name:
Title:

STARDUST HOLDINGS (USA), LLC
FORTERRA FINANCE, LLC
FORTERRA PIPE & PRECAST, LLC
USP HOLDINGS, INC.
FORTERRA PRESSURE PIPE, INC.
BIO CLEAN ENVIRONMENTAL SERVICES, INC.
FORTERRA CONCRETE INDUSTRIES, INC.
FORTERRA CONCRETE PRODUCTS, INC.
FORTERRA STRUCTURAL PRECAST, LLC
MODULAR WETLAND SYSTEMS, INC.
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
US PIPE FABRICATION, LLC
MILL HANDLING LLC
DIP ACQUISITION LLC
FAB PIPE LLC
CUSTOM FAB, INC.
GRIFFIN PIPE PRODUCTS CO., LLC
J&G CONCRETE OPERATIONS, LLC
FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

CANADIAN BORROWERS:

FORTERRA PIPE & PRECAST, LTD.
FORTERRA PRESSURE PIPE, ULC
FORTERRA PIPE & PRECAST BC, ULC

By:
Name:
Title:

C-2

EXHIBIT D

to the ABL

Credit Agreement

FORM OF PERFECTION CERTIFICATE

See Attached

D-1

PERFECTION CERTIFICATE

October 25, 2016

Reference is made to the ABL Credit Agreement dated as of October 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers party thereto, the Canadian Borrowers party thereto, the lenders (the “Lenders”) from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned to such terms in (i) the Credit Agreement, (ii) the ABL USA Guarantee and Collateral Agreement dated as of October 25, 2016, or (iii) the Canadian ABL Guarantee and Collateral Agreement dated as of October 25, 2016, as applicable.

The undersigned, a Responsible Officer of Holdings, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of Holdings, the US Borrowers, the Canadian Borrowers and each other Loan Party (each, a “Grantor” and, collectively, the “Grantors”) as such name appears in its respective certificate of formation or other applicable organizational document, along with the organizational identification number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization, the applicable taxpayer identification number (federal or otherwise, as applicable) and the jurisdiction of formation of each Grantor is as follows:

Grantor Legal Name	Organizational ID	Jurisdiction	Tax ID
Forterra Finance, LLC	6157097	Delaware	81-4211791

Forterra, Inc.	6075715	Delaware	37-1830464

Stardust Holdings (USA), LLC	5693801	Delaware	32-0459041

Forterra Structural Precast, LLC	5599307	Delaware	47-2044495

Forterra Pipe & Precast, LLC	4431104	Delaware	54-0179210

Forterra Pressure Pipe, Inc.	1200606	Ohio	31-0411230

Forterra Concrete Industries, Inc.	000028221	Tennessee	62-0463919

USP Holdings Inc.	5109696	Delaware	90-0802299

Grantor Legal Name	Organizational ID	Jurisdiction	Tax ID
United States Pipe and Foundry Company, LLC	469-116	Alabama	13-3429804

US Pipe Fabrication, LLC	4254549	Delaware	30-0392216

Mill Handling LLC	5369956	Delaware	46-3295952

DIP Acquisition LLC	5469419	Delaware	46-4631073

Fab Pipe LLC	5405682	Delaware	46-3762228

Custom Fab, Inc.	P05000046772	Florida	11-3746446

Griffin Pipe Products Co., LLC	4014554	Delaware	20-3340442

Forterra Concrete Products, Inc.	490 DP-020524	Iowa	42-0330890

Bio Clean Environmental Services, Inc.	C2287667	California	68-0493288

Modular Wetland Systems, Inc.	C2594602	California	51-0575163

Forterra Precast Concepts, LLC	6120788	Delaware	81-3547325

J & G Concrete Operations, LLC	802282025	Texas	47-4964200

Forterra Pipe & Precast, Ltd.	BC1093722	British Columbia	87013 6561 RC0004

Forterra Pipe & Precast BC, ULC	C1093389	British Columbia	10366 6764 RC0001

Forterra Pressure Pipe, ULC	C1093388	British Columbia	10600 5176 RC0002

(b) Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant name change:

Current Legal Name	Prior Legal Name	Date of Name Change
Forterra Finance, LLC	No prior names in the last 5 years.	N/A

Forterra, Inc.	No prior names in the last 5 years.	N/A

Forterra Pipe & Precast, LLC	HBP Pipe & Precast LLC Hanson Pipe & Precast LLC	October 16, 2015 April 6, 2015

Forterra Pressure Pipe, Inc.	HBP Pressure Pipe, Inc. Hanson Pressure Pipe, Inc.	October 16, 2015 April 6, 2015

Forterra Concrete Industries, Inc.	Sherman-Dixie Concrete Industries, Inc.	February 26, 2016

United States Pipe and Foundry Company, LLC Registered to do business in Arizona as United States and Pipe and Foundry Company of Alabama, LLC. Date of Registration: 10/13/2006	No prior names in the last 5 years.	N/A

US Pipe Fabrication, LLC	Fast Fab Acquisition, LLC Fast Fabricators, LLC	Formed on November 20, 2006 Changed to Fast Fabricators, LLC on January 8, 2007 Changed to US Pipe Fabrication, LLC on January 25, 2013

Fab Pipe LLC	US Pipe Fabrication Acquisition LLC	October 31, 2013

Griffin Pipe Products Co., LLC	Griffin Pipe Products Co., LLC	January 27, 2014

Forterra Concrete Products, Inc.	Cretex Concrete Products, Inc. Cretex Concrete Products Midwest, Inc. Iowa Concrete Products Company	January 26, 2016 January 15, 2013 July 8, 2004

Mill Handling, LLC	No prior names in the last 5 years.	N/A

DIP Acquisition LLC	No prior names in the last 5 years.	N/A

Bio Clean Environmental Services, Inc.	No prior names in the last 5 years.	N/A

Modular Wetland Systems, Inc.	No prior names in the last 5 years.	N/A

Forterra Structural Precast, LLC	HBP Structural Precast LLC Hanson Structural Precast LLC	October 16, 2015 April 6, 2015

J & G Concrete Operations, LLC	No prior names in the last 5 years	N/A

Stardust Holdings (USA), LLC	No prior names in the last 5 years	N/A

Custom Fab, Inc.	No prior names in the last 5 years.	N/A

USP Holdings Inc.	No prior names in the last 5 years.	N/A

Forterra Precast Concepts, LLC	New Precast, LLC	October 14, 2016

Forterra Pipe & Precast, Ltd.	Forterra Pipe Canada Holdco, Ltd. Forterra Pipe & Precast, ULC HBP Pipe & Precast, Ltd. Hanson Pipe & Precast, Ltd.	October 20, 2016 October 18, 2016 February 2, 2016 April 6, 2015

Forterra Pipe & Precast BC, ULC	Foreterra Pipe & Precast BC, Ltd. Forterra Pipe & Precast Québec, Ltd. HBP Pipe & Precast Québec, Ltd. Hanson Pipe & Precast Québec, Ltd.	October 18, 2016 October 18, 2016 February 2, 2016 April 6, 2015

Forterra Pressure Pipe, ULC	Forterra Pressure Pipe, Inc. HBP Pressure Pipe, Inc. Hanson Pressure Pipe, Inc.	October 18, 2016 February 2, 2016 April 6, 2015

Are there any additional prior names (including trade names or similar appellations in the past 5 years)? None.

(c) Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, amalgamations, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, included in Schedule 1 is the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger, amalgamation or consolidation.

Certain changes in identity or corporate structure were made pursuant to the following agreements:

1.	Stock Purchase Agreement by and among Mueller Water Products, Inc., Mueller Group, LLC and USP Holdings Inc. dated March 7, 2012.

2.	Joint Venture Formation Agreement by and between Americast, Inc. and Hanson Pipe & Precast LLC dated as of July 20, 2012.

3.	Asset Purchase Agreement by and among Mill Handling LLC, United States Pipe and Foundry Company, LLC and Troy Foundry Specialist, L.L.C dated August 1, 2013.

4.	Asset Purchase Agreement by and among US Pipe Fabrication Acquisition LLC, Fab Pipe Inc. and Ted Muntz, as shareholder of Fab Pipe Inc., dated October 31, 2013.

5.	Securities Purchase Agreement by and among Griffin Pipe Products Co., LLC, Amsted Industries Incorporated, Amconstruct Corporation and DIP Acquisition LLC dated January 31, 2014.

6.	Asset Purchase Agreement by and among Metalfit, S.A. de C.V., Metalfit, Inc., and U.S. Pipe Mexico, S. de R.L. de C.V., U.S. Pipe Sales, S. de R.L. de C.V., United States Pipe and Foundry Company, LLC, USP Mexico, LLC, Manuel Ruiz Rodriguez, Mark L. Meyer, and Ted J. Muntz, dated as of December 15, 2014.

7.	Purchase Agreement by and among HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, Hanson Packed Products Limited, LSF9 Stardust Holdings LLC and solely for the purposes of Section 9.08 and Article XI thereto, HeidelbergCement AG, dated as of December 23, 2014, as assigned to LSF9 Concrete Ltd pursuant to that certain Assignment and Amendment, dated as of March 13, 2015, by and between the Initial Purchaser and the Purchaser.

8.	Stock Purchase Agreement by and among HBP Pipe & Precast LLC, Cretex Companies, Inc., and Cretex Concrete Products, Inc. dated as of August 20, 2015.

9.	Stock Purchase Agreement by and among US Pipe Fabrication, LLC, Custom Fab, Inc. and the Shareholders of Custom Fab, Inc. dated August 10, 2015.

10.	Purchase Agreement by and among Forterra Pipe & Precast, LLC, Sherman-Dixie Concrete Industries, Inc., the Shareholders listed on Exhibit A thereto, and PKD Partnership dated as of January 29, 2016.

11.	Stock Purchase Agreement by and among Forterra Pipe & Precast, LLC, USP Holdings Inc., the Stockholders and Optionholders of USP Holdings Inc., and Alabama Seller Rep, Inc. as Seller Representatitive dated as of February 12, 2016.

12.	Griffin Unit Assignment and Termination Agreement by and among Griffin Pipe Products Co., LLC, Amconstruct Corporation, DIP Acquisition LLC, Forterra Pipe & Precast, LLC, and USP Holdings Inc. dated as of February 12, 2016.

13.	Stock Purchase Agreement by and among Forterra Roof Tile, Inc., Forterra Brick America, Inc., Entegra Roof Tile, LLC, and solely for the purpose of Section 9.11 Forterra Pipe & Precast, LLC dated as of April 12, 2016.

14.	Contribution and Exchange Agreement by and among Boral Industries, Inc., Forterra Brick America, Inc. and Bricks Holdings, LLC dated as of August 23, 2016.

15.	Share Purchase Agreement by and among Boral International Pty Limited, LSF9 Concrete Mid-Holdings Ltd, and Forterra Brick, Ltd. dated as of August 23, 2016.

16.	Asset Purchase Agreement dated August 28, 2015 in which assets were purchased from J&G Concrete Products, Inc., J&G Concrete, LP, South Plains Concrete Products, LP, and West Texas J&G Management, Inc.

17.	Membership Interest Purchase Agreement by and among Forterra Pipe & Precast, LLC, J & G Concrete Operations, LLC, J&G Concrete Holdco, LLC and the Members Listed on Exhibit A dated September 6, 2016, in which Forterra Pipe & Precast, LLC purchased the membership interest of J & G Concrete Operations, LLC.

18.	Asset Purchase Agreement by and among Precast Concepts, LLC, Elam Construction, Inc. and Summit Materials Corporations I, Inc. dated as of September 13, 2013.

19.	Membership Interest Purchase Agreement by and among Forterra Pipe & Precast, LLC, Precast Concepts, LLC and the Guarantors dated September 7, 2016, in which Forterra Pipe & Precast, LLC purchased the membership interests of New Precast, LLC, which assets were transferred by Precast Concepts, LLC on October 14, 2016.

2. Current Locations. (a) The chief executive office (or equivalent in each relevant jurisdiction) of each Grantor is located at the address set forth opposite its name below:

Grantor	Chief Executive Office Address	County	State, Province, or Country
Forterra Finance, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Stardust Holdings (USA), LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra Pipe & Precast, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra Pressure Pipe, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra Structural Products, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra Concrete Products, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Concrete Industries, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

USP Holdings Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

United States Pipe and Foundry Company, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

US Pipe Fabrication, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Mill Handling LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

DIP Acquisition LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Fab Pipe LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Custom Fab, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Griffin Pipe Products Co., LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Bio Clean Environmental Services, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Modular Wetland Systems, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

J & G Concrete Operations, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Precast Concepts, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pipe & Precast, Ltd.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pressure Pipe, ULC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pipe & Precast BC, ULC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

(b) Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”) (as applicable):

Grantor	Mailing Address	County	State, Province, or Country
Forterra Pipe & Precast, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pressure Pipe, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pressure Pipe, ULC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	TX

Forterra Pressure Pipe, ULC	1570 Yorkton Court Burlington, ON L7P 5B7	N/A	Ontario

Forterra Pressure Pipe, ULC	699 boul. Industriel St-Eustache (Quebec) J7R 6C3	N/A	Quebec

Forterra Concrete Products, Inc.	6655 Wedgwood Road Maple Grove, MN 55311	Hennepin	Minnesota

Forterra Concrete Products, Inc.	925 Basin Avenue Bismarck, ND 58504	Burleigh	North Dakota

Forterra Concrete Products, Inc.	2046 Samco Road Rapid City, SD 57702	Pennington	South Dakota

Forterra Concrete Products, Inc.	Power Block, Suite 504 Helena, MT 59601	Lewis and Clark	Montana

Forterra Concrete Industries, Inc.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Concrete Industries, Inc.	200 42nd Avenue North Nashville, TN 37209	Davidson	Tennessee

Forterra Structural Precast, LLC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

United States Pipe and Foundry Company, LLC	1011 Warrenville Rd, Suite 550, Lisle, IL 60532	DuPage	Illinois

Grantor	Mailing Address	County	State, Province, or Country
United States Pipe and Foundry Company, LLC	2023 St. Louis Avenue, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	2101 18th Avenue North, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	1601 20th Street North, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	2201 18th Avenue North, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	2167 18th Ave. North, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	1431 19th Street North, Bessemer, AL 35020	Jefferson	Alabama

United States Pipe and Foundry Company, LLC	1295 Whipple Road, Union City, CA 94587	Alameda	California

United States Pipe and Foundry Company, LLC	1, 111, 115, 10, 3010 and 2 Adams Street, Lynchburg, VA 24505	Lynchburg City	Virginia

United States Pipe and Foundry Company, LLC	16 and 29 7th Street, Lynchburg, VA 24505	Lynchburg City	Virginia

United States Pipe and Foundry Company, LLC	2601 Ninth Ave, Council Bluffs, IA 51501	Pottawattamie	Iowa

US Pipe Fabrication, LLC	800 Burlington Road Saginaw, TX 76179	Tarrant	Texas

US Pipe Fabrication, LLC	11622 Lucky Hill Road Remington, VA 22734	Fauquier	Virginia

US Pipe Fabrication, LLC	1534 North Industrial Road Ottawa, KS 66067	Franklin	Kansas

Grantor	Mailing Address	County	State, Province, or Country
US Pipe Fabrication, LLC	3387 Plumas-Arboga Road, Marysville, CA 95901	Yuba	California

US Pipe Fabrication, LLC	5740 Decatur Boulevard, Indianapolis, IN 46241	Marion	Indiana

US Pipe Fabrication, LLC	58144 Old Portland Road Warren, OR 97053	Columbia	Oregon

US Pipe Fabrication, LLC	596 Trout Run Road, Ephrata, PA 17522	Lancaster	Pennsylvania

Mill Handling LLC	2023 St. Louis Avenue, Bessemer, AL 35020	Jefferson	Alabama

Fab Pipe LLC	21415 147th Avenue North, Rogers, MN 55374	Hennepin	Minnesota

Custom Fab, Inc.	109 Fifth Street, Orlando, FL 32824	Orange	Florida

Custom Fab, Inc.	3065 South 43rd Avenue, Phoenix, AZ 85009	Maricopa	Arizona

Custom Fab, Inc.	346 Thorpe Road, Orlando, FL 32824	Orange	Florida

Custom Fab, Inc.	1101 Industrial Blvd. Gainesville, GA 30504	Hall	Georgia

Custom Fab, Inc.	58144 Old Portland Road Warren, OR 97053	Columbia	Oregon

Custom Fab, Inc.	7030 Old Pearsall Rd., San Antonio, TX 78226	Bexar	Texas

Custom Fab, Inc.	931 West Gila Bend Highway, Casa Grande, AZ 85122	Pinal	Arizona

Griffin Pipe Products Co., LLC	1011 Warrenville Rd, Suite 550, Lisle, IL 60532	DuPage	Illinois

Forterra Concrete Products, Inc.	6655 Wedgwood Road N. Suite 130, Maple Grove, MN 55311	Hennepin	Minnesota

Bio Clean Environmental Services, Inc.	398 Via El Centro, Oceanside, CA 92058	San Diego	California

Modular Wetland Systems, Inc.	398 Via El Centro, Oceanside, CA 92058	San Diego	California

Grantor	Mailing Address	County	State, Province, or Country
J & G Concrete Operations, LLC	1220 Solon Road, Waxahachie, TX 75167	Ellis	Texas

J & G Concrete Operations, LLC	10616 TX -114Lubbock, TX 79407	Lubbock	Texas

Forterra Precast Concepts, LLC	9455 Boston Court, Henderson, CO 80640	Adams	Colorado

Forterra Precast Concepts, LLC	9405 Alton Court, Henderson CO 80640	Adams	Colorado

Forterra Precast Concepts, LLC	2311 River Road, Grand Junction, CO 81505	Mesa	Colorado

Forterra Pipe & Precast, Ltd.	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pressure Pipe, ULC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

Forterra Pipe & Precast BC, ULC	511 E. John Carpenter Freeway, Suite 600, Irving, TX 75062	Dallas	Texas

(c) Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral with a value of $1,000,000 or more to the extent not otherwise identified and an indication as to whether such location is owned or leased (as a tenant) by such Grantor:

Grantor	Mailing Address	County	State	Owned or Leased
Forterra Pipe & Precast, LLC	1285 Lucerne Loop Road Winter Haven, FL 33881	Polk	FL	Leased

Forterra Pipe & Precast, LLC	7020 Tokay Avenue Sacramento, CA 95828	Sacramento	CA	Leased

Forterra Pipe & Precast, LLC	1000 MacArthur Blvd. Grand Prairie, TX 75050	Dallas	TX	Leased

Forterra Pipe & Precast, LLC	12600 W Northern Ave. El Mirage, AZ 85335	Maricopa	AZ	Leased

Forterra Pipe & Precast, LLC	11201 FM 529 Houston, TX 77240	Harris	TX	Leased

Forterra Pipe & Precast, LLC	1500 Haul Rd Columbus, OH 43207	Franklin	OH	Leased

Forterra Pipe & Precast, LLC	380 Industrial Park Drive Pelham, AL 35124	Shelby	AL	Owned

Forterra Pipe & Precast, LLC	13201 Old Gentilly Rd. New Orleans, LA 70150	Orleans Parish	LA	Leased

Forterra Pipe & Precast, LLC	6504 S. Interpace Oklahoma City, OK 73135	Oklahoma	OK	Leased

Forterra Pipe & Precast, LLC	520 W. Port Street St. Martinville, LA 70582	St. Martin Parish	LA	Leased

Forterra Pipe & Precast, LLC	625 B Hancock Industrial Way Athens, GA 30605	Clarke	GA	Leased

Forterra Pipe & Precast, LLC	840 West Avenue Deland, FL 32720	Volusia	FL	Leased

Forterra Pipe & Precast, LLC	2138 Highway 67 South Cedar Hill, TX 75104	Ellis	TX	Leased

Forterra Pipe & Precast, LLC	2840 West Northside Drive Jackson, MS 39213	Hinds	MS	Leased

Forterra Pipe & Precast, LLC	1610 Hwy. 77 South Robstown, TX 78380	Neuces	TX	Leased

Forterra Pipe & Precast, LLC	55 Dritches Hayes-Clary Avenue Gretna, FL 32332	Gadsden	FL	Leased

Forterra Pipe & Precast, LLC	501 East Jefferson West Memphis, AR 72301	Crittenden	AR	Leased

Forterra Pipe & Precast, LLC	1504 N. Gettysburg Ave Dayton, OH 45417	Franklin	OH	Leased

Forterra Pipe & Precast, LLC	402 North W.W.White Rd. San Antonio, TX 78219	Bexar	TX	Leased

Forterra Pipe & Precast, LLC	26380 Palomar Rd. Menifee, CA 92585	Riverside	CA	Leased

Forterra Pipe & Precast, LLC	7816 Bethlehem Road Manassas, VA 20109	Prince William	VA	Owned

Forterra Pipe & Precast, LLC	2175 Westwinds Road Bar Nunn, WY 82601	Natrona	WY	Leased

Forterra Pipe & Precast, LLC	30781 San Diego Street Shafter, CA 93263	Kern	CA	Leased

Forterra Pipe & Precast, LLC	401 Michael Street South Hawley, MN 56549	Clay	MN	Leased

Forterra Pressure Pipe, Inc.	1000 MacArthur Blvd. Grand Prairie, TX 75050	Dallas	TX	Owned

Forterra Pressure Pipe, Inc.	4416 Prairie Hill Road South Beloit, IL 61080	Winnabego	IL	Owned

Forterra Pressure Pipe, Inc.	245 Comfort Road Palatka, FL 32177	Putnam	FL	Owned

Forterra Pressure Pipe, Inc.	1624 Marshall Street, Lubbock, TX 79415	Lubbock	TX	Owned

Forterra Pressure Pipe, Inc.	550 Industrial Blvd., Sale Creek, TN 37373	Hamilton	TN	Leased

Forterra Pressure Pipe, Inc.	1510 South Edwards St., Hattiesburg, MS 39401	Forrest	MS	Owned

Forterra Concrete Industries, Inc.	213 Downs Blvd Franklin, TN 37064	Williamson	TN	Leased

Forterra Structural Precast, LLC	20059 Simplot Blvd Caldwell, ID 83606	Canyon	ID	Owned

Forterra Structural Precast, LLC	6087 West 5400 South Salt Lake City, UT 84118	Salt Lake	UT	Owned

Forterra Concrete Industries, Inc.	759 and 760 Phillips Lane Lexington, KY 40504	Fayette	KY	Leased

Forterra Concrete Industries, Inc.	3700 Industrial Drive Lenoir City, TN 37771	Loudon	TN	Leased

Forterra Concrete Industries, Inc.	123 Stanley Avenue Evansville, IN 47711	Vanderburgh	IN	Leased

Forterra Concrete Industries, Inc.	310 Steel Drive Elizabethtown, KY 42701	Hardin	KY	Leased

Forterra Concrete Industries, Inc.	9415 Hwy 157 Cullman, AL 35057	Cullman	AL	Leased

Forterra Concrete Industries, Inc.	3950 Cromwell Road Chattanooga, TN 37422	Hamilton	TN	Leased

Forterra Concrete Industries, Inc.	3641 Central Pike Hermitage, TN 37076	Davidson	TX	Leased

Forterra Concrete Industries, Inc.	37101 Kramers Lane Louisville, KY 40216	Jefferson	KY	Leased

Forterra Concrete Products, Inc.	401 Michael Street S Hawley, MN 56549	Clay	MN	Leased

Forterra Concrete Products, Inc.	5789 Old Hwy 61 Duluth, MN 55810	St. Louis	MN	Leased

Forterra Concrete Products, Inc.	1340 6th St Elk River, MN 55330	Sherburne	MN	Leased

Forterra Concrete Products, Inc.	7070 Cretex Ave. E. Shakopee, MN 55379	Scott	MN	Leased

Forterra Concrete Products, Inc.	540 E Country Club Rd Iowa Falls, IA 50126	Hardin	IA	Leased

Forterra Concrete Products, Inc.	2825 Maury St Des Moines, IA 50317	Polk	IA	Leased

Forterra Concrete Products, Inc.	3921 J. St SW Cedar Rapids, IA 52404	Linn	IA	Leased

Forterra Concrete Products, Inc.	2002 E Olive St Marshalltown, IA 50158	Marshall	IA	Leased

Forterra Concrete Products, Inc.	525 S. 11th Street West Des Moines, IA 50625	Polk	IA	Owned

Forterra Concrete Products, Inc.	2563 Gotch Park Rd Humbolt, IA 50548	Humboldt	IA	Owned

Forterra Concrete Products, Inc.	5150 US Hwy 59 Oskaloosa, KS 66066-5099	Jefferson	KS	Leased

Forterra Concrete Products, Inc.	23600 West 40th Street, Bonner Springs, KS 66226	Johnson	KS	Leased

Forterra Concrete Products, Inc.	369 Wiles Rd. Plattsmouth, NE 68048	Cass	NE	Leased

Forterra Concrete Products, Inc.	901 E Ivey Ave Mitchell, SD 57301	Davison	SD	Owned

Forterra Concrete Products, Inc.	1604 Culvert St Rapid City, SD 57701	Pennington	SD	Leased

Forterra Concrete Products, Inc.	1101 158th St NE Menoken, ND 58558	Burleigh	ND	Leased

Forterra Concrete Products, Inc.	1521 S 32 St W Billings, MT 59102	Yellowstone	MT	Leased

Forterra Concrete Products, Inc.	17 Thunder Road Montana City, MT 59634	Jefferson	MT	Owned

Forterra Concrete Products, Inc.	2001 N. Benton Helena, MT 59601	Lewis & Clark	MT	Leased

Forterra Concrete Products, Inc.	2175 Westwind Road Bar Nunn, WY 82601	Natrona	WY	Leased

Forterra Concrete Operations, LLC	1220 Solon Road, Waxahachie, TX 75167	Ellis	TX	Owned

J & G Concrete Operations, LLC	10616 TX -114 Lubbock, TX 79407	Lubbock	TX	Owned

Forterra Precast Concepts, LLC	9455 Boston Court, Henderson, CO 80640	Adams	CO	Leased

Forterra Precast Concepts, LLC	9405 Alton Court, Henderson CO 80640	Adams	CO	Leased

Forterra Precast Concepts, LLC	2311 River Road, Grand Junction, CO 81505	Mesa	CO	Leased

Bio Clean Environmental Services, Inc.	398 Via El Centro, Oceanside, CA 92058	San Diego	CA	Leased

Modular Wetland Systems, Inc	398 Via El Centro, Oceanside, CA 92058	San Diego	CA	Leased

Forterra Pipe & Precast, Ltd.	2099 Roseville Road Cambridge, ON N1R 5S3	Waterloo	ON	Leased

Forterra Pipe & Precast, Ltd.	3374 Rideau Road, Gloucester, ON K1G 3N4	Riverside South-Greely	ON	Leased

Forterra Pipe & Precast BC, ULC	1331 Avenue De La Gare Mascouche, Quebec J7K 3G6	Les Moulins	QC	Owned

Forterra Pressure Pipe, ULC	102 Prouse Road Uxbridge, ON l4A 7X4	York	ON	Leased

Forterra Pressure Pipe, ULC	699-701 Industrial Blvd. St. Eustache, Quebec J7R 6C3	Deux Montagnes	QC	Leased

Forterra Pressure Pipe, ULC	5387 Bethesda Road Stouffville, ON L4A 7X3	Whitchurch Township	ON	Leased

(d) Set forth below opposite the name of each Grantor are all the places of business of such Grantor not otherwise identified in paragraph (a), (b) or (c) above and an indication as to whether such place of business is owned or leased (as a tenant) by such Grantor:

Grantor	Mailing Address	County	State	Owned or Leased
United States Pipe and Foundry Company, LLC	4510 Mud Creek Road, Adger, Alabama	Jefferson	Alabama	Owned

United States Pipe and Foundry Company, LLC	206 Storter Avenue S, Everglades City, FL	Collier	Florida	Owned

US Pipe Fabrication, LLC	1518 SW 12th Avenue Ocala, FL 34474	Marion	Florida	Leased

Custom Fab, Inc.	109 Fifth Street Orlando, FL 32824	Orange	Florida	Leased

Custom Fab, Inc.	204 Fifth Street Orlando, FL 32824	Orange	Florida	Leased

Custom Fab, Inc.	121 Thorpe Road Orlando, FL 32824 Yard 2	Orange	Florida	Leased

Custom Fab, Inc.	Lots 1-10, Tier 6, Blk 3 Yard 6 Lots 1-10, Tier 4, Blk 2 Yard 5 Taft Taft, Florida	Orange	Florida	Leased

Griffin Pipe Products Co., LLC	Mount Athos Road, Lynchburg, VA	Lynchburg City	Virginia	Owned

Griffin Pipe Products Co., LLC	1, 111, 115, 10, 3010 and 2 Adams Street, Lynchburg, VA, 24505	Lynchburg City	Virginia	Owned

Griffin Pipe Products Co., LLC	16 and 29 7th Street, Lynchburg, VA 24505	Lynchburg City	Virginia	Owned

Griffin Pipe Products Co., LLC	15-Acre Parcel Thomas Road, Madison Heights, VA 24572	Amherst	Virginia	Owned

Griffin Pipe Products Co., LLC	2601 Ninth Ave, Council Bluffs, IA 51501	Pottawattamie	Iowa	Owned

Forterra Concrete Products, Inc.	6555 Wedgewood Rd Suite #130 Maple Grove, MN	Hennepin	MN	Leased

Forterra Concrete Products, Inc.	2046 SAMCO Rd Rapid City, SD 57702	Pennington	SD	Leased

Forterra Concrete Products, Inc.	925 Basin Ave Bismarck, ND	Burleigh	ND	Leased

Forterra Concrete Products, Inc.	Power Block, Suite 504 Helena, MT 59601	Lewis & Clark	MT	Leased

Forterra Pipe & Precast, LLC	1616 Parallel Street Montgomery, AL 36102	Montgomery	AL	Leased

Forterra Pipe & Precast, LLC	432 Twitchell Road Dothan AL 36303	Houston	AL	Owned

Forterra Pipe & Precast, LLC	1300 Bond Street Little Rock, AR 72202	Pulaski	AR	Leased

Forterra Pipe & Precast, LLC	4043 Family Dollar Pkwy Marianna, FL 32448	Jackson	FL	Leased

Forterra Pipe & Precast, LLC	4210 Highway 17 South Green Cove Springs, FL 32043	Clay	FL	Owned

Forterra Pipe & Precast, LLC	223 John Davenport Drive Rome, GA 30165	Floyd	GA	Leased

Forterra Pipe & Precast, LLC	211 McReine Rd. La Place, LA 70068	St. John the Baptist Parish	LA	Leased

Forterra Pipe & Precast, LLC	2377 Holston Road Como, MS 78619	Panola	MS	Owned

Forterra Pipe & Precast, LLC	6934 Highway 49 North Hattiesburg, MS 39402	Forrest	MS	Leased

Forterra Pipe & Precast, LLC	7925 Empire Parkway Macedonia, OH 44056	Summit	OH	Leased

Forterra Pipe & Precast, LLC	801 Airport Blvd. Austin, TX 78702	Travis	TX	Leased

Forterra Pipe & Precast, LLC	11710 Chapel Rd Hewitt, TX 76643	McLennan	TX	Leased

Forterra Pipe & Precast, LLC	990 South 100 East Washington, UT 94780	Washington	UT	Leased

Forterra Pipe & Precast, Ltd.	1818 Hopkins Street South, Whitby, ON L1N 7G8	Durham	ON	Owned

(e) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral with a value of $1,000,000 of such Grantor excluding any Collateral that is inventory-in-transit or Equipment being repaired:

Grantor	Mailing Address	County	State
Forterra Pipe & Precast, LLC	11115 Johnson Road Ashland, VA 23005**	Hanover	VA

Forterra Concrete Products, Inc.	Musco Sports Lighting LLC	Muscatine	Iowa

**	Note: The Equipment at this location is owned by Forterra Pipe & Precast, LLC, but leased to Allied Concrete Products, LLC, a Virginia limited liability company, in accordance with a Sublease Agreement dated as of August 3, 2012.

(f) Set forth below opposite the name of each Grantor (with respect to Canadian Loan Parties) is the address of the registered office:

Grantor	Registered Office
Forterra Pipe & Precast, Ltd.	Suite 2600, Three Bentall Centre, P.O. Box 49314, 595 Burrard Street, Vancouver, British Columbia, V7X 1L3

Forterra Pipe & Precast BC, ULC	Suite 2600, Three Bentall Centre, P.O. Box 49314, 595 Burrard Street, Vancouver, British Columbia, V7X 1L3

Forterra Pressure Pipe, ULC	Suite 2600, Three Bentall Centre, P.O. Box 49314, 595 Burrard Street, Vancouver, British Columbia, V7X 1L3

3. File Search Reports. File search reports have been obtained from each Uniform Commercial Code, Personal Property Security Act (“PPSA”), Bank Act (Canada), execution liens or other applicable filing office with respect to each Grantor; and such search reports reflect no liens or security against any of the Collateral other than those permitted under the Credit Agreements or which will be terminated on or prior to the Closing Date.

4. Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code, PPSA or other filing office in the jurisdiction in which each Grantor is located and, (i) to the extent any of the collateral is comprised of fixtures, as extracted collateral from the wellhead or minehead, or (ii) for purposes of filing in the proper PPSA filing offices, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to the filings described in Section 4 above, each filing and the filing office in which such filing is to be made (as applicable).

6. Stock Ownership and other Equity Interests. Attached hereto as Schedule 6 is a complete and correct list of all the issued and outstanding stock, shares, partnership interests, limited liability company membership interests, investments or other Equity

Interest of Holdings and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests (including details of the relevant issuer or obligor, a description of the investment and the document(s) evidencing or indicating title).

Also set forth on Schedule 6 is each equity investment with a fair market value greater than $1,000,000 of Holdings or any Subsidiary that represents 50% or less of the Equity Interests of the entity in which such investment was made.

7. Debt Instruments. Attached hereto as Schedule 7 is a complete and correct list of all promissory notes and other evidence of indebtedness held by Holdings and each Subsidiary that are required to be pledged under the Security Documents, including, without limitation, all intercompany notes between and among Holdings and each Subsidiary of Holdings and each Subsidiary of Holdings and each other such Subsidiary.

8. Mortgage Filings. Attached hereto as Schedule 8 is a complete and correct list, with respect to each Mortgaged Property, of (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause, (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein or registered charge thereon, (d) the physical address of such property and (e) the title number (where relevant).

9. Intellectual Property. Attached hereto as Schedule 9A in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, all Patents owned by such Grantor and issued or applied for issuance with the applicable Patent Office, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent.

Attached hereto as Schedule 9B in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, all Trademarks owned by such Grantor and registered or applied for registration with the applicable Patent Office, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark.

Attached hereto as Schedule 9C in proper form for filing with the United States Copyright Office is a schedule setting forth, with respect to each Grantor, (a) all

Copyrights and Copyright applications owned by such Grantor and registered with the applicable Copyright Office, and (b) all of such Grantor’s exclusive Copyright Licenses in respect of Copyrights registered or applied for registration with the applicable Copyright Office, including in each case the name of the registered owner, title and the registration number of each such Copyright.

Attached hereto as Schedule 9D in proper form for filing with the Canadian Intellectual Property Office is a schedule setting forth, with respect to each Grantor, all trademarks, patents, copyrights, industrial designs, domain names and other intellectual property in respect of which the Grantor has registered its ownership or licensee rights or applied for the registration of its ownership or licensee rights in Canada, together with such registration or application particulars and including in each casse the name of the registered owner.

10. Commercial Tort Claims. Attached hereto as Schedule 10 is a complete and correct list of commercial tort claims, in each case in excess of $2,000,000 held by any Grantor, including a brief description thereof.

11. Deposit Accounts. Attached hereto as Schedule 11 is a complete and correct list of deposit accounts with balances in excess of $2,000,000 maintained by each Grantor, including the name and address of the depositary institution, the type of account, the account number, the sort code and the account name.

12. Securities Accounts. Attached hereto as Schedule 12 is a complete and correct list of securities accounts and futures accounts, with balances in excess of $2,000,000 maintained by each Grantor, including the name and address of the intermediary institution, the type of account, the sort code, the account name and the account number.

13. Government Receivables. Set out below are the particulars of all trade accounts receivable and contract receivables in excess of $2,000,000 of each Grantor which are owing from time to time by any federal, state or provincial government:

None.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first set forth above.

FORTERRA, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1: Changes in Identity or Corporate Structure

Forterra Pipe & Precast, LLC

1.	On January 1, 2014, the assets of Forterra Building Products’ pipe & precast business in Texas were reorganized to bring legal ownership in line with business operations.

Forterra Pressure Pipe, Inc.

1.	On January 1, 2014, the assets of Forterra Building Products’ pressure pipe business in Texas were reorganized to bring legal ownership in line with business operations.

Forterra Pipe & Precast, Ltd.

1.	On October 18, 2016, Forterra Pipe & Precast, Ltd. was continued into British Columbia from the Jurisdiction of Ontario.

2.	On October 18, 2016, Forterra Pipe & Precast, Ltd.was converted into an unlimited liability corporation.

3.	On October 20, 2016, Forterra Pipe & Precast, ULC amalgamated with Forterra Pipe Canada Holdco, Ltd. to form Forterra Pipe & Precast, Ltd.

Forterra Pressure Pipe, ULC

1.	On October 18, 2016, Forterra Pressure Pipe, ULC was continued into British Columbia from the Jurisdiction of Quebec.

2.	On October 18, 2016, Forterra Pressure Pipe, ULC was converted into an unlimited liability corporation.

Forterra Pipe & Precast BC, ULC

1.	On October 18, 2016, Forterra Pipe & Precast BC, ULC was continued into British Columbia from the Jurisdiction of Quebec.

2.	On October 18, 2016, Forterra Pipe & Precast BC, ULC was converted into an unlimited liability corporation.

Schedule 1: Changes in Identity or Corporate Structure

Schedule 5: Schedule of Filings4

United States:

Entity	Jurisdiction for Filing UCC Financing Statements
Forterra Finance, LLC	Delaware

Forterra, Inc.	Delaware

Forterra Concrete Products, Inc.	Iowa

Forterra Pipe & Precast, LLC	Delaware

Forterra Pressure Pipe, Inc.	Ohio

Forterra Concrete Industries, Inc.	Tennessee

Forterra Structural Precast, LLC	Delaware

USP Holdings Inc.	Delaware

United States Pipe and Foundry Company, LLC	Alabama

US Pipe Fabrication, LLC	Delaware

Mill Handling LLC	Delaware

DIP Acquisition LLC	Delaware

Fab Pipe LLC	Delaware

Custom Fab, Inc.	Florida

Griffin Pipe Products Co., LLC	Delaware

Bio Clean Environmental Services, Inc.	California

Modular Wetland Systems, Inc.	California

J & G Concrete Operations, LLC	Texas

Forterra Precast Concepts, LLC	Delaware

Forterra Pipe & Precast Ltd	DC, Texas

Forterra Pressure Pipe, ULC	DC, Texas

Forterra Pipe & Pressure BC, ULC	DC, Texas

Stardust Holdings (USA), LLC	Delaware

[4]	To be filed in favor of the Administrative Agent.

Schedule 5 — Page 1

Canada:

Entity	Jurisdiction for Filing PPSA Financing Statements
Forterra Pipe & Precast Ltd	Ontario, British Columbia

Forterra Pressure Pipe, ULC	Ontario, British Columbia, Quebec

Forterra Pipe & Pressure BC, ULC	Ontario, British Columbia, Quebec

Schedule 5 — Page 2

Schedule 6: Equity Interests

No.	Issuer	Pledgor	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
1.	Forterra Finance, LLC	Forterra, Inc.	100 Units	1
2.	Stardust Holdings (USA), LLC	Forterra, Inc.	101 Units	3
3.	Forterra Brick America, Inc.	Stardust Holdings (USA), LLC	10,000 common (par value $100/share); 186,940, 8% preferred (par value $100/share); 156,520 voting preferred (par value $100/share)	10 11 12
4.	Forterra Pipe & Precast, LLC	Stardust Holdings (USA), LLC	100% Interest	3
5.	Forterra Pressure Pipe, Inc.	Forterra Pipe & Precast, LLC	2,971,352 common	30
6.	Forterra Structural Precast LLC	Forterra Pipe & Precast, LLC	100% Interest	3
7.	Forterra Properties Idaho LLC	Forterra Structural Precast LLC	100% Interest	2
8.	Forterra Properties Utah LLC	Forterra Structural Precast LLC	100% Interest	2
9.	Forterra Concrete Industries, Inc.	Forterra Pipe & Precast, LLC	2,705.11 shares	19
10.	USP Holdings Inc.	Forterra Pipe & Precast, LLC	84,782.377 shares	20
11.	United States Pipe and Foundry Company, LLC	USP Holdings Inc.	100% interest	No
12.	US Pipe Fabrication, LLC	USP Holdings Inc.	100% interest	No
13.	Mill Handling LLC	USP Holdings Inc.	100% interest	No
14.	DIP Acquisition LLC	USP Holdings Inc.	100% interest	No
15.	Fab Pipe LLC	US Pipe Fabrication, LLC	100% interest	No
16.	Custom Fab, Inc.	US Pipe Fabrication, LLC	1000 shares of voting common stock	2

Schedule 6 — Page 1

No.	Issuer	Pledgor	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
17.	Griffin Pipe Products Co., LLC	DIP Acquisition LLC	700 Class A Units and 300 Class B units	A-2 B-3
18.	Forterra Concrete Products, Inc.	Forterra Pipe & Precast, LLC	1829 shares of common stock	41
19.	Bio Clean Environmental Services, Inc.	Forterra Pipe & Precast, LLC	100 shares	5
20.	Modular Wetland Systems, Inc.	Forterra Pipe & Precast, LLC	91,352 shares	23
21.	J & G Concrete Operations, LLC	Forterra Pipe & Precast, LLC	100%	No
22.	Forterra Precast Concepts, LLC	Forterra Pipe & Precast, LLC	100 units	1
23.	Forterra Pipe & Precast, Ltd.	Forterra, Inc.	120 common shares 75,000 preferred shares	Yes, #C-1, C-2, C-3, C-4 and P-1
24.	Forterra Pipe & Precast BC, ULC	Forterra Pipe & Precast, Ltd.	100 Class F shares	Yes, #F-2
25.	Forterra Pressure Pipe, ULC	Forterra Pipe & Precast, Ltd.	1,000 common shares	Yes, #C-2

The membership interests in Concrete Pipe & Precast, LLC, a Delaware limited liability company, (“CP&P JV”) are owned 50% by Forterra Pipe & Precast, LLC, a Delaware limited liability company, and 50% by Americast Inc., 500 Common Units each.

Schedule 6 — Page 2

Schedule 7: Debt Instruments

(B) Other Notes:

1.	Letter Agreement, dated January 7, 2009, by United States Pipe and Foundry Company, LLC and agreed to by S&B Technologies, Inc., whereby United States Pipe and Foundry Company, LLC agreed to loan a principal amount of $3,600,000 to S&B Technologies, Inc., as evidenced by a Promissory Note, dated January 1, 2009, by S&B Technologies, Inc. in favor of United States Pipe and Foundry Company, LLC in the principal amount of $3,600,000.

Schedule 7 — Page 1

Schedule 8: Mortgage Filings

Owner	Record Owner (if different)	Physical Address	Title Nos.	Filing Office
United States Pipe and Foundry Company, LLC	2023 St. Louis Avenue 2101 18th Avenue North 1601 20th Street North 2201 18th Avenue N. 2167 18th Ave. North 1431 19th Street North Bessemer, AL 35020	Jefferson	N/A	Bessemer Recording Office

United States Pipe and Foundry Company, LLC	1295 Whipple Road, Union City, CA 94587	Lynchburg City	N/A	Lynchburg City

Griffin Pipe Products Co., LLC	2601 Ninth Ave, Council Bluffs, IA 51501	Pottawattamie	N/A	Pottawattamie

Schedule 8 — Page 1

Schedule 9A: Patents

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
Hanson Pipe & Products Northwest, Inc. (now known as Forterra Pipe & Precast, LLC)	Precast Concrete Railroad Crossing and Method for Making	5,626,289	Issued	August 25, 2015	US

Hanson Pipe & Products Northwest, Inc. (now known as Forterra Pipe & Precast, LLC)	Precast Concrete Curved Grade Crossing with Restraining Rail	5,988,519	Issued	November 18, 2017	US

Price Brothers Company (now known as Forterra Pressure Pipe, Inc.)	Testable pipe joint	7,118,137	Issued	March 3, 2023 (+51 days)	US

Price Brothers Company (now known as Forterra Pressure Pipe, Inc.)	Water treatment system and pressure pipe therefor	7,429,323	Issued	April 27, 2025 (+580 days)	US

Forterra Pipe & Precast, LLC	APPLICATION Fiber-Reinforced Concrete and Compositions for Forming Concrete Applied for on October 25, 2013.	Application No. 15/147,320	Pending	N/A	US

Forterra Pipe & Precast, LLC	APPLICATION Precast Stormwater Inlet Filter and Trap Applied for on March 12, 2014.	Application No. 14/206,154	Pending	N/A	US

Forterra Pipe & Precast, LLC	Precast Stormwater Inlet Filter and Trap	2,905,899	Issued		Canada

United States Pipe and Foundry Company, LLC	NON-DESTRUCTIVE THICKNESS MEASUREMENT SYSTEMS AND METHODS	8,600,702	Issued		US

United States Pipe and Foundry Company, LLC	Mechanical Pipe Joint, Gasket, and Method for Restraining Pipe Spigots in Mechanical Pipe Joint Bell Sockets	7207606	Issued		US

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints	7137653	Issued		US

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating for Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	8293378	Issued		US

United States Pipe and Foundry Company, LLC	Multi-Layer Anti-Corrosive Coating *Jointly owned with Sulzer Metco (US), Inc.	12746114	Pending		US

United States Pipe and Foundry Company, LLC	Anodic Encasement Corrosion Protection System for Underground Storage Tanks, and Metallic Component Thereof	6331242	Issued		US

United States Pipe and Foundry Company, LLC	Non-Contact Measuring Device	6289600	Issued		US

United States Pipe and Foundry Company, LLC	Anodic Encasement Corrosion Protection System for Pipe and Apurtenances, and Metallic Components Thereof	6214203	Issued		US

United States Pipe and Foundry Company, LLC	Cement Lining Slinger Head Tachometer Assembly	5938849	Issued		US

United States Pipe and Foundry Company, LLC	Highly Ductile Reduced Imperfection Weld for Ductile Iron and Method for Producing Same	6730876	Issued		US

United States Pipe and Foundry Company, LLC	Non-Destructive Testing Method and Apparatus to Determine Microstructure of Ferrous Metal Objects	6497151	Issued		US

United States Pipe and Foundry Company, LLC	Protective Coating for Metal Surfaces	8,697,251	Issued		US

United States Pipe and Foundry Company, LLC	Pipe Gland	D593642	Issued		US

United States Pipe and Foundry Company, LLC	Pipe Gland	D513793	Issued		US

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	D515673	Issued		US

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	D514669	Issued		US

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Pipe Gland	D620086	Issued		US

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	MY-118935-A	Issued		MY

United States Pipe and Foundry Company, LLC	Mechanical Pipe Joint, Gasket and Method for Restraining Pipe Spigots in Mechanical Pipe Joint Bell Sockets	CA2563355	Issued		CA

United States Pipe and Foundry Company, LLC	Mechanical Pipe Joint, Gasket and Method for Restraining Pipe Spigots in Mechanical Pipe Joint Bell Sockets	MXPAO6012158	Issued		MX

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	397087	Issued		KR

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe and Joints (“Snap Ring”)	CA2533746	Issued		CA

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe and Joints (“Snap Ring”)	CN1860324	Abandoned		CN

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints (“Snap Ring”)	252234	Issued		IN

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe and Joints (“Snap Ring”)	JP2007506925	Issued		JP

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints (“Snap Ring”)	KR20060054470	Issued		KR

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints (“Snap Ring”)	269644	Issued		MX

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket For Mechanical Pipe Joint	284555	Issued		MX

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints (“Snap Ring”)	RU2322633	Issued		RU

United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating for Metal Surfaces	WO/2009/073196	Pending		WO

United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating For Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	6052010	Pending		AE

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating For Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	CA2702638	Issued		CA

United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating For Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	472010	Pending		BH

United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating For Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	OMP201000086	Pending		OM

United States Pipe and Foundry Company, LLC	Anti-Corrosive Coating For Metal Surfaces *Jointly owned with Sulzer Metco (US), Inc.	MX2010006082	Issued		MX

United States Pipe and Foundry Company, LLC	Protective Coating for Metal Surfaces	2728345	Pending		CA

United States Pipe and Foundry Company, LLC	Protective Coating for Metal Surfaces	201117621	Pending		GCC

United States Pipe and Foundry Company, LLC	Protective Coating for Metal Surfaces	2011/000771	Pending		MX

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	31745	Issued		Philippines

United States Pipe and Foundry Company, LLC	Pipe Gland	109312	Abandoned		CA

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	109313	Abandoned		CA

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	109327	Abandoned		CA

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Pipe Gland Ear	20684	Abandoned		MX

United States Pipe and Foundry Company, LLC	Pipe Gland	20712	Abandoned		MX

United States Pipe and Foundry Company, LLC	Pipe Gland Ear	20713	Abandoned		MX

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	6688652	Issued		US

United States Pipe and Foundry Company, LLC	Locking Device and Method For Securing Telescoped Pipe	2002346489	Issued		AU

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	BRPI0206977-6	Issued		Brazil

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	CA2467572	Issued		CA

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	CA2607873	Issued		CA

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	CR7371	Issued		CR

United States Pipe and Foundry Company, LLC	Locking Device and Method For Securing Telescoped Pipe (High Heel)	JP2005511997	Issued		JP

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	225986	Issued		IN

United States Pipe and Foundry Company, LLC	Locking Device and Method For Securing Telescoped Pipe (High Heel)	4904547	Issued		JP

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	KR20080104082	Issued		KR

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	EP1481187	Pending		EP

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe (High Heel)	ES2367299	Issued		ES

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Restraining Gasket for Mechanical Joints of Pipes	7093863	Issued		US

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joint Pipes	7104573	Issued		US

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	2003282837	Issued		AU

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	CA2536500	Issued		CA

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	CA2709737	Issued		CA

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	CN1860321	Issued		CN

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	227622	Issued		IN

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	206982	Issued		PL

United States Pipe and Foundry Company, LLC	Energized Restraining Gasket for Mechanical Joints of Pipes	RU2336454	Issued		RU

United States Pipe and Foundry Company, LLC	Restraining Gasket for Mechanical Joints of Pipes	7108289	Issued		US

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	8,733,424	Issued		US

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	8,910,699	Issued		US

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	8,960,263	Issued		US

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	2902969	Pending		CA

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	14/172,483	Pending		US

United States Pipe and Foundry Company, LLC	Centrifugal Casting Method and Apparatus	WO/2014/144742	Pending		PCT

United States Pipe and Foundry Company, LLC	Separation-resistant Pipe Joint	WO/2015/089313	Pending		PCT

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Separation-resistant Pipe Joint	2014/28523	Pending		GCC

United States Pipe and Foundry Company, LLC	Gasket for Threaded Pipe Flange	14/747,807	Pending		US

United States Pipe and Foundry Company, LLC	Method of Welding Two Ductile Iron Workpieces for Achieving Highly Ductile Reduced Imperfection Weld	EP1390173	Issued		EP

United States Pipe and Foundry Company, LLC	Method of Welding Two Ductile Iron Workpieces for Achieving Highly Ductile Reduced Imperfection Wel	JP2004527381	Abandoned		JP

United States Pipe and Foundry Company, LLC	Pipe or Fitting Joint and Method of Forming Such a Joint	1481187	Issued		EP

United States Pipe and Foundry Company, LLC	Locking Device And Method For Securing Telescoped Pipe	1020047008971	Rejected/Abandoned		KR

United States Pipe and Foundry Company, LLC	Restraining Element for Pressure Pipe Joints	CA2102024	Expired		CA

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	AT147842	Expired		AT

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	BG62013	Expired		BG

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	CO4370795	Expired		Columbia

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	DK670020	Expired		Denmark

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	EG20195	Expired		Egypt

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	0596394	Expired		France

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	DE69307460	Expired		Germany

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	0596394	Expired		Great Britain

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country
United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	GR3031537	Expired		Greece

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	EP0670020	Expired		Ireland

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	0596394	Expired		Italy

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	MX9306684	Expired		Mexico

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	EP0670020	Expired		Netherlands

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	PL308907	Expired		Poland

United States Pipe and Foundry Company, LLC	GASKET FOR PREVENTION OF SEPARATION OF TELECOPIC PIPES	RU2106566	Expired		Russian Fed.

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	ES2096182	Expired		Spain

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	EP0670020	Expired		Sweden

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	0596394	Expired		Switzerland

United States Pipe and Foundry Company, LLC	Improved Restraining Element for Pressure Pipe Joints	94/926	Expired		Turkey

United States Pipe and Foundry Company, LLC	Centroidally Twistable Compression Ring for Pipe Joints	No Data	Pending		European Union

United States Pipe and Foundry Company, LLC	Highly Ductile Reduced Imperfection Weld for Ductile Iron and Method for Producing Same	60235804.3	Expired		Germany

United States Pipe and Foundry Company, LLC	Highly Ductile Reduced Imperfection Weld for Ductile Iron and Method for Producing Same	EP1390173	Expired		Italy

United States Pipe and Foundry Company, LLC	Improved Fixture for Pressure Tube Junction	JPHO3491167	Expired		JP

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country

United States Pipe and Foundry Company, LLC	SEALING GASKET	RO113272	Expired		RO

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	AT518088	Expired		AT

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	FR 1481187	Expired		FR

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	60240647.1	Expired		DE

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	IT 1481187	Expired		IT

United States Pipe and Foundry Company, LLC	Locking Device and Method for Securing Telescoped Pipe	EP 1481187	Expired		GB

Griffin Pipe Products Co., LLC	Method for Lining Pipe with Calcium Alumina Cement	5585141	Expired		US

Griffin Pipe Products Co., LLC	Cupola Emission Control System	6090180	ISSUED		US

Griffin Pipe Products Co., LLC	Pipe Moving Method Apparatus and System	6149376	ISSUED		US

Griffin Pipe Products Co., LLC	Pipe Core Clean Out System	6397923	ISSUED		US

Griffin Pipe Products Co., LLC	Sand Core Breaking Appartus and Method	6425436	ISSUED		US

Griffin Pipe Products Co., LLC	Control Casting Machine	7770628	ISSUED		US

Forterra Concrete Products, Inc.	Preformed duct system	8,689,502	ISSUED		US

Forterra Concrete Products, Inc.	APPLICATION Preformed Duct Assembly	Application No. 62/322,451	Pending		US

Bio Clean Environmental Sercvices, Inc.	Partitioned Separator Water Treatment System With Upflow Filter	8,496,814	ISSUED	9/24/2031	USA

Bio Clean Environmental Sercvices, Inc.	Partitioned Separator Water Treatment System With Multiple Upflow Filters	9,273,457	ISSUED	1/2/2031	USA

Bio Clean Environmental Sercvices, Inc.	Cylindrical inline fluids filter	8,282,825	ISSUED	10/4/2030	USA

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country

Bio Clean Environmental Sercvices, Inc.	Storm Drain Filtration System	7,186,333	ISSUED	8/2/2025	USA

Bio Clean Environmental Sercvices, Inc.	Surface Water Filtration Systems	9,051,192	ISSUED	2/26/2033	USA

Bio Clean Environmental Sercvices, Inc.	Automatically Retractable Screens For Storm Drain Curb Inlets	9,151,033	ISSUED	6/3/2034	USA

Bio Clean Environmental Sercvices, Inc.	Resistence Screens For Use In Storm Drain Filtration Systems	9,322,155	ISSUED	5/11/2034	USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Underground Bioretention Systems	Application No. 13/962,995	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Partitioned Separator Water Treatment System With Upflow Filter	Application No. 14/537,756	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Partitioned Water Treatment Systems With Vertical Filtration Units	Application No. 14/145,765	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Resistence Screens For Use In Storm Drain Filtration Systems	Application No. 15/052,741	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Increased Capture Storm Drain Screens	Application No. 15/188,880	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Partitioned Separator Water Treatment System With Upflow Filter	Application No. 14/217,258	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Partitioned Separator Water Treatment System With Upflow Filter	Application No. 14/537,756	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Underground Module for Storage of Stormwater (Hexagonal Water Storage Unit Assembly)	Application No. 29/567,711	Pending		USA

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Underground Assembly for Storage of Stormwater (Hexagonal Water Storage Module)	Application No. 29/567,713	Pending		USA

Schedule 9A – Page 1

Registered Owner	Title	Registration or Application Number	Status	Expiration Date (if applicable)	Country

Bio Clean Environmental Sercvices, Inc.	APPLICATION: Hexagonal Module and Assembly for Storage of Water Underground	Application No. 15/135,514	Pending		USA

Modular Wetland Systems, Inc.	Wetland Biofilter Chamber With Peripheral Catch Basin And Method Of Use Thereof	8,303,816	ISSUED	8/22/2031	USA

Modular Wetland Systems, Inc.	Horizontal Flow Biofilter System and Method of Use Thereof	8,771,515	ISSUED	8/22/2031	USA

Modular Wetland Systems, Inc.	Device and Method for Purifing Water	8,871,087	ISSUED	10/4/2031	USA

Modular Wetland Systems, Inc.	Triple-Chambered Wetland Biofilter Treatment System	8,940,170	ISSUED	6/14/2033	USA

Modular Wetland Systems, Inc.	Horizontal Flow Biofilter System and Method of Use Thereof	9,409,805	ISSUED		USA

Modular Wetland Systems, Inc.	In Line Wetland Water Treatment System and Method	7,470,362	ISSUED	4/13/2027	USA

Modular Wetland Systems, Inc.	In Line Wetland Water Treatment System	7,425,262	ISSUED	4/13/2027	USA

Modular Wetland Systems, Inc.	Wetland Water Treatment System	7,674,378	ISSUED	4/30/2028	USA

Modular Wetland Systems, Inc.	In Line Wetland Water Treatment System and Method	2,684,057	ISSUED		Canada

Schedule 9A – Page 1

Schedule 9B: Trademarks

United States:

Owner	Trade Mark	Registration/ Application No.	Expiration Date, if Applicable

Forterra Pipe & Products, Inc. (now known as Forterra Pipe & Precast, LLC)	CEN-VI-RO	0993611	September 24, 2014; grace period ends March 24, 2015

Price Brothers Company (now known as Forterra Pressure Pipe, Inc.)	STRESS-TITE	1218861	Expired

Price Brothers Company (now known as Forterra Pressure Pipe, Inc.)	SNAP RING	1637384	March 12, 2021

Forterra Pipe & Products Northwest, Inc. (now known as Forterra Pipe & Precast, LLC)	PREMIER	1855776	September 27, 2014; grace period ends March 27, 2015

Forterra Pipe & Precast, LLC	CROWNSPAN (Applied for on October 28, 2014)	86436671	N/A

Forterra Pipe & Precast, LLC	FORTERRA (Applied for on April 12, 2015)	86646452	N/A

Forterra Pipe & Precast, LLC	Stylized F logo	86684590	N/A

Forterra Pipe & Precast, LLC	TERAVA (Applied for May 30, 2015)	86646450	N/A

United States Pipe and Foundry Company, LLC	Design mark (2 white, circumferential stripes)	0735180

United States Pipe and Foundry Company, LLC	FAST FABRICATORS	3947208

Schedule 9B – Page 1

Owner	Trade Mark	Registration/ Application No.	Expiration Date, if Applicable

United States Pipe and Foundry Company, LLC	FAST FABRICATORS (stylized)	3923143

United States Pipe and Foundry Company, LLC	FIELD LOK	1358033

United States Pipe and Foundry Company, LLC	FIELD LOK 350	2211343

United States Pipe and Foundry Company, LLC	FLANGE-TYTE	926864

United States Pipe and Foundry Company, LLC	FULL FACE FLANGE-TYTE	3645051

United States Pipe and Foundry Company, LLC	HP LOK	3413010

United States Pipe and Foundry Company, LLC	MJ FIELD LOK	2813594

United States Pipe and Foundry Company, LLC	MJ FIELD LOK	3112733

United States Pipe and Foundry Company, LLC	MJ FIELD LOK & Design	3061160

United States Pipe and Foundry Company, LLC	MJ FIELD LOK & Design	3061161

United States Pipe and Foundry Company, LLC	PERMAFUSE	1414630

Schedule 9B – Page 1

Owner	Trade Mark	Registration/ Application No.	Expiration Date, if Applicable

United States Pipe and Foundry Company, LLC	POLYTHANE	1724982

United States Pipe and Foundry Company, LLC	RING FLANGE-TYTE	3,765,528

United States Pipe and Foundry Company, LLC	TR FLEX GRIPPER	1547962

United States Pipe and Foundry Company, LLC	TR TELE FLEX	4317425

United States Pipe and Foundry Company, LLC	TRIM TYTE (Expired)	1266141

United States Pipe and Foundry Company, LLC	TRIM TYTON	1340059

United States Pipe and Foundry Company, LLC	TYTON	661920

United States Pipe and Foundry Company, LLC	TYTON	689360

United States Pipe and Foundry Company, LLC	TYTON (Expired)	715983

United States Pipe and Foundry Company, LLC	TYTON	1000063

United States Pipe and Foundry Company, LLC	TYTON	1004188

United States Pipe and Foundry Company, LLC	TYTON JOINT	661552

United States Pipe and Foundry Company, LLC	US PIPE	1478262

United States Pipe and Foundry Company, LLC	USIFLEX	696636

United States Pipe and Foundry Company, LLC	USIFLEX	757356

United States Pipe and Foundry Company, LLC	USP Design	1152887

United States Pipe and Foundry Company, LLC	USP stylized	641265

Schedule 9B – Page 1

Owner	Trade Mark	Registration/ Application No.	Expiration Date, if Applicable

United States Pipe and Foundry Company, LLC	VITCO	4152490

United States Pipe and Foundry Company, LLC	XTRA FLEX	1662197

United States Pipe and Foundry Company, LLC	US PIPE FABRICATION	4430102

United States Pipe and Foundry Company, LLC	US PIPE FABRICATION	4472238

United States Pipe and Foundry Company, LLC	NXT	4605977

United States Pipe and Foundry Company, LLC	NXT	85/642,103

United States Pipe and Foundry Company, LLC	TR-XTREME	86/242587

United States Pipe and Foundry Company, LLC	NXT	4339975

United States Pipe and Foundry Company, LLC	SG-14	3981436

United States Pipe and Foundry Company, LLC	TR FLEX	1266864

United States Pipe and Foundry Company, LLC	TR FLEX	2021937

Griffin Pipe Products Co., LLC	GRIFFIN	2,283,075

Griffin Pipe Products Co., LLC	GRIFFIN-20	2,283,076

Griffin Pipe Products Co., LLC	TALON	3,803,494

Custom Fab, Inc.	CUSTOM CF FAB	4427477

Custom Fab, Inc.	SURROUND YOURSELF WITH PEOPLE YOU CAN TRUST	4349110

Schedule 9B – Page 1

Owner	Trade Mark	Registration/ Application No.	Expiration Date, if Applicable

Custom Fab, Inc.	QUALITY FABRICATIONS FOR THE WATERWORKS INDUSTRY	4344428

Custom Fab, Inc.	US-CUSTOM FAB	86753922

Bio Clean Environmental Services, Inc.	URBAN POND	87168529

Bio Clean Environmental Services, Inc.	URBAN POND	86928483

Modular Wetland Systems, Inc.	MODULAR WETLANDS	85854254

Modular Wetland Systems, Inc.	WETLANDMOD	85420292

Modular Wetland Systems, Inc.	MODULAR WETLANDS	77120641

Schedule 9B – Page 1

Schedule 9C: Copyright

United States:

Owner	Copyright	Registration No.

United States Pipe and Foundry Company, LLC	Melting Weighing System	TXu000235307

United States Pipe and Foundry Company, LLC	Weigh Station Inventory ID & Routing System	TXu000916784

Custom Fab, Inc.	Custom Fab	VA0001883827

Custom Fab, Inc.	Custom Fab Glass Lining Brochure	VA0001857003

Custom Fab, Inc.	Lining and Coating Process of a Protecto 401 Ceramic Epoxy Lined Ductile Iron Fitting	VA0001843261

Custom Fab, Inc.	Plate Hydrostatically Testing Ductile Iron Flanged Pipe, Full Load Hydrostatically Testing Ductile Iron Pipe	VA0001865824

Custom Fab, Inc.	President Portrait 1998	VA0001839280

Griffin Pipe Products Co., LLC	Computer Aided Thickness Design of Ductile Iron Pipe	TXu000286533

Modular Wetland Systems, Inc.	Technical Drawing	VAu00755509

Schedule 9C – Page 1

Schedule 9D

Patents:

Registered Owner	Title	Registration or Application Number	Expiration Date (if applicable)

Forterra Pipe & Products Northwest, Inc. (which is now known as Forterra Pipe & Precast, LLC)	Method and Apparatus for Electrically Isolating a Rail in a Precast Concrete Grade Crossing	2,180,652	January 5, 2015

Trademarks:

Owner	Trade Mark	Registration No.	Expiration Date, if Applicable

Forterra Pipe & Precast, LLC	PREMIER	TMA475952	May 8, 2027

Forterra Conduite Sous Pression Inc. (English Name: Forterra Pressure Pipe Inc.)	HOLDFAST	TMA278408	March 31, 2028

Forterra Conduite Sous Pression Inc. (English Name: Forterra Pressure Pipe Inc.)	HYPRESCON	TMA101493	September 23, 2015

Forterra Conduite Sous Pression Inc. (English Name: Forterra Pressure Pipe Inc.)	HIPRESCON	TMDA050365	September 5, 2015

Copyright:

None.

Schedule 9D – Page 1

Schedule 10: Commercial Tort Claims

None.

Schedule 10 – Page 1

Schedule 11: Deposit Accounts

Grantor	Financial Institution	Account Name and Number	Address of Financial Institution (with sort code and IBAN)

Forterra Pipe & Precast, LLC	Bank of America	[redacted]	600 Peachtree Street GA-1-006-13-43 Atlanta, GA 30308

Forterra Pipe & Precast, Ltd.	Bank of America	[redacted]	600 Peachtree Street GA-1-006-13-43 Atlanta, GA 30308

Forterra Concrete Industries, Inc.	Pinnacle Bank	[redacted]	150 3rd Avenue South Suite 800 Nashville, TN 37201 ABA: 064008637

United States Pipe and Foundry Company, LLC	Wells Fargo Bank, National Association	[redacted]	301 South Tryon Street, 7th Floor Charlotte, NC 28282-1915 ABA: 053000219

Bio Clean Environmental Services, Inc.	California Bank & Trust	[redacted]	P.O. Box 489, Lawndale, CA 90260-0489 ABA: 122232109

Schedule 11 – Page 1

Schedule 12: Securities Accounts

None.

Schedule 12 – Page 1

EXHIBIT E

to the ABL

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Forterra, Inc., the other US Borrowers and the Canadian Borrowers party to the Credit Agreement

4.	Agent:	Bank of America, N.A., as Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The ABL Credit Agreement, dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of US Revolving Commitment/Loans Assigned[2]	Amount of Canadian Revolving Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
$	$	$		%
$	$	$		%
$	$	$		%

Effective Date:             , 201   [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the other Borrowers, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

[2]	Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment, the assignment of an amount less than $5,000,000 will require the consent of Holdings and the Agent.
[3]	Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment, the assignment of an amount less than $5,000,000 will require the consent of Holdings and the Agent.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to and Accepted:

[Issuing Bank], as an Issuing Bank

By:
Name:
Title:

[Consented to:][5]

FORTERRA, INC.

By:
Name:
Title:

[5]	To be added only if the consent of Holdings is required by the terms of the Credit Agreement.

ANNEX 1

ABL CREDIT AGREEMENT DATED AS OF OCTOBER [25], 2016, AMONG FORTERRA, INC. (“HOLDINGS”), THE OTHER US BORROWERS, THE CANADIAN BORROWERS, THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS OR ENTITIES FROM TIME TO TIME PARTIES THERETO AS LENDERS AND AS ISSUING BANKS, AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1 page 1

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 page 2

EXHIBIT F-1

to the ABL

Credit Agreement

FORM OF ABL INTERCREDITOR AGREEMENT

See Attached

Execution Version

ABL INTERCREDITOR AGREEMENT

dated as of

October 25, 2016,

among

BANK OF AMERICA, N.A.,

as ABL Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Initial Term Loan Agent,

FORTERRA, INC.,

as Holdings,

the Subsidiaries of Holdings

from time to time party hereto and

each other party from time to time party hereto.

THIS IS THE “ABL INTERCREDITOR AGREEMENT” REFERRED TO IN (A) EACH ABL GUARANTEE AND COLLATERAL AGREEMENT OF EVEN DATE HEREWITH AMONG THE APPLICABLE ABL BORROWERS AND THE ABL AGENT, (B) THE INITIAL SENIOR LIEN GUARANTEE AND COLLATERAL AGREEMENT OF EVEN DATE HEREWITH AMONG HOLDINGS, CERTAIN SUBSIDIARIES OF HOLDINGS AND THE INITIAL TERM LOAN AGENT AND (C) THE ABL CREDIT AGREEMENT, INITIAL TERM LOAN CREDIT AGREEMENT AND EACH OTHER TERM LOAN CREDIT AGREEMENT (EACH AS DEFINED HEREIN) AND THE OTHER SECURITY DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENTS.

i

(continued)

SCHEDULES:

Schedule I	Legend for Certain ABL Loan Documents/Term Loan Documents

ii

(continued)

Page

EXHIBITS:

Exhibit A	Form of Intercreditor Agreement Joinder

iii

THIS ABL INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of October 25, 2016, among BANK OF AMERICA, N.A. (“Bank of America”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for the financial institutions, lenders and investors party from time to time to the ABL Credit Agreement referred to below, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Initial Term Loan Agent”) for the financial institutions, lenders and investors party from time to time to the Initial Term Loan Credit Agreement referred to below, FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), each Subsidiary of Holdings party hereto on the date hereof, and each Subsidiary of Holdings that hereafter becomes a party hereto pursuant to Section 9.21 hereof.

RECITALS

A. Pursuant to that certain ABL Credit Agreement dated as of the date hereof (the “ABL Credit Agreement”) among Holdings, the other US Borrowers (as defined in the ABL Credit Agreement) party thereto from time to time (together with Holdings, the “ABL US Borrowers”), the Canadian Borrowers (as defined in the ABL Credit Agreement) party thereto from time to time (together with the ABL US Borrowers, the “ABL Borrowers”), the ABL Lenders, the ABL Agent, and the other parties thereto, the ABL Lenders have agreed to make certain loans to the ABL Borrowers.

B. Pursuant to (i) the US ABL Guarantee and Collateral Agreement dated as of the date hereof among Holdings, the other US Loan Parties and the ABL Agent (the “ABL US Guarantee and Collateral Agreement”), the US Loan Parties have agreed, inter alia, to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Loan Documents and (ii) the Canadian ABL Guarantee and Collateral Agreement and the Canadian NY-Law ABL Guarantee and Collateral Agreement, each dated as of the date hereof among the Canadian Loan Parties and the ABL Agent (the “ABL Canadian Guarantee and Collateral Agreements” and together with the ABL US Guarantee and Collateral Agreement, the “ABL Guarantee and Collateral Agreements”), the Canadian Loan Parties have agreed, inter alia, to guarantee the payment and performance of the Canadian Borrowers’ obligations under the ABL Loan Documents.

C. As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors under and in connection with the ABL Loan Documents, the ABL Borrowers and the ABL Guarantors have granted to the ABL Agent (for the benefit of the ABL Lenders) Liens on the ABL Collateral.

D. Pursuant to that certain Initial Term Loan Credit Agreement dated as of the date hereof among Holdings, Forterra Finance, LLC, a Delaware limited liability company (including its permitted successors, the “Term Loan Borrower”), the Initial Term Loan Lenders and the Initial Term Loan Agent (the “Initial Term Loan Credit Agreement”), the Initial Term Loan Lenders have agreed to make certain loans to the Term Loan Borrower.

E. Pursuant to the Senior Lien Guarantee and Collateral Agreement dated as of the date hereof among Holdings, the Term Loan Borrower, certain Subsidiaries of Holdings and the Initial Term Loan Agent (the “Initial Term Loan Guarantee and Collateral Agreement”), the Initial Term Loan Guarantors have agreed, inter alia, to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Initial Term Loan Documents.

F. As a condition to the effectiveness of any Initial Term Loan Credit Agreement and to secure the obligations of the Term Loan Borrower and the Initial Term Loan Guarantors under and in connection with the Initial Term Loan Documents, the Term Loan Borrower and the Initial Term Loan Guarantors have granted to the Initial Term Loan Agent (for the benefit of the Initial Term Loan Lenders) Liens on the Term Loan Collateral.

G. Each of the ABL Agent (on behalf of the ABL Lenders) and the Initial Term Loan Agent (on behalf of the Initial Term Loan Lenders) and, by their acknowledgment hereof, the ABL Loan Parties and the Term Loan Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

AGREEMENT

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.	DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” shall have the meaning assigned to that term in the preamble to this Agreement.

“ABL Borrowers” shall have the meaning assigned to that term in the recitals.

“ABL Canadian Guarantee and Collateral Agreements” shall have the meaning assigned to that term in the recitals.

“ABL Cash Management Bank” shall mean any “Qualified Counterparty” (as defined in the ABL Credit Agreement) holding any ABL Claims constituting ABL Lender Cash Management Obligations.

“ABL Claims” shall mean the aggregate of (i) the principal amount of all Indebtedness (other than ABL Lender Cash Management Obligations and ABL Lender Hedging Obligations) and the face amount of all letters of credit incurred or issued under the ABL Credit Agreement to the extent such principal amount and letter of credit is permitted to be incurred or issued pursuant to Section 6.2(h) or (v) (to the extent relating to Section 6.2(h)) of the Initial Term Loan Credit Agreement, as in effect on the date hereof (or, as amended after the date hereof to the extent such amendment increases such maximum permitted principal amount) (or in the case of a Replacement Initial Term Loan Credit Agreement or any other Term Loan Credit Agreement, the corresponding provision of such Replacement Initial Term Loan Credit Agreement or other Term Loan Credit Agreement, to the extent such provision includes the same or a higher maximum permitted principal amount), (ii) any interest, fees, attorneys’ fees, costs, expenses and indemnities payable on account of such principal amount, letters of credit or otherwise in respect of, or arising under, the ABL Credit Agreement or the ABL Loan Documents related thereto or any of them (including interest, fees, costs and expenses that are added to the principal balance of the ABL Loans pursuant to the ABL Loan Documents), (iii) all fees, expenses and indemnities of the ABL Agent under the ABL Credit Agreement or the ABL Loan Documents, and (iv) the amount of all ABL Lender Cash Management Obligations and ABL Lender Hedging Obligations (calculated, in the case of ABL Lender Hedging Obligations at any given date, as the maximum aggregate amount, giving effect to any netting agreements, that would be required to be paid if all Specified ABL Hedging Agreements underlying such

2

ABL Lender Hedging Obligations were terminated as of such date), plus (v) in the case of the amounts referred to in each of subclauses (i), (ii), (iii) and (iv) above, all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) on such amounts after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant ABL Loan Document to the extent that the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“ABL Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, upon which a Lien is granted or purported to be granted to the ABL Agent under any of the ABL Collateral Documents; provided that ABL Collateral shall not include Excluded Collateral.

“ABL Collateral Documents” shall mean the ABL Guarantee and Collateral Agreements and any security agreement, Deed of Hypothec, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted to the ABL Agent securing any ABL Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“ABL Credit Agreement” shall have the meaning set forth in the recitals.

“ABL Declined Lien” shall have the meaning set forth in Section 2.3 hereof.

“ABL Guarantee and Collateral Agreements” shall have the meaning assigned to that term in the recitals.

“ABL Guarantors” shall mean the “Guarantors” as defined in each ABL Guarantee and Collateral Agreement.

“ABL Hedge Bank” shall mean each “Qualified Counterparty” (as defined in the ABL Credit Agreement) party to a Specified ABL Hedging Agreement.

“ABL Lender Cash Management Obligations” shall mean “Cash Management Obligations” as defined in the ABL Credit Agreement as in effect on the date hereof.

“ABL Lender Hedging Obligations” shall mean all amounts owing under any Specified ABL Hedging Agreement.

“ABL Lenders” shall mean the Persons holding ABL Obligations, including the ABL Agent, each ABL Hedge Bank and each ABL Cash Management Bank.

“ABL Loan Documents” shall mean (i) the ABL Credit Agreement, the ABL Collateral Documents and each of the other “Loan Documents” as defined in the ABL Credit Agreement, (ii) each agreement, document or instrument providing for or evidencing an ABL Lender Hedging Obligation or ABL Lender Cash Management Obligation and (iii) any other related document or instrument executed or delivered pursuant to any document in subclause (i) or (ii) at any time or otherwise evidencing, governing or securing any Obligation arising under any such ABL Loan Document.

“ABL Loan Parties” shall mean the “Loan Parties” as defined in the ABL Credit Agreement.

“ABL Loans” shall mean “Loans” as defined in the ABL Credit Agreement.

“ABL Obligations” shall mean, subject to Section 6.5, the “Obligations” as defined in the ABL Credit Agreement.

3

“ABL Priority Collateral” shall mean all Common Collateral consisting of the following:

(1) all Accounts, other than Accounts that constitute identifiable Proceeds that arise from the sale, license, assignment or other disposition of Term Loan Priority Collateral;

(2) all Inventory;

(3) all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) to the extent evidencing, governing, securing or otherwise related to Accounts described in subclause (1) or Inventory;

(4) all collection accounts, deposit accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets and all “Cash Equivalents” as defined in the ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Term Loan Lenders) in any such accounts (other than identifiable cash proceeds in respect of real estate, Fixtures or Equipment or other Term Loan Priority Collateral);

(5) Indebtedness representing on-lent ABL Loans and any intercompany revolving loan notes to the extent evidencing such Indebtedness;

(6) to the extent involving or governing any of the items referred to in the preceding subclauses (1) through (5), all Documents, Documents of Title, General Intangibles (including all Payment Intangibles but excluding Intellectual Property), Instruments (including promissory notes and except to the extent relating to the sale, license, assignment or other disposition of Term Loan Priority Collateral) and Letter of Credit Rights;

(7) to the extent evidencing or governing any of the items referred to in the preceding subclauses (1) through (6), all Supporting Obligations;

(8) all books and Records relating to the foregoing (including, without limitation, all books, databases, customer lists and Records, whether tangible or electronic, that contain any information relating to any of the foregoing); and

(9) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, Instruments, Securities, Financial Assets, Deposit Accounts and insurance payments directly received as proceeds of any ABL Priority Collateral.

“ABL Recovery” shall have the meaning set forth in Section 6.5.

“ABL Standstill Period” shall have the meaning set forth in Section 3.1(b).

“ABL US Borrowers” shall have the meaning assigned to that term in the recitals.

“ABL US Guarantee and Collateral Agreement” shall have the meaning assigned to that term in the recitals.

“Additional Debt” shall have the meaning set forth in Section 9.3(g).

“Agent” shall mean each of the ABL Agent and the Term Loan Agents.

4

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Business Day” shall have the meaning set forth in the Credit Agreements as in effect on the date hereof.

“Canadian Borrowers” shall mean “Canadian Borrowers” as defined in the ABL Credit Agreement.

“Canadian Loan Parties” shall mean “Canadian Loan Parties” as defined in the ABL Credit Agreement.

“Capital Stock” shall have the meaning set forth in the Credit Agreements as in effect on the date hereof.

“Cash Collateral” shall mean any Common Collateral consisting of Money or cash equivalents, any Security Entitlement and any Financial Assets.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code and any subsidiary thereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, the ABL Collateral and the Term Loan Collateral.

“Common Collateral” shall mean, at any time, Collateral in which holders of any ABL Claims (or the ABL Agent) and holders of any Term Loan Claims (or any Term Loan Agent) hold or are required pursuant to the applicable ABL Loan Documents or Term Loan Documents to hold a security interest at such time.

“Credit Agreements” shall mean, collectively, the ABL Credit Agreement and the Term Loan Credit Agreements.

“Credit Suisse” shall have the meaning set forth in the preamble to this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Deed of Hypothec” means a Quebec law movable and immovable Deed of Hypothec in favor of the ABL Agent, for the benefit of the ABL Lenders from any ABL Loan Party, together in each case with a corresponding bond, bond pledge and bond pledge agreement.

“Deposit Account Collateral” shall mean that part of the Common Collateral comprised of or contained in Deposit Accounts.

“Designated Term Loan Agent” shall mean the Initial Term Loan Agent, or if any Senior Lien Pari Passu Intercreditor Agreement is then in effect, the “Applicable Authorized Representative” as

5

defined therein; provided that if there are no Initial Term Loan Obligations or Senior Lien Term Loan Debt outstanding, the following Term Loan Agent shall be the Designated Term Loan Agent (a) if there is only one Term Loan Agent representing holders of Junior Lien Term Loan Debt, such Term Loan Agent, and (b) if there is more than one Term Loan Agent representing holders of Junior Lien Term Loan Debt, the Term Loan Agent representing the holders of the class of Junior Lien Term Loan Debt that constitutes the largest outstanding principal amount of any then outstanding Junior Lien Term Loan Debt (or such other Term Loan Agent as is consented to in writing by all Term Loan Agents).

“DIP Financing” shall have the meaning set forth in Section 6.1.

“DIP Financing Liens” shall have the meaning set forth in Section 6.1.

“Discharge of ABL Claims” shall mean, except to the extent otherwise provided in Sections 5.7 and 6.5 hereof, (i) payment in full in cash (except for (x) contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made and (y) ABL Claims constituting ABL Lender Cash Management Obligations or ABL Lender Hedging Obligations) of all Obligations in respect of all outstanding ABL Claims and, with respect to letters of credit outstanding under the ABL Credit Agreement, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the ABL Credit Agreement (or such other arrangements as are acceptable to the letter of credit issuer in its sole discretion), in each case after or concurrently with the termination of all commitments to extend credit under the ABL Credit Agreement, and (ii) with respect to ABL Claims constituting ABL Lender Cash Management Obligations or ABL Lender Hedging Obligations, the provision of credit support (which may include cash collateralization or support by a letter of credit therefor) in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the providers of such ABL Lender Cash Management Obligations or ABL Lender Hedging Obligations, as applicable; provided that the Discharge of ABL Claims shall not be deemed to have occurred if such payments are made with the proceeds of other ABL Claims that constitute an exchange or replacement for or a Refinancing of such Obligations or ABL Claims, subject to compliance with Section 9.3 hereof. In the event the ABL Claims are modified and the Obligations in respect thereof are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or other applicable Debtor Relief Law, the ABL Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such Obligations and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of Term Loan Claims” shall mean, except to the extent otherwise provided in Sections 5.7 and 6.5 hereof, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made) of all Obligations in respect of all outstanding Term Loan Claims and, with respect to letters of credit outstanding under any Term Loan Credit Agreement, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the applicable Term Loan Credit Agreement (or such other arrangements as are acceptable to the letter of credit issuer in its sole discretion), in each case after or concurrently with the termination of all commitments to extend credit thereunder; provided that the Discharge of Term Loan Claims shall not be deemed to have occurred if such payments are made with the proceeds of other Term Loan Claims that constitute an exchange or replacement for or a Refinancing of such Obligations or Term Loan Claims, subject to compliance with Section 9.3. In the event any class of Term Loan Claims is modified and the Obligations in respect thereof are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or other applicable Debtor Relief Law, such Term Loan Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such Obligations and any obligations pursuant to such new indebtedness shall have been satisfied.

“Excess ABL Debt” shall mean ABL Obligations that are not ABL Claims.

6

“Excess Term Loan Debt” shall mean Term Loan Obligations that are not Term Loan Claims.

“Excluded Collateral” shall mean (i) assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC (or any similar law or regulation in any applicable jurisdiction) or otherwise result in adverse tax consequences to Holdings or any of its Subsidiaries, as reasonably determined by Holdings, including more than 65% of the outstanding voting equity interests of any Collateral Foreign Subsidiary (as defined in the ABL Credit Agreement) and (ii) Property of, and intercompany loans, Indebtedness, or receivables owed by, any Specified Foreign Grantor or other Specified Foreign Subsidiary (as defined in the ABL Credit Agreement) or any direct or indirect subsidiary of Holdings substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries.

“Exercise Any Secured Creditor Remedies” or “Exercise of Any Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Lender of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, Part V of the PPSA, the Civil Code of Quebec, the Mortgages Act or other applicable law;

(b) the exercise by any Lender of any remedy provided to a secured creditor on account of a Lien under any of the ABL Loan Documents or the Term Loan Documents, as applicable, under applicable law, in an Insolvency or Liquidation Proceeding or otherwise, including the election to retain any of the Common Collateral in satisfaction of a Lien;

(c) the taking of any action by any Lender or the exercise of any right or remedy by any Lender in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Common Collateral or the proceeds thereof;

(d) the appointment, directly or on the application of a Lender, of a trustee, receiver, receiver and manager, interim receiver or similar official of all or part of the Common Collateral;

(e) the sale, lease, license or other disposition of all or any portion of the Common Collateral by private or public sale conducted by a Lender or by any other means at the direction of a Lender permissible under applicable law (including, for the avoidance of doubt, any sale, transfer or other disposition effected pursuant to Section 5.1(a)(2) or 5.1(b)(2) hereof);

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code, Part V of the PPSA, the Civil Code of Quebec, the Mortgages Act or under provisions of similar effect or other applicable law; and

(g) the exercise by a Lender of any voting rights relating to any Capital Stock included in the Common Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Any Secured Creditor Remedies: (i) the filing of a proof of claim in any Insolvency or Liquidation Proceeding or seeking adequate protection in compliance with this Agreement, (ii) the exercise of rights pursuant to Section 2.24 of the ABL Credit Agreement (or any substantially similar provision in any Replacement ABL Credit Agreement) by the ABL Lenders during the continuance of a Dominion Period (as defined in the ABL Credit Agreement), including the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent in

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accordance with Section 2.24 of the ABL Credit Agreement (or any substantially similar provision in any Replacement ABL Credit Agreement), (iii) the consent by the ABL Lenders to a going out of business sale or other disposition by any Grantor of any of the ABL Priority Collateral, (iv) the changing of advance rates or sub-limits by the ABL Agent and the ABL Lenders, (v) the imposition of Reserves (as defined in the ABL Credit Agreement) by the ABL Agent or (vi) the acceleration of loans under the ABL Credit Agreement or any Term Loan Credit Agreement in accordance with the terms hereof.

“First Priority Agent” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Agent, and (b) any Term Loan Priority Collateral, the Designated Term Loan Agent.

“First Priority Claims” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Claims, and (b) any Term Loan Priority Collateral, the Term Loan Claims.

“First Priority Collateral” shall mean, with respect to (a) the Term Loan Agents and the Term Loan Lenders, the ABL Priority Collateral, and (b) the ABL Agent and the ABL Lenders, the Term Loan Priority Collateral.

“First Priority Documents” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Loan Documents, and (b) any Term Loan Priority Collateral, the Term Loan Documents.

“First Priority Lenders” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Lenders, and (b) any Term Loan Priority Collateral, the Term Loan Lenders.

“Fraudulent Conveyances Proceeding” means any application or other proceeding seeking relief pursuant to the Assignment and Preferences Act (Ontario), the Fraudulent Conveyances Act (Ontario), sections 95 to 101 inclusive of the BIA or any other like, equivalent or analogous legislation of any jurisdiction, domestic or foreign.

“Future Secured Term Indebtedness” shall mean secured Indebtedness or Obligations (other than Initial Term Loan Claims and ABL Claims) of Holdings and/or its Subsidiaries that is secured on an equal or ratable basis with the Initial Term Loan Claims (“Senior Lien Term Loan Debt”) or secured on a junior basis to the Initial Term Loan Claims (“Junior Lien Term Loan Debt”), including (i) secured Permitted Term Loan Refinancing Indebtedness, (ii) secured Incremental Equivalent Debt, (iii) any Refinancing Indebtedness in respect of any of the foregoing and (iv) guarantee Obligations by the Grantors in respect of each of the foregoing, as each term used in clauses (i), (ii) and (iii) is defined in the Initial Term Loan Credit Agreement, is so designated by the Term Loan Borrower at the time of incurrence thereof as Future Secured Term Indebtedness hereunder in accordance with Section 9.3; provided that such Indebtedness is incurred in compliance with (a) Section 6.2(f), (g), (h), (o), (p) or (v) (to the extent relating to Section 6.2(f), (g), (h), (o) or (p)) of the ABL Credit Agreement and the Liens securing such Future Secured Term Indebtedness are granted in compliance with Section 6.3(b), (l), (t), (v), (w) (to the extent relating to Section 6.3(b), (l), (t), (v) or (ff)) or (ff) of the ABL Credit Agreement and (b) Section 6.2 of the Initial Term Loan Credit Agreement and the Liens securing such Future Secured Term Indebtedness are granted in compliance with Section 6.3 of the Initial Term Loan Credit Agreement, in each case as in effect on the date hereof (or as amended after the date hereof to the extent such amendment increases such maximum permitted principal amount); provided, further, that the holders of such Future Secured Term Indebtedness (or a Term Loan Agent on their behalf) shall enter into an Intercreditor Agreement Joinder pursuant to Section 9.3 and shall, to the extent such Future Secured Term Indebtedness constitutes Senior Lien Term Loan Debt, enter into, or join, the Senior Pari Passu Intercreditor Agreement and, to the extent such Future Secured Term Indebtedness constitutes Junior Lien Term Loan Debt, enter into, or join, the Senior/Junior Intercreditor Agreement.

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“Future Term Loan Agent” shall have the meaning set forth in Section 9.3(d).

“Grantors” shall mean Holdings, the Term Loan Borrower, the ABL Borrowers, the other ABL Loan Parties and the other Term Loan Parties; provided, that for purposes of this Agreement, Grantors shall not include any Specified Foreign Grantors.

“Hedging Agreement” shall mean any interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Person providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the Initial Term Loan Credit Agreement as in effect on the date hereof. For the avoidance of doubt, “Indebtedness” shall include the net obligations of any Person in respect of Hedging Agreements.

“Initial Term Loan Agent” shall have the meaning set forth in the preamble to this Agreement.

“Initial Term Loan Claims” means Term Loan Claims arising under the Initial Term Loan Credit Agreement and Initial Term Loan Documents.

“Initial Term Loan Credit Agreement” shall have the meaning set forth in the recitals.

“Initial Term Loan Documents” shall mean the Initial Term Loan Credit Agreement, the Initial Term Loan Guarantee and Collateral Agreement and each of the other “Loan Documents” as defined in the Initial Term Loan Credit Agreement.

“Initial Term Loan Guarantee and Collateral Agreement” shall have the meaning assigned to that term in the recitals.

“Initial Term Loan Guarantors” shall mean the “Guarantors” as defined in the Initial Term Loan Guarantee and Collateral Agreement.

“Initial Term Loan Lenders” shall mean the Persons holding Initial Term Loan Obligations, including the Initial Term Loan Agent.

“Initial Term Loan Obligations” shall mean the “Obligations” as defined in the Initial Term Loan Credit Agreement.

“Insolvency or Liquidation Proceeding” shall mean any voluntary or involuntary case or proceeding under any Debtor Relief Laws.

“Intellectual Property” shall have the meanings set forth in each of the ABL Guarantee and Collateral Agreements in effect on the date hereof (whether or not such agreements are then in effect).

“Intercreditor Agreement Joinder” shall mean, with respect to any Grantor or any New ABL Agent, New Initial Term Loan Agent or Future Term Loan Agent, an agreement substantially in the form of Exhibit A hereto, executed by the applicable Grantor, New ABL Agent, New Initial Term Loan Agent or Future Term Loan Agent and delivered by it to each Term Loan Agent and the ABL Agent.

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“Junior Lien Term Loan Claims” means Term Loan Claims with respect to any Junior Lien Term Loan Debt.

“Junior Lien Term Loan Debt” has the meaning assigned to such term in the definition of “Future Secured Term Indebtedness”.

“Lenders” shall mean the collective reference to the ABL Lenders and the Term Loan Lenders.

“Lien” shall mean any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, hypothec or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Loans” shall mean the collective reference to the ABL Loans and the Term Loans.

“New ABL Agent” shall have the meaning set forth in Section 9.3(d).

“New Term Loan Agent” shall have the meaning set forth in Section 9.3(d).

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Grantor under any ABL Loan Document or Term Loan Document include the obligations to pay principal, reimbursement obligations under letters of credit, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding to the extent that a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any ABL Lender or Term Loan Lender, in its sole discretion, many elect to pay or advance on behalf of such Grantor.

“Patent” shall have the meaning set forth in each of the ABL Guarantee and Collateral Agreements in effect on the date hereof (whether or not such agreements are then in effect).

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-of-Credit Rights, Deposit Accounts, Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Common Collateral.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

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“Pledged Collateral” shall mean the Common Collateral in the possession of the ABL Agent (or its agents or bailees) or a Term Loan Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code or other applicable law.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, amend and restate, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement ABL Credit Agreement” shall mean a Credit Agreement that Refinances the ABL Credit Agreement in whole and that is designated by the Grantors as the new ABL Credit Agreement pursuant to and in compliance with Section 9.3(b).

“Replacement Initial Term Loan Credit Agreement” shall mean a Credit Agreement that Refinances the Initial Term Loan Credit Agreement in whole and that is designated by the Grantors as the new Initial Term Loan Credit Agreement pursuant to and in compliance with Section 9.3(b).

“Required Lenders” shall mean, with respect to any Credit Agreement, those Lenders the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the Credit Agreement).

“Second Priority Agent” shall mean, with respect to (a) any ABL Priority Collateral, each Term Loan Agent, and (b) any Term Loan Priority Collateral, the ABL Agent.

“Second Priority Claims” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan Claims, and (b) any Term Loan Priority Collateral, the ABL Claims.

“Second Priority Documents” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan Documents, and (b) any Term Loan Priority Collateral, the ABL Loan Documents.

“Second Priority Lenders” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan Lenders, and (b) any Term Loan Priority Collateral, the ABL Lenders.

“Senior/Junior Intercreditor Agreement” shall mean an agreement among the Term Loan Borrower, Holdings, certain subsidiaries of Holdings party thereto, the Initial Term Loan Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, the form of which is provided as Exhibit F-2 to the Initial Term Loan Credit Agreement.

“Senior Lien Pari Passu Intercreditor Agreement” shall mean an agreement among the Term Loan Borrower, Holdings, certain subsidiaries of Holdings party thereto, the Initial Term Loan Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, the form of which is provided as Exhibit F-3 to the Initial Term Loan Credit Agreement.

“Senior Lien Term Loan Claims” means Term Loan Claims with respect to the Initial Term Loan Credit Agreement or any Senior Lien Term Debt.

“Senior Lien Term Loan Debt” has the meaning assigned to such term in the definition of “Future Secured Term Indebtedness”.

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“Specified ABL Hedging Agreement” shall mean a “Specified Hedge Agreement” as such term is defined in the ABL Credit Agreement as in effect on the date hereof.

“Specified Foreign Grantor” shall mean each Canadian Loan Party and any other ABL Loan Party that is a Collateral Foreign Subsidiary (as defined in the ABL Credit Agreement or the Term Loan Credit Agreement, as appropriate) and is not required, pursuant to the Term Loan Documents to provide any guarantee or security with respect to any Term Loan Claims or any other Term Loan Obligations.

“Subsidiary” shall mean any “Subsidiary” of Holdings under (and as defined in) each of the Credit Agreements.

“Term Declined Lien” shall have the meaning set forth in Section 2.3 hereof.

“Term Loan Agents” shall mean, collectively, the Initial Term Loan Agent and each collateral agent or other agent or representative for any Future Secured Term Indebtedness or the holders thereof or lenders thereunder.

“Term Loan Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Term Loan Claims” shall mean the aggregate of (i) the principal amount of all Indebtedness incurred under the Term Loan Credit Agreements and the face amount of all letters of credit incurred or issued under any Term Loan Credit Agreement to the extent such principal amount or letter of credit is permitted to be incurred or issued pursuant to Section 6.2(f), (g), (h), (o), (p) or (v) (to the extent relating to Section 6.2(f), (g), (h), (o) or (p)) of the ABL Credit Agreement, as in effect on the date hereof (or as amended after the date hereof to the extent such amendment increases such maximum permitted principal amount) (or in the case of a Replacement ABL Credit Agreement, the corresponding provision of such Replacement ABL Credit Agreement, to the extent such provision includes a higher maximum permitted principal amount), (ii) any interest, fees, attorneys’ fees, costs, expenses and indemnities payable on account of such principal amount, letters of credit or otherwise in respect of, or arising under, the Term Loan Credit Agreements or the Term Loan Documents related thereto or any of them (including interest, fees, costs and expenses that are added to the principal balance of the Term Loans pursuant to the Term Loan Documents), (iii) all fees, expenses and indemnities of the Term Loan Agents under the Term Loan Credit Agreements or the Term Loan Documents, plus (iv) in the case of the amounts in each of subclauses (i), (ii) and (iii) above, all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) on such amounts after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Term Loan Document to the extent that the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Term Loan Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, upon which a Lien is granted or purported to be granted to any Term Loan Agent under any of the Term Loan Collateral Documents.

“Term Loan Collateral Documents” shall mean the Initial Term Loan Guarantee and Collateral Agreement and any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted to any Term Loan Agent securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“Term Loan Credit Agreements” shall mean, collectively, the Initial Term Loan Credit Agreement and each other credit agreement, indenture, note purchase agreement or other operative document that is entered into by Holdings and/or any Subsidiary of Holdings in connection with the incurrence of Future Secured Term Indebtedness.

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“Term Loan Documents” shall mean (i) the Initial Term Loan Documents, (ii) each Term Loan Credit Agreement, (iii) each Term Loan Collateral Document, (iv) any Senior/Junior Intercreditor Agreement, any Senior Lien Pari Passu Intercreditor Agreement and any other intercreditor agreement between two or more classes of Term Loan Lenders, and (v) any other related document or instrument executed or delivered pursuant to any document in subclause (i), (ii), (iii) or (iv) at any time or otherwise evidencing, governing or securing any Obligation arising under any such Term Loan Document.

“Term Loan Lenders” shall mean the Persons holding Term Loan Claims, including the Term Loan Agents.

“Term Loan Obligations” shall mean, collectively, the Initial Term Loan Obligations and the Future Secured Term Indebtedness and Obligations relating thereto.

“Term Loan Parties” shall mean the “Loan Parties” as defined in the Initial Term Loan Credit Agreement and the analogous term in each other Term Loan Credit Agreement.

“Term Loan Priority Collateral” shall mean all Common Collateral other than ABL Priority Collateral, and all collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, Instruments, Securities, Financial Assets and Deposit Accounts directly received as proceeds of any Term Loan Priority Collateral.

“Term Loan Recovery” shall have the meaning set forth in Section 6.5 hereof.

“Term Loan Standstill Period” shall have the meaning set forth in Section 3.1(a).

“Term Loans” shall mean the “Loans” as defined in the Initial Term Loan Credit Agreement and the loans incurred under each other Term Loan Credit Agreement.

“Trademark” shall have the meaning set forth in the Initial Term Loan Guarantee and Collateral Agreement and each of the ABL Guarantee and Collateral Agreements, each as in effect on the date hereof (whether or not such agreements are then in effect).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“US Loan Parties” shall mean “US Loan Parties” as defined in the ABL Credit Agreement.

1.2 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer

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to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Except as otherwise provided herein, any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

1.3 UCC Definitions. The following terms, which are defined in uncapitalized form or otherwise used in the Uniform Commercial Code, are used herein as so defined or used, as the context requires: Chattel Paper, Deposit Account, Document, Document of Title, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, General Intangible, Instrument, Inventory, Letter-of-Credit Right, Money, Payment Intangible, Proceeds, Records, Securities, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

SECTION 2.	PRIORITY OF LIENS.

2.1 Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent for the benefit of the ABL Lenders on the Common Collateral or of any Liens granted to the Term Loan Agents for the benefit of the Term Loan Lenders on the Common Collateral, (ii) any provision of the UCC, the Bankruptcy Code, or any applicable Debtor Relief Law or other law or the ABL Loan Documents or the Term Loan Documents, (iii) whether the ABL Agent or a Term Loan Agent, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and each ABL Lender, and each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, hereby agrees that:

(a) any Lien on the ABL Priority Collateral securing any ABL Claims now or hereafter held by or on behalf of the ABL Agent or any ABL Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Term Loan Claims and other Term Loan Obligations,

(b) any Lien on the ABL Priority Collateral securing any Term Loan Claims and other Term Loan Obligations, now or hereafter held by or on behalf of a Term Loan Agent, any Term Loan Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Claims,

(c) any Lien on the Term Loan Priority Collateral securing any Term Loan Claims now or hereafter held by or on behalf of a Term Loan Agent, any Term Loan Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any ABL Claims and other ABL Obligations, and

(d) any Lien on the Term Loan Priority Collateral securing any ABL Claims and other ABL Obligations, now or hereafter held by or on behalf of the ABL Agent or any ABL Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Term Loan Claims.

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All Liens on the ABL Priority Collateral securing any ABL Claims shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Loan Claims and other Term Loan Obligations for all purposes, whether or not such Liens securing any ABL Claims are subordinated to any Lien securing any other obligation of the Term Loan Borrower, any ABL Borrower, any other Grantor or any other Person, and all Liens on the Term Loan Priority Collateral securing any Term Loan Claims shall be and remain senior in all respects and prior to all Liens on the Term Loan Priority Collateral securing any ABL Claims and other ABL Obligations for all purposes, whether or not such Liens securing any Term Loan Claims are subordinated to any Lien securing any other obligation of the Term Loan Borrower, any ABL Borrower, any other Grantor or any other Person. The ABL Agent and each Term Loan Agent hereby cedes priority and preference of rank of its Liens to the other’s Liens to give effect to the provisions of this Section 2.1.

2.2 Prohibition on Contesting Liens. The ABL Agent, for itself and on behalf of each ABL Lender, and each Term Loan Agent, for itself and on behalf of each applicable Term Loan Lender, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding or Fraudulent Conveyance Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any ABL Claims held (or purported to be held) by or on behalf of the ABL Agent or any of the ABL Lenders or any agent or trustee therefor in any Common Collateral or (b) a Lien securing any Term Loan Claims held (or purported to be held) by or on behalf of any Term Loan Lender in any Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed (x) to prevent or impair the rights of the ABL Agent or any ABL Lender to enforce this Agreement (including the priority of the Liens securing the ABL Claims as provided in Section 2.1 with respect to any ABL Priority Collateral) or any of the ABL Loan Documents or (y) to prevent or impair the rights of a Term Loan Agent or any Term Loan Lender to enforce this Agreement (including the priority of the Liens securing the Term Loan Claims as provided in Section 2.1 with respect to any Term Loan Priority Collateral) or any of the Term Loan Documents.

2.3 No New Liens.

(a) So long as the Discharge of ABL Claims has not occurred, each Term Loan Agent agrees, for itself and on behalf of each applicable Term Loan Lender, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Term Loan Borrower, any ABL Borrower or any other Grantor, that it shall not, except as otherwise provided herein, acquire or hold any Lien on any assets of the Term Loan Borrower, any other ABL Borrower or any other Grantor securing any Term Loan Claims that, to the extent permissible under applicable law, are not also subject to the Liens in respect of the ABL Claims under the ABL Loan Documents; provided that this provision will not be violated with respect to any ABL Obligations if the ABL Agent is given a reasonable opportunity to accept a Lien on any asset or property and the ABL Agent states in writing that the ABL Loan Documents in respect thereof prohibit the ABL Agent from accepting a Lien on such asset or property or the ABL Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien, an “ABL Declined Lien”). If a Term Loan Agent or any Term Loan Lender shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral of a Grantor that is not also subject to the Liens in respect of the ABL Claims under the ABL Loan Documents (other than an ABL Declined Lien), then the applicable Term Loan Agent shall, to the extent permissible under

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applicable law, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Claims (subject to the Lien priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien and in any event take such actions as may be requested by the ABL Agent to assign or release such Liens to the ABL Agent (and/or its designees) as security for the ABL Claims.

(b) So long as the Discharge of Term Loan Claims has not occurred, the ABL Agent agrees, for itself and on behalf of each ABL Lender, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Term Loan Borrower, any other ABL Borrower or any other Grantor, that it shall not, except as otherwise provided herein, acquire or hold any Lien on any assets of the Term Loan Borrower, any other ABL Borrower or any other Grantor securing any ABL Claims that, to the extent permissible under applicable law, are not also subject to the Liens in respect of the Term Loan Claims under the Term Loan Documents; provided that this provision will not be violated with respect to any Term Loan Obligations if the applicable Term Loan Agent is given a reasonable opportunity to accept a Lien on any asset or property and such Term Loan Agent states in writing that the Term Loan Documents in respect thereof prohibit such Term Loan Agent from accepting a Lien on such asset or property or such Term Loan Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien, a “Term Declined Lien”). If the ABL Agent or any ABL Lender shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral of a Grantor that is not also subject to the Liens in respect of the Term Loan Claims under the Term Loan Documents (other than a Term Declined Lien), then the ABL Agent shall, to the extent permissible under applicable law, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agents as security for the Term Loan Claims (in each case, subject to the Lien priority and other terms hereof) and shall promptly notify each Term Loan Agent in writing of the existence of such Lien and in any event take such actions as may be requested by the Term Loan Agents to assign or release such Liens to the applicable Term Loan Agent (and/or its designees) as security for the applicable Term Loan Claims.

Notwithstanding anything in this Agreement to the contrary, (A) cash and cash equivalents may be pledged to exclusively secure (x) ABL Obligations consisting of reimbursement obligations in respect of Letters of Credit (as such term is defined in the ABL Credit Agreement), (y) ABL Lender Hedging Obligations (as permitted under the ABL Loan Documents) or (z) Term Loan Obligations consisting of reimbursement obligations in respect of letters of credit, in each case without granting a Lien thereon to secure any Term Loan Obligations (other than, with respect to clause (z), obligations in respect of such letters of credit) or in the case of clause (z) any ABL Obligations, (B) amounts deposited under any Term Loan Documents to effect a discharge or defeasance of Term Loan Obligations related thereto shall not secure any other Obligations (and such amounts may only be deposited for such purpose so long as such discharge or defeasance is permitted under each then extant ABL Loan Document and Term Loan Document) and (C) Liens may be granted by any Grantor or other Person on the assets of any Specified Foreign Grantor or other Excluded Collateral under the ABL Loan Documents without granting any Lien on such assets to secure any Term Loan Obligations. It is understood and agreed that, as of the Closing Date, Liens have been granted under the ABL Loan Documents on the assets of Canadian Subsidiaries of Holdings and certain other Excluded Collateral (such collateral, collectively, the “Canadian Collateral”) solely to secure the Canadian Obligations (as defined in the ABL Canadian Guarantee and Collateral Agreements) under the ABL Loan Documents. Upon the incurrence by Holdings or any of its Subsidiaries of any Future Secured Term Indebtedness that constitutes Senior Lien Term Loan Claims and is secured by any Canadian Collateral, the parties hereto agree to amend this Agreement as necessary or advisable to include the Canadian Collateral in the Common Collateral solely with respect to Canadian Obligations (as defined in the ABL Canadian Guarantee and Collateral Agreements) under the ABL Loan

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Documents and the portion of any such Senior Term Loan Claims that are secured by any Canadian Collateral and provide for the same priority of Liens with respect to such Canadian Collateral as provided for in Section 2.1 of this Agreement with respect to the Common Collateral on the date hereof, in addition to any amendments to this Agreement with respect to such Future Secured Term Indebtedness and the holders thereof that may be required or permitted under Section 9.3.

2.4 Perfection of Liens. With respect to any portion of the Common Collateral, except as expressly set forth in Section 5.5, neither the First Priority Agent nor the First Priority Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Agent and the Second Priority Lenders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Lenders as a class, on the one hand, and the Term Loan Lenders as a class, on the other hand, and shall not impose on the ABL Agent, the Term Loan Agents, the ABL Lenders, the Term Loan Lenders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.5 Waiver of Marshalling.

(a) Until the Discharge of ABL Claims, each Term Loan Agent, on behalf of itself and the applicable Term Loan Lenders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the ABL Priority Collateral.

(b) Until the Discharge of Term Loan Claims, the ABL Agent, on behalf of itself and the ABL Lenders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the Term Loan Priority Collateral.

SECTION 3.	ENFORCEMENT.

3.1 Exercise of Remedies.

(a) So long as the Discharge of ABL Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Term Loan Borrower, any ABL Borrower or any other Grantor, subject to Section 5.6, (i) no Term Loan Agent or Term Loan Lender will (x) Exercise Any Secured Creditor Remedies or seek to Exercise Any Secured Creditor Remedies (including setoff or recoupment) with respect to any ABL Priority Collateral, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the ABL Priority Collateral by the ABL Agent or any ABL Lender in respect of the ABL Claims, the exercise of any right by the ABL Agent or any ABL Lender (or any agent or sub-agent on their behalf) in respect of the ABL Claims, or any other exercise by any such party of any rights and remedies relating to the ABL Priority Collateral under the ABL Loan Documents or otherwise in respect of ABL Claims, or (z) object to the forbearance by the ABL Lenders from bringing or pursuing any foreclosure proceeding or action or any other Exercise of Any Secured Creditor Remedies relating to the ABL Priority Collateral in respect of ABL Claims and (ii) except as otherwise provided herein, the ABL Agent and the ABL Lenders shall

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have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of any Term Loan Agent or any Term Loan Lender; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Term Loan Borrower, any ABL Borrower or any other Grantor, a Term Loan Agent may file a proof of claim or statement of interest with respect to the applicable Term Loan Claims, and (B) a Term Loan Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the ABL Claims, or the rights of the ABL Agent or the ABL Lenders to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the ABL Priority Collateral; provided, further, that a Term Loan Agent or any Term Loan Lender may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since (i) a Term Loan Agent has declared the existence of an “Event of Default” under the applicable Term Loan Credit Agreement, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all Term Loan Obligations and demanded payment thereof and (ii) the ABL Agent has received notice thereof from such Term Loan Agent; provided, further, however, that neither any Term Loan Agent nor any other Term Loan Lender shall exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of such 180-day period, the ABL Agent or the other ABL Lenders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers or remedies with respect to all or any material portion of the ABL Priority Collateral (prompt written notice of such exercise to be given to the Term Loan Agents), or (B) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (the period during which the Term Loan Agents and the Term Loan Lenders may not pursuant to this Section 3.1(a)(ii) exercise any rights, powers or remedies with respect to the ABL Priority Collateral, the “Term Loan Standstill Period”); provided further, however, that after the expiration of the Term Loan Standstill Period, so long as neither the ABL Agent nor any other ABL Lenders have commenced any action to enforce their Lien on any material portion of the ABL Priority Collateral, in the event that and for so long as the Term Loan Lenders (or the Term Loan Agent on their behalf) have commenced any actions to enforce their Lien with respect to all or any material portion of the ABL Priority Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the ABL Lenders nor the ABL Agent shall take any action of a similar nature with respect to such ABL Priority Collateral without the prior written consent of the Term Loan Agents; provided that all other provisions of this Agreement are complied with. In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Lenders may enforce the provisions of the ABL Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion consistent with the terms of the ABL Loan Documents. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(b) So long as the Discharge of Term Loan Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Term Loan Borrower, any ABL Borrower or any other Grantor, subject to Section 5.6, (i) no ABL Agent or ABL Lender will (x) Exercise Any Secured Creditor Remedies or seek to Exercise Any Secured Creditor Remedies (including setoff or recoupment) with respect to any Term Loan Priority Collateral, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure but excluding any exercise of cash dominion), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Term Loan Priority Collateral by a Term Loan Agent or any Term Loan Lender in respect of the Term Loan Claims, the exercise of any right by a Term Loan Agent or any Term Loan Lender (or any agent or sub-agent on their behalf) in respect of the Term Loan Claims, or any other

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exercise by any such party of any rights and remedies relating to the Term Loan Priority Collateral under the Term Loan Documents or otherwise in respect of Term Loan Claims, or (z) object to the forbearance by the Term Loan Lenders from bringing or pursuing any foreclosure proceeding or action or any other Exercise of Any Secured Creditor Remedies relating to the Term Loan Priority Collateral in respect of Term Loan Claims and (ii) except as otherwise provided herein, the Term Loan Agents and the Term Loan Lenders shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Term Loan Priority Collateral without any consultation with or the consent of the ABL Agent or any ABL Lender; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Term Loan Borrower, any ABL Borrower or any other Grantor, the ABL Agent may file a proof of claim or statement of interest with respect to the ABL Claims and (B) the ABL Agent may take any action (not adverse to the prior Liens on the Term Loan Priority Collateral securing the Term Loan Claims, or the rights of the Term Loan Agents or the Term Loan Lenders to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Term Loan Priority Collateral; provided, further, that the ABL Agent or any ABL Lender may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since (i) the ABL Agent has declared the existence of an “Event of Default” under the ABL Credit Agreement, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all ABL Claims under the ABL Credit Agreement, and demanded payment thereof and (ii) each of the Term Loan Agents has received notice thereof from the ABL Agent; provided, further, however, that neither the ABL Agent nor any other ABL Lender shall exercise any rights or remedies with respect to the Term Loan Priority Collateral if, notwithstanding the expiration of such 180-day period, the Term Loan Agents or the other Term Loan Lenders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers or remedies with respect to all or any material portion of the Term Loan Priority Collateral (prompt written notice of such exercise to be given to the ABL Agent), or (B) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (the period during which the ABL Agent and the ABL Lenders may not pursuant to this Section 3.1(b)(ii) exercise any rights, powers or remedies with respect to the Term Loan Priority Collateral, the “ABL Standstill Period”); provided further, however, that after the expiration of the ABL Standstill Period, so long as neither any Term Loan Agent nor any other Term Loan Lenders have commenced any action to enforce their Lien on any material portion of the Term Loan Priority Collateral, in the event that and for so long as the ABL Lenders (or the ABL Agent on their behalf) have commenced any actions to enforce their Lien with respect to all or any material portion of the Term Loan Priority Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the Term Loan Lenders nor the Term Loan Agents shall take any action of a similar nature with respect to such Term Loan Priority Collateral without the prior written consent of the ABL Agent; provided that all other provisions of this Agreement are complied with. In exercising rights and remedies with respect to the Term Loan Priority Collateral, the Term Loan Agents and the Term Loan Lenders may enforce the provisions of the Term Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion consistent with the terms of the Term Loan Documents. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code, and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c) So long as the Discharge of ABL Claims has not occurred, each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any ABL Priority Collateral.

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Without limiting the generality of the foregoing, unless and until the Discharge of ABL Claims has occurred, except as expressly provided in the provisos in clause (ii) of Section 3.1(a), the sole right of each Term Loan Agent and the Term Loan Lenders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Claims has occurred. So long as the Discharge of Term Loan Claims has not occurred, the ABL Agent, on behalf of itself and each ABL Lender, agrees that it will not take or receive any Term Loan Priority Collateral or any proceeds of Term Loan Priority Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Term Loan Priority Collateral. Without limiting the generality of the foregoing, unless and until the Discharge of Term Loan Claims has occurred, except as expressly provided in the provisos in clause (ii) of Section 3.1(b), the sole right of the ABL Agent and the ABL Lenders with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Loan Claims has occurred.

(d) Subject to the provisos in clause (ii) of Section 3.1(a) above and Section 5.6, (i) each Term Loan Agent, for itself and on behalf of each applicable Term Loan Lender, agrees that the Term Loan Agents and the Term Loan Lenders will not take any action that would hinder any Exercise of Any Secured Creditor Remedies undertaken by the ABL Agent or the ABL Lenders with respect to the ABL Priority Collateral under the ABL Loan Documents, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, and (ii) each Term Loan Agent, for itself and on behalf of each applicable Term Loan Lender, hereby waives any and all rights it or any such Term Loan Lender may have as a junior lien creditor or otherwise with respect to the ABL Priority Collateral to object to the manner in which the ABL Agent or the ABL Lenders seek to enforce or collect the ABL Claims with respect to the ABL Priority Collateral or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Lenders is adverse to the interests of the Term Loan Lenders. Subject to the provisos in clause (ii) of Section 3.1(b) above and Section 5.6, (i) the ABL Agent, for itself and on behalf of each ABL Lender, agrees that the ABL Agent and the ABL Lenders will not take any action that would hinder any Exercise of Any Secured Creditor Remedies undertaken by any Term Loan Agent or the Term Loan Lenders with respect to the Term Loan Priority Collateral under the Term Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Term Loan Priority Collateral, whether by foreclosure or otherwise, and (ii) the ABL Agent, for itself and on behalf of each ABL Lender, hereby waives any and all rights it or any ABL Lender may have as a junior lien creditor or otherwise with respect to the Term Loan Priority Collateral to object to the manner in which the Term Loan Agents or the Term Loan Lenders seek to enforce or collect the Term Loan Claims with respect to the Term Loan Priority Collateral or the Liens granted in any of the Term Loan Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Term Loan Agents or Term Loan Lenders is adverse to the interests of the ABL Lenders.

(e) Each Term Loan Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Loan Document shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Lenders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents. The ABL Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Loan Document shall be deemed to restrict in any way the rights and remedies of the Term Loan Agents or the Term Loan Lenders with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Term Loan Documents.

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3.2 Cooperation.

(a) Subject to the provisos in clause (ii) of Section 3.1(a), each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, agrees that, unless and until the Discharge of ABL Claims has occurred, it will not commence, or join with any Person (other than the ABL Lenders and the ABL Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the ABL Priority Collateral under any of the applicable Term Loan Documents or otherwise in respect of the applicable Term Loan Claims relating to the ABL Priority Collateral.

(b) Subject to the provisos in clause (ii) of Section 3.1(b), the ABL Agent, on behalf of itself and each ABL Lender, agrees that, unless and until the Discharge of Term Loan Claims has occurred, it will not commence, or join with any Person (other than the Term Loan Lenders and the Term Loan Agents, upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Term Loan Priority Collateral under any of the ABL Loan Documents or otherwise in respect of the ABL Claims relating to the Term Loan Priority Collateral.

3.3 Actions Upon Breach.

(a) If any Term Loan Lender, in contravention of the terms of this Agreement, in any way takes or attempts or threatens to take any action with respect to the ABL Priority Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement except as provided in the provisos to Section 3.1(a)(ii)), this Agreement shall create an irrebuttable presumption and admission by such Term Loan Lender that relief against such Term Loan Lender by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the ABL Lenders, it being understood and agreed by each applicable Term Loan Agent on behalf of each applicable Term Loan Lender that (i) the ABL Lenders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Term Loan Lender waives any defense that the Grantors and/or the ABL Lenders cannot demonstrate damage and/or be made whole by the awarding of damages.

(b) If any ABL Lender, in contravention of the terms of this Agreement, in any way takes or attempts or threatens to take any action with respect to the Term Loan Priority Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement except as provided in the provisos to Section 3.1(b)(ii)), this Agreement shall create an irrebuttable presumption and admission by such ABL Lender that relief against such ABL Lender by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Term Loan Lenders, it being understood and agreed by the ABL Agent on behalf of each ABL Lender that (i) the applicable Term Loan Lenders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each ABL Lender waives any defense that the Grantors and/or the Term Loan Lenders cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4.	PAYMENTS.

4.1 Revolving Nature of ABL Claims and Certain Term Loan Claims.

(a) Each Term Loan Agent, for and on behalf of itself and each applicable Term Loan Lender, expressly acknowledges and agrees that (i) as of the date hereof, the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent under the ABL Credit Agreement and the ABL Lenders will apply payments and make advances thereunder, and that no

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application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Common Collateral, in each case in connection with a permitted disposition under the ABL Credit Agreement, shall constitute the exercise of remedies prohibited under this Agreement; (ii) subject to the limitations set forth herein, the amount of the ABL Claims that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Claims may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Claims may be increased and, subject to Section 9.3, replaced or Refinanced, in each event, without notice to or consent by the Term Loan Lenders and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the ABL Claims at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Lender) commences the Exercise of Any Secured Creditor Remedies with respect to any of the Common Collateral, all amounts received by the ABL Agent or any ABL Lender in respect of any ABL Claims shall be applied as specified in this Section 4. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of the ABL Claims, the Term Loan Claims, or any portion thereof, in each case, in accordance with Section 9.3 (to the extent applicable).

(b) The ABL Agent, for and on behalf of itself and each ABL Lender, expressly acknowledges and agrees that (i) Future Secured Term Indebtedness or any Replacement Initial Term Loan Credit Agreement may include a revolving commitment, that in the ordinary course of business the applicable Term Loan Agent and the Term Loan Lenders may apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by any Term Loan Agent upon any portion of the Common Collateral, in each case in connection with a permitted disposition under any such Future Secured Term Indebtedness, shall constitute the exercise of remedies prohibited under this Agreement; (ii) subject to the limitations set forth herein, the amount of the Term Loan Claims that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Term Loan Claims may be modified, extended or amended from time to time, and that the aggregate amount of the Term Loan Claims may be increased and, subject to Section 9.3, replaced or Refinanced, in each event, without notice to or consent by the ABL Lenders and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by any Term Loan Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the Term Loan Claims at any time; provided, however, that from and after the date on which a Term Loan Agent (or any Term Loan Lender) commences the Exercise of Any Secured Creditor Remedies with respect to any of the Common Collateral, all amounts received by any Term Loan Agent or any Term Loan Lender in respect of any Term Loan Claims shall be applied as specified in this Section 4. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of the Term Loan Claims, the ABL Claims, or any portion thereof, in each case, in accordance with Section 9.3 (to the extent applicable).

4.2 Application of Proceeds of ABL Priority Collateral. The ABL Agent, on behalf of itself and each ABL Lender, and each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, hereby agree that the ABL Priority Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Priority Collateral upon the Exercise of Any Secured Creditor Remedies, shall be applied:

(a) first, to the payment of the ABL Claims in accordance with the ABL Loan Documents until a Discharge of ABL Claims has occurred;

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(b) second, to the payment of the Term Loan Claims in accordance with the Term Loan Documents until a Discharge of Term Loan Claims has occurred;

(c) third, to the payment of Excess ABL Debt in accordance with the ABL Loan Documents until such obligations are paid in full in cash;

(d) fourth, to the payment of Excess Term Loan Debt in accordance with the Term Loan Documents until such obligations are paid in full in cash; and

(e) fifth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

4.3 Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, on behalf of itself and each ABL Lender, and each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, hereby agree that the Term Loan Priority Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Term Loan Priority Collateral upon the Exercise of Any Secured Creditor Remedies, shall be applied:

(a) first, to the payment of the Term Loan Claims in accordance with the Term Loan Documents until a Discharge of Term Loan Claims has occurred;

(b) second, to the payment of the ABL Claims in accordance with the ABL Loan Documents until a Discharge of ABL Claims has occurred;

(c) third, to the payment of Excess Term Loan Debt in accordance with the Term Loan Documents until such obligations are paid in full in cash;

(d) fourth, to the payment of Excess ABL Debt in accordance with the ABL Loan Documents until such obligations are paid in full in cash; and

(e) fifth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

4.4 Payments Over.

(a) Any ABL Priority Collateral or proceeds thereof received by a Term Loan Agent or any Term Loan Lender in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the ABL Priority Collateral in contravention of this Agreement or otherwise in a manner that is not consistent with the order of priority of Liens established by Section 2.1 above shall be segregated and held in trust for the benefit of and forthwith paid over to the ABL Agent (and/or its designees) for the benefit of the ABL Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for each Term Loan Agent or any such Term Loan Lender. This authorization is coupled with an interest and is irrevocable.

(b) Any Term Loan Priority Collateral or proceeds thereof received by the ABL Agent or any ABL Lender in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Term Loan Priority Collateral in contravention of this Agreement or otherwise in a manner that is not consistent with the order of priority of Liens established by Section 2.1 above shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Term Loan Agent (and/or its designees) for the benefit of the Term Loan Lenders in the same form as received, with

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any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Designated Term Loan Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such ABL Lender. This authorization is coupled with an interest and is irrevocable.

(c) Promptly upon the Discharge of ABL Claims, the ABL Agent shall deliver written notice confirming the same to the Term Loan Agents; provided that the failure to give any such notice shall not result in any liability of the ABL Agent or the ABL Lenders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder. Promptly upon the Discharge of Term Loan Claims, the Term Loan Agents shall deliver written notice confirming the same to the ABL Agent; provided that the failure to give any such notice shall not result in any liability of the Term Loan Agents or the Term Loan Lenders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

4.5 Application of Proceeds of Mixed Collateral. Notwithstanding anything to the contrary contained above or in the definition of ABL Priority Collateral or Term Loan Priority Collateral, in the event that Proceeds of Common Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Common Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such Proceeds that shall be allocated as Proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts, Supporting Obligations with respect to such Accounts and proceeds thereof, which amount shall be equal to the face amount of such Accounts). In addition, notwithstanding anything to the contrary contained above or in the definition of ABL Priority Collateral or Term Loan Priority Collateral, to the extent Proceeds of Common Collateral are Proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Capital Stock of any Subsidiary that is a Grantor or all or substantially all of the assets of any such Subsidiary, such Proceeds shall constitute (a) first, in an amount equal to (i) the face amount of the Accounts (excluding any rights to payment for any property which specifically constitutes Term Loan Priority Collateral that has been or is to be sold, leased, licensed, assigned or otherwise disposed of), (ii) the amount of cash held in the deposit accounts of such Grantor immediately prior to the consummation of such sale constituting the proceeds of Accounts constituting ABL Priority Collateral, and (iii) the net book value of the Inventory owned by such Subsidiary at the time of such sale, ABL Priority Collateral, and (b) second, to the extent in excess of the amounts described in preceding clause (a), Term Loan Priority Collateral. In the event that amounts are received in respect of Capital Stock of or intercompany loans issued to any Grantor in an Insolvency or Liquidation Proceeding, such amounts shall be deemed to be Proceeds received from a sale or disposition of ABL Priority Collateral and Term Loan Priority Collateral and shall be allocated as Proceeds of ABL Priority Collateral and Term Loan Priority Collateral in proportion to the ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the issuer of such Capital Stock (with such proportion to be determined in the same manner as is set forth in the immediately preceding sentence as it relates to a sale or disposition of Capital Stock).

SECTION 5.	OTHER AGREEMENTS.

5.1 Releases.

(a) If, at any time any Grantor or the holder of any ABL Claim delivers notice to the Term Loan Agents that any ABL Priority Collateral is sold, transferred or otherwise disposed of (including for such purpose, in the case of the sale of Capital Stock of any Subsidiary, any ABL Priority Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) or any other release of ABL Priority Collateral has occurred under Section 9.14 of the ABL Credit Agreement:

(i) in a transaction permitted under the ABL Credit Agreement and the Term Loan Credit Agreements; or

(ii) during the existence of any Event of Default under (and as defined in) the ABL Credit Agreement by the owner of such ABL Priority Collateral (to the extent the ABL Agent has consented to such sale, transfer or disposition) or by the ABL Agent in connection with the Exercise of Any Secured Creditor Remedies;

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then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Term Loan Lenders upon such ABL Priority Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such ABL Priority Collateral securing ABL Claims are released and discharged; provided that the proceeds of such sale, transfer or other disposition are applied in accordance with Section 4. Upon delivery to each Term Loan Agent of a notice from the ABL Agent stating that any release of Liens by the ABL Agent securing or supporting the ABL Claims on any ABL Priority Collateral has become effective (or shall become effective upon each Term Loan Agent’s release), each Term Loan Agent will promptly execute, file and deliver such instruments, releases, termination statements, certificates of non-crystallization or other documents (including UCC-3 termination statements, mortgage releases and termination of USPTO and copyright filings) confirming such release or non-crystallization on customary terms at the expense of the Term Loan Borrower.

Each Term Loan Agent, for itself and on behalf of each applicable Term Loan Lender, hereby irrevocably constitutes and appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Term Loan Agent or such Term Loan Lender (as applicable) or in the ABL Agent’s own name, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1(a), to take any and all appropriate action and to execute any and all documents and instruments and make filings that may be necessary or desirable to accomplish the purposes of this Section 5.1(a), including filing any termination statements, discharges or registrations, endorsements or other instruments of transfer, discharge or release; provided that the ABL Agent shall not exercise such power of attorney unless the Term Loan Agents have failed to comply with their obligations under this Section 5.1 within two Business Days after demand by the ABL Agent.

(b) Subject to Section 5.6, if, at any time any Grantor or the holder of any Term Loan Claim delivers notice to the ABL Agent that any specified Term Loan Priority Collateral (including all or substantially all of the Capital Stock of a Grantor or any of its Subsidiaries) (including for such purpose, in the case of the sale of Capital Stock of any Subsidiary, any Term Loan Priority Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is sold, transferred or otherwise disposed of or any other release of Term Loan Priority Collateral has occurred under Section 9.15 of the Initial Term Loan Credit Agreement (or the corresponding provision of any other Term Loan Credit Agreement):

(i) in a transaction permitted under the Term Loan Credit Agreements and the ABL Credit Agreement; or

(ii) during the existence of any Event of Default under (and as defined in) any Term Loan Credit Agreement by the owner of such Term Loan Priority Collateral (to the extent the Designated Term Loan Agent has consented to such sale, transfer or disposition) or by a Term Loan Agent in connection with the Exercise of Any Secured Creditor Remedies;

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the ABL Lenders upon such Term Loan Priority Collateral will automatically be released and

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discharged as and when, but only to the extent, such Liens on such Term Loan Priority Collateral securing Term Loan Claims (and, as applicable, the guarantee granted by any ABL Guarantor that, as a result of such sale, transfer or other disposition is no longer a Subsidiary of Holdings) are released and discharged; provided that the proceeds of such sale, transfer or other disposition are applied in accordance with Section 4. Upon delivery to the ABL Agent of a notice from the applicable Term Loan Agent stating that any release of Liens by the Term Loan Agents securing or supporting the Term Loan Claims on any Term Loan Priority Collateral has become effective (or shall become effective upon the ABL Agent’s release), the ABL Agent will promptly execute, file and deliver such instruments, discharges, releases, termination statements, debt assignments or transfers or other documents (including UCC-3 termination statements, mortgage releases and termination of USPTO and copyright filings) confirming such release on customary terms at the expense of the ABL Borrowers.

The ABL Agent, for itself and on behalf of each ABL Lender, hereby irrevocably constitutes and appoints each Term Loan Agent and any officer or agent of such Term Loan Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the ABL Agent or such ABL Lender or in such Term Loan Agent’s own name, from time to time in such Term Loan Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1(b), to take any and all appropriate action and to execute any and all documents and instruments and make any filings that may be necessary or desirable to accomplish the purposes of this Section 5.1(b), including filing any termination statements, discharges or registrations, endorsements or other instruments of transfer, discharge or release; provided that the applicable Term Loan Agent shall not exercise such power of attorney unless the ABL Agent has failed to comply with its obligations under this Section 5.1 within two Business Days after demand by the applicable Term Loan Agent.

(c) Unless and until the Discharge of ABL Claims has occurred, each Term Loan Agent, for itself and on behalf of each applicable Term Loan Lender, hereby consents to the application, whether prior to or after a default, of proceeds of ABL Priority Collateral to the repayment of ABL Claims pursuant to the ABL Credit Agreement; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Term Loan Agents or the Term Loan Lenders to receive proceeds in connection with the Term Loan Claims not otherwise in contravention of this Agreement.

(d) Unless and until the Discharge of Term Loan Claims has occurred, the ABL Agent, for itself and on behalf of each ABL Lender, hereby consents to the application, whether prior to or after a default, of proceeds of Term Loan Priority Collateral to the repayment of Term Loan Claims pursuant to the Term Loan Credit Agreements; provided that nothing in this Section 5.1(d) shall be construed to prevent or impair the rights of the ABL Agent or the ABL Lenders to receive proceeds in connection with the ABL Claims not otherwise in contravention of this Agreement.

5.2 Insurance.

(a) Proceeds of Common Collateral include insurance proceeds and, therefore, the Lien priority set forth in this Agreement shall govern the ultimate disposition of casualty insurance proceeds.

(b) Unless and until the Discharge of ABL Claims has occurred, the ABL Agent and the ABL Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Loan Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral; provided that if any insurance claim includes both ABL Priority Collateral and Term Loan Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Loan Priority Collateral, and if the ABL Agent and the

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Designated Term Loan Agent are unable after negotiating in good faith to agree on the settlement for such claim, either such Person may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the parties. Unless and until the Discharge of ABL Claims has occurred, all proceeds of any such policy and any such award in respect of the ABL Priority Collateral shall be paid in accordance with the terms of Section 4.2. If any Term Loan Agent or any Term Loan Lender shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 4.4.

(c) Unless and until the Discharge of Term Loan Claims has occurred, the Term Loan Agents and the Term Loan Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Loan Documents, to adjust settlement for any insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Term Loan Priority Collateral; provided that, if any insurance claim includes both ABL Priority Collateral and Term Loan Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Loan Priority Collateral, and if the ABL Agent and the Designated Term Loan Agent are unable after negotiating in good faith to agree on the settlement for such claim, either such Person may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the parties. Unless and until the Discharge of Term Loan Claims has occurred, all proceeds of any such policy and any such award in respect of the Term Loan Priority Collateral shall be paid in accordance with the terms of Section 4.3. If the ABL Agent or any ABL Lender shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Term Loan Agent in accordance with the terms of Section 4.4.

5.3 Amendments to ABL Loan Documents and Term Loan Documents.

(a) Each Term Loan Agent, on behalf of itself and the applicable Term Loan Lenders, hereby agrees that, without affecting the obligations of the Term Loan Agents or the Term Loan Lenders hereunder, the ABL Agent and the ABL Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to any Term Loan Agent or any Term Loan Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Term Loan Agent or any Term Loan Lender or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, Refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Loan Documents in any manner whatsoever (subject to compliance with Section 9.3, to the extent applicable), including to:

(i) change the manner, place, time or terms of payment or renew or alter or increase all or any of the Obligations under the ABL Loan Documents or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Obligations under the ABL Loan Documents or any of the ABL Loan Documents;

(ii) retain or, subject to Section 2.3, obtain a Lien on any property of any Person to secure any of the ABL Claims, and in connection therewith to enter into any additional ABL Loan Documents;

(iii) amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Claims;

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(iv) subject to Section 5.1, release its Lien on any Common Collateral or other property;

(v) exercise or refrain from exercising any rights against the ABL Borrowers, any Grantor or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Claims; and

(vii) otherwise manage and supervise the ABL Claims as the ABL Agent shall deem appropriate.

(b) The ABL Agent, on behalf of itself and the ABL Lenders, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Lenders hereunder, each Term Loan Agent and the Term Loan Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Lender or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, Refinance, extend, consolidate, restructure or otherwise modify any of the Term Loan Documents in any manner whatsoever (subject to compliance with Section 9.3, to the extent applicable), including to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase all or any of the Obligations under the Term Loan Documents or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Obligations under the Term Loan Documents or any of the Term Loan Documents;

(ii) retain or, subject to Section 2.3, obtain a Lien on any property of any Person to secure any of the Term Loan Claims, and in connection therewith to enter into any additional Term Loan Documents;

(iii) amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Loan Claims;

(iv) subject to Section 5.1, release its respective Lien on any Common Collateral or other property;

(v) exercise or refrain from exercising any rights against the Term Loan Borrower, any Grantor or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Claims; and

(vii) otherwise manage and supervise the Term Loan Claims as the applicable Term Loan Agent shall deem appropriate.

(c) The ABL Claims and the Term Loan Claims may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the Refinancing transaction under any ABL Loan Document or any Term Loan Document) of, the ABL Agent, the ABL Lenders, the Term Loan Agents or the Term Loan Lenders, as the case may be, all

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without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of such Refinancing Indebtedness (or an authorized agent or trustee on their behalf) comply with Section 9.3 (to the extent applicable), and any such Refinancing transaction shall be in accordance with any applicable provisions of the ABL Loan Documents and the Term Loan Documents.

(d) In the event that the ABL Agent or the ABL Lenders enter into any amendment, waiver or consent in respect of or replace any of the ABL Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Collateral Document or changing in any manner the rights of the ABL Agent, the ABL Lenders, any ABL Borrower or any other Grantor thereunder in respect of the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Term Loan Collateral Document (but solely as to ABL Priority Collateral) without the consent of any Term Loan Agent or any Term Loan Lender and without any action by the Term Loan Lenders, the Term Loan Borrower or any other Grantor; provided that such amendment, waiver or consent may not materially adversely affect the rights of the applicable Term Loan Lenders or the interests of the applicable Term Loan Lenders in the ABL Priority Collateral unless the rights and interests of all other creditors of such ABL Borrower or such Grantor, as the case may be, that have a security interest in the affected collateral are affected in a like or similar manner (without regard to the fact that the Lien of such ABL Collateral Document is senior to the Lien of the comparable Term Loan Collateral Document). The ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document as set forth in this Section 5.3(d).

(e) In the event that a Term Loan Agent or the Term Loan Lenders enter into any amendment, waiver or consent in respect of or replace any of the Term Loan Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document or changing in any manner the rights of the Term Loan Agents, the Term Loan Lenders, the Term Loan Borrower or any other Grantor thereunder in respect of the Term Loan Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable ABL Collateral Document (but solely as to Term Loan Priority Collateral) without the consent of the ABL Agent or any ABL Lender and without any action by the ABL Lenders, the ABL Borrowers or any other Grantor; provided that such amendment, waiver or consent may not materially adversely affect the rights of the ABL Lenders or the interests of the ABL Lenders in the Term Loan Priority Collateral unless the rights and interests of all other creditors of the Term Loan Borrower or such Grantor, as the case may be, that have a security interest in the affected collateral are affected in a like or similar manner (without regard to the fact that the Lien of such Term Loan Collateral Document is senior to the Lien of the comparable ABL Collateral Document). The applicable Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 5.3(e).

5.4 Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Agents and the Second Priority Lenders may exercise rights and remedies as an unsecured creditor against Holdings, the Term Loan Borrower, any ABL Borrower or any Subsidiary that has guaranteed the Second Priority Claims in accordance with the terms of the applicable Second Priority Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Agent or any Second Priority Lender of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Agent or any Second

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Priority Lender of rights or remedies as a secured creditor in respect of that portion of the Common Collateral on which the Second Priority Agents and the Second Priority Lenders have a Second Priority Claim or (b) enforcement in contravention of this Agreement or any other applicable intercreditor agreement of any Lien in respect of Second Priority Claims held by any of them. In the event any Second Priority Agent or any Second Priority Lender becomes a judgment lien creditor or other secured creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Claims or otherwise, such judgment or other lien shall be subordinated to the Liens securing First Priority Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing First Priority Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the ABL Lenders may have with respect to the ABL Priority Collateral, or any rights or remedies the Term Loan Agents or the Term Loan Lenders may have with respect to the Term Loan Priority Collateral.

5.5 First Priority Agent as Gratuitous Bailee for Perfection.

(a) The ABL Agent agrees to hold the Pledged Collateral that is part of the ABL Priority Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Term Loan Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Term Loan Collateral Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC or similar provision of other applicable law). Each Term Loan Agent agrees to hold the Pledged Collateral that is part of the Term Loan Priority Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the ABL Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the ABL Collateral Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC or similar provisions of other applicable law).

(b) The ABL Agent agrees to hold the Deposit Account Collateral that is part of the Collateral and controlled by the ABL Agent as gratuitous agent for each Term Loan Agent and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Term Loan Collateral Documents, subject to the terms and conditions of this Section 5.5, and hereby acknowledges that to the extent it has “control” (as defined in Section 9-104 of the UCC) of such Deposit Account Collateral, such control is also for the benefit of each Term Loan Agent and the Term Loan Lenders solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Term Loan Collateral Documents.

(c) Except as otherwise specifically provided herein (including Sections 3.1, 4 and 8.2), until the Discharge of ABL Claims has occurred, the ABL Agent shall be entitled to deal with the Pledged Collateral constituting ABL Priority Collateral in accordance with the terms of the ABL Loan Documents as if the Liens under the Term Loan Collateral Documents did not exist. The rights of each Term Loan Agent and the Term Loan Lenders with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement. Except as otherwise specifically provided herein (including Sections 3.1, 4 and 8.2), until the Discharge of Term Loan Claims has occurred, each Term Loan Agent shall be entitled to deal with the Pledged Collateral constituting Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents as if the Liens under the ABL Collateral Documents did not exist. The rights of the ABL Agent and the ABL Lenders with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

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(d) The First Priority Agent shall have no obligation whatsoever to any Second Priority Agent or any Second Priority Lender to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the applicable portion of the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Priority Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral (and, in the case of the ABL Agent, the Deposit Account Collateral) as gratuitous bailee for each Second Priority Agent for purposes of perfecting the Lien held by the Second Priority Lenders.

(e) The First Priority Agent shall not have by reason of the Second Priority Documents or this Agreement or any other document a fiduciary relationship in respect of any Second Priority Agent or any Second Priority Lender and the Second Priority Agent and the Second Priority Lenders hereby waive and release the First Priority Agent from all claims and liabilities arising pursuant to the First Priority Agent’s role, under this Section 5.5, as agent and gratuitous bailee with respect to the applicable portion of the Common Collateral.

(f) Upon the Discharge of ABL Claims, the ABL Agent shall deliver to the Designated Term Loan Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) constituting ABL Priority Collateral in its possession or under its control, together with any necessary endorsements (or otherwise allow the Designated Term Loan Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The ABL Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the ABL Agent for loss or damage suffered by the ABL Agent as a result of such transfer except for loss or damage suffered by the ABL Agent as a result of its own willful misconduct, gross negligence or bad faith. No ABL Agent has any obligation to follow instructions from a Term Loan Agent in contravention of this Agreement.

(g) Upon the Discharge of Term Loan Claims, each Term Loan Agent shall deliver to the ABL Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) constituting Term Loan Priority Collateral in its possession or under its control, together with any necessary endorsements (or otherwise allow the ABL Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Term Loan Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Term Loan Agent for loss or damage suffered by such Term Loan Agent as a result of such transfer except for loss or damage suffered by such Term Loan Agent as a result of its own willful misconduct, gross negligence or bad faith. No Term Loan Agent has any obligation to follow instructions from the ABL Agent in contravention of this Agreement.

5.6 Access to Premises and Cooperation.

(a) If the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, each Term Loan Agent and the Term Loan Lenders (i) shall cooperate with the ABL Agent (at the sole cost and expense of the ABL Agent and the ABL Lenders and subject to the condition that the Term Loan Agents and the Term Loan Lenders shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to a Term Loan Agent or the Term Loan Lenders) in its efforts to enforce its security interest in the ABL Priority Collateral and to allow the ABL Agent to finish any work-in-process and assemble the ABL Priority Collateral, (ii) shall not take any action that could reasonably be expected to hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral and (iii) shall permit the ABL Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL

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Lenders and upon reasonable advance notice, to use the Term Loan Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) Intellectual Property, in each case only to the extent and for so long as required to effect an enforcement action with respect to the ABL Priority Collateral), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods of any ABL Priority Collateral consisting of work-in-process, (B) selling any or all of the ABL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral, if any, (D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, or (E) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Agent and the ABL Lenders in and to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Loan Agents or the Term Loan Lenders from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such 180-day period if (but only if) the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 5.6. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been imposed by applicable law (including in connection with any Insolvency or Liquidation Proceeding affecting any ABL Borrower or other Grantor) or entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. In connection with the use of Intellectual Property constituting Term Loan Priority Collateral pursuant to clause (iii)(y) above in the first sentence of this clause (a), each Term Loan Agent (and any purchaser, assignee or transferee of assets as provided in the proviso to the first sentence of this clause (a)) (1) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive royalty-free license to use any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by such Term Loan Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (2) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Agent a non-exclusive royalty-free license to use any Patent, Trademark or proprietary information that is subject to a Lien held by such Term Loan Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case for the purposes set forth in clauses (A) through (E) of this paragraph.

(b) During the period of actual use or control by the ABL Agent or its agents or representatives of any Term Loan Priority Collateral, the ABL Agent and the ABL Lenders shall (i) be responsible for the ordinary course third party expenses related thereto, and (ii) be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting directly from such use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such use or control, ordinary wear and tear excepted. The ABL Agent and the ABL Lenders jointly and severally agree to pay, indemnify and hold each Term Loan Agent and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including legal fees and expenses, resulting from the gross negligence or willful misconduct of the ABL Agent or any of its agents, representatives or invitees in its or their use or operation of such Term Loan Priority Collateral. Notwithstanding the foregoing, in no event shall the ABL Agent or the ABL Lenders have any liability to the Term Loan Agents or the Term Loan Lenders pursuant to this Section 5.6 as a result of the condition of any Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Agent and the ABL Lenders of their rights under this Section 5.6, and the ABL Agent and the ABL Lenders shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use or operation thereof by the ABL Agent, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority

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Collateral by the ABL Agent in the manner and for the time periods specified under this Section 5.6. Without limiting the rights granted in this paragraph, the ABL Agent and the ABL Lenders shall cooperate with the Term Loan Agents and the Term Loan Lenders in connection with any efforts made by the Term Loan Agents and the Term Loan Lenders to sell the Term Loan Priority Collateral.

(c) If a Term Loan Agent takes any enforcement action with respect to the Term Loan Priority Collateral, the ABL Agent and the ABL Lenders (i) shall reasonably cooperate with such Term Loan Agent (at the sole cost and expense of such Term Loan Agent and the applicable Term Loan Lenders and subject to the condition that the ABL Agent and the ABL Lenders shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the ABL Agent or the ABL Lenders) in its efforts to enforce its security interest in the Term Loan Priority Collateral and assemble the Term Loan Priority Collateral and (ii) shall not take any action that could reasonably be expected to hinder or restrict in any respect such Term Loan Agent from enforcing its security interest in the Term Loan Priority Collateral or from assembling the Term Loan Priority Collateral.

(d) Each Term Loan Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Term Loan Agent in order to realize on any ABL Priority Collateral, such Term Loan Agent shall take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the ABL Agent to make such rights available to the ABL Agent, subject to the Liens of the Term Loan Agents and the Term Loan Lenders. The ABL Agent agrees that if a Term Loan Agent shall require rights available under any permit or license controlled by the ABL Agent in order to realize on any Term Loan Priority Collateral, the ABL Agent shall take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the applicable Term Loan Agent to make such rights available to such Term Loan Agent, subject to the Liens of the ABL Agent and the ABL Lenders.

5.7 Reinstatement.

(a) If, concurrently with (or after) the Discharge of ABL Claims has occurred, any ABL Borrower incurs any ABL Claims in accordance with Section 9.3, then such Discharge of ABL Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken by a Term Loan Agent or otherwise prior to the date of such designation as a result of the occurrence of such prior Discharge of ABL Claims), and the applicable agreement governing such ABL Claims shall automatically be treated as the ABL Credit Agreement for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the ABL Agent of amendments, waivers and consents hereunder.

(b) If, concurrently with (or after) the Discharge of Term Loan Claims has occurred, the Term Loan Borrower incurs any Term Loan Claims in accordance with Section 9.3 hereof, then such Discharge of Term Loan Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken by the ABL Agent or otherwise prior to the date of such designation as a result of the occurrence of such prior Discharge of Term Loan Claims), and the applicable agreement governing such Term Loan Claims shall automatically be treated as a Term Loan Credit Agreement for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the applicable Term Loan Agent of amendments, waivers and consents hereunder.

5.8 Legends. Each party hereto agrees that each Credit Agreement, the Term Loan Guarantee and Collateral Agreements and the ABL US Guarantee and Collateral Agreement shall contain the applicable provisions set forth on Schedule I hereto, or similar provisions approved by the ABL Agent and the Term Loan Agents, which approval shall not be unreasonably withheld or delayed.

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SECTION 6.	INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1 DIP Financing. If the Term Loan Borrower, any ABL Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and shall move for the approval of the use of cash collateral or of financing (“DIP Financing”) under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Debtor Relief Laws, then each Second Priority Agent, on behalf of itself and each Second Priority Lender, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such DIP Financing, the Liens on First Priority Collateral securing such DIP Financing (the “DIP Financing Liens”) or the use of cash collateral that constitutes First Priority Collateral, in each case unless the First Priority Agent or the First Priority Lenders represented by such First Priority Agent shall then object or support an objection to such DIP Financing, DIP Financing Liens or use of cash collateral, and will not object on the basis of lack of adequate protection or any other relief in connection therewith and, to the extent the Liens securing the First Priority Claims under the applicable Credit Agreement or, if no such Credit Agreement exists, under the other First Priority Documents are subordinated or pari passu with such DIP Financing Liens, will subordinate (and will be deemed by virtue of this Agreement to have subordinated) its Liens on the First Priority Collateral to such DIP Financing Liens on the same basis as the other Liens on First Priority Collateral securing the Second Priority Claims are so subordinated to Liens securing First Priority Claims under this Agreement, (b) any motion for relief from the automatic stay or any other stay or from any injunction against foreclosure or enforcement in respect of First Priority Claims made by the First Priority Agent or any holder of First Priority Claims, (c) any lawful exercise by any holder of First Priority Claims of the right to credit bid First Priority Claims at any sale in foreclosure of First Priority Collateral, (d) any other request for judicial relief made in any court by any holder of First Priority Claims relating to the lawful enforcement of any Lien on First Priority Collateral or (e) any order relating to a sale of First Priority Collateral for which the First Priority Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Claims and the Second Priority Claims will attach to the proceeds of the sale on the same basis of priority as set forth in this Agreement; provided that all Liens granted to the ABL Agent or the Term Loan Agents in any Insolvency or Liquidation Proceeding are intended by the parties hereto to be and shall be deemed to be subject to the Lien priority and the other terms and conditions of this Agreement.

6.2 Relief from the Automatic Stay. Until the Discharge of ABL Claims has occurred, each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Agent and the Required Lenders under the ABL Credit Agreement. Until the Discharge of Term Loan Claims has occurred, the ABL Agent, on behalf of itself and each ABL Lender, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Loan Priority Collateral, without the prior written consent of the Term Loan Agents and the Required Lenders under each of the Term Loan Credit Agreements.

6.3 Adequate Protection.

(a) Each Term Loan Agent, on behalf of itself and the applicable Term Loan Lenders, agrees that none of them shall be entitled to contest and none of them shall contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right to consent):

(i) any request by the ABL Agent or the ABL Lenders for adequate protection with respect to the ABL Priority Collateral (except to the extent any such adequate protection is a payment from Term Loan Priority Collateral); or

(ii) any objection by the ABL Agent or any ABL Lender to any motion, relief, action or proceeding based on the ABL Agent or such ABL Lender claiming a lack of adequate protection with respect to the ABL Priority Collateral.

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(b) The ABL Agent, on behalf of itself and the ABL Lenders, agrees that none of them shall be entitled to contest and none of them shall contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right to consent):

(i) any request by any Term Loan Agent or the other Term Loan Lenders for adequate protection with respect to the Term Loan Priority Collateral (except to the extent any such adequate protection is a payment from ABL Priority Collateral); or

(ii) any objection by any Term Loan Agent or any Term Loan Lender to any motion, relief, action or proceeding based on such Term Loan Agent or such Term Loan Lender claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.

(c) Consistent with the foregoing provisions in this Section 6.3, and except as provided in Sections 6.1 and 6.7, in any Insolvency or Liquidation Proceeding:

(i) no Term Loan Agent or Term Loan Lender shall be entitled (and each Term Loan Agent and Term Loan Lender shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right):

(A) to seek or otherwise be granted any type of adequate protection with respect to its interests in the ABL Priority Collateral; provided, however, that subject to Section 6.1, the Term Loan Agents and the Term Loan Lenders may seek and obtain adequate protection in the form of an additional or replacement Lien on collateral so long as (1) the ABL Agent and the ABL Lenders have been granted adequate protection in the form of an additional or replacement Lien on such collateral, and (2) any such Lien on collateral of the same type as ABL Priority Collateral (and on any collateral granted as adequate protection for the ABL Agent and the ABL Lenders in respect of their interest in such ABL Priority Collateral) is subordinated to the Liens of the ABL Agent in such collateral on the same basis as the other Liens of the Term Loan Agents on ABL Priority Collateral; and

(B) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Common Collateral from Proceeds of ABL Priority Collateral (except as may be consented to in writing by the ABL Agent in its sole and absolute discretion);

(ii) no ABL Agent or ABL Lender shall be entitled (and the ABL Agent and each ABL Lender shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right):

(A) to seek or otherwise be granted any type of adequate protection in respect of Term Loan Priority Collateral except as may be consented to in writing by each Term Loan Agent in its sole and absolute discretion; provided, however, the ABL Agent and ABL Lenders may seek and obtain adequate protection in the form of an additional or replacement Lien on collateral so long as (1) the Term Loan Agents and Term Loan Lenders have been granted adequate protection in the form of an

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additional or replacement lien on such collateral, and (2) any such Lien on collateral of the same type as Term Loan Priority Collateral (and on any collateral granted as adequate protection for the Term Loan Agents and Term Loan Lenders in respect of their interest in such Term Loan Priority Collateral) is subordinated to the Liens of the Term Loan Agents in such collateral on the same basis as the other Liens of the ABL Agent on Term Loan Priority Collateral; and

(B) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Common Collateral from Proceeds of Term Loan Priority Collateral (except as may be consented to in writing by each Term Loan Agent in its sole and absolute discretion).

(d) With respect to (i) the ABL Priority Collateral, nothing herein shall limit the rights of the Term Loan Agents and the Term Loan Lenders from seeking adequate protection with respect to their rights in the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from proceeds of ABL Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement and (ii) the Term Loan Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Lenders from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from proceeds of Term Loan Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement.

6.4 Post-Petition Interest.

(a) Neither the Term Loan Agents nor any Term Loan Lender shall oppose or seek to challenge any claim by the ABL Agent or any ABL Lender for allowance in any Insolvency or Liquidation Proceeding of ABL Claims consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Agent’s Lien on the ABL Priority Collateral, without regard to the existence of the Liens of the Term Loan Agents on behalf of the applicable Term Loan Lenders on the ABL Priority Collateral. Neither the ABL Agent nor any ABL Lender shall oppose or seek to challenge any claim by any Term Loan Agent or any Term Loan Lender for allowance in any Insolvency or Liquidation Proceeding of Term Loan Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Liens of the Term Loan Agents on behalf of the applicable Term Loan Lenders on the ABL Priority Collateral (after taking into account the Lien of the ABL Lenders on the ABL Priority Collateral).

(b) Neither the ABL Agent nor any ABL Lender shall oppose or seek to challenge any claim by any Term Loan Agent or any Term Loan Lender for allowance in any Insolvency or Liquidation Proceeding of Term Loan Claims consisting of post-petition interest, fees or expenses to the extent of the value of such Term Loan Agent’s Lien on the Term Loan Priority Collateral, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Lenders on the Term Loan Priority Collateral. Neither the Term Loan Agents nor any Term Loan Lender shall oppose or seek to challenge any claim by the ABL Agent or any ABL Lender for allowance in any Insolvency or Liquidation Proceeding of ABL Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Agent on behalf of the ABL Lenders on the Term Loan Priority Collateral (after taking into account the Lien of the Term Loan Lenders on the Term Loan Priority Collateral).

6.5 Avoidance Issues.

(a) If any ABL Lender is required in any Insolvency or Liquidation Proceeding, Fraudulent Conveyance Proceeding or otherwise to turn over or otherwise pay to the estate of any ABL Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment

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of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (an “ABL Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the ABL Claims shall be deemed to be reinstated to the extent of such ABL Recovery and to be outstanding as if such payment had not occurred and the ABL Lenders shall be entitled, to the extent they are entitled hereunder, to a Discharge of ABL Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

(b) If any Term Loan Lender is required in any Insolvency or Liquidation Proceeding, Fraudulent Conveyance Proceeding or otherwise to turn over or otherwise pay to the estate of the Term Loan Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Term Loan Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the Term Loan Claims shall be deemed to be reinstated to the extent of such Term Loan Recovery and to be outstanding as if such payment had not occurred and the Term Loan Lenders shall be entitled to a Discharge of Term Loan Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

This Section 6.5 shall survive termination of this Agreement.

6.6 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to the provisions of Section 6.1 hereof with respect to any DIP Financing.

6.7 Waivers. Until the Discharge of ABL Claims has occurred, each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code or similar provision of other Debtor Relief Laws senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Claims for costs or expenses of preserving or disposing of any ABL Collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any ABL Lender of the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Debtor Relief Laws with respect to any ABL Priority Collateral. Until the Discharge of Term Loan Claims has occurred, the ABL Agent, on behalf of itself and each ABL Lender, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code or similar provision of other Debtor Relief Laws senior to or on a parity with the Liens on Term Loan Priority Collateral securing the Term Loan Claims for costs or expenses of preserving or disposing of any Term Loan Collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any Term Loan Lender of the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Debtor Relief Laws with respect to any Term Loan Priority Collateral.

6.8 Separate Grants of Liens. Each Term Loan Lender and each ABL Lender acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Loan Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other

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things, their differing rights in the Common Collateral, the Term Loan Claims are fundamentally different from the ABL Claims and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Lenders and the Term Loan Lenders in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Lenders and the Term Loan Lenders hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Claims, on the one hand, and the Term Loan Claims, on the other hand, against the Grantors, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Loan Priority Collateral is sufficient, the ABL Lenders or the Term Loan Lenders, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from that portion of the Common Collateral in which each of the ABL Lenders and the Term Loan Lenders, respectively, have a First Priority Claim, before any distribution is made in respect of the claims held by the other Lenders from such Collateral, with the other Lenders hereby acknowledging and agreeing to turn over to the respective other Lenders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

6.9 Asset Sales.

(a) Each Term Loan Agent agrees, on behalf of itself and the Term Loan Lenders, that it will not oppose any sale consented to by the ABL Agent of any Common Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the applicable Term Loan Agent, for the benefit of the Term Loan Lenders, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the ABL Claims in accordance with Section 4.2 or 4.3, as applicable, and Section 4.5 hereof).

(b) The ABL Agent agrees, on behalf of itself and the ABL Lenders, that it will not oppose any sale consented to by the Term Loan Agent of any Common Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the ABL Agent, for the benefit of the ABL Lenders, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Term Loan Claims in accordance with Section 4.2 or 4.3, as applicable, and Section 4.5 hereof).

SECTION 7.	PURCHASE OPTIONS

7.1 Notice of Exercise.

(a) Upon the earliest of (i) the occurrence and during the continuance of an “Event of Default” under the ABL Credit Agreement, if such Event of Default remains uncured or unwaived for at least thirty (30) consecutive days and the requisite ABL Lenders have not agreed to forbear from the exercise of remedies, (ii) the date of the termination of the commitments and the acceleration of the final maturity of any loans under the ABL Credit Agreement and (iii) the failure to pay all outstanding loans and obligations in full in cash on the final maturity date of the ABL Credit Agreement, all or a portion of the Term Loan Lenders, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the ABL Agent to purchase all, but not less than all, of the ABL Obligations from the ABL Lenders. Such notice from such Term Loan Lenders to the ABL Agent shall be irrevocable.

(b) Upon the earliest of (i) the occurrence and during the continuance of an “Event of Default” under the Initial Term Loan Credit Agreement or any other Term Loan Credit Agreement, if such Event of Default remains uncured or unwaived for at least thirty (30) consecutive days and the requisite applicable Term Loan Lenders have not agreed to forbear from the exercise of remedies, (ii) the date of the acceleration of the final maturity of the loans under the applicable Term Loan Credit Agreement, and (iii) the failure to pay all outstanding loans and obligations in full in cash on the final maturity date of the applicable Term Loan Credit Agreement, all or a portion of the ABL Lenders, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the applicable Term Loan Agent to purchase all, but not less than all, of the Term Loan Obligations relating to the applicable Term Loan Credit Agreement from the applicable Term Loan Lenders. Such notice from such ABL Lenders to the applicable Term Loan Agent shall be irrevocable.

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7.2 Purchase and Sale.

(a) On the date specified by the relevant Term Loan Lenders in the notice contemplated by Section 7.1(a) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the ABL Agent of the notice of the relevant Term Loan Lender’s election to exercise such option), the ABL Lenders shall sell to the relevant Term Loan Lenders, and the relevant Term Loan Lenders shall purchase from the ABL Lenders, the ABL Obligations; provided that the ABL Agent and the ABL Lenders shall retain all rights to be indemnified or held harmless by the ABL Loan Parties in accordance with the terms of the ABL Loan Documents for all claims and other amounts relating to periods prior to such sale of the ABL Obligations but shall not retain any rights to the security therefor.

(b) On the date specified by the relevant ABL Lenders in the notice contemplated by Section 7.1(b) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the applicable Term Loan Agent of the notice of the relevant ABL Lender’s election to exercise such option), the applicable Term Loan Lenders shall sell to the relevant ABL Lenders, and the relevant ABL Lenders shall purchase from the applicable Term Loan Lenders, all but not less than all of the Term Loan Obligations with respect to the applicable Term Loan Credit Agreement, provided that the applicable Term Loan Agent and the applicable Term Loan Lenders shall retain all rights to be indemnified or held harmless by the applicable Term Loan Parties in accordance with the terms of the applicable Term Loan Documents for all claims and other amounts relating to periods prior to such sale of the applicable Term Loan Obligations but shall not retain any rights to the security therefor.

7.3 Payment of Purchase Price. Upon the date of such purchase and sale, the relevant Term Loan Lenders or the relevant ABL Lenders, as applicable, shall (a) pay to the ABL Agent for the benefit of the ABL Lenders (with respect to a purchase of the ABL Obligations) or to the applicable Term Loan Agent for the benefit of the applicable Term Loan Lenders (with respect to a purchase of the Initial Term Loan Obligations or a purchase of Future Secured Term Indebtedness) as the purchase price therefor the full amount of all the ABL Obligations, Initial Term Loan Obligations or Obligations (as defined in the applicable Term Loan Credit Agreement, or any similar term), as applicable, then outstanding and unpaid (including 100% of the principal amount thereof or, in the case of Obligations owed with respect to Hedging Agreements, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time, and all accrued and unpaid interest and fees thereon, as well as all expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, termination or similar fees), (b) furnish cash collateral to

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the applicable Agent in a manner and in such amounts as such Agent determines is reasonably necessary (but not to exceed 105% of the amount then reasonably estimated by the applicable Agent to be the aggregate outstanding amount of such letters of credit at such time) to secure the letter of credit issuing banks in connection with any issued and outstanding letters of credit, (c) with respect to a purchase of the ABL Obligations, furnish cash collateral to the ABL Agent in a manner and in such amounts as the ABL Agent determines is reasonably necessary to secure the ABL Lender Hedging Obligations and ABL Lender Cash Management Obligations, (d) agree to reimburse the applicable Agent, Lenders and letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above, (e) with respect to a purchase of the ABL Obligations, agree to reimburse the ABL Agent and ABL Lenders for any checks or other payments provisionally credited to the ABL Obligations, and/or as to which the ABL Agent has not yet received final payment, (f) agree to reimburse the ABL Lenders and Term Loan Lenders in respect of indemnification obligations of the ABL Loan Parties or the Term Loan Parties, as applicable, as to matters or circumstances known to the ABL Agent, or the applicable Term Loan Agent, as applicable, at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the ABL Lenders or the Term Loan Lenders, as applicable, and (g) agree to indemnify and hold harmless the ABL Lenders or the Term Loan Lenders, as applicable, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the ABL Obligations or the applicable Term Loan Obligations, as applicable, as a direct result of any acts by any ABL Lender or any Term Loan Lender, as applicable, occurring after the date of such purchase and related to the purchased Obligations. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account in New York, New York as the ABL Agent or the applicable Term Loan Agent, as applicable, may designate in writing for such purpose.

7.4 Limitation on Representations and Warranties. Any purchase under this Section 7 shall be expressly made without representation or warranty of any kind by any selling party (or the ABL Agent or the applicable Term Loan Agent) and without recourse of any kind, except that the selling party shall represent and warrant: (a) the amount of the ABL Obligations or Obligations (as defined in the applicable Term Loan Credit Agreement), as applicable, being purchased from it, (b) that such ABL Lender or Term Loan Lender, as applicable, owns the ABL Obligations or Obligations (as defined in the applicable Term Loan Credit Agreement), as applicable, free and clear of any Liens or encumbrances and (c) that such ABL Lender or Term Loan Lender, as applicable, has the right to assign such ABL Obligations or Obligations (as defined in the applicable Term Loan Credit Agreement), as applicable, and the assignment is duly authorized.

SECTION 8.	RELIANCE; WAIVERS; ETC.

8.1 Reliance. The consent by the First Priority Lenders to the execution and delivery of the Second Priority Documents to which the First Priority Lenders have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Priority Lenders to the Term Loan Borrower, any ABL Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Second Priority Agent, on behalf of itself and each applicable Second Priority Lender, acknowledges that it and the applicable Second Priority Lenders are not entitled to rely on any credit decision or other decisions made by the First Priority Agent or any First Priority Lender in taking or not taking any action under the applicable Second Priority Document or this Agreement.

8.2 No Warranties or Liability. Except as set forth in Section 9.14, neither the First Priority Agent nor any First Priority Lender shall have been deemed to have made any express or implied

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representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First Priority Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the First Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Priority Lenders may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Agent or any of the Second Priority Lenders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First Priority Agent nor any First Priority Lender shall have any duty to any Second Priority Agent or any Second Priority Lender to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Term Loan Borrower, any ABL Borrower or any Subsidiary (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Notwithstanding anything to the contrary herein contained, none of the parties hereto waives any claim that it may have against a Term Loan Agent or the ABL Agent, as applicable, on the grounds that any sale, transfer or other disposition by such Term Loan Agent or ABL Agent (as applicable) was not commercially reasonable to the extent required by the Uniform Commercial Code or other applicable law. Except as expressly set forth in this Agreement, the First Priority Agent, the First Priority Lenders, the Second Priority Agent and the Second Priority Lenders have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the First Priority Claims, the Second Priority Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Term Loan Borrower’s, any ABL Borrower’s or other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

8.3 Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Agent and the First Priority Lenders, and the Second Priority Agent and the Second Priority Lenders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Documents or any Second Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Claims or Second Priority Claims, or any amendment or waiver or other modification, including, subject to Sections 4.2 and 4.3 hereof, any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the ABL Credit Agreement or any other ABL Loan Document or of the terms of the Term Loan Credit Agreements or any other Term Loan Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Claims or Second Priority Claims or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Term Loan Borrower, any ABL Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Term Loan Borrower, any ABL Borrower or any other Grantor in respect of the First Priority Claims, or of any Second Priority Agent or any Second Priority Lenders in respect of this Agreement.

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SECTION 9.	MISCELLANEOUS.

9.1 Conflicts. Subject to Section 9.18 and Section 9.19, in the event of any conflict between the provisions of this Agreement and the provisions of any ABL Loan Document or any Term Loan Document, the provisions of this Agreement shall govern and control. Notwithstanding the foregoing, solely as among the Term Loan Lenders, in the event of any conflict between this Agreement and any Senior/Junior Intercreditor Agreement, the Senior/Junior Intercreditor Agreement shall govern and control.

9.2 Term of this Agreement; Severability.

(a) This is a continuing agreement of lien subordination and the First Priority Lenders may continue, at any time and without notice to the Second Priority Agent or any Second Priority Lender, to extend credit and other financial accommodations and lend monies to or for the benefit of the Term Loan Borrower, any ABL Borrower or any other Grantor constituting First Priority Claims in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b) This Agreement shall terminate and be of no further force and effect:

(i) with respect to the ABL Agent, the ABL Lenders and the ABL Claims, upon the Discharge of ABL Claims, subject to the rights of the ABL Lenders under Section 6.5; and

(ii) with respect to the Term Loan Agents, the Term Loan Lenders and the Term Loan Claims, upon the Discharge of Term Loan Claims, subject to the rights of the Term Loan Lenders under Section 6.5.

9.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement by the ABL Agent or the Term Loan Agents shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent (on instructions of the applicable Required Lenders), if any, and any such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Term Loan Borrower, the ABL US Borrowers and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except in the case of any amendment or waiver that could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Grantor or imposes additional duties or obligations on any Grantor, which shall require the written consent of the Term Loan Borrower and the ABL US Borrowers. The ABL Agent and the Term Loan Agents shall give written notice of any amendment, modification or waiver of any provision of this Agreement to the ABL Lenders, the Term Loan Lenders and the Grantors; provided that the failure to give such notice shall not affect the effectiveness of such amendment, modification or waiver.

(b) Subject to compliance with Section 9.3(d) below, upon any Refinancing in full of the ABL Credit Agreement, the Initial Term Loan Credit Agreement or any other Term Loan Credit Agreement as then in effect, the Grantors will be permitted to designate the agreement which Refinances

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the ABL Credit Agreement, the Initial Term Loan Credit Agreement or such other Term Loan Credit Agreement as a replacement ABL Credit Agreement, Initial Term Loan Credit Agreement or other Term Loan Credit Agreement, in which case such designated agreement shall thereafter constitute the ABL Credit Agreement, the Initial Term Loan Credit Agreement or other Term Loan Credit Agreement, as the case may be, for purposes hereof; provided that each predecessor ABL Credit Agreement, Initial Term Loan Credit Agreement and/or other Term Loan Credit Agreement shall continue to be bound by (and entitled to the benefits of) the provisions hereof (including, without limitation, Section 6.5 hereof) as applied to such agreements, the related agreements and all obligations thereunder prior to the Refinancing thereof.

(c) Subject to compliance with the following clauses (d) through (g), notwithstanding anything in this Section 9.3 to the contrary, this Agreement may be amended from time to time at the request of the Term Loan Borrower in accordance with clauses (d) through (g) below, at the Term Loan Borrower’s expense, and without the consent of the ABL Agent or Term Loan Agent to (i) add other parties holding Future Secured Term Indebtedness to the extent such Indebtedness (and the Liens thereon) are not prohibited by the Term Loan Credit Agreements or the ABL Credit Agreement, (ii) in the case of Future Secured Term Indebtedness that constitutes Senior Lien Term Loan Claims, (1) establish that the Lien on the ABL Priority Collateral securing such Future Secured Term Indebtedness shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Claims and shall share in the benefits of the ABL Priority Collateral equally and ratably with all Liens on the ABL Priority Collateral securing any other Senior Lien Term Loan Claims, and (2) provide to the holders of such Future Secured Term Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the ABL Agents) as are provided to the holders of Senior Lien Term Loan Claims under this Agreement, and (iii) in the case of Future Secured Term Indebtedness that constitutes Junior Lien Term Loan Claims, (1) establish that the Lien on the ABL Priority Collateral securing such Future Secured Term Indebtedness shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Claims and Senior Lien Term Loan Claims and shall share in the benefits of the ABL Priority Collateral equally and ratably with all Liens on the ABL Priority Collateral securing any other Junior Lien Term Loan Claims, and (2) provide to the holders of such Future Secured Term Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the ABL Agent) as are provided to the holders of other Term Loan Claims under this Agreement.

(d) Upon the execution and delivery of the ABL Credit Agreement or Term Loan Credit Agreement (as contemplated by preceding clause (b)) or any Credit Agreement with respect to any Future Secured Term Indebtedness (as contemplated by preceding clause (c)):

(i) the Term Loan Borrower and Holdings shall deliver to the ABL Agent and each Term Loan Agent an officer’s certificate stating that the applicable Grantors (x) in the case of preceding clause (b), intend to enter or have entered into a Refinancing, in whole or in part, of the ABL Credit Agreement or the Initial Term Loan Credit Agreement, as the case may be, that such agreement shall thereafter (upon any such Refinancing in full) constitute the ABL Credit Agreement or the Initial Term Loan Credit Agreement, as the case may be, and certifying that the issuance or incurrence of such Refinancing is permitted by the ABL Credit Agreement and each Term Loan Credit Agreement (exclusive of any such agreement which is then being Refinanced in full), or (y) in the case of preceding clause (c), intend to enter or have entered into a Term Loan Credit Agreement with respect to such Future Secured Term Indebtedness, and certifying that the issuance or incurrence of such Future Secured Term Indebtedness and the Liens securing the Future Secured Term Indebtedness are permitted by the ABL Credit Agreement and each other Term Loan Credit Agreement. The ABL Agent and each Term Loan Agent shall be entitled to rely conclusively on the determination of Holdings and the Term Loan

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Borrower that such issuance and/or incurrence does not violate the provisions of the ABL Loan Documents or the Term Loan Documents; provided, however, that such determination will not affect whether or not each applicable Grantor has complied with its undertakings in the ABL Loan Documents or the Term Loan Documents; and

(ii) (x) in the case of the preceding clause (b), Holdings and the Term Loan Borrower shall provide written notice to each then existing ABL Agent and Term Loan Agent of the new ABL Credit Agreement or new Initial Term Loan Credit Agreement, as the case may be, together with copies thereof, and identifying the new ABL Agent or Initial Term Loan Agent (as applicable) thereunder (such new collateral agent, the “New ABL Agent” or “New Initial Term Loan Agent,” as the case may be), and providing its notice information for purposes hereof, and the New ABL Agent or New Initial Term Loan Agent, as the case may be, shall execute and deliver an Intercreditor Agreement Joinder, or (y) in the case of an amendment to this Agreement with respect to Future Secured Term Indebtedness as contemplated by the preceding clause (c), the Term Loan Agent for such Future Secured Term Indebtedness (a “Future Term Loan Agent”) shall execute and deliver to the ABL Agent and each other Term Loan Agent (1) an Intercreditor Agreement Joinder acknowledging that such holders shall be bound by the terms hereof to the extent applicable to Term Loan Lenders and (2) such intercreditor agreements (including a Senior Lien Pari Passu Intercreditor Agreement or a Senior/Junior Intercreditor Agreement) as are required under the terms of the Term Loan Documents or as may be required by the other Term Loan Agents.

(e) In each case above, each Term Loan Agent and the ABL Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as Holdings, the Term Loan Borrower, any Term Loan Agent or the ABL Agent (but no other Lender) may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement.

(f) In the case of a designation of a new Initial Term Loan Credit Agreement or other Term Loan Credit Agreement with respect to Future Secured Term Indebtedness pursuant to preceding clause (b) or (c), the ABL Agent and any Term Loan Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as Holdings, the Term Loan Borrower or such New Initial Term Loan Agent or Future Term Loan Agent shall reasonably request in order to provide to the New Initial Term Loan Agent or Future Term Loan Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (ii) in the case of clause (b) only, deliver to the New Initial Term Loan Agent any Pledged Collateral (to the extent constituting Term Loan Priority Collateral) held by the ABL Agent or (subject to the terms of any applicable Senior/Junior Intercreditor Agreement) such other Term Loan Agent as designated by the New Initial Term Loan Agent, together with any necessary endorsements (or otherwise allow the New Initial Term Loan Agent to obtain control of such Pledged Collateral). Each New Initial Term Loan Agent and Future Term Loan Agent shall agree to be bound by the terms of this Agreement. If the new Term Loan Claims under the new Term Loan Documents are secured by assets of the Grantors of the type constituting Term Loan Priority Collateral that do not also secure the ABL Claims, then the ABL Claims shall be secured at such time by a Lien on such assets to the same extent provided in the ABL Collateral Documents with respect to the other Term Loan Priority Collateral. If the new Term Loan Claims under the new Term Loan Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Claims, then the ABL Claims shall be secured at such time by a Lien on such assets to the same extent provided in the ABL Collateral Documents with respect to the other ABL Priority Collateral.

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(g) It is understood that the ABL Agent and the Designated Term Loan Agent, without the consent of any other ABL Lender or Term Loan Lender, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Grantors become Term Loan Obligations or ABL Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes Term Loan Obligations or ABL Obligations; provided that such Additional Debt is permitted to be incurred under the ABL Credit Agreement and any Term Loan Credit Agreement then extant in accordance with the terms thereof. Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the ABL Agent and the Designated Term Loan Agent, (y) shall be executed by the agent with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such agent shall become an “ABL Agent” or a “Term Loan Agent”, as the case may be, hereunder) and (z) shall provide, in a manner satisfactory to the ABL Agent and the Designated Term Loan Agent, that the agent with respect to any applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

9.4 Information Concerning Financial Condition of the Term Loan Borrower, the ABL Borrowers and the Subsidiaries. No ABL Agent nor any ABL Lender shall have any obligation to any Term Loan Agent or any Term Loan Lender to keep any Term Loan Agent or any Term Loan Lender informed of, and each Term Loan Agent and the Term Loan Lenders shall not be entitled to rely on, the ABL Agent or the ABL Lenders with respect to, (a) the financial condition of the Term Loan Borrower, the ABL Borrowers and the Grantors and all endorsers and/or guarantors of the ABL Claims or the Term Loan Claims and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Claims or the Term Loan Claims. No Term Loan Agent or any Term Loan Lender shall have any obligation to the ABL Agent or any ABL Lender to keep the ABL Agent or any ABL Lender informed of, and the ABL Agent and the ABL Lenders shall not be entitled to rely on, any Term Loan Agent or the Term Loan Lenders with respect to, (a) the financial condition of the Term Loan Borrower, the ABL Borrowers and the Grantors and all endorsers and/or guarantors of the ABL Claims or the Term Loan Claims and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Claims or the Term Loan Claims. The ABL Agent, the ABL Lenders, the Term Loan Agents and the Term Loan Lenders shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the ABL Agent, any ABL Lender, any Term Loan Agent or any Term Loan Lender, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party (and Holdings and the Term Loan Borrower acknowledge that any such party may do so), it or they shall be under no obligation (w) to make, and the ABL Agent, the ABL Lenders, the Term Loan Agents and the Term Loan Lenders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. The Grantors agree that any information provided to the ABL Agent, the Term Loan Agents, any other ABL Lender or any other Term Loan Lender may be shared by such person with any of the other Lenders notwithstanding a request or demand by such Grantor that such information be kept confidential; provided that such information shall otherwise be subject to the respective confidentiality provisions in the ABL Credit Agreement and each of the Term Loan Credit Agreements, as applicable.

9.5 Subrogation. Each Term Loan Agent, for and on behalf of itself and the applicable Term Loan Lenders, agrees that no payment to the ABL Agent or any ABL Lender pursuant to the provisions of

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this Agreement shall entitle such Term Loan Agent or any Term Loan Lender to exercise any rights of subrogation in respect thereof until the Discharge of ABL Claims shall have occurred. Following the Discharge of ABL Claims, the ABL Agent agrees to execute such documents, agreements and instruments as any Term Loan Agent or any Term Loan Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Claims resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that no payment to any Term Loan Agent or any Term Loan Lender pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Lender to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Claims shall have occurred. Following the Discharge of Term Loan Claims, each Term Loan Agent agrees to execute such documents, agreements and instruments as the ABL Agent or any ABL Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Claims resulting from payments to the applicable Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Term Loan Agent are paid by such Person upon request for payment thereof.

9.6 Application of Payments.

(a) Except as otherwise provided herein, all payments received by the ABL Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the ABL Claims as the ABL Lenders, in their sole discretion, deem appropriate, consistent with the terms of the ABL Loan Documents. Except as otherwise provided herein, each Term Loan Agent, on behalf of itself and each applicable Term Loan Lender, assents to any such extension or postponement of the time of payment of the ABL Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the ABL Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) Except as otherwise provided herein, all payments received by the Term Loan Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Term Loan Claims as the Term Loan Lenders, in their sole discretion, deem appropriate, consistent with the terms of the Term Loan Documents. Except as otherwise provided herein, the ABL Agent, on behalf of itself and each ABL Lender, assents to any such extension or postponement of the time of payment of the Term Loan Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Term Loan Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

9.7 Consent to Jurisdiction; Waivers. The parties hereto consent to the exclusive jurisdiction of any state or federal court located in New York, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 9.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

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PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.8 Notices. All notices to the ABL Lenders and the Term Loan Lenders permitted or required under this Agreement may be sent to the ABL Agent or the applicable Term Loan Agent as provided in the ABL Credit Agreement or the applicable Term Loan Credit Agreement. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the ABL Loan Documents and the Term Loan Documents. The ABL Agent and each Term Loan Agent hereby agree to promptly notify each other Agent upon payment in full in cash of all Indebtedness under the ABL Loan Documents (and, in the case of the ABL Loan Documents and any applicable Term Loan Documents, a corresponding termination of all commitments to lend thereunder), in the case of the ABL Agent, or the applicable Term Loan Documents, in the case of a Term Loan Agent (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

9.9 Further Assurances. The ABL Agent, on behalf of itself and each ABL Lender, and each Term Loan Agent, on behalf of itself and each Term Loan Lender, agrees that each of them shall take such further action and shall execute and deliver to the ABL Agent, the ABL Lenders, each Term Loan Agent and the Term Loan Lenders such additional documents and instruments (in recordable form, if requested) as the ABL Agent, the ABL Lenders, each Term Loan Agent or the Term Loan Lenders may reasonably request, at the expense of the Term Loan Borrower, to effectuate the terms of and the Lien priorities contemplated by this Agreement.

9.10 Governing Law. This Agreement has been delivered and accepted in and shall be deemed to have been made in New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

9.11 Specific Performance. Each First Priority Agent may demand specific performance of this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Lender, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Priority Agent.

9.12 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document.

9.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The ABL Agent represents and warrants that this Agreement is binding upon the ABL

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Lenders. Each Term Loan Agent represents and warrants that this Agreement is binding upon the applicable Term Loan Lenders. In furtherance of and without limiting the foregoing representations, by accepting the benefits of this Agreement and the other ABL Loan Documents, each ABL Lender authorizes the ABL Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other applicable Term Loan Documents, each Term Loan Lender authorizes the Term Loan Agent under such Term Loan Documents to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

9.15 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of ABL Claims and Term Loan Claims. No other Person shall have or be entitled to assert rights or benefits hereunder; provided, that the Term Loan Borrower, the ABL Borrowers and the other Grantors shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1, 6.3(d), 6.9 and 9.3. Without limiting the generality of the foregoing, any person to whom a Lender assigns or otherwise transfers all or any portion of the ABL Claims or the Term Loan Claims, as applicable, in accordance with the ABL Loan Documents or Term Loan Documents, as the case may be, shall become vested with all the rights and obligations in respect thereof granted to such Lenders, without any further consent or action of the other Lenders.

9.16 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Term Loan Borrower, any ABL Borrower or any other Grantor shall include the Term Loan Borrower, such ABL Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Term Loan Borrower, such ABL Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

9.17 ABL Agent and Term Loan Agents. It is understood and agreed that (i) Bank of America is entering into this Agreement in its capacities as administrative agent and collateral agent under the ABL Credit Agreement and the provisions of Section 8 of the ABL Credit Agreement applicable to Bank of America as administrative agent and collateral agent thereunder shall also apply to Bank of America as the ABL Agent hereunder and (ii) Credit Suisse is entering into this Agreement in its capacities as administrative agent and collateral agent under the Initial Term Loan Credit Agreement and the provisions of Section 8 of the Initial Term Loan Credit Agreement applicable to Credit Suisse as administrative agent or collateral agent thereunder shall also apply to Credit Suisse as a Term Loan Agent hereunder.

9.18 Limitation on Term Loan Agents’ and ABL Agent’s Responsibilities.

(a) The Term Loan Agents and the ABL Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

(b) Neither the Term Loan Agents nor the ABL Agent shall be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default (under, and as defined in, any Credit Agreement) unless and until the applicable Term Loan Agents or the ABL Agent (as applicable) shall have received a written notice of such Event of Default or a written notice from any Grantor or any Lender to such Person in such capacity indicating that such an Event of

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Default has occurred. Neither the Term Loan Agents nor the ABL Agent shall have any obligation either prior to or after receiving such notice to inquire whether such an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

9.19 Relationship with Other Intercreditor Agreements.

(a) The purpose of this Agreement is to define the relative rights and priorities between the ABL Lenders as one class and the Term Loan Lenders as another class. This Agreement is the “ABL Intercreditor Agreement” referred to in each of the ABL Credit Agreement and the Term Loan Credit Agreements.

(b) As among the Term Loan Lenders holding Senior Lien Term Loan Claims, any Senior Lien Pari Passu Intercreditor Agreement shall define the relative rights and priorities of such Term Loan Lenders with respect to the Common Collateral. As among the Term Loan Lenders holding Senior Lien Term Loan Claims and Term Loan Lenders holding Junior Lien Term Loan Claims, any Senior/Junior Intercreditor Agreement shall define the relative rights and priorities of such Term Loan Lenders with respect to the Common Collateral. As among the Term Loan Lenders, nothing herein (including, without limitation, Section 6.8) is intended to alter their relative rights and obligations, which shall be governed by any Senior Lien Pari Passu Intercreditor Agreement and/or any Senior/Junior Intercreditor Agreements, or to require that such rights and obligations be treated as a single class in any Insolvency or Liquidation Proceeding.

9.20 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(d) or (e)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the ABL Credit Agreement, any Term Loan Credit Agreement or any other ABL Loan Document or Term Loan Document or permit Holdings, the Term Loan Borrower, any ABL Borrower or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the ABL Credit Agreement or any other ABL Loan Documents or any Term Loan Credit Agreement or any other Term Loan Document, (b) change the relative priorities of the ABL Claims or the Liens granted under the ABL Loan Documents on the ABL Collateral (or any other assets) as among the ABL Lenders or change the relative priorities of the Term Loan Claims or the Liens granted under the Term Loan Documents on the Term Loan Collateral (or any other assets) as among the Term Loan Lenders, (c) otherwise change the relative rights of the ABL Lenders in respect of the Collateral as among such ABL Lenders or the relative rights of the Term Loan Lenders in respect of the Term Loan Collateral as among such Term Loan Lenders or (d) obligate Holdings, the Term Loan Borrower, any ABL Borrower or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the ABL Credit Agreement or any other ABL Loan Document or any Term Loan Credit Agreement or any other Term Loan Document. None of Holdings, the Term Loan Borrower, any ABL Borrower or any Subsidiary shall have any rights hereunder except as expressly set forth herein (including as set forth in Section 9.3).

9.21 Additional Grantors. Holdings will promptly cause each Person that becomes a Grantor (other than a Specified Foreign Grantor) to execute and deliver to the ABL Agent and the Term Loan Agents party hereto an acknowledgment to this Agreement substantially in the form of Exhibit A, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor (other than a Specified Foreign Grantor) at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement]

BANK OF AMERICA, N.A., as ABL Agent

By:
Name:
Title:

Address: 901 Main Street, 11th Floor Mail Code TX1-492-11-23 Dallas, TX 75202

Facsimile:

[Signature Page – ABL Intercreditor Agreement]

ACKNOWLEDGMENT

Holdings, the Term Loan Borrower, each ABL US Borrower and each other Grantor hereby acknowledge that they have received a copy of this Agreement as in effect on the date hereof and consent thereto, agree to recognize all rights granted thereby to the ABL Agent, the ABL Lenders, the Term Loan Agents and the Term Loan Lenders (including pursuant to Section 9.4 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. Holdings, the Term Loan Borrower, each ABL US Borrower and each other Grantor further acknowledge and agree that (except as set forth in Section 9.15 hereof) they are not intended beneficiaries or third party beneficiaries under this Agreement and (i) as between the ABL Lenders, the ABL Borrowers and Grantors, the ABL Loan Documents remain in full force and effect as written and are in no way modified hereby and (ii) as between the Term Loan Lenders, the Term Loan Borrower and Grantors, the Term Loan Documents remain in full force and effect as written and are in no way modified hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

FORTERRA, INC.

By:
Name:
Title:

FORTERRA FINANCE, LLC

By:
Name:
Title:

STARDUST HOLDINGS (USA), LLC
FORTERRA PIPE & PRECAST, LLC
USP HOLDINGS, INC.
FORTERRA PRESSURE PIPE, INC.
BIO CLEAN ENVIRONMENTAL SERVICES, INC.
FORTERRA CONCRETE INDUSTRIES, INC.
FORTERRA CONCRETE PRODUCTS, INC.
FORTERRA STRUCTURAL PRECAST, LLC
MODULAR WETLAND SYSTEMS, INC.
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
US PIPE FABRICATION, LLC
MILL HANDLING LLC
DIP ACQUISITION LLC
FAB PIPE LLC
CUSTOM FAB, INC.
GRIFFIN PIPE PRODUCTS CO., LLC
J&G CONCRETE OPERATIONS, LLC
FORTERRA PRECAST CONCEPTS, LLC

By:
Name:
Title:

SCHEDULE I

to the ABL Intercreditor Agreement

Provision for Credit Agreements:

“Reference is made to the Intercreditor Agreement dated as of October 25, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Bank of America, N.A., as ABL Agent, Credit Suisse AG, Cayman Islands Branch, as Initial Term Loan Agent (as defined therein), Forterra, Inc. and each other party from time to time party thereto. Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (d) authorizes and instructs the [Administrative Agent] to enter into the ABL Intercreditor Agreement as Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.”

Provision for Security Documents:

“Reference is made to the Intercreditor Agreement dated as of October 25, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Bank of America, N.A., as ABL Agent (as defined therein), Credit Suisse AG, Cayman Islands Branch, as Initial Term Loan Agent (as defined therein), Forterra, Inc. and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Collateral Agent] [Administrative Agent], for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the [Collateral Agent] [Administrative Agent] and the other Secured Parties are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement, the provisions of the ABL Intercreditor Agreement shall control.”

Schedule I-1

EXHIBIT A

to the ABL Intercreditor Agreement

[FORM OF]

ABL INTERCREDITOR AGREEMENT JOINDER

Reference is made to the ABL Intercreditor Agreement, dated as of October 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as administrative agent and collateral agent and trustee (together with its successors and assigns in such capacities, the “ABL Agent”) for the financial institutions, lenders and investors party from time to time to any ABL Credit Agreement referred to below, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), in its capacities as administrative agent and collateral agent and trustee (together with its successors and assigns in such capacities, the “Initial Term Loan Agent”) for the financial institutions, lenders and investors party from time to time to any Initial Term Loan Credit Agreement referred to below, FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), and each Subsidiary of Holdings that becomes a party thereto and certain other Persons party or that may become party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This ABL Intercreditor Agreement Joinder, dated as of [●] [●], 201[●] (this “Joinder”), is being delivered pursuant to requirements of the Intercreditor Agreement.

4. Joinder. The undersigned, [●], [as a Grantor]10 [as a [[New ABL Agent, on behalf of itself and the applicable ABL Lenders][New Initial Term Loan Agent, on behalf of itself and the new Initial Term Loan Lenders][Future Term Loan Agent, on behalf of itself and the applicable Term Loan Lenders],11 to become party to the Intercreditor Agreement as a [Grantor][New ABL Lender][New Term Loan Lender] thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

5. Agreements. The undersigned [Grantor][New ABL Lender][New Term Loan Lender] hereby agrees, for the enforceable benefit of all existing and future ABL Lenders and all existing and future Term Loan Lenders that the undersigned is [(and the [ABL Lenders][Term Loan Lenders] represented by it are)]12 bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

6. Notice Information. The address of the undersigned [Grantor][New ABL Lender][New Term Loan Lender] for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is [●], Attention of [●] (Facsimile No. [●][, electronic mail address: [●]]).

7. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Joinder.

[10]	Include if signing as Grantor.
[11]	Include if signing as New ABL Agent, a New Initial Term Loan Agent or Future Term Loan Agent pursuant to Section 9.3 of the Intercreditor Agreement.
[12]	Include if signing as a New ABL Agent or New Term Loan Agent and select appropriate secured party reference.

A-1

8. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. Loan Document. This Joinder shall constitute a [Loan Document], under and as defined in, each Credit Agreement.

10. Miscellaneous. The provisions of Section 9 of the Intercreditor Agreement will apply with like effect to this Joinder.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the undersigned has caused this Intercreditor Agreement Joinder to be duly executed by its authorized representative, and each ABL Agent and each Term Loan Agent has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF GRANTOR/ADDITIONAL SECURED PARTY],
as [ ]

By:
Name:
Title:

[Signature Page – ABL Intercreditor Agreement Joinder]

Acknowledged and Agreed to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Initial Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

Address:	[ ]

Facsimile:	[ ]

[Signature Page – ABL Intercreditor Agreement Joinder]

Acknowledged and Agreed to by:

BANK OF AMERICA, N.A.,
as ABL Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – ABL Intercreditor Agreement Joinder]

EXHIBIT F-2

to the ABL

Credit Agreement

FORM OF SENIOR/JUNIOR INTERCREDITOR AGREEMENT

See Attached

EXHIBIT F-2

to the ABL Credit Agreement

[FORM OF]13

SENIOR/JUNIOR INTERCREDITOR AGREEMENT

dated as of

[●], 20[    ],

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Initial Senior Lien Agent,

[                    ],

as Initial Junior Lien Agent,

FORTERRA FINANCE, LLC,

as Borrower

FORTERRA, INC.,

as Holdings

the Subsidiaries of Holdings

from time to time party hereto, and

each other party from time to time party hereto.

THIS IS THE SENIOR/JUNIOR INTERCREDITOR AGREEMENT REFERRED TO IN (A) ANY SENIOR LIEN GUARANTEE AND COLLATERAL AGREEMENT DATED AS OF [             ], 2016, AMONG HOLDINGS, THE BORROWER, CERTAIN SUBSIDIARIES OF HOLDINGS AND THE INITIAL SENIOR LIEN AGENT, (B) ANY JUNIOR LIEN GUARANTEE AND COLLATERAL AGREEMENT AMONG HOLDINGS, THE BORROWER, CERTAIN SUBSIDIARIES OF HOLDINGS AND THE INITIAL JUNIOR LIEN AGENT AND (C) ANY SENIOR LIEN CREDIT AGREEMENT, ANY JUNIOR LIEN CREDIT AGREEMENT (AS DEFINED HEREIN) AND THE OTHER SECURITY DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENTS.

[CS&M Ref. No. 7865-263]

[13]	NTD: Appropriate modifications required by or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

Section 8.4	Purchase Closing	44
Section 8.5	Actions After Purchase Closing	44
Section 8.6	No Recourse or Warranties; Defaulting Creditors	45

THIS INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [●], 2016, among (a) CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Initial Senior Lien Agent”) for the financial institutions, lenders and investors party from time to time to any Senior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees under any Senior Lien Credit Agreement, the “Initial Senior Lien Lenders”) (such Initial Senior Lien Lenders, together with the Initial Senior Lien Agent and any other secured parties under any Senior Lien Credit Agreement, the “Senior Lien Secured Parties”), (b) [            ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Initial Junior Lien Agent”) for the financial institutions, lenders and investors party from time to time to any Junior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Initial Junior Lien Lenders”) (such Initial Junior Lien Lenders, together with the Intial Junior Lien Agent and any other secured parties under any Junior Lien Credit Agreement, the “Junior Lien Secured Parties”), (c) FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), (d) FORTERRA FINANCE, LLC, a Delaware limited liability company (including its permitted successors, the “Borrower”), (e) certain subsidiaries of Holdings from time to time party hereto and (f) each Additional Senior Pari Passu Agent and Additional Junior Pari Passu Agent from time to time party hereto pursuant to Section 7.20 hereof.

RECITALS

A. Pursuant to that certain Senior Lien Credit Agreement dated as of [●], 2016, among Holdings, the Borrower, the Senior Lien Lenders and the Initial Senior Lien Agent (the “Initial Senior Lien Credit Agreement”), the Initial Senior Lien Lenders have agreed to make certain loans to the Borrower.

B. Pursuant to the Senior Lien Guarantee and Collateral Agreement dated as of [●], 2016, among Holdings, the Borrower, certain Subsidiaries of Holdings and the Initial Senior Lien Agent (the “Senior Lien Guarantee and Collateral Agreement”), the Senior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the Initial Senior Lien Documents.

C. As a condition to the effectiveness of the Initial Senior Lien Credit Agreement and to secure the obligations of the Borrower and the Senior Lien Guarantors (the Borrower, the Senior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrower or any of their affiliates that is now or hereafter becomes a party to any Senior Lien Document, collectively, the “Senior Lien Credit Parties”) under and in connection with the Senior Lien Documents, the Senior Lien Credit Parties have granted to the Initial Senior Lien Agent (for the benefit of the Senior Lien Secured Parties) Liens on the Collateral.

D. Pursuant to that certain Junior Lien Credit Agreement dated as of the date hereof among Holdings, the Borrower, the Junior Lien Lenders, and the Initial Junior Lien Agent (the “Initial Junior Lien Credit Agreement”), the Initial Junior Lien Lenders have agreed to make certain loans to the Borrower.

E. Pursuant to the Junior Lien Guarantee and Collateral Agreement dated as of the date hereof among Holdings, the Borrower, certain Subsidiaries of Holdings and the Initial Junior Lien Agent (the “Junior Lien Guarantee and Collateral Agreement”), the Junior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the Initial Junior Lien Documents.

F. As a condition to the effectiveness of the Initial Junior Lien Credit Agreement and to secure the obligations of the Borrower and the Junior Lien Guarantors (the Borrower, the Junior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrower or any of their affiliates that is now or hereafter becomes a party to any Junior Lien Document, collectively, the “Junior Lien Credit Parties”) under and in connection with the Junior Lien Documents, the Junior Lien Credit Parties have granted to the Initial Junior Lien Agent (for the benefit of the Junior Lien Secured Parties) Liens on the Collateral.

G. Each of the Initial Senior Lien Agent (on behalf of the Senior Lien Secured Parties) and the Initial Junior Lien Agent (on behalf of the Junior Lien Secured Parties) and, by their acknowledgment hereof, the Senior Lien Credit Parties and the Junior Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

UCC Definitions. The following terms which are defined in uncapitalized form or otherwise used in the Uniform Commercial Code are used herein as so defined or used, as the context requires: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Document of Title, Electronic Chattel Paper, Commodities Account, Commodities Contract, Financial Asset, Fixtures, Futures Account, Futures Contract, General Intangible, Instrument, Intangible, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Other Definitions. Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain ABL Credit Agreement dated as of [●], 2016, among Holdings, the Borrower, the other borrowers party thereto, the lenders party thereto, Bank of America, N.A., as ABL Agent (as defined therein).

“Additional Junior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Junior Lien Credit Agreement or any “Incremental

2

Equivalent Debt” (as defined in the Junior Lien Credit Agreement) secured on a pari passu basis to the Junior Lien Obligations, and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (as defined in the Senior Lien Credit Agreement) (in each case, to the extent permitted hereunder)) all or any portion of the Junior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt), in each case secured on a pari passu basis to the Junior Lien Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder.

“Additional Junior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Junior Lien Credit Agreement or representative for the holders of any obligations under an Additional Junior Lien Credit Agreement, including any holder of an irrevocable power of attorney it being understood and agreed that no Additional Junior Pari Passu Agent (if other than a Junior Lien Agent) shall hold any Lien on Collateral.

“Additional Senior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Initial Senior Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Senior Lien Credit Agreement) and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt) (in each case, to the extent permitted hereunder) all or any portion of the Senior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt or Permitted Pari Passu Secured Refinancing Debt), whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, in each case secured on a pari passu basis to the Senior Lien Obligations.

“Additional Senior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Senior Lien Credit Agreement or representative for the holders of any obligations under an Additional Senior Lien Credit Agreement, it being understood and agreed that no Additional Senior Pari Passu Agent (if other than a Senior Lien Agent) shall hold any Lien on Collateral.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent(s)” means individually the Senior Lien Agent or the Junior Lien Agent and collectively means both the Senior Lien Agent and the Junior Lien Agent.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

3

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” has the meaning assigned to that term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Collateral” means all Property now owned or hereafter acquired by the Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Senior Lien Agent or any Junior Lien Agent under any of the Senior Lien Collateral Documents or Junior Lien Collateral Documents, respectively, together with all rents, issues, profits, products and Proceeds thereof.

“Comparable Junior Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Senior Lien Collateral Document, the Junior Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Credit Party.

“Control Collateral” means any Collateral consisting of any Certificated Security (as defined in Section 8–102 of the Uniform Commercial Code), Commodities Account, Commodities Contract, Deposit Account, Futures Account, Futures Contract, Instruments, Investment Property and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” means, collectively, the Senior Lien Documents and the Junior Lien Documents.

“Credit Parties” means, collectively, the Senior Lien Credit Parties and the Junior Lien Credit Parties.

“CS” has the meaning assigned to that term in the introduction to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any provision of any statute governing the existence of any artificial legal person permitting that legal person to propose a compromise or an arrangement with respect to any class of its creditors, including plans of arrangement under applicable corporation law statutes.

“Declined Junior Lien” has the meaning set forth in Section 2.6 hereof.

“Defaulting Creditor” has the meaning set forth in Section 8.6(c) hereof.

“DIP Financing” has the meaning set forth in Section 6.1(a) hereof.

4

“Discharge of Senior Lien Obligations” means, subject to refinancing and reinstatement pursuant to Sections 5.3 and 5.4, the time at which (i) all the Senior Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in any Senior Lien Credit Agreement) have been terminated, (ii) all letters of credit issued under any Senior Lien Credit Agreement have been terminated or expired or cash collateral or backstop letters of credit in respect thereof in compliance with such Senior Lien Credit Agreement have been delivered (or such other arrangements reasonably satisfactory to the Senior Lien Agent relating to such Senior Lien Credit Agreement and each applicable issuing bank have been made) and (iii) adequate provision satisfactory to the applicable Senior Lien Secured Parties shall have been made for any contingent or unliquidated Senior Lien Obligations related to claims, causes of action or other liabilities that have been asserted by the Senior Lien Secured Parties and for which reimbursement or indemnification is required under the Senior Lien Documents.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Event of Default” means an “Event of Default” or similar term under and as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Excluded Subsidiary” means (a) with respect to Senior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Senior Lien Credit Agreement and (b) with respect to the Junior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Junior Lien Credit Agreement.

“Exercise of Any Secured Creditor Remedies”, “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

5

the appointment on the application of a Secured Party of a trustee, receiver, receiver and manager or interim receiver or similar official of all or part of the Collateral or a monitor for any of the Senior Lien Credit Parties;

the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law in respect of the applicable Secured Party’s Senior Lien Obligations or Junior Lien Obligations;

the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

commencing or joining with any Person in commencing, or petitioning for or voting in favor of any resolution for, any action or proceeding described in clauses (a) through (g) above.

For the avoidance of doubt, the filing of a proof of claim in any Insolvency Proceeding and the seeking of adequate protection or the taking of any other action expressly permitted under Section 2.3(b) hereof (other than clause (vi) of such Section 2.3(b)) shall not be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any of the Senior Lien Guarantors or Junior Lien Guarantors.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Indebtedness” has the meaning provided in any Senior Lien Credit Agreement and any Junior Lien Credit Agreement as in effect on the date hereof.

“Initial Junior Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Junior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Junior Lien Documents” means “Loan Documents” (as defined in the Initial Junior Lien Credit Agreement).

6

“Initial Senior Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Senior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Senior Lien Documents” means “Loan Documents” (as defined in the Initial Senior Lien Credit Agreement).

“Insolvency Proceeding” means (a) any case, action or proceeding (including the filing of any proposal or intent to file a proposal) before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) or (b) undertaken under any Debtor Relief Laws.

“Junior Lien Agent” means (a) the Initial Junior Lien Agent and any successor thereto and (b) any Additional Junior Lien Agent that becomes a party to any Junior Lien Pari Passu Intercreditor Agreement to which the Initial Junior Lien Agent is a party.

“Junior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by reference to any similar term) as defined in any Junior Lien Credit Agreement (including any Junior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Junior Lien Credit Parties in connection with any Junior Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Junior Lien Obligations). For purposes of clarity, any Junior Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Junior Lien Collateral Document, unless such Junior Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Junior Lien Secured Parties.

“Junior Lien Credit Agreement” means individually or collectively, (a) the Initial Junior Lien Credit Agreement and (b) any Additional Junior Lien Credit Agreement.

“Junior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Junior Lien Documents” means any Junior Lien Credit Agreement, any Junior Lien Guaranty, any Junior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Junior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Junior Lien Agent or any other Junior Lien Secured Party, in connection with any of the foregoing or any Junior Lien Credit Agreement.

“Junior Lien Guarantee and Collateral Agreement” has the meaning assigned to that term in the recitals to this Agreement.

7

“Junior Lien Guarantors” means the collective reference to (a) Holdings, and each Subsidiary of Holdings, other than any Excluded Subsidiary and other than the Borrower, and (b) any other Person that becomes a guarantor under any Junior Lien Guaranty. The term “Junior Lien Guarantors” shall include all “Guarantors” under and as defined in any Junior Lien Credit Agreement in effect on the date hereof.

“Junior Lien Guaranty” means the guaranty of the Junior Lien Obligations by the Junior Lien Guarantors under any Junior Lien Guarantee and Collateral Agreement and also includes any other guaranty made by a Junior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Junior Lien Obligations.

“Junior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” or similar term under any Junior Lien Credit Agreement.

“Junior Lien Obligations” means any and all obligations of every nature of each Junior Lien Credit Party from time to time owed to the Junior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Junior Lien Document, including all “Obligations” (or obligations defined by reference to any similar term) as defined in any Junior Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition or application in bankruptcy with respect to such Junior Lien Credit Party, would have accrued on any Junior Lien Obligation, whether or not a claim is allowed against such Junior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Junior Lien Document.

“Junior Lien Pari Passu Intercreditor Agreement” means an agreement among Holdings, certain subsidiaries of Holdings party thereto, the Borrower, the Junior Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, in a form to be agreed but substantially similar to the form provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement; provided, however, that nothing therein shall contravene the provisions of this Agreement or the Term/ABL Intercreditor Agreement.

“Junior Lien Secured Parties” has the meaning assigned to that term in the introduction to this Agreement.

“Junior Pari Passu Agents” means, collectively, the Initial Junior Lien Agent and each Additional Junior Pari Passu Agent, or, individually, a “Junior Pari Passu Agent”.

“Lenders” means, collectively, all of the Senior Lien Lenders and the Junior Lien Lenders.

“Lien” means any mortgage, pledge, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

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“Lien Priority” means, with respect to any Lien of the Senior Lien Secured Parties or the Junior Lien Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“Maximum Senior Lien Amount” means the sum of (a) the aggregate principal amount of all loans outstanding (together with unused commitments) under any Senior Lien Credit Agreement on the date of this Agreement, plus (b) the aggregate principal amount of one or more incremental term loans incurred by or available to the Senior Lien Credit Parties pursuant to and in accordance with any Senior Lien Credit Agreement as in effect on the date of this Agreement or pari passu incremental equivalent debt incurred by or available to the Senior Lien Credit Parties in accordance with any Senior Lien Credit Agreement as in effect on the date of this Agreement (without giving effect to any amendments, waivers or consents thereto), plus (c) 20.0% of the amounts in clauses (a) and (b).

“New Senior Lien Agent” has the meaning set forth in Section 5.3 hereof.

“New Senior Lien Loan Documents” has the meaning set forth in Section 5.3 hereof.

“Party” means the Senior Lien Agent or the Junior Lien Agent, and “Parties” means both the Senior Lien Agent and the Junior Lien Agent.

“Permitted Junior Secured Refinancing Debt” means any “Permitted Junior Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Pari Passu Secured Refinancing Debt” means any “Permitted Pari Passu Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Refinancing” means any “Permitted Refinancing” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” has the meaning set forth in Section 8.2(e) hereof.

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“Purchase Event” has the meaning set forth in Section 8.1 hereof.

“Purchase Notice” has the meaning set forth in Section 8.1 hereof.

“Purchase Obligations” has the meaning set forth in Section 8.1 hereof.

“Purchase Rejection” has the meaning set forth in Section 8.1 hereof.

“Purchase Price” has the meaning set forth in Section 8.3 hereof.

“Purchasing Creditors” has the meaning set forth in Section 8.2 hereof.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property.

“Reorganization Securities” has the meaning set forth in Section 6.9 hereof.

“Secured Parties” means, collectively, the Senior Lien Secured Parties and the Junior Lien Secured Parties.

“Senior Lien Agent” means (a) the Initial Senior Lien Agent and any successor thereto and (b) any “Senior Class Debt Representative” that becomes a party to any Senior Lien Pari Passu Intercreditor Agreement to which the Initial Senior Lien Agent is a party.

“Senior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by a similar term) as defined in any Senior Lien Credit Agreement (including any Senior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Senior Lien Credit Parties in connection with any Senior Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Senior Lien Obligations). For purposes of clarity, any Senior Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Senior Lien Collateral Document, unless such Senior Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Senior Lien Secured Parties.

“Senior Lien Credit Agreement” means, individually or collectively, (a) the Initial Senior Lien Credit Agreement and (b) any Additional Senior Lien Credit Agreement.

“Senior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Senior Lien Documents” means any Senior Lien Credit Agreement, any Senior Lien Guaranty, any Senior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Senior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Senior Lien Agent or any other Senior Lien Secured Party, in connection with any of the foregoing or any Senior Lien Credit Agreement.

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“Senior Lien Guarantee and Collateral Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Senior Lien Guarantors” means the collective reference to (a) Holdings, and each Subsidiary of Holdings, other than any Excluded Subsidiary and other than the Borrower, and (b) any other Person that becomes a guarantor under any Senior Lien Guaranty.

“Senior Lien Guaranty” means the guaranty of the Senior Lien Obligations by the Senior Lien Guarantors under any Senior Lien Guarantee and Collateral Agreement and also includes any other guaranty made by a Senior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Senior Lien Obligations.

“Senior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” (or Person defined by a similar term) under any Senior Lien Credit Agreement.

“Senior Lien Obligations” means any and all obligations of every nature of each Senior Lien Credit Party from time to time owed to the Senior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Senior Lien Document, including all “Obligations” (or obligations defined by reference to a similar term) as defined in any Senior Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition in bankruptcy with respect to such Senior Lien Credit Party, would have accrued on any Senior Lien Obligation, whether or not a claim is allowed against such Senior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Senior Lien Document. Notwithstanding the foregoing, if the aggregate principal amount of loans outstanding under the Senior Lien Credit Agreements is in excess of the Maximum Senior Lien Amount, then only that portion of such principal amount equal to the Maximum Senior Lien Amount shall be included in “Senior Lien Obligations”.

“Senior Lien Pari Passu Intercreditor Agreement” means an agreement among Holdings, certain subsidiaries of Holdings party thereto, the Borrower, the Senior Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, if any, the form of which is provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement.

“Senior Lien Recovery” shall have the meaning set forth in Section 5.4 hereof.

“Senior Lien Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Senior Pari Passu Agents” means, collectively, the Initial Senior Lien Agent and each Additional Senior Pari Passu Agent, or, individually, a “Senior Pari Passu Agent”.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or, in each case, any Permitted Refinancing thereof), the trustee, administrative agent, collateral agent, security agent

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or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Standstill Period” has the meaning assigned to such term in Section 2.3(a) hereof.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Term/ABL Intercreditor Agreement” means the Intercreditor Agreement dated as of [●], by and among the Senior Lien Agent, the Junior Lien Agent, Bank of America, N.A., as ABL Agent (as defined therein), and the other parties thereto.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection or priority or availability of such remedy, as the case may be.

“United States” means the United States of America.

Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause and schedule references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Except as otherwise provided herein, any reference herein to the repayment in full of an obligation means the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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LIEN PRIORITY

Priority of Liens.

Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Senior Lien Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Junior Lien Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Senior Lien Agent or the Junior Lien Agent (or Senior Lien Secured Parties or Junior Lien Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the Senior Lien Documents or the Junior Lien Documents (in each case, other than the provisions of this Agreement), (iv) whether the Senior Lien Agent or the Junior Lien Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the Senior Lien Obligations or the Junior Lien Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the Senior Lien Agent or the other Senior Lien Lenders or the Junior Lien Agent or the other Junior Lien Lenders securing any of the Senior Lien Obligations or Junior Lien Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Junior Lien Obligations or the Senior Lien Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, and the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby agree that:

any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Junior Lien Agent or any Junior Lien Secured Party that secures all or any portion of the Junior Lien Obligations shall in all respects be junior and subordinate to all Liens granted to the Senior Lien Agent and the other Senior Lien Secured Parties in the Collateral to secure all or any portion of the Senior Lien Obligations; and

any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Senior Lien Agent or any Senior Lien Secured Party that secures all or any portion of the Senior Lien Obligations shall in all respects be senior and prior to all Liens granted to the Junior Lien Agent or any Junior Lien Secured Party in the Collateral to secure all or any portion of the Junior Lien Obligations.

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Notwithstanding any failure by any Senior Lien Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Senior Lien Secured Parties, the priority and rights as between the Senior Lien Secured Parties and the Junior Lien Secured Parties with respect to the Collateral shall be as set forth herein.

The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the Senior Lien Agent, for the benefit of itself and the Senior Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Junior Lien Agent has been granted Liens and the Junior Lien Agent hereby consents thereto. The Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the Junior Lien Agent, for the benefit of itself and the Junior Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Senior Lien Agent has been granted Liens and the Senior Lien Agent hereby consents thereto. The subordination of Liens by the Junior Lien Agent in favor of the Senior Lien Agent as set forth herein shall not be deemed to subordinate the Junior Lien Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

Waiver of Right to Contest Liens.

The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Senior Lien Agent and the other Senior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. The Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, agrees that none of the Junior Lien Agent or the other Junior Lien Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Senior Lien Agent or any Senior Lien Secured Party under the Senior Lien Documents with respect to the Collateral, other than as expressly permitted by this Agreement. The Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, hereby waives any and all rights it or the Junior Lien Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which the Senior Lien Agent or any Senior Lien Lender seeks to enforce its Liens in any Collateral. The foregoing shall not be construed to prohibit the Junior Lien Agent from enforcing the provisions of this Agreement or any claims it, or any other Junior Lien Secured Party, may have against the Senior Lien Agent or any other Senior Lien Secured Party that are not the subject matter of this Agreement.

The Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or

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challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Junior Lien Agent or the other Junior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. The foregoing shall not be construed to prohibit the Senior Lien Agent or any other Senior Lien Secured Party from enforcing the provisions of this Agreement.

Remedies Standstill.

The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Senior Lien Obligations shall have occurred, neither the Junior Lien Agent nor any Junior Lien Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the prior written consent of the Senior Lien Agent, and will not take, receive or accept any Proceeds of Collateral; provided, however, that the Junior Lien Agent may Exercise Any Secured Creditor Remedies after a period of 120 days (which period shall be tolled during any period in which the Senior Lien Agent is not entitled, on behalf of the Senior Lien Secured Parties, to Exercise any Secured Creditor Remedies as a result of (A) any injunction issued by a court of competent jurisdiction or (B) the automatic stay or any other stay or prohibition in any Insolvency Proceeding) has elapsed since the date on which the Junior Lien Agent has delivered to the Senior Lien Agent written notice of the acceleration of the Indebtedness outstanding under the Junior Lien Documents (the “Standstill Period”); provided further, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Junior Lien Agent or any other Junior Lien Secured Party Exercise Any Secured Creditor Remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any Exercise of Any Secured Creditor Remedies, if the Senior Lien Agent or any other Senior Lien Secured Party shall have commenced, and shall be diligently pursuing in good faith the Exercise of Any Secured Creditor Remedies and (ii) after the expiration of the Standstill Period, so long as neither the Senior Lien Agent nor the other Senior Lien Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Junior Lien Secured Parties (or the Junior Lien Agent on their behalf) have commenced any actions to enforce their Lien with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the Senior Lien Secured Parties nor the Senior Lien Agent shall take any action of a similar nature with respect to such Collateral without the prior written consent of the Junior Lien Agent; provided that all other provisions of this Agreement (including the turnover provisions of Section 3.6) are complied with.

The foregoing shall not be construed to prevent the Junior Lien Agent or any Junior Lien Secured Party from (i) filing a claim, proof of claim, statement of interest or any similar form with respect to the Junior Lien Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the Senior Lien Agent or the other Senior Lien Secured Parties on the Collateral or the rights of the Senior Lien Agent or any of the Senior Lien Secured Parties to Exercise Any Secured Creditor Remedies in respect

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thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading or action filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the Junior Lien Agent or any Junior Lien Secured Party, (iv) exercising rights and remedies as unsecured creditors, as provided in Section 2.9, (v) inspecting or appraising the Collateral or receiving reports with respect to the Collateral so long as such actions do not interfere in any material respect with the rights of the Senior Lien Secured Parties hereunder and (vi) subject to Section 2.2 and clause (i) of the second proviso of Section 2.3(a) (and subject, generally, to the Lien Priority provisions and application of proceeds provisions set forth herein), enforcing any of its rights and exercising any of its remedies with respect to the Collateral after termination of the Standstill Period. Except for the actions set forth in clauses (i) through (vi) of this Section 2.3(b), unless and until the Discharge of the Senior Lien Obligations, the sole right of the Junior Lien Agent and the other Junior Lien Secured Parties with respect to the Collateral shall be to receive the Proceeds of the Collateral, if any, remaining after Discharge of Senior Lien Obligations has occurred and in accordance with the Junior Lien Documents and applicable law.

Exercise of Rights.

No Other Restrictions. Except as expressly set forth in this Agreement, each Senior Lien Secured Party shall have the exclusive right to enforce any and all rights and exercise remedies with respect to the Collateral as it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies, in each case without any consultation with or the consent of the Junior Lien Agent or any other Junior Lien Secured Party; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the provisions of this Agreement. The Senior Lien Agent may enforce the provisions of the Senior Lien Documents and may Exercise Any Secured Creditor Remedies, all in such order and in such manner as it may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law, and such enforcement and exercise shall include the rights of an agent appointed by the Senior Lien Agent to dispose of Collateral upon foreclosure, to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, any Debtor Relief Law, any relevant Security Document or any other applicable law. Each of the Junior Lien Agent and each Junior Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Senior Lien Agent or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the Senior Lien Agent and each Senior Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Junior Lien Agent or any other Junior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or

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otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

Release of Junior Priority Liens. In the event of (i) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Lien Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (ii) any sale, transfer or other disposition of all or any portion of the Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as, in the case of this clause (ii), such sale, transfer or other disposition is then permitted by the Senior Lien Documents (or consented to by the requisite Senior Lien Lenders) and the Junior Lien Documents (or consented to by the requisite Junior Lien Lenders), irrespective of whether an Event of Default has occurred, the Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties that, so long as the Junior Lien Agent, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Senior Lien Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Junior Lien Obligations, and the Junior Lien Agent’s and the Junior Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Junior Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition, is no longer a Subsidiary of the Borrower) shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Senior Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Senior Lien Guaranty by such Credit Party). In furtherance of, and subject to, the foregoing, the Junior Lien Agent agrees that it will promptly execute any and all Lien releases, debt assignments or transfers or other comparable documents reasonably requested by the Senior Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the Junior Lien Secured Parties than the comparable document with respect to the Senior Lien Secured Parties). The Junior Lien Agent hereby appoints the Senior Lien Agent and any officer or duly authorized person of the Senior Lien Agent, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Lien Agent and in the name of the Junior Lien Agent or in the Senior Lien Agent’s own name, from time to time, in the Senior Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, financing change statements, endorsements, assignments, releases, discharges or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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Release of Senior Priority Liens. In the event of any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Junior Lien Agent after the expiration of the Standstill Period that is permitted in accordance with clause (ii) to the second proviso in Section 2.3(a) (other than in connection with a refinancing as described in Section 5.2(c) hereof), the Senior Lien Agent agrees, on behalf of itself and the Senior Lien Secured Parties that, so long as the Senior Lien Agent, for the benefit of the Senior Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Senior Lien Obligations, and the Senior Lien Agent’s and the Senior Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Senior Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition is no longer a Subsidiary of the Borrower) shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Junior Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Junior Lien Guaranty by such Credit Party); provided that so long as the Discharge of Senior Lien Obligations has not occurred, the Proceeds of, or payments with respect to, any such release that are received by the Junior Lien Agent or any other Junior Lien Secured Party shall be segregated and held in trust and forthwith transferred or paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in accordance with Section 3.6. In furtherance of, and subject to, the foregoing, the Senior Lien Agent agrees that it will promptly execute any and all Lien releases debt assignments or transfers or other comparable documents reasonably requested by the Junior Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the Senior Lien Secured Parties than the comparable document with respect to the Junior Lien Secured Parties). The Senior Lien Agent hereby appoints the Junior Lien Agent and any officer or duly authorized person of the Junior Lien Agent, until the time at which all the Junior Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Persons entitled thereto) have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in any Junior Lien Credit Agreement) have been terminated, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Senior Lien Agent and in the name of the Senior Lien Agent or in the Junior Lien Agent’s own name, from time to time, in the Junior Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

No New Liens.

It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Junior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Junior Lien Obligation

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which assets are not also subject to the Lien of the Senior Lien Agent under the Senior Lien Documents. If any Junior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Lien Obligation which assets are not also subject to the Lien of the Senior Lien Agent under the Senior Lien Documents, then the Junior Lien Agent (or the relevant Junior Lien Secured Party) shall, without the need for any further consent of any other Junior Lien Secured Party, the Borrower, any Junior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Junior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Senior Lien Agent as security for the Senior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Senior Lien Agent in writing of the existence of such Lien upon becoming aware thereof. Without limiting any other right or remedy available to the Senior Lien Agent or the Senior Lien Secured Parties, the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(a) shall be subject to the turnover provisions in Section 3.6.

It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Senior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agent under the Junior Lien Documents (other than as set forth in Section 2.1(d)). If any Senior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agent under the Junior Lien Documents (other than as set forth in Section 2.1(d)), then the Senior Lien Agent (or the relevant Senior Lien Secured Party) shall, without the need for any further consent of any other Senior Lien Secured Party, the Borrower, any Senior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Senior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Junior Lien Agent as security for the Junior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Junior Lien Agent in writing of the existence of such Lien upon becoming aware thereof.

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Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations be identical; provided, that this provision will not be violated with respect to any Junior Lien Obligations if the applicable Junior Lien Agent is given a reasonable opportunity to accept a Lien on any asset or property and such Junior Lien Agent states in writing that the Junior Lien Documents in respect thereof prohibit such Junior Lien Agent from accepting a Lien on such asset or property or such Junior Lien Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined lien a “Declined Junior Lien”). In furtherance of the foregoing, the parties hereto agree:

to cooperate in good faith in order to determine, upon any reasonable request by the Senior Lien Agent or the Junior Lien Agent, the specific assets included in the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations, the steps taken to perfect the Liens securing the Senior Lien Obligations thereon and the Liens securing the Junior Lien Obligations thereon and the identity of the respective parties obligated under the Senior Lien Documents and the Junior Lien Documents; and

that the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Junior Lien Obligations (and such Liens) shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Senior Lien Obligations (and such Liens), other than with respect to the senior priority and junior priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement, including the existence of any Declined Junior Lien.

Waiver of Marshalling. Until the Discharge of Senior Lien Obligations, the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law; provided, however, that the Junior Lien Secured Parties shall have the rights expressly provided by Section 2.3(b)(v).

No Waiver by Senior Lien Secured Parties. Other than with respect to the actions permitted under clauses (i) through (vi) of Section 2.3(b) hereof, nothing contained herein shall prohibit or in any way limit the Senior Lien Agent or any other Senior Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Junior Lien Agent or any other Junior Lien Secured Party, including any request by the Junior Lien Agent or any other Junior Lien Secured Party for adequate protection or any exercise by the Junior Lien Agent or any other Junior Lien Secured Party of any of its rights and remedies under the Junior Lien Documents or otherwise.

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Rights as Unsecured Creditors. The Junior Lien Agent and the other Junior Lien Secured Parties may, in accordance with the terms of the Junior Lien Documents and applicable law, enforce rights and exercise remedies against the Borrower and any Junior Lien Guarantor as unsecured creditors (other than initiating or joining in any involuntary case or proceeding under any Insolvency Proceeding with respect to any Credit Party or Exercising any Secured Creditor Remedies); provided that (i) no such action is otherwise inconsistent with the terms of this Agreement and (ii) any judgment Lien obtained by any Junior Lien Secured Party as a result of any such enforcement or exercise of rights shall be subject to the terms of this Agreement for all purposes (including in relation to the Liens of the Senior Lien Secured Parties) as the other Liens of the Junior Lien Secured Parties. Nothing in this Agreement shall prohibit the receipt by the Junior Lien Agent or any other Junior Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Lien Documents so long as such receipt is not (a) a distribution or recovery in any Insolvency Proceeding in contravention of this Agreement or (b) the direct or indirect result of the enforcement or exercise by the Junior Lien Agent or any other Junior Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff or other Exercise of Any Secured Creditor Remedies) or enforcement in contravention of this Agreement of any Lien securing the Junior Lien Obligations (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor, to the extent such judgment lien applies to Collateral).

ACTIONS OF THE PARTIES

Certain Actions Permitted. The Junior Lien Agent may make such demands or file such claims in respect of the Junior Lien Obligations as it reasonably deems necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by the Junior Lien Agent or any Junior Lien Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Lien Obligations so long as such receipt is in accordance with and not prohibited by, and not the direct or indirect result of the exercise by the Junior Lien Agent or any Junior Lien Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Collateral or enforcement in contravention of, this Agreement of any Lien held by any of them.

Agent for Perfection. The Senior Lien Agent, for and on behalf of itself and each Senior Lien Secured Party, agrees to hold all Collateral in its possession, custody or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody or control of its agents or bailees) as gratuitous bailee for the Junior Lien Agent solely for the purpose of perfecting or maintaining the perfection of the security interest granted to the Junior Lien Agent in such Collateral, subject to the terms and conditions of this Section 3.2. None of the Senior Lien Agent or the other Senior Lien Secured Parties shall have any obligation whatsoever to the Junior Lien Agent or the other Junior Lien Secured Parties to assure that the Collateral is genuine or owned by the Borrower, any Guarantor or any other Person or to preserve

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rights or benefits of any Person. The duties or responsibilities of the Senior Lien Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee and/or agent for the Junior Lien Agent for purposes of perfecting the Lien held by the Junior Lien Agent. So long as the Discharge of Senior Lien Obligations has not occurred, the Senior Lien Agent shall be entitled to deal with the Control Collateral in accordance with the terms of this Agreement and the other Senior Lien Documents as if the Liens in favor of the Junior Lien Secured Parties did not exist. The Senior Lien Agent is not and shall not be deemed to be a fiduciary of any kind for the Junior Lien Secured Parties or any other Person. In addition, the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, hereby agrees and acknowledges that other than with respect to Collateral that may be perfected through the filing of a UCC financing statement or other applicable public filing, the Senior Lien Agent’s Liens may be perfected on certain items of Collateral with respect to which the Junior Lien Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement.

Sharing of Information and Access. In the event that the Junior Lien Agent shall, in the exercise of its rights under any of the Junior Lien Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Lien Credit Party which contain information identifying or pertaining to any of the Collateral, the Junior Lien Agent shall, upon request from the Senior Lien Agent and as promptly as practicable thereafter (at the sole expense of the Credit Parties), either make available to the Senior Lien Agent such books and records for inspection and duplication or provide the Senior Lien Agent copies thereof.

Insurance and Condemnation Awards. Proceeds of Collateral include insurance proceeds and condemnation awards and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds and condemnation awards. The Senior Lien Agent and the Junior Lien Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable. The Senior Lien Agent shall have the sole and exclusive right, as against the Junior Lien Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of Collateral. All proceeds of such insurance and any such award, or any payments with respect to a deed in lieu of condemnation, shall be remitted to the Senior Lien Agent, and each of the Senior Lien Agent and Junior Lien Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds or any such awards or payments in accordance with Section 4.1 hereof.

No Additional Rights For the Credit Parties Hereunder. If any Senior Lien Secured Party or Junior Lien Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Senior Lien Secured Party or Junior Lien Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Senior Lien Secured Party or Junior Lien Secured Party.

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Payments Over. So long as the Discharge of Senior Lien Obligations has not occurred, any Collateral or Proceeds thereof or payment with respect thereto received by the Junior Lien Agent or any Junior Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), other than Reorganization Securities, in contravention of this Agreement or otherwise in a manner which is not consistent with the Lien Priority (or, after the termination of the Standstill Period, in connection with any enforcement of rights or exercise of remedies with respect to the Collateral by the Junior Lien Agent or any other Junior Lien Secured Party) shall be segregated and held in trust and forthwith paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Lien Obligations occurs, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Senior Lien Agent, and any officer or duly authorized person of the Senior Lien Agent, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of each Junior Lien Secured Party in the name of the Junior Lien Agent or in the Senior Lien Agent’s own name, from time to time, in the Senior Lien Agent’s sole discretion, for the purpose of carrying out the provisions of this Section 3.6 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the Senior Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 3.6 (which appointment, being coupled with an interest, is irrevocable).

APPLICATION OF PROCEEDS

Application of Proceeds.

Nature of Certain Senior Lien Obligations. The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, expressly acknowledges and agrees that (i) any Senior Lien Credit Agreement may include a revolving commitment, that the Senior Lien Agent or any applicable Senior Pari Passu Agent and the other applicable Senior Lien Lenders will apply payments and make advances thereunder; and that no application of any Collateral or the release of any Lien by the Senior Lien Agent upon any portion of the Collateral in connection with a permitted disposition by the Senior Lien Credit Parties under any Senior Lien Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the Senior Lien Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Senior Lien Obligations may be modified, extended or amended from time to time to the extent permitted hereunder, and that the aggregate amount of the Senior Lien Obligations may be increased or refinanced to the extent permitted hereunder, in each event, without notice to or consent by the Junior Lien Secured Parties and without affecting the provisions hereof;

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and (iii) all Collateral received by the Senior Lien Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the Senior Lien Obligations at any time; provided, however, that from and after the date on which the Senior Lien Agent (or any Senior Lien Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the Senior Lien Agent or any Senior Lien Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal, restatement or refinancing of the Senior Lien Obligations or any portion thereof.

Application of Proceeds of Collateral. The Senior Lien Agent and the Junior Lien Agent hereby agree that, so long as the Discharge of Senior Lien Obligations has not occurred, all Collateral and all Proceeds thereof received by the Senior Lien Agent (or any other Senior Lien Secured Party) or the Junior Lien Agent (or any other Junior Lien Secured Party) in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of reasonable and documented out-of-pocket costs and expenses of the Senior Lien Agent in connection with such Exercise of Secured Creditor Remedies, and second, to the payment of the Senior Lien Obligations in accordance with the Senior Lien Documents. All Collateral and all Proceeds received by the Senior Lien Agent after the Discharge of Senior Lien Obligations has occurred shall be forthwith paid over, in kind or funds and currency received, to the Junior Lien Agent for application to the payment of the Junior Lien Obligations in accordance with the Junior Lien Documents.

Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the Senior Lien Agent shall have no obligation or liability to the Junior Lien Agent or to any Junior Lien Secured Party regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by the Senior Lien Agent under the terms of this Agreement.

Turnover of Collateral After Discharge. Upon the Discharge of Senior Lien Obligations, the Senior Lien Agent shall deliver to the Junior Lien Agent or shall execute such documents as the Junior Lien Agent may reasonably request to enable the Junior Lien Agent to have control over any Control Collateral still in the Senior Lien Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Specific Performance. Each of the Senior Lien Agent and the Junior Lien Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, and the Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding or other proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Junior Lien Agent and the other Junior Lien Secured Parties agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof (other than Reorganization Securities) shall (for so long as the Discharge of Senior Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of Senior Lien Obligations has occurred. Until the Discharge of Senior Lien Obligations occurs, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Senior Lien Agent, and any officer or agent of the Senior Lien Agent, with full power of substitution, the attorney-in-fact of each Junior Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.3 and taking any action and executing any instrument that the Senior Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.3, which appointment is irrevocable and coupled with an interest.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Notice of Acceptance and Other Waivers.

All Senior Lien Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Senior Lien Agent or any Senior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Senior Lien Obligations. All Junior Lien Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Junior Lien Agent or any Junior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Junior Lien Obligations.

None of the Senior Lien Agent, any Senior Lien Secured Party or any of their respective Affiliates, directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or

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any part or Proceeds thereof, except as specifically provided in this Agreement. If the Senior Lien Agent or any Senior Lien Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any Senior Lien Credit Agreement or any of the other Senior Lien Documents, whether the Senior Lien Agent or any Senior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Lien Credit Agreement or any other Junior Lien Document or an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Senior Lien Agent or any Senior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under any Senior Lien Documents (subject to the express terms and conditions hereof), neither the Senior Lien Agent nor any Senior Lien Secured Party shall have any liability whatsoever to the Junior Lien Agent or any Junior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Senior Lien Agent and the other Senior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any Senior Lien Credit Agreement and any of the other Senior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Junior Lien Agent or any of the Junior Lien Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that neither the Senior Lien Agent nor any Senior Lien Secured Party shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the Senior Lien Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

If the Junior Lien Agent or any Junior Lien Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any Junior Lien Credit Agreement or any of the other Junior Lien Documents, whether the Junior Lien Agent or any Junior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Senior Lien Credit Agreement or any other Senior Lien Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Junior Lien Agent or any Junior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under the Junior Lien Documents (subject to the express terms and conditions hereof), neither the Junior Lien Agent nor any Junior Lien Secured Party shall have any liability whatsoever to the Senior Lien Agent or any Senior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Junior Lien Agent and the other Junior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Junior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Senior Lien Agent or any Senior Lien Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.

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Modifications to Senior Lien Documents and Junior Lien Documents.

The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Junior Lien Agent and the other Junior Lien Secured Parties hereunder, the Senior Lien Agent and the other Senior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Junior Lien Agent or any Junior Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Junior Lien Agent or any Junior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Lien Documents in any manner whatsoever; provided that, without the consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Junior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene any provision of this Agreement, (ii) result in the aggregate principal amount of the loans (together with unused commitments) outstanding under the Senior Lien Credit Agreements exceeding the Maximum Senior Lien Amount, (iii) increase the all-in interest rate (including original issue discount and interest rate floors, but excluding fluctuations in the underlying rate indices, customary non-recurrent market-based fees (including any customary and market amendment, consent or waiver fees, and underwriting or arrangement fees) and the imposition of a default rate of 2.00% per annum) applicable to the Senior Lien Obligations by more than 3.00% per annum above the rates as are in effect on the date hereof or (iv) extend the scheduled final maturity date of the Senior Lien Obligations beyond the scheduled final maturity date of the Junior Lien Obligations.

The Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Senior Lien Agent and the other Senior Lien Secured Parties hereunder, the Junior Lien Agent and the other Junior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Senior Lien Agent or any Senior Lien Secured Party (except to the extent such consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Senior Lien Agent or any Senior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Lien Documents in any manner whatsoever; provided that, without the prior written consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Senior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene the provisions of this Agreement, (ii) increase the all-in interest rate (including original issue discount and interest rate floors, but excluding fluctuations in the underlying rate indices,

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customary non-recurrent market-based fees (including any customary and market amendment, consent or waiver fees, and underwriting or arrangement fees) and the imposition of a default rate of 2.00% per annum) applicable to the Junior Lien Obligations by more than 3.00% per annum above the rates as are in effect on the date hereof, (iii) change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Junior Lien Documents, (iv) change any negative covenant, default or event of default provisions set forth in the Junior Lien Documents to be more restrictive than the negative covenants, defaults and events of default with respect to the Senior Lien Obligations or add any financial covenant, (v) change the mandatory redemption or prepayment provisions set forth in the Junior Lien Documents in a manner that would require the applicable Junior Lien Obligations to be mandatorily redeemed or prepaid prior to the date(s), if any, set forth in the applicable Junior Lien Document as in effect as of the date hereof (and, if there are no such dates, prior to the final maturity date with respect to the Junior Lien Obligations set forth therein), other than (w) upon the occurrence of an asset sale or other disposition or casualty event (subject to (1) reinvestment rights that are in the aggregate no less favorable to the Borrower than those under the Junior Lien Documents as in effect on the date hereof and (2) the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an event of default (subject to the limitations in clause (iv) of this paragraph) and (z) upon the incurrence of Indebtedness that is not permitted thereunder (subject to the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding) or (vi) add to the Collateral (or similar term as defined in the Junior Lien Documents) other than as specifically provided by this Agreement.

Subject to the express limitations set forth in Sections 5.2(a) and 5.2(b), the Senior Lien Obligations and the Junior Lien Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any Senior Lien Document or any Junior Lien Document) of the Senior Lien Agent, the Senior Lien Secured Parties, the Junior Lien Agent or the other Junior Lien Secured Parties, as the case may be, all without affecting the Lien Priority provided for herein or the other provisions hereof; provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Senior Lien Agent or the Junior Lien Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Senior Lien Agent or the Junior Lien Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the Senior Lien Documents and the Junior Lien Documents (to the extent such documents survive the refinancing).

In the event that the Senior Lien Agent or the other Senior Lien Secured Parties and the relevant Credit Party enter into any amendment, modification, waiver or consent in respect of any of the Senior Lien Collateral Documents (other than this Agreement),

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then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Junior Lien Collateral Document, in each case, without the consent of any Junior Lien Secured Party and without any action by the Junior Lien Agent, the Borrower or any other Credit Party; provided that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Liens securing the Junior Lien Obligations or release any such Liens, except to the extent that such release is permitted or required by Section 2.4(b) hereof and provided that there is a concurrent release of the corresponding Liens securing the Senior Lien Obligations, (B) amend, modify or otherwise affect the rights or duties of the Junior Lien Agent without its prior written consent or (C) permit Liens on the Collateral (other than Liens securing any DIP Financing) which are not permitted under the terms of the Junior Lien Documents and (ii) notice of such amendment, modification, waiver or consent shall have been given to the Junior Lien Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent.

Each of the Borrower and the Junior Lien Agent agrees that any Junior Lien Credit Agreement and each Junior Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Senior Lien Agent, which approval shall not be unreasonably withheld or delayed. Each of the Borrower and the Junior Lien Agent further agrees that each Junior Lien Collateral Document covering any Collateral that is comprised of Real Property shall contain such other language as the Senior Lien Agent may reasonably request to reflect the subordination of such Junior Lien Collateral Document to the Senior Lien Collateral Document covering such Collateral pursuant to this Agreement.

Effect of Refinancing of Indebtedness under Senior Lien Documents. If the Borrower refinances, in whole or in part, any Indebtedness outstanding under any of the Senior Lien Documents and provided that (a) such refinancing is permitted hereby and (b) the Borrower gives to the Junior Lien Agent written notice electing the application of the provisions of this Section 5.3 to such refinancing Indebtedness, then (i) the Discharge of Senior Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement notwithstanding anything to the contrary herein, (ii) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New Senior Lien Obligations”) shall automatically be treated as Senior Lien Obligations for all purposes of this Agreement, including for purposes of the Lien Priority and rights in respect of Collateral set forth herein, (iii) the credit agreement, indenture or other agreement and the security documents and the other related financing documents evidencing such refinancing Indebtedness (the “New Senior Lien Loan Documents”) shall automatically be treated as a Senior Lien Credit Agreement and the Senior Lien Documents and, in the case of New Senior Lien Loan Documents that are security documents, as the Senior Lien Collateral Documents for all purposes of this Agreement, (iv) the collateral agent under the New Senior Lien Loan Documents (the “New Senior Lien Agent”) shall be deemed to be the Senior Lien Agent for all purposes of this Agreement, except as otherwise provided in clause (ii) of the definition of Senior Lien Agent and (v) the lenders under the New Senior Lien Loan Documents shall be deemed to be the Senior Lien Lenders for all purposes of this Agreement. Upon receipt of the New Senior Lien Loan

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Documents, the Junior Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as are reasonably necessary to provide to the New Senior Lien Agent the rights and powers expressly contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrower shall cause the agreement, document or instrument pursuant to which the New Senior Lien Agent is appointed to provide that the New Senior Lien Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.5 hereof (but subject to Section 2.1(d)), if the New Senior Lien Obligations are secured by assets of the Credit Parties that do not also secure the Junior Lien Obligations, the applicable Credit Parties shall promptly grant a valid and perfected Lien on such assets to secure the Junior Lien Obligations (subject to the Lien Priority).

Reinstatement and Continuation of Agreement. If the Senior Lien Agent or any Senior Lien Secured Party is required in any Insolvency Proceeding or other applicable proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any Guarantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery. If this Agreement shall have been terminated prior to such Senior Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the Senior Lien Agent, the Junior Lien Agent, the Senior Lien Secured Parties and the Junior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency Proceeding by or against either or the Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrower or any Guarantor in respect of the Senior Lien Obligations or the Junior Lien Obligations. No priority or right of the Senior Lien Agent or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Senior Lien Agent or any Senior Lien Secured Party may have.

INSOLVENCY PROCEEDINGS

DIP Financing.

If the Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Senior Lien Obligations, and the Senior Lien Agent or the other Senior Lien Secured Parties shall seek to provide the Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Collateral under Section 363 of the Bankruptcy Code or any similar provision of any

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other Debtor Relief Laws (each, a “DIP Financing”), with such DIP Financing to be on commercially reasonable terms under the circumstances and secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws, including section 50.6 of the BIA), would be Collateral), then the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Junior Lien Agent securing the Junior Lien Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is Collateral except as permitted by Section 6.3(b)(i) hereof), so long as (i) the Junior Lien Agent retains its Lien on the Collateral to secure the Junior Lien Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Lien Agent and the other Senior Lien Secured Parties securing the Senior Lien Obligations on Collateral.

All Liens granted to the Senior Lien Agent or the Junior Lien Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Relief From Stay. Until the Discharge of Senior Lien Obligations has occurred, the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees not to seek relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral, any Proceeds thereof or any Lien in respect of the Junior Lien Obligations, in each case without the Senior Lien Agent’s express prior written consent.

No Contest; Adequate Protection.

The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall seek or accept any form of adequate protection under any or all of Section 361, 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in writing by the Senior Lien Agent in its sole and absolute discretion. The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Senior Lien Agent or any Senior Lien Secured Party for adequate protection of its interest in the Collateral, (ii) any proposed provision of DIP Financing by the Senior Lien Agent or the other Senior Lien Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the Senior Lien Agent) (unless in contravention of Section 6.1(a) hereof) or (iii) any objection by the Senior Lien Agent or any Senior Lien Secured Party to any motion, relief, action or proceeding based on a claim by the Senior Lien Agent or any Senior Lien Secured Party that its interests in the Collateral are not

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adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Senior Lien Agent as adequate protection of its interests are subject to this Agreement.

Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

if the Senior Lien Secured Parties (or any subset thereof) are granted adequate protection with respect to the Collateral in the form of additional collateral (even if such collateral is not of a type that would otherwise have constituted Collateral), then the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, agrees that the Junior Lien Agent, on behalf of itself or any of the Junior Lien Secured Parties, may seek or request (and the Senior Lien Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Senior Lien Obligations on the same basis as the Liens of the Junior Lien Agent on the Collateral; and

in the event the Junior Lien Agent, on behalf of itself or any of the Junior Lien Secured Parties, is granted adequate protection in respect of the Collateral in the form of additional collateral, then the Junior Lien Agent, on behalf of itself and any of the Junior Lien Secured Parties, agrees that the Senior Lien Agent, on behalf of itself or any of the Senior Lien Secured Parties, shall be granted adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be senior to the Liens securing the Junior Lien Obligations on the same basis as the Liens of the Senior Lien Agent on the Collateral.

Except as otherwise expressly set forth in Section 6.1 hereof, nothing herein shall limit the rights of the Senior Lien Agent or the other Senior Lien Secured Parties from seeking adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

Notwithstanding the foregoing, the applicable provisions of Sections 6.1 and 6.3(a) shall only be binding on the Junior Lien Secured Parties with respect to any DIP Financing to the extent the aggregate principal amount of such DIP Financing does not exceed the sum of (i) to the extent refinanced in connection with, and included as part of, such DIP Financing, the aggregate principal amount of the pre-petition Senior Lien Obligations (plus, without duplication, the amount of any unused commitments under any Senior Lien Credit Agreement immediately prior to the commencement of the applicable Insolvency Proceeding), (ii) the aggregate amount of ABL Claims (as such term is defined in the Term/ABL Intercreditor Agreement on the date hereof) outstanding under the ABL Credit Agreement (plus, without duplication, the amount of any unused commitments under any ABL Credit Agreement immediately prior to the commencement of the applicable Insolvency Proceeding), and (iii) 20.0% of the amounts set forth in clauses (i) and (ii).

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Asset Sales. The Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties, that it will not oppose any sale consented to by the Senior Lien Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Junior Lien Agent, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Senior Lien Obligations in accordance with Section 4.1(b) hereof).

Post-Petition Interest.

The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, agrees that no Junior Lien Secured Party shall oppose or seek to challenge any claim by the Senior Lien Agent or any other Senior Lien Secured Party for allowance in any Insolvency Proceeding of Senior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Senior Lien Obligations (it being understood and agreed that such value shall be determined without regard to the existence of the Liens securing the Junior Lien Obligations on the Collateral).

The Senior Lien Agent, for itself and on behalf of the other Senior Lien Secured Parties, agrees that no Senior Lien Secured Party shall oppose or seek to challenge any claim by the Junior Lien Agent or any other Junior Lien Secured Party for allowance in any Insolvency Proceeding of Junior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Junior Lien Obligations (it being understood and agreed that such value shall be determined taking into account the Liens securing the Senior Lien Obligations on the Collateral).

Certain Waivers by the Junior Lien Secured Parties. The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, waives any claim any Junior Lien Secured Party may hereafter have against any Senior Lien Secured Party arising out of (a) the election by any Senior Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Debtor Relief Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Separate Grants of Security and Separate Classification. Each Senior Lien Secured Party and each Junior Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Lien Collateral Documents and the Junior Lien Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Senior Lien Obligations are fundamentally different from the Junior Lien Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further

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effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Lien Secured Parties and the Junior Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Senior Lien Secured Parties and the Junior Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Lien Obligation claims and Junior Lien Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Lien Secured Parties), the Senior Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for Senior Lien Secured Parties before any distribution is made in respect of the claims held by the Junior Lien Secured Parties from such Collateral, with the Junior Lien Secured Parties hereby acknowledging and agreeing to turn over to the Senior Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code and all other applicable Debtor Relief Laws.

Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan (the “Reorganization Securities”) on account of both the Senior Lien Obligations and the Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the Senior Lien Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Senior Lien Obligations Unconditional. All rights of the Senior Lien Agent hereunder, and all agreements and obligations of the Junior Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any Senior Lien Document;

any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Lien Obligations (it being specifically acknowledged that a portion of the Senior Lien Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed), or, subject to Sections 5.2(a) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Senior Lien Document;

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any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or, subject to Sections 5.2(a) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Senior Lien Obligations or any guarantee or guaranty thereof; or

any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Lien Obligations, or of any of the Junior Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Junior Lien Obligations Unconditional. All rights of the Junior Lien Agent hereunder, and all agreements and obligations of the Senior Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any Junior Lien Document;

any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Lien Obligations, or, subject to Sections 5.2(b) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Junior Lien Document;

any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or, subject to Sections 5.2(b) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Junior Lien Obligations or any guarantee or guaranty thereof; or

any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Lien Obligations, or of any of the Senior Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

MISCELLANEOUS

Rights of Subrogation. The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, agrees that no payment to the Senior Lien Agent or any Senior Lien Secured Party pursuant to the provisions of this Agreement shall entitle the Junior Lien Agent or any Junior Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Senior Lien Obligations shall have occurred. Following the Discharge of Senior Lien Obligations, the Senior Lien Agent agrees to execute such documents, agreements and instruments as the Junior Lien Agent or any Junior Lien Secured Party may reasonably request to evidence the transfer by

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subrogation to any such Person of an interest in the Senior Lien Obligations resulting from payments to the Senior Lien Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Senior Lien Agent are paid by such Person upon request for payment thereof.

Further Assurances. The Parties will, at the sole expense of the Credit Parties and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Lien Agent or the Junior Lien Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Representations. The Junior Lien Agent represents and warrants to the Senior Lien Agent that it has the requisite power and authority under the Junior Lien Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Junior Lien Secured Parties and that this Agreement shall be a binding obligation of the Junior Lien Agent and the other Junior Lien Secured Parties, enforceable against the Junior Lien Agent and the other Junior Lien Secured Parties in accordance with its terms. The Senior Lien Agent represents and warrants to the Junior Lien Agent that it has the requisite power and authority under the Senior Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Senior Lien Secured Parties and that this Agreement shall be a binding obligation of the Senior Lien Agent and the other Senior Lien Secured Parties, enforceable against the Senior Lien Agent and the other Senior Lien Secured Parties in accordance with its terms.

Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom by any Party hereto shall be effective unless it is in a written agreement executed by the Senior Lien Agent and the Junior Lien Agent (at the direction of the requisite Senior Lien Lenders as required under any Senior Lien Credit Agreement and the requisite Junior Lien Lenders as required under any Junior Lien Credit Agreement, respectively) and, in the case of any amendment or waiver that could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Credit Party or imposes additional duties or obligations on any Credit Party, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. It is understood that the Senior Lien Agent and the Junior Lien Agent, without the consent of any other Senior Lien Secured Party or Junior Lien Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of

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this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Credit Parties become Senior Lien Obligations or Junior Lien Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes Senior Lien Obligations or Junior Lien Obligations; provided that such Additional Debt is permitted to be incurred under any Senior Lien Credit Agreement and any Junior Lien Credit Agreement then extant in accordance with the terms thereof. Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the Senior Lien Agent and the Junior Lien Agent, (y) shall be executed by the Senior Representative with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such Senior Representative shall become an “Agent” hereunder) and (z) shall provide, in a manner satisfactory to the Senior Lien Agent and the Junior Lien Agent, that the Senior Representative with respect to applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five Business Days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the Senior Lien Documents and the Junior Lien Documents.

Senior Lien Agent:	Credit Suisse AG, Cayman Islands Branch
as Administrative Agent
Eleven Madison Avenue
9th Floor
New York, NY 10010
Attention: Agency Manager
Facsimile: (212) 322-2291
Email: agency.loanops@credit-suisse.com

Junior Lien Agent:	[ ]

No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of Senior Lien Obligations shall have occurred (subject to Section 5.4 hereof), (b) be binding upon the Parties and their successors and assigns and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the Senior Lien Agent, any Senior Lien Secured Party, the Junior Lien Agent or any Junior Lien Secured Party may assign or otherwise transfer all or any portion of the Senior Lien Obligations or the Junior Lien Obligations in accordance with any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, in each case, as applicable, to any other Person (other than the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor (in each case except as provided in such Senior Lien Credit Agreement or such Junior Lien Credit Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the Senior Lien Agent, the Junior Lien Agent, any Senior Lien Secured Party or any Junior Lien Secured Party, as the case may be, herein or otherwise. The Senior Lien Secured Parties and the Junior Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

GOVERNING LAW; ENTIRE AGREEMENT. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

No Third Party Beneficiaries. This Agreement is solely for the benefit of the Senior Lien Agent, Senior Lien Secured Parties, Junior Lien Agent and Junior Lien

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Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties or as among the Junior Lien Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties pursuant to the provisions of the Senior Lien Pari Passu Intercreditor Agreement. Except as set forth in Section 7.4 hereof, no other Person (including the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor (in each case except as provided in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable)) shall be deemed to be a third party beneficiary of this Agreement; provided, that, the Borrower and the other Credit Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1(a), 6.3(a), 6.4 and 7.4.

Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

VENUE; JURY TRIAL WAIVER.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR LIEN SECURED PARTY OR ANY JUNIOR LIEN SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR

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PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR LIEN DOCUMENTS OR ANY JUNIOR LIEN DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.*

Senior/Junior Intercreditor Agreement. This Agreement is the “Senior/Junior Intercreditor Agreement” referred to in any Senior Lien Credit Agreement and any Junior Lien Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (a) any Senior Lien Secured Party to the obligations due to any Junior Lien Secured Party or (b) any Junior Lien Secured Party to the obligations due to any Senior Lien Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

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No Warranties or Liability. The Senior Lien Agent and the Junior Lien Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Senior Lien Document or any other Junior Lien Document. Except as otherwise provided in this Agreement, the Senior Lien Agent and the Junior Lien Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lien Document or any Junior Lien Document, the provisions of this Agreement shall govern.

Costs and Expenses. All costs and expenses incurred by the Senior Lien Agent and the Junior Lien Agent hereunder shall be reimbursed by the Borrower and the Credit Parties as provided in Section 9.3 (or any similar provision) of any Senior Lien Credit Agreement and Section 9.3 (or any similar provision) of any Junior Lien Credit Agreement.

Reliance; Information Concerning Financial Condition of the Credit Parties. Each of the Senior Lien Agent, for itself and on behalf of the Senior Lien Secured Parties, and the Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Credit Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Credit Document to which they are party. Each of the Senior Lien Agent and the Junior Lien Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the Senior Lien Obligations or the Junior Lien Obligations. The Senior Lien Agent and the Junior Lien Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Senior Lien Agent or the Junior Lien Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (i) it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine or (C) to disclose

41

any other information, (ii) it makes no expressed or implied representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein and (iii) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Additional Credit Parties. The Borrower will promptly cause each Person that becomes a Credit Party to deliver to the parties hereto an executed counterpart hereto, whereupon such Person shall thereby become a party hereto and be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Parties and the Credit Parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Credit Party at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Credit Party party hereto and had complied with the requirements of the immediately preceding sentence.

Additional Pari Passu Agents. To the extent, but only to the extent, permitted by the provisions of the Senior Lien Documents and the Junior Lien Documents, the Borrower and/or any of its Affiliates may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures, securities purchase agreements or similar agreements and/or commercial paper facilities that the Issuer designates as an Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement. In order to so designate any such Indebtedness as an Additional Senior Pari Passu Credit Agreement or Additional Junior Pari Passu Credit Agreement, as applicable, such Indebtedness must satisfy: (i) in the case of an Additional Senior Lien Credit Agreement, the requirements of the definition of “Additional Senior Lien Credit Agreement” or (ii) in the case of an Additional Junior Lien Credit Agreement, the related obligations must satisfy the definition of “Additional Junior Lien Credit Agreement”. Additionally the Additional Senior Pari Passu Agent under any such Additional Senior Lien Credit Agreement or the Additional Junior Pari Passu Agent under any such Additional Junior Lien Credit Agreement, as applicable, shall have delivered an executed counterpart hereto, whereby such new Agent shall thereby become a party hereto and agrees to be bound by the terms of this Agreement (including Section 2.5) and represents and warrants that such Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement, as applicable, provides that the Secured Parties thereunder will be subject to and bound by the provisions of this Agreement.

Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the Parties hereto. All covenants, agreements, representations and warranties made by any Party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force

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and effect, in any Insolvency Proceeding. The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, hereby waives any and all rights the Junior Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

PURCHASE OF SENIOR LIEN OBLIGATIONS

BY JUNIOR LIEN SECURED PARTIES

Purchase Right. If there is an acceleration of the Senior Lien Obligations in accordance with any Senior Lien Credit Agreement (a “Purchase Event”), then the Junior Lien Secured Parties (on a pro rata basis based on their outstanding Junior Lien Obligations, unless otherwise agreed among such Junior Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within 15 Business Days of any such Purchase Event, all, but not less than all, of (x) the Senior Lien Obligations and (y) all obligations that would have been Senior Lien Obligations but for the last sentence of the definition of “Senior Lien Obligations” (the obligations referred to in clauses (x) and (y), collectively, the “Purchase Obligations”) for the Purchase Price; provided, however, that a Senior Lien Agent may decline such purchase in the event that such Senior Lien Agent receives a notice of purchase of such Purchase Obligations under the Term/ABL Intercreditor Agreement by providing notice of such other notice of purchase to the Junior Lien Agent representing the Junior Lien Secured Parties submitting the Purchase Notice (a “Purchase Rejection”). Such purchase shall:

include all principal of, and all accrued and unpaid interest, fees, indemnities, costs and expenses in respect of, all Purchase Obligations outstanding at the time of purchase;

include the furnishing of cash collateral to any Senior Lien Agent in a manner and in such amount as such Senior Lien Agent determines is reasonably necessary to secured the letter of credit issuing banks in connection with any issued and outstanding letters of credit;

be made pursuant to an assignment agreement in the form of Exhibit E-1 to any Senior Lien Credit Agreement; and

otherwise be subject to the terms and conditions of this Article 8.

Each Senior Lien Lender will retain all rights to indemnification provided in the relevant Senior Lien Documents for all claims and other amounts relating to periods prior to the purchase of the Purchase Obligations pursuant to this Article 8 and such rights shall be secured by the Liens securing the Senior Lien Obligations.

Purchase Notice. The Junior Lien Secured Parties desiring to purchase all the Purchase Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the Senior Lien Agent that:

is signed by the Purchasing Creditors;

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states that it is a Purchase Notice under this Article 8;

states that each Purchasing Creditor is irrevocably (subject to a Purchase Rejection) electing to purchase, in accordance with this Article 8, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors;

represents and warrants that the Purchase Notice is in conformity with the Junior Lien Documents and any other binding agreement among Junior Lien Secured Parties; and

designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the Senior Lien Agent’s receipt of the Purchase Notice and (y) not more than twenty-five Business Days after the Purchase Event.

Upon the Senior Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 8.2, the Purchasing Creditors will be irrevocably (subject to a Purchase Rejection) obligated to purchase, and the Senior Lien Secured Parties will be irrevocably obligated to sell, the Purchase Obligations in accordance with and subject to this Article 8.

Purchase Price. The purchase price (the “Purchase Price”) for the Purchase Obligations will equal the sum of (a) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations, and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums); and (b) all accrued and unpaid fees, expenses, indemnities and other amounts owed to the Senior Lien Secured Parties under the Senior Lien Documents on the Purchase Date.

Purchase Closing. On the Purchase Date, (a) the Purchasing Creditors and the Senior Lien Agent will execute and deliver the assignment agreement referenced in Section 8.1 hereof, (b) the Purchasing Creditors will pay the Purchase Price to the Senior Lien Agent by wire transfer of immediately available funds, and (c) each of the Purchasing Creditors will execute and deliver to the Senior Lien Agent a waiver and release of all claims arising out of this Agreement, the relationship between the Senior Lien Secured Parties and the Junior Lien Secured Parties in connection with the Senior Lien Documents and the Junior Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Article 8.

Actions After Purchase Closing.

Promptly after the closing of the purchase of all Senior Lien Obligations pursuant to this Article 8, the Senior Lien Agent will distribute the Purchase Price to the Senior Lien Secured Parties in accordance with the terms of the Senior Lien Documents.

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After the closing of the purchase of all Purchase Obligations pursuant to this Article 8, the Purchasing Creditors may request that the Senior Lien Agent immediately resign as administrative agent and collateral agent under the Senior Lien Documents and the Senior Lien Agent will immediately resign if so requested. Upon such resignation, a new administrative agent and a new collateral agent will be elected or appointed in accordance with the Senior Lien Documents.

No Recourse or Warranties; Defaulting Creditors.

The Senior Lien Secured Parties will be entitled to rely on the statements, representations and warranties in the Purchase Notice without investigation, even if the Senior Lien Secured Parties are notified that any such statement, representation or warranty is not or may not be true.

The purchase and sale of the Purchase Obligations under this Article 8 will be without recourse and without any representation or warranty whatsoever by the Senior Lien Secured Parties, except that Senior Lien Secured Parties represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the Senior Lien Secured Parties own the Purchase Obligations free and clear of all Liens (other than participation interests not prohibited by any Senior Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interest) and have the right to convey whatever claims and interests they may have in respect of the Purchase Obligations.

The obligations of Senior Lien Secured Parties to sell their respective Purchase Obligations under this Article 8 are several and not joint. If a Senior Lien Secured Party breaches its obligations to sell its Purchase Obligations under this Article 8 (a “Defaulting Creditor”), no other Senior Lien Secured Party will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Junior Lien Obligations. A Senior Lien Secured Party that complies with this Article 8 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this paragraph will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations. Each Credit Party irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Article 8.

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IN WITNESS WHEREOF, the Intial Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, and the Initial Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as the Initial Senior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[●], in its capacity as the Initial Junior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

The Borrower and each Guarantor hereby acknowledge that they have received a copy of this Agreement as in effect on the date hereof and consents thereto, agree to recognize all rights granted thereby to the Senior Lien Agent, the Senior Lien Secured Parties, the Junior Lien Agent, and the Junior Lien Secured Parties (including pursuant to Section 7.17 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. The Borrower and each Guarantor further acknowledges and agrees that (except as set forth in Sections 6.1(a), 6.3(a), 6.4, 7.4 and 7.10 hereof) they are not intended beneficiaries or third party beneficiaries under this Agreement and (i) as between the Senior Lien Secured Parties, the Borrower and Guarantors, the Senior Lien Documents remain in full force and effect as written and are in no way modified hereby and (ii) as between the Junior Lien Secured Parties, the Borrower and Guarantors, the Junior Lien Documents remain in full force and effect as written and are in no way modified hereby. The Borrower and each Guarantor also hereby acknowledge that they are bound under Sections 7.17, 7.18 and 7.19 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

FORTERRA, INC.

By
Name:
Title:

FORTERRA FINANCE, LLC

By
Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

[ ][1].

By
Name:
Title:

[ ].

By
Name:
Title:

[1]	Additional Grantors to be added as needed.

Annex 1

to the Senior/Junior Intercreditor Agreement

Provision for any Junior Lien Credit Agreement:

“Reference is made to the Intercreditor Agreement dated as of [●], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch as Senior Lien Agent (as defined therein), [●], 2016, as Junior Lien Agent (as defined therein), Forterra, Inc., Forterra Finance, LLC and each other party from time to time party thereto. Each Lender hereunder (a) acknowledges that it has received a copy of the Senior/Junior Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Senior/Junior Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Senior/Junior Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Senior/Junior Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under any Senior Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.”

Provision for any Junior Lien Collateral Documents:

“Reference is made to the Intercreditor Agreement dated as of [●], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch as Senior Lien Agent (as defined therein), [●], as Junior Lien Agent (as defined therein), Forterra, Inc., Forterra Finance, LLC and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the Senior/Junior Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Senior/Junior Intercreditor Agreement and this Agreement, the provisions of the Senior/Junior Intercreditor Agreement shall control.”

EXHIBIT F-3

to the ABL

Credit Agreement

FORM OF SENIOR PARI PASSU INTERCREDITOR AGREEMENT

See Attached

EXHIBIT F-3

to the ABL Credit Agreement

[FORM OF]15

SENIOR PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[●], 20[    ]

among

FORTERRA FINANCE, LLC,

FORTERRA, INC.,

the Subsidiaries of FORTERRA, INC. party hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent for the Senior Lien Secured Parties and

as Authorized Representative for the Credit Agreement Secured Parties

[            ]

as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

THIS IS THE “SENIOR PARI PASSU INTERCREDITOR AGREEMENT” OR “SENIOR LIEN PARI PASSU INTERCREDITOR AGREEMENT” REFERRED TO IN (A) ANY SENIOR LIEN SECURITY DOCUMENTS (AS DEFINED HEREIN), (B) ANY CREDIT AGREEMENT (AS DEFINED HEREIN) AND (C) ANY ADDITIONAL SENIOR LIEN DOCUMENTS (AS DEFINED HEREIN).

[CS&M REF. NO. 7865-263]

[15]	NTD: Appropriate modifications required or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

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		Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Terms Generally	8
SECTION 1.03.	Impairments	8

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01.	Priority of Claims	9
SECTION 2.02.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	10
SECTION 2.03.	No Interference; Payment Over	12
SECTION 2.04.	Automatic Release of Liens; Amendments to Senior Lien Security Documents	12
SECTION 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06.	Reinstatement	15
SECTION 2.07.	Insurance	15
SECTION 2.08.	Refinancings	15
SECTION 2.09.	Possessory Agent as Gratuitous Bailee for Perfection	16

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01.	Determinations with Respect to Amounts of Liens and Obligations	16

ARTICLE IV

THE ADMINISTRATIVE AGENT

SECTION 4.01.	Appointment and Authority	17
SECTION 4.02.	Rights as a Senior Lien Secured Party	19
SECTION 4.03.	Exculpatory Provisions	19

ii

iii

SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), FORTERRA FINANCE, LLC., a Delaware limited liability company (the “Borrower”), certain subsidiaries of Holdings from time to time party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional Senior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional Senior Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Senior Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Senior Lien Secured Parties of the applicable Series) agree as follows:

●

DEFINITIONS

● Certain Defined Terms.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, the Senior Lien Security Agreement or, if defined in the UCC and not otherwise defined herein, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the “ABL Intercreditor Agreement” as defined in the Senior Lien Credit Agreement.

“Additional Senior Lien Documents” means, with respect to any Series of Additional Senior Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional Senior Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional Senior Lien Obligations.

“Additional Senior Lien Obligations” means, with respect to any Series of Additional Senior Lien Obligations, all amounts owing to the applicable Additional Senior Lien Secured Parties (including the Initial Additional Senior Lien Secured Party) pursuant to the terms of any Additional Senior Lien Document (including the Initial Additional Senior Lien Agreement) including, without limitation, (a) all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional Senior

Lien Documents, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) all other amounts payable to such Additional Senior Lien Secured Parties under the related Additional Senior Lien Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Lien Secured Party” means the holders of any Additional Senior Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional Senior Lien Secured Parties.

“Additional Senior Lien Security Documents” means, with respect to any Series of Additional Senior Lien Obligations, any security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure such Additional Senior Lien Obligations.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successors thereto as provided in Section 8.9 of the Senior Lien Credit Agreement or such similar provision of any Replacement Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Senior Lien Obligations or the Initial Additional Senior Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Additional Senior Lien Obligations or Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Collateral” means all assets and properties subject to or purported to be subject to Liens created pursuant to any Senior Lien Security Document to secure one or more Series of Senior Lien Obligations.

2

“Control Collateral” means any Shared Collateral that is a Deposit Account, Securities Account, Securities Entitlement, Commodities Account and that is in the “control” of any Authorized Representative (or its agents or bailees), to the extent that “control” thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Senior Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means (i) that certain Senior Lien Credit Agreement (the “Senior Lien Credit Agreement”) dated as of [●], 2016, among the Borrower, Holdings, the lenders from time to time party thereto and the Administrative Agent and (ii) any Replacement Credit Agreement.

“Credit Agreement Obligations” means, with respect to the Senior Lien Credit Agreement, the “Obligations” as defined in the Senior Lien Security Agreement and, with respect to any Replacement Credit Agreement, all amounts owing by any grantor pursuant to the terms of the Replacement Credit Agreement, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts pursuant to such Replacement Credit Agreement.

“Credit Agreement Secured Parties” means, with respect to the Senior Lien Credit Agreement, the “Secured Parties” as defined in the Senior Lien Security Agreement and, with respect to a Replacement Credit Agreement, any holders of Credit Agreement Obligations.

“Credit Agreement Security Documents” means the Senior Lien Security Agreement, the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Debtor Relief Laws” means the Bankruptcy Code, and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

3

“Discharge” means, except to the extent otherwise provided in Section 2.06 and 2.08 hereof, with respect to any Shared Collateral and any Series of Senior Lien Obligations, the date on which such Series of Senior Lien Obligations is no longer secured by, or required to be secured by, such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, except to the extent otherwise provided in Section 2.06 and 2.08 hereof, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Senior Lien Obligations secured by such Shared Collateral under a Replacement Credit Agreement or the Senior Lien Security Documents related thereto.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“Grantors” means the Borrower and each Guarantor which has granted a security interest pursuant to any Senior Lien Security Document to secure any Series of Senior Lien Obligations.

“Guarantors” means the “Guarantors” as defined in the Senior Lien Security Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Senior Lien Agreement” means that certain [[Indenture/Loan Agreement] dated as of [            ], 20[    ], among the Borrower, [the Guarantors identified therein,] [    ], as [trustee/agent], and the Initial Additional Authorized Representative, as [paying agent, registrar and transfer agent]].

“Initial Additional Senior Lien Documents” means the Initial Additional Senior Lien Agreement and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Senior Lien Obligations.

“Initial Additional Senior Lien Obligations” means the Additional Senior Lien Obligations pursuant to the Initial Additional Senior Lien Documents.

“Initial Additional Senior Lien Secured Parties” means the holders of any Initial Additional Senior Lien Obligations and the Initial Additional Authorized Representative.

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“Insolvency or Liquidation Proceeding” means:

•	any case commenced by or against the Borrower or any other Grantor under any Debtor Relief Laws, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

•	any liquidation, dissolution, marshalling of assets or liabilities, administration or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

•	any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I hereof.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Senior Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Senior Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Senior Lien Obligations of the Series with respect to which such

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Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Senior Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, promissory notes, chattel paper and Instruments, in each case, delivered to or in the possession of an Authorized Representative under the terms of the Senior Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Credit Agreement” means any credit agreement, indenture, notes or other issuance of indebtedness that Refinances in whole the then extant Credit Agreement on the terms set forth in Section 2.08 and Holdings designates such credit agreement, indenture or other related agreement as the “Credit Agreement” hereunder.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Senior Lien Document and (iii) each Additional Senior Lien Document.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

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“Senior Lien” means the Liens on the Collateral in favor of the Senior Lien Secured Parties under the Senior Lien Security Documents.

“Senior Lien Credit Agreement” is defined in the definition of “Credit Agreement”.

“Senior Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Senior Lien Obligations.

“Senior Lien Recovery” has the meaning assigned to such term in Section 2.06.

“Senior Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional Senior Lien Secured Parties with respect to each Series of Additional Senior Lien Obligations.

“Senior Lien Security Agreement” means the Senior Lien Guarantee and Collateral Agreement dated as of [●], 2016 among the Borrower, Holdings, certain subsidiaries of Holdings party thereto from time to time and the Administrative Agent.

“Senior Lien Security Documents” means, collectively, (a) the Credit Agreement Security Documents, (b) the Additional Senior Lien Security Documents, (c) the ABL Intercreditor Agreement and (d) any Senior/Junior Intercreditor Agreement.

“Senior/Junior Intercreditor Agreement” means the “Senior/Junior Intercreditor Agreement”, if any, as defined in the Senior Lien Credit Agreement.

“Series” means (a) with respect to the Senior Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Senior Lien Secured Parties (in their capacity as such) and (iii) the Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Secured Parties) and (b) with respect to any Senior Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Senior Lien Obligations and (iii) the Additional Senior Lien Obligations incurred pursuant to any Additional Senior Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time; provided that, for the avoidance of doubt, amounts deposited under any Additional Senior Lien Documents to discharge or defease the notes issued under the Additional Senior Lien Documents shall not be deemed to be Shared Collateral so long as such discharge or defeasance is permitted under each then extant Secured Credit Document. If more than two Series of Senior Lien Obligations are outstanding at any time and the holders of less than all Series of Senior Lien Obligations hold, or are required to hold pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Lien Obligations that hold, or are required to hold pursuant to the applicable

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Secured Credit Documents, a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have, or are not required to have pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in such Collateral at such time.

“UCC” means the Uniform Commercial Code as in effect from time to time in effect in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

● Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements and modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

● Impairments. It is the intention of the Senior Lien Secured Parties of each Series that the holders of Senior Lien Obligations of such Series (and not the Senior Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Lien Obligations), (y) any of the Senior Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Lien Obligations) on a basis ranking prior to the security interest of such Series of Senior Lien Obligations but junior to the security interest of any other Series of Senior Lien Obligations or (ii) the existence of any Collateral for any other Series of Senior Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Lien Obligations, an

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“Impairment” of such Series). In the event of any Impairment with respect to any Series of Senior Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Senior Lien Obligations, and the rights of the holders of such Series of Senior Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of Senior Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Senior Lien Obligations subject to such Impairment. Additionally, in the event the Senior Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Senior Lien Obligations or the Senior Lien Documents governing such Senior Lien Obligations shall refer to such obligations or such documents as so modified.

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PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

● Priority of Claims. ● Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral or the existence of any intervening third party Liens and notwithstanding any provisions of the Uniform Commercial Code of any jurisdictions, any applicable real estate laws, or any other circumstance whatsoever (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and (i) the Applicable Authorized Representative or any Senior Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Bankruptcy Case or other Insolvency or Liquidation Proceeding of any Borrower or any other Grantor or (iii) any Senior Lien Secured Party receives any payment pursuant to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral (including any amount paid under any title insurance policy or any insurance policy or in connection with any condemnation or eminent domain proceeding) by any Senior Lien Secured Party or received by the Applicable Authorized Representative or any Senior Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (including any amount paid under any title insurance policy) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which any Senior Lien Secured Parties are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied:

•	FIRST, subject to the ABL Intercreditor Agreement, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document;

•	SECOND, subject to the ABL Intercreditor Agreement and Section 1.03, to the payment in full of the Senior Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable Secured Credit Documents and

•	THIRD, after payment of all Senior Lien Obligations, to whosoever may be lawfully entitled to receive the same pursuant to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement, or otherwise, or as a court of competent jurisdiction may direct.

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Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of Senior Lien Obligations, after giving effect to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Senior Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Senior Lien Obligations with respect to which such Impairment exists.

•	It is acknowledged that the Senior Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced in accordance with Section 2.08 or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Senior Lien Secured Parties of any Series.

•	Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Senior Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Senior Lien Secured Party hereby agrees that the Liens securing each Series of Senior Lien Obligations on any Shared Collateral shall be of equal priority.

● Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. ● With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Authorized Representative shall not be required to follow any instructions with respect to such Shared Collateral (including with respect to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Senior Lien Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other Senior Lien Secured Party (other than the Controlling

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Secured Parties) shall, or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, administrator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), whether under any Senior Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting on the instructions of the Controlling Secured Parties, if applicable, and in accordance with the applicable Senior Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral (and each Non-Controlling Authorized Representative and Non-Controlling Secured Parties shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary). Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative (acting on the instructions of the Controlling Secured Parties) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will (and each Non-Controlling Authorized Representative and Non-Controlling Secured Party shall be deemed to have waived any right to) contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent, the Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Administrative Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies (including any non-judicial foreclosure) relating to the Shared Collateral, or to cause the Applicable Authorized Representative to do so on any ground, including in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral. The foregoing shall not be construed to limit the rights and priorities of any Senior Lien Secured Party, Administrative Agent or other Authorized Representative with respect to any Collateral not constituting Shared Collateral.

•	Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of Senior Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional Senior Lien Document) other than as permitted by the Senior Lien Security Documents and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of Senior Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Senior Lien Security Documents applicable to it.

•	Each of the Senior Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Administrative Agent or any Authorized Representative to enforce this Agreement.

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● No Interference; Payment Over. ● Each Senior Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Senior Lien Obligations of any Series or any Senior Lien Security Document or the validity, attachment, perfection or priority of any Lien under any Senior Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other Senior Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to the ABL Intercreditor Agreement any Senior/Junior Intercreditor Agreement, or any other intercreditor agreement with respect to any Shared Collateral) or (B) consent to the exercise by the Applicable Authorized Representative or any other Senior Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Controlling Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other Controlling Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other Controlling Secured Party to enforce this Agreement.

•	Each Senior Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Senior Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), at any time prior to the Discharge of each Series of the Senior Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Senior Lien Secured Parties, subject to the ABL Intercreditor Agreement, and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01(a) hereof.

● Automatic Release of Liens; Amendments to Senior Lien Security Documents. ● If, at any time, (i) the Borrower or any other Grantor delivers notice to the Authorized Representatives that any Shared Collateral is sold, transferred or otherwise

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disposed of (including for such purpose, in the case of the sale of equity interests in any subsidiary, any Shared Collateral held by such subsidiary or any direct or indirect subsidiary thereof) or any other release of Shared Collateral has occurred under and as permitted by the Senior Lien Credit Agreement and each Additional Senior Lien Documents, or (ii) the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Authorized Representatives (and the guaranty granted by any Guarantor that, as a result of such sale or disposition, is no longer a Subsidiary of the Borrower), for the benefit of each Series of Senior Lien Secured Parties, upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

•	Each Non-Controlling Authorized Representative agrees, on behalf of itself and its respective Non-Controlling Secured Parties, that it will not oppose any sale consented to by the Applicable Authorized Representative of any Shared Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws); provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

•	If, at any time the Applicable Authorized Representative (i) executes, on commercial terms, subordination, non-disturbance, attornment and estoppel agreements with tenants in properties owned or leased by Holdings and the Restricted Subsidiaries, then each other Authorized Representative shall, upon written request and at the expense of the Borrower, promptly subordinate its Lien in such Shared Collateral or enter into non-disturbance, attornment and estoppel agreements on the same terms and pursuant to the documents substantially in the same form as the documents executed by the Applicable Authorized Representative in connection therewith. Each Senior Lien Secured Party agrees that if the Applicable Authorized Representative enters into any amendment to any Senior Lien Security Document relating to the Series of Senior Lien Obligations for which the Applicable Authorized Representative is acting, the Borrower may require each other Authorized Representative to enter into corresponding amendments to the Senior Lien Security Documents governing the Series of Senior Lien Obligations for which such Authorized Representative is acting so long as (w) the effect of such amendments are consistent with the effect to the Senior Lien Security Documents for the Series of Senior Lien Obligations for which the Applicable Authorized Representative is acting, (y) the effect of such amendment is not to release or subordinate the Liens securing such Series of Senior Lien Obligations and is otherwise not adverse to the holders of such Series of Senior Lien Obligations (except to the extent already permitted by the Secured Credit Documents governing such Series of Senior Lien Obligations) and (z) the Borrower delivers a certificate of an executive officer of the Borrower to such Authorized Representative stating that the requirements of this sentence have been satisfied.

•	Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations, lien releases, terminations and other instruments and to return to the Grantors any possessory collateral as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral or amendment to any Senior Lien Security Document provided for in this Section.

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● Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. ● This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings or any of its Subsidiaries.

•

If the Borrower and/or any of the Grantors shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws, each Senior Lien Secured Party agrees that it will raise no objection and shall be deemed to have consented to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Senior Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Senior Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Senior Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Senior Lien Secured Parties (other than any Liens of the Senior Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Senior Lien Secured Parties as set forth in this Agreement (other than any Liens of the Senior Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Senior Lien Secured Parties are granted adequate protection with respect to the Senior Lien Obligations held by such Senior Lien Secured Parties, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Senior Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral (except to the extent such Collateral does not constitute Shared Collateral due to the inability of such Senior Lien Secured

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Parties of such Series to accept a Lien on such Collateral); and provided, further, that all Senior Lien Secured Parties shall have the right to seek and receive the adequate protection permitted by this Section 2.05(b); and provided, further, that all Senior Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other Senior Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

● Reinstatement. If the Administrative Agent or any Senior Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the Borrower, any Grantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery. If this Agreement shall have been terminated prior to such Senior Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the Administrative Agent and the Senior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency or Liquidation Proceeding by or against either or the Borrower or any Grantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrower or any Grantor in respect of the Senior Lien Obligations. No priority or right of the Administrative Agent or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrower or any Grantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Administrative Agent or any Senior Lien Secured Party may have.

● Insurance. As between the Senior Lien Secured Parties, the Applicable Authorized Representative shall have the right (but not the obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Secured Party receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

● Refinancings. The Senior Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any Senior Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a

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Joinder Agreement on behalf of the holders of such Refinancing indebtedness (with such changes as may be reasonably approved by each Authorized Representative) and the requirements of Section 5.13 are complied with.

● Possessory/Control Agent as Gratuitous Bailee/Agent for Perfection. ● The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Authorized Representative, the Administrative Agent shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Authorized Representative together with any necessary endorsements (or otherwise allow the Applicable Authorized Representative to obtain control of such Possessory Collateral). Pending delivery to the Applicable Authorized Representative, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

•	Without limiting any other provision in this Agreement, in the event any Authorized Representative is or becomes a party to a control agreement or arrangement with respect to any Control Collateral, such Authorized Representative agrees to control, and hereby acknowledges that it shall have control over such Control Collateral as gratuitous agent for the benefit of each other Senior Lien Secured Party.

•	The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or gratuitous agent for the benefit of each other Senior Lien Secured Party for purposes of perfecting the Lien held by such Senior Lien Secured Parties therein.

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EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

● Determinations with Respect to Amounts of Liens and Obligations. Whenever the Applicable Authorized Representative or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or

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refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or other Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Applicable Authorized Representative and each other Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Lien Secured Party or any other person as a result of such determination.

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THE ADMINISTRATIVE AGENT

● Appointment and Authority. ● Each of the Senior Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Senior Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. Each of the Senior Lien Secured Parties recognizes that the Applicable Authorized Representative, at the request of the Borrower, has entered into (i) the ABL Intercreditor Agreement in such capacity as “Senior Lien Term Loan Agent” and all such references therein to the Senior Lien Term Loan Agent shall be deemed to refer to the Applicable Authorized Representative, as appointed from time to time hereunder and [(ii) the Senior/Junior Intercreditor Agreement in such capacity as “Senior Lien Agent” and all such references therein to the Senior Lien Agent shall be deemed to refer to the Applicable Authorized Representative, as appointed from time to time hereunder]16. Each of the Senior Lien Secured Parties authorizes the Applicable Authorized Representative, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Senior Lien Term Loan Agent by the ABL Intercreditor Agreement, the Senior Lien Agent by the terms of any Senior/Junior Intercreditor Agreement or by the equivalent capacity in any other intercreditor agreement with respect to any Shared Collateral, together with such powers and discretion as are reasonably incidental thereto. With respect to any provision in the ABL Intercreditor Agreement, any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral that gives Senior Lien Secured Parties authority and discretion thereunder, the Senior Lien Secured Parties hereby irrevocably authorize the Applicable Authorized Representative to exercise such authority and discretion on their behalf in accordance with the terms of this Agreement. In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Senior Lien Security Documents, or for exercising any rights and remedies thereunder or under the ABL Intercreditor Agreement or any Senior/Junior Intercreditor Agreement, any other intercreditor

[16]	NTD: Text to be included if Senior/Junior ICA is effective at time of execution of this agreement.

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agreement with respect to any Shared Collateral at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Section 8 of the Credit Agreement and the equivalent provision of any Additional Senior Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Applicable Authorized Representative” named therein) as if set forth in full herein with respect thereto.

•	Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the Senior Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Senior Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other Senior Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Senior Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of Senior Lien Obligations or any other Senior Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any Senior Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Lien Security Documents or any other agreement related thereto or to the collection of the Senior Lien Obligations or the valuation, use, protection or release of any security for the Senior Lien Obligations, other than any claims for breach of this Agreement, (ii) any election by any Applicable Authorized Representative or any holders of Senior Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws by, Holdings or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, no Applicable Authorized Representative shall accept any Shared Collateral in full or partial satisfaction of any Senior Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code (or any similar provision or power available with respect to the foreclosure of any Lien or security interest in, to, or otherwise relating to any real property) of any jurisdiction, without the consent of each other Authorized Representative representing holders of Senior Lien Obligations for whom such Collateral constitutes Shared Collateral.

•	Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Exhibit I by an additional Authorized

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Representative, the Applicable Authorized Representative and each Grantor in accordance with Section 5.13, the Applicable Authorized Representative will continue to act in its capacity as Applicable Authorized Representative in respect of the then existing Authorized Representatives and such additional Authorized Representative.

● Rights as a Senior Lien Secured Party. The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a Senior Lien Secured Party under any Series of Senior Lien Obligations that it holds as any other Senior Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “Senior Lien Secured Party” or “Senior Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional Senior Lien Secured Party” or “Additional Senior Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other Senior Lien Secured Party.

● Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other Senior Lien Security Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

•	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

•	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Senior Lien Security Documents that the Applicable Authorized Representative is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any Senior Lien Security Document or applicable law;

•	shall not, except as expressly set forth herein and in the other Senior Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

•

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Secured Parties or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series

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of Senior Lien Obligations unless and until notice describing such Event Default is given to the Applicable Authorized Representative by the Authorized Representative of such Senior Lien Obligations or the Borrower; and

•	shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Senior Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Senior Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Senior Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Senior Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;

•	shall have the same rights and powers in its capacity as a Senior Lien Secured Party under any Series of Senior Lien Obligations that it holds as any other Senior Lien Secured Party of such Series and may exercise the same as though it were not an Applicable Authorized Representative; and

•	may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary or Affiliate thereof as if such Person were not such an Applicable Authorized Representative and without any duty to any other Senior Lien Secured Party, including any duty to account therefor.

● Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

● Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Senior Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

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● Non-Reliance on Applicable Authorized Representative and Other Senior Lien Secured Parties. Each Senior Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Senior Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

● Collateral and Guaranty Matters. Each of the Senior Lien Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion:

•	to release any Lien on any property granted to or held by the Applicable Authorized Representative under any Senior Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document; and

•	to release any Grantor from its obligations under the Senior Lien Security Documents upon receipt of a written request from the Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document.

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MISCELLANEOUS

● Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

•	if to the Administrative Agent or the Applicable Authorized Representative, to it at [Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Eleven Madison Avenue, 9th Floor, New York, NY 10010, Attention of Agency Manager (Facsimile No. 212-322-2291; Email: agency.loanops@credit-suisse.com)];

•	if to the Initial Additional Authorized Representative, to it at [ ]; and

•	if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

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Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

● Waivers; Amendment; Joinder Agreements. ● No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

•	Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the consent of the Borrower or which could reasonably be expected to be materially adverse to the interests, rights, liabilities or privileges of any Grantor or imposes additional duties or obligations on any Grantor, with the consent of the Borrower).

•	Notwithstanding the foregoing, without the consent of any Senior Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional Senior Lien Secured Parties and Additional Senior Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Senior Lien Security Documents applicable thereto.

•	Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Senior Lien Obligations in compliance with the Credit Agreement.

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● Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Senior Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

● Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

● Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

● Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

● Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

● Submission to Jurisdiction Waivers; Consent to Service of Process. The Applicable Authorized Representative and each other Authorized Representative, on behalf of itself and the Senior Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

•	submits for itself and its property in any legal action or proceeding relating to this Agreement and the Senior Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

•	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

•	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

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•	agrees that nothing herein shall affect the right of any other party hereto (or any Senior Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Lien Secured Party) to sue in any other jurisdiction; and

•	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

● WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

● Headings. Article, Section and Exhibit headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

● Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Senior Lien Security Documents or Additional Senior Lien Documents the provisions of this Agreement shall control.

● Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Senior Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Senior Lien Obligations as and when the same shall become due and payable in accordance with their terms.

● Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Senior Lien Documents, the Borrower and the other Grantors may incur Additional Senior Lien Obligations. Any such

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additional class or series of Additional Senior Lien Obligations (the “Senior Class Debt”) may be secured by a Lien by the Grantors on the Collateral and may be guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (d) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement:

•	such Senior Class Debt Representative, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit I (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;

•	the Borrower shall have (x) delivered to the Applicable Authorized Representative true and complete copies of each of the Additional Senior Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) certified that such Additional Senior Lien Obligations are permitted to be incurred and secured on a pari passu basis with the Liens of the then-existing Senior Lien Obligations and by the terms of the then-existing Secured Credit Documents;

•	all filings, recordations and/or amendments or supplements to the Senior Lien Security Documents necessary or desirable in the reasonable judgment of the Applicable Authorized Representative to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Authorized Representative); and

•	the Additional Senior Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

● Additional Grantors. The Grantors agree that, if any Person shall become a Guarantor after the date hereof (an “Additional Guarantor”), the Grantors will promptly cause such Additional Guarantor to become party hereto by executing and delivering a supplement in the form of Exhibit II. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor

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herein. The execution and delivery of such supplement shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

● Integration. This Agreement, together with the other Secured Credit Documents and the Senior Lien Security Documents, represents the agreement of each of the Grantors, and the Senior Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Applicable Authorized Representative, any or any other Senior Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Senior Lien Security Documents.

● Specific Performance. Each Authorized Representative may demand specific performance of this Agreement. Each Authorized Representative, on behalf of itself and its respective Senior Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Authorized Representative.

[Remainder of page intentionally left blank.]

26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent for the Senior Lien Secured Parties under the Senior Lien Security Documents,

By:
Name:
Title:

FORTERRA, INC.

By:

Name:
Title:

FORTERRA FINANCE, LLC

By:

Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

[ ][17]

By:

Name:
Title:

[ ] as Initial Additional Authorized Representative

By:

Name:
Title:

[17]	Additional Grantors to be added as needed.

EXHIBIT I

to the Senior Pari Passu Intercreditor Agreement

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Senior Lien Intercreditor Agreement”), among FORTERRA, INC., a Delaware Corporation (including its permitted successors, “Holdings”), and FORTERRA FINANCE, LLC, a Delaware limited liability company (the “Borrower”), certain subsidiaries of Holdings from time to time party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Senior Lien Secured Parties under the Senior Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B. As a condition to the ability of any Borrower to incur Additional Senior Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Senior Lien Intercreditor Agreement. Section 5.13 of the Senior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Senior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Senior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement and the Senior Lien Security Documents.

Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Senior Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Senior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional Senior Lien Secured Parties. Each reference to an “Authorized Representative” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Exhibit I-1

SECTION 2. The New Representative represents and warrants to the Applicable Authorized Representative and the other Senior Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional Senior Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Senior Lien Intercreditor Agreement as Additional Senior Lien Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

Exhibit I-2

IN WITNESS WHEREOF, the New Representative and the Applicable Authorized Representative have duly executed this Representative Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit I-3

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent for the Senior Lien Secured Parties under the Senior Lien Security Documents,

By:
Name: Title:

Exhibit I-4

FORTERRA, INC.

By:

Name:
Title:

FORTERRA FINANCE, LLC

By:

Name:
Title:

[ ][18]

By:

Name:
Title:

[ ] As Initial Additional Authorized Representative

By:

Name:
Title:

[18]	Additional Grantors to be added as needed.

Exhibit I-5

[FORM OF] SUPPLEMENT NO. [    ] dated as of [                    ] , to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Senior Lien Intercreditor Agreement”) among FORTERRA, INC., a Delaware corporation (including its permitted successors, “Holdings”), and FORTERRA FINANCE, LLC, a Delaware limited liability company (the “Borrower”), certain subsidiaries of Holdings from time to time thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Senior Lien Secured Parties under the Senior Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B. The Grantors have entered into the Senior Lien Intercreditor Agreement. Section 5.14 of the Senior Lien Intercreditor Agreement provides that any Additional Guarantor may become party to the Senior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Additional Guarantor (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement.

Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Senior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Senior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Applicable Authorized Representative and the other Senior Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of

Exhibit II-1

this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Senior Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

Exhibit II-2

IN WITNESS WHEREOF, the New Grantor and the Applicable Authorized Representative have duly executed this Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:

Name: Title:

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

By:

Name:
Title:

[ ], as Initial Additional Authorized Representative,

By:

Name:
Title:

Exhibit II-3

EXHIBIT G

to the ABL

Credit Agreement

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[US/CDN] $[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned [Borrower, a                         ] (including its permitted successors, the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office of the Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States in immediately available funds, the principal amount of (a) [                    ] [DOLLARS/CANADIAN DOLLARS] ([$/C$][                    ]) or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement) owing by the Borrowers to the Lender pursuant to the Credit Agreement. The principal amount shall be paid on the applicable dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This Note (a) is one of the Notes referred to in the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent, (b) is subject to the provisions of the Credit Agreement which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

G-1

The principal balance of the Revolving Credit Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

G-2

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

FORTERRA, INC.

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

G

Schedule A

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

G

Schedule B

EXHIBIT H-1

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

H-1 – 1

EXHIBIT H-2

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

H-2 – 1

EXHIBIT H-3

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

H-3 – 1

EXHIBIT H-4

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

H-4 – 1

EXHIBIT I

to the ABL

Credit Agreement

FORM OF BORROWING REQUEST

[Date]

(i) Bank of America, N.A.

901 Main Street, 11th Floor

TX1-492-11-23

Dallas, Texas 75202

Attention: Bank of America Business Capital

Telecopy: 214-209-4766

[Borrower]

Ladies and Gentlemen:

Pursuant to Section 2.6 of that certain ABL Credit Agreement dated as of October [25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent, the undersigned Borrower, a [Canadian Borrower][US Borrower], hereby requests a [US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan] under the Credit Agreement, and in that connection sets forth below the information relating to such [US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan]:

1. The requested date for the borrowing of the proposed Revolving Credit Loan is [             , 20    ] (the “Borrowing Date”).1

2. The proposed Revolving Credit Loan is a [US Tranche Revolving Credit Loan][Canadian Tranche Revolving Credit Loan].

3. The Type of the proposed [US][Canadian] Tranche Revolving Credit Loan is a [ABR Loan][Eurodollar Loan].

4. The currency and aggregate amount of the proposed Revolving Credit Loan is [$/C$][                    ].

[1]	The Borrowing Request shall be delivered (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date) or (b) in the case of an ABR Borrowing (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. The requested date must be a Business Day.

I-1

[5. The initial Interest Period for each Eurodollar Borrowing made as part of the proposed Revolving Credit Loan is     month[s].]2

6. [Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]

7. The US Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[                    ].

8. The Canadian Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[                    ].

9. The Aggregate Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[                    ].

[10. The Revolving Credit Loans made pursuant to this Borrowing Request [do not] constitute Agent Advances (it being understood that the Agent shall be under no obligation to make such Agent Advance).]3

[The [undersigned Borrower] hereby represents and warrants that [the conditions specified in Section 4.2 of the Credit Agreement have been satisfied as of the Borrowing Date]4 [and that, during the existence of a Compliance Period, the computations showing compliance with the Financial Covenant set forth in Section 6.1 are attached as Annex I hereto]5.]

Very truly yours,

[BORROWER]

By:
Name:
Title:

[2]	Interest Periods may be one, two, three or six months (or, if made available by all participating Lenders, 12 months).
[3]	To be included only in the case of an ABR Borrowing.
[4]	To be included for Borrowings following the Closing Date.
[5]	To be included for Borrowings following the Closing Date during a Compliance Period.

I-2

Annex 1 to Exhibit I

[Financial Covenant]

Annex 1 to Exhibit I

EXHIBIT J

to the ABL

Credit Agreement

FORM OF SOLVENCY CERTIFICATE

October [25], 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4.1(f) of that certain ABL Credit Agreement by and among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), Bank of America, N.A., as administrative agent and collateral agent, the lenders from time to time party thereto (the “ABL Lenders”), Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Bank of America, N.A, Wells Fargo, N.A., and Citigroup Global Markets, Inc., as joint lead arrangers and joint bookrunners, which provides for an asset-based loan facility in the aggregate principal amount of up to $300,000,000 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [                    ], a Responsible Officer of Holdings, in such capacity and not in an individual capacity, hereby certify on behalf of Holdings as follows:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries, on a consolidated basis.

2. The capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities), on a consolidated basis, of Holdings and its Subsidiaries as they become absolute and matured.

4. Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Holdings and its Subsidiaries.

7. The undersigned confirms and acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Revolving Credit Commitments and Loans under the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

FORTERRA, INC.

By:
Name:
Title: [Responsible Officer]

EXHIBIT K-1

to the ABL

Credit Agreement

FORM OF NOTICE OF ADDITIONAL BORROWER AND ASSUMPTION AGREEMENT

This NOTICE OF ADDITIONAL REVOLVING BORROWER AND ASSUMPTION AGREEMENT (this “Agreement”), dated              , 201     made by                      (the “Additional Borrower”), in favor of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors, in such capacity, the “Agent”) and the Lenders party to that certain ABL Credit Agreement, dated [October [25]], 2016, among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to and in accordance with Section 10.1 of the Credit Agreement, the Additional Borrower has elected to be added as a Borrower under the Credit Agreement;

WHEREAS, the Additional Borrower has agreed to execute and deliver this Agreement in order to become a party to the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Credit Agreement. By executing and delivering this Agreement, the Additional Borrower, as provided in Section 10.1 of the Credit Agreement, (a) hereby becomes a party to the Credit Agreement as a [US][Canadian] Borrower thereunder with the same force and effect as if originally named therein as a [US][Canadian] Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [US][Canadian] Borrower thereunder. The Additional Borrower hereby represents and warrants that (i) each of the representations and warranties contained in Section 3 of the Credit Agreement is true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof (after giving effect to this Agreement), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing or would result from the addition of the Additional Borrower pursuant to this Agreement.

2. Loan Document. This Agreement shall constitute a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents, whether or not reference is made to this Agreement in the Credit Agreement or in any other Loan Document or other document or instrument delivered in connection therewith.

K-1-1

3. Acknowledgment and Consent. Each Additional Borrower hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents hereto. Each Additional Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

4. Conditions Precedent. The effectiveness of this Agreement is conditioned on the Agent receiving (i) documents required by Section 5.9 of the Credit Agreement with respect to such Additional Borrower, (ii) such documentation and other information reasonably requested in writing by each Lender within ten (10) Business Days following receipt of this Agreement to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including, the PATRIOT Act and, in the case of any Canadian Borrower, Canadian Anti-Money Laundering Laws.

5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Borrower and Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL BORROWER]

By:

Name:
Title:

K-1-2

EXHIBIT K-2

to the ABL

Credit Agreement

FORM OF NOTICE OF ADDITIONAL GUARANTOR

[Date]

(ii) Bank of America, N.A.

901 Main Street, 11th Floor

TX1-492-11-23

Dallas, Texas 75202

Attention: Bank of America Business Capital

Telecopy: 214-209-4766

FORTERRA, INC.

Ladies and Gentlemen:

This Notice of Additional Guarantor is delivered pursuant to Section 10.2 of that certain ABL Credit Agreement, dated [October 25], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent (the “Agent”) and reference is made thereto for full particulars of the matters described therein.

Holdings hereby provides notice that it hereby elects to add [                    ], effective as of [            ], 20[    ]1 a [jurisdiction] [type of entity] (the “Additional Guarantor”), a Group Member which is currently an Excluded Subsidiary or another Person reasonably satisfactory to the Agent, as a Discretionary Guarantor under the Credit Agreement.

Holdings and the Additional Guarantor shall deliver the documents required by Section 5.9 of the Credit Agreement in accordance with the requirements of Section 10.2 of the Credit Agreement, with respect to the Additional Guarantor.

[Pursuant to Section 10.2 of the Credit Agreement, Holdings hereby requests that the Agent consent to the addition of the Additional Guarantor as a Discretionary Guarantor, such consent to be evidenced by the Agent’s signature hereto.]2

In accordance with Section 10.2(d) of the Credit Agreement, the effectiveness of this Notice of Additional Guarantor is conditioned upon the receipt by the Agent of (a) opinions,

[1]	To be no earlier than 15 Business Days after the date of the notice.
[2]	To be included only if the consent of the Agent is required; pursuant to Section 10.2, no such consent is required if the Additional Guarantor is organized in a Qualified Jurisdiction.

K-2-1

board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered to the Agent under Section 4.1 of the Credit Agreement and (b) all other documentation and other information reasonably requested in writing by the Agent or any Lender within ten Business Days following receipt of this Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations.

This Notice of Additional Guarantor shall constitute a Loan Document under the Credit Agreement.

THIS NOTICE OF ADDITIONAL GUARANTOR SHALL BE CONSTRUED BY, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

K-2-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Guarantor to be duly executed and delivered as of the date first above written.

FORTERRA, INC.

By:
Name:
Title:

[Notice of Additional Guarantor]

[Consented to by:][1]

[BANK OF AMERICA, N.A.,
as Agent]

By
Name:
Title:

[1]	To be included only if the consent of the Agent is required.

[Notice of Additional Guarantor]

EXHIBIT L

FORM OF BORROWING BASE CERTIFICATE

[DATE]

Bank of America, N.A.,

as Agent

901 Main Street, 11th Floor

Mail Code: TX1-492-11-23

Dallas, TX 75202

Attention: [                    ]

Forterra, Inc.

Ladies and Gentlemen:

The undersigned hereby certifies that:

1. I am the duly elected                      of Forterra, Inc., a Delaware corporation (“Holdings”).

2. In accordance with subsection 5.2(c) of that certain ABL Credit Agreement, dated as of [October [25]], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), by and among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Bank of America, N.A., as administrative agent and collateral agent (the “Agent”), attached hereto as Annex 1 is a true and accurate calculation of the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base as of              , 20    , determined in accordance with the requirements of the Credit Agreement.

L-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first written above.

FORTERRA, INC.

By:
Name:

Title:

L-2

Annex 1 to Exhibit L

[Attach supporting calculations for US Borrowing Base, Canadian Borrowing Base and Aggregate Borrowing Base in reasonable detail]

Annex 1 to Exhibit L

EXHIBIT M

FORM OF COLLATERAL ACCESS AGREEMENT1

This COLLATERAL ACCESS AGREEMENT (this “Agreement”) is entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of Bank of America, N.A. as collateral agent for the Secured Creditors (as defined below) (in such capacity and together with any successor thereto, the “Collateral Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement referred to below shall be used herein as therein defined.

RECITALS:

WHEREAS, Landlord is the record title holder and owner of certain real property located at [ADDRESS OF PROPERTY] (the “Real Property”);

WHEREAS, [NAME OF TENANT], a [JURISDICTION OF INCORPORATION/ FORMATION] (“Tenant”), has possession of and occupies all or a portion of the Real Property (the “Premises”) in accordance with a lease agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”);

WHEREAS, reference is made to that certain ABL Credit Agreement, dated as of [October [25]], 2016 (as it may be amended, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “ABL Credit Agreement”) among Forterra, Inc., a Delaware corporation (“Holdings”), the other US Borrowers, the Canadian Borrowers (the Canadian Borrowers, together with the US Borrowers and Holdings, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks (the “Lenders”), and the Collateral Agent, pursuant to which Tenant (an affiliate of Holdings) has executed a guarantee and collateral agreement and other collateral documents in relation to the ABL Credit Agreement;

WHEREAS, Tenant’s repayment of (or guaranty of) the extensions of credit made by the Lenders under the ABL Credit Agreement will be secured by substantially all of the assets of Tenant, including all of the following now or hereafter located on the Premises, (i) all inventory of Tenant, (ii) all equipment used in Tenant’s business, (iii) all leasehold improvements of Tenant, and (iv) all furniture and all other personal property (the “Collateral”); and

WHEREAS, the Collateral Agent has requested that Landlord execute this Agreement as a requirement under the ABL Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Collateral Agent as follows:

[1]	Subject to reasonable changes to conform to local laws, as applicable, in the reasonable discretion of the Collateral Agent.

Exhibit M

1. Landlord Lien. (a) Landlord hereby (i) waives and releases unto the Collateral Agent and its successors and assigns any and all security interests created by statute, contract (including the Lease) or by common law and any and all rights granted by or under any present or future laws to levy, execute or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral (including, without limitation, any right to include the Collateral in any secured financing that Landlord may become a party to), and (ii) agrees that any rights, claims or demands it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a)(i) of this paragraph 1), shall be subordinate to the rights of the Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures or part of the underlying real estate even though it may be affixed to or placed on the Premises.

(b) Landlord further agrees not to assert any claim to the Collateral while Tenant is indebted under (or in respect of) the ABL Credit Agreement. Landlord acknowledges that the Collateral Agent shall have a first priority security interest in the Collateral and that the Collateral Agent shall have the right to file and record [Uniform Commercial Code/Personal Property Security Act/Civil Code] financing statements (or local law equivalent) against the Collateral.

2. Nature of Collateral. The Collateral may be installed in or located on the Premises and is not and shall not be deemed to be a fixture or part of the underlying real estate but shall at all times be considered personal property.

3. Collateral Agent’s Access. (a) Landlord agrees that while the Lease is in effect (including during any extension or renewal periods) it will not prevent the Collateral Agent or its designees from entering upon the Premises at all reasonable times to inspect, appraise or remove the Collateral.

(b) In the event that Landlord either deems itself entitled to redeem or take possession of the Premises during the term of the Lease or intends to terminate the Lease prior to the expiration of the term thereof due to a default of Tenant thereunder, Landlord will deliver notice (the “Termination Notice”) to the Collateral Agent to that effect not less than twenty (20) days before taking such action. Landlord agrees that within the 90-day period after the Collateral Agent receives the Termination Notice (the “Disposition Period”), the Collateral Agent shall have the right, but not the obligation, to enter upon and into the Premises for the purpose of assembling, repossessing, appraising, displaying, removing, preparing for sale or lease, repairing, transferring, selling (at public or private sale) or otherwise dealing with the Collateral. Landlord further agrees that during the Disposition Period, Landlord will not interfere with the Collateral Agent’s actions in removing the Collateral from the Premises or such other of the Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Landlord acknowledges that the Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises. The Collateral Agent shall not be liable for any diminution in value of the Premises caused by the absence of the Collateral actually removed or by the need to replace the Collateral after such removal. For the actual period of occupancy by the Collateral Agent during the Disposition Period, the Collateral Agent will pay to Landlord a fee equal to the basic rent required to be paid under the Lease by

Exhibit M

tenant as if the Lease were in full force and effect, pro rated on a per diem basis based on a thirty (30) day month (provided, that such rent shall exclude any rent adjustments, indemnity payments, or similar amounts payable under the Lease for default, holdover status or similar charges), to the extent that such amount is not paid by Tenant.

(c) In entering upon or into the Premises under either clause (a) or (b) set forth above of this paragraph 3, the Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord, not as a result of the Landlord’s own gross negligence or breach and caused solely by the Collateral Agent entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by the Collateral Agent in severing and/or removing the Collateral therefrom and taking any of the foregoing actions with respect to the Collateral. Additionally, the Collateral Agent shall repair, at its sole cost and expense, any physical damage to the Premises actually caused by the Collateral Agent’s taking any of the foregoing actions with respect to the Collateral.

4. Default Notices. Landlord shall send to the Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant (the “Default Notice”). Any Default Notice shall state the nature of the default and shall specify the amounts of rent or other payments provided for that are claimed to be in default.

5. Default and Cure Rights. Notwithstanding anything to the contrary contained in the Lease, and without thereby assuming Tenant’s obligations under the Lease, in the event of a default by Tenant under the Lease, the Collateral Agent shall have the right, but not the obligation, to cure any such default(s) within the later of (a) thirty (30) days following receipt of a Default Notice, and (b) the last day of the cure period available to Tenant under the terms of the Lease (except with respect to payment default(s), which cure must be made within the later of (i) fifteen (15) days following receipt of a Default Notice, and (ii) the last day of the cure period available to Tenant under the terms of the Lease with respect to payment default(s)); provided, however, that if a non-monetary default cannot reasonably be cured by the Collateral Agent within such thirty (30) day period, the Collateral Agent shall have such additional period of time as shall be reasonably necessary (at Landlord’s commercially reasonable discretion) to cure such non-monetary default so long as the Collateral Agent commences such curative measures within such thirty (30) day period and thereafter proceeds diligently to complete such curative measures.

6. Delivery of Notices. All notices to the Collateral Agent under this Agreement shall be in writing and sent to the Collateral Agent by e-mail, by telefacsimile, by United States certified mail, return receipt requested, or by overnight delivery service at the address set forth on the signature page to this Agreement.

7. Expiration of Agreement. The provisions of this Agreement shall continue in effect until the earlier of (a) the date on which the Lease would otherwise terminate absent a Tenant default, and (b) Landlord shall have received the Collateral Agent’s written certification that the ABL Credit Agreement has been terminated.

Exhibit M

8. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the law of the Jurisdiction in which the Premises are located.

9. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successor and assigns of Landlord (including any successor owner of the Real Property) and the Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Premises.

10. Amendments. This Agreement may not be changed or terminated orally and is binding upon, and inures to the benefit of, the parties hereto, the Lenders and each of their respective successors and assigns.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together the counterparts shall constitute one and the same document.

12. ABL Credit Agreement. The parties thereto may, without in any way affecting or limiting this Agreement, and without notice to Landlord, modify, supplement, restate (in whole or in part), replace or refinance the ABL Credit Agreement or any of the other Loan Documents thereunder.

[Signature page follows]

Exhibit M

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

[Address]

BANK OF AMERICA, N.A.

Address:

901 Main Street, 11th Floor

Mail Code TX1-492-11-23

Dallas, TX 75202

Attention: Laura Parrish

Telephone No.: (214) 209-4755

Facsimile No.: (214) 209-4766

Exhibit M